As filed with the Securities and Exchange Commission on September 16, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enterprise Products Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	1321	76-0568219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Louisiana Street, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephanie C. Hildebrandt, Esq.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

David C. Buck, Esq. Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 (713) 220-4200	Donald W. Brodsky, Esq. Baker & Hostetler LLP 1000 Louisiana Suite 2000 Houston, Texas 77002 (713) 751-1600	Douglas E. McWilliams, Esq. Vinson & Elkins L.L.P. 1001 Fannin Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)         ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

			Amount of
Title of Each Class of	Amount to be	Proposed Maximum Aggregate	Registration
Securities to be Registered	Registered(1)	Offering Price(2)	Fee
Common units representing limited partner interests	208,813,477	$7,920,295,183	$564,718

(1)	Represents the maximum number of common units representing limited partner interests of the registrant to be issued in connection with the merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the common units representing limited partner interests of Enterprise Products Partners L.P. on September 10, 2010 on the New York Stock Exchange, which was $37.93.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Enterprise Products Partners L.P. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2010

Dear Enterprise GP Holdings L.P. Unitholders:

On September 3, 2010, Enterprise Products Partners L.P. (the “Partnership”), Enterprise Products GP, LLC (the “Partnership GP”), which is the general partner of the Partnership, Enterprise ETE LLC (“MergerCo”), which is a wholly owned subsidiary of the Partnership, Enterprise GP Holdings L.P. (“Holdings”), and EPE Holdings, LLC (“Holdings GP”), which is the general partner of Holdings, entered into a merger agreement (the “merger agreement”). Pursuant to the merger agreement, Holdings will merge with and into MergerCo (the “merger”), a wholly owned subsidiary of the Partnership, and will cease to exist, the outstanding limited partner interests in Holdings (“Holdings units”) will be cancelled in exchange for common units representing limited partner interests in the Partnership (“Partnership common units”) and Holdings GP will become the general partner of the Partnership. The Partnership GP is owned by Holdings, and Holdings GP is owned by Dan Duncan LLC (“DDLLC”), an affiliate of Enterprise Products Company (“EPCO”), a private company formerly named EPCO, Inc. EPCO and DDLLC together beneficially own approximately 76% of the outstanding Holdings units. EPCO and DDLLC are each controlled by three voting trustees pursuant to separate voting trusts. In connection with the merger and in accordance with an amended and restated agreement of limited partnership of the Partnership to be effective upon the consummation of the merger (the “Sixth Partnership Agreement”), the incentive distribution rights of the Partnership (“IDRs”) currently held by the Partnership GP will be cancelled and the 2.0% economic general partner interest of the Partnership will be converted into a non-economic general partner interest. The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The form of the Sixth Partnership Agreement is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

In the merger, Holdings unitholders will receive 1.50 Partnership common units for each Holdings unit owned. Consequently, the Partnership expects to issue, in the aggregate, 208,813,477 Partnership common units in the merger. The 21,563,177 Partnership common units currently owned by Holdings will be cancelled by the Partnership immediately after the merger. A privately held affiliate of EPCO will agree to designate and waive its rights to quarterly distributions with respect to a specified number of Partnership common units over a five-year period after the merger closing date as set forth in a distribution waiver agreement, the form of which is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

The merger agreement and the merger must receive the affirmative vote of the Holdings unitholders holding at least a majority of the outstanding Holdings units. Affiliates of EPCO have agreed to vote approximately 105.7 million Holdings units, representing approximately 76% of the outstanding Holdings units, in favor of the merger agreement and the merger, subject to the terms and conditions of a support agreement, a copy of which is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference. Holdings has scheduled a special meeting of its unitholders to vote on the merger agreement and the merger on          , 2010 at  :00 .m., local time, at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002. Voting instructions are set forth inside this proxy statement/prospectus.

The members of the Audit, Conflicts and Governance Committee of the board of directors of Holdings GP (the “Holdings Board”) who participated in the merger evaluation and negotiation process (the “Holdings ACG Committee”) have unanimously determined that the merger agreement and the merger are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders. “Holdings unaffiliated unitholders” means Holdings unitholders other than those, including EPCO and its affiliates, controlling, controlled by or under common control with Holdings GP. Accordingly, the Holdings ACG Committee has recommended that the Holdings Board approve the merger agreement and the merger. Based on the Holdings ACG Committee’s determination and recommendation, the Holdings Board has unanimously approved and declared the advisability of the merger agreement and the merger and, together with the Holdings ACG Committee, recommends that the Holdings unaffiliated unitholders vote in favor of the merger proposal.

This proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. Holdings encourages you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 26 of this proxy statement/prospectus for a discussion of risks relevant to the merger and the Partnership’s business following the merger.

The Partnership’s common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “EPD,” and Holdings’ units are listed on the NYSE under the symbol “EPE.” The last reported sale price of the Partnership’s common units on the NYSE on          , 2010 was $          . The last reported sale price of the Holdings units on the NYSE on          , 2010 was $          .

Dr. Ralph S. Cunningham
President and Chief Executive Officer
EPE Holdings, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning the Partnership has been furnished by the Partnership. All information in this document concerning Holdings has been furnished by Holdings. The Partnership has represented to Holdings, and Holdings has represented to the Partnership, that the information furnished by and concerning it is true and correct in all material respects.

This proxy statement/prospectus is dated          , 2010 and is being first mailed to Holdings unitholders on or about          , 2010.

Houston, Texas
          , 2010

Notice of Special Meeting of Unitholders

To the Unitholders of Enterprise GP Holdings L.P.:

A special meeting of unitholders of Enterprise GP Holdings L.P. (“Holdings”) will be held on          , 2010 at  :00 .m., local time, at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, for the following purposes:

•	To consider and vote upon the approval of the Agreement and Plan of Merger dated as of September 3, 2010, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise ETE LLC, Holdings and EPE Holdings, LLC (“Holdings GP”), as it may be amended from time to time (the “merger agreement”) and the merger contemplated by the merger agreement (the “merger”); and

•	To transact other business as may properly be presented at the meeting or any adjournments or postponements of the meeting.

Pursuant to the Holdings partnership agreement, approval of the merger agreement and the merger requires the affirmative vote of the Holdings unitholders owning at least a majority of Holdings’ outstanding units. Affiliates of Enterprise Products Company (the “Holdings supporting unitholders”), which collectively beneficially own approximately 76% of the outstanding Holdings units, have agreed to vote all of their Holdings units in favor of the merger agreement and the merger, subject to the terms and conditions of a support agreement described in the attached proxy statement/prospectus. The Holdings supporting unitholders have a sufficient number of Holdings units to approve the merger agreement and the merger without the affirmative vote of any other Holdings unitholder. As a result of the support agreement, the approval of the merger proposal at the special meeting is assured unless the conditions of the support agreement are not met and the support agreement is terminated. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the majority vote required under the Holdings partnership agreement.

The members of the Audit, Conflicts and Governance Committee of the board of directors of Holdings GP (the “Holdings Board”) who participated in the merger evaluation and negotiation process (the “Holdings ACG Committee”) have unanimously determined that the merger agreement and the merger are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders. “Holdings unaffiliated unitholders” means Holdings unitholders other than those, including EPCO and its affiliates, controlling, controlled by or under common control with Holdings GP. Accordingly, the Holdings ACG Committee has recommended that the Holdings Board approve the merger agreement and the merger. Based on the Holdings ACG Committee’s determination and recommendation, the Holdings Board has unanimously approved and declared the advisability of the merger agreement and the merger and, together with the Holdings ACG Committee, recommends that the Holdings unaffiliated unitholders vote in favor of the merger proposal.

Only unitholders of record at the close of business on          , 2010 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available for inspection at Holdings’ offices in Houston, Texas for any purpose relevant to the meeting during normal business hours for a period of 10 days before the meeting and at the meeting.

We urge you to carefully consider the information contained in the attached proxy statement/prospectus. You may vote by signing, dating and returning the enclosed proxy card.

By order of the Board of Directors of EPE Holdings, LLC, as the general partner of Enterprise GP Holdings L.P.

Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Secretary
EPE Holdings, LLC

PROXY STATEMENT/PROSPECTUS

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of Holdings under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of Holdings unitholders to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of the Partnership under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for Partnership common units that will be issued to Holdings unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about the Partnership and Holdings from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 156. You can obtain any of the documents incorporated by reference into this document from the Partnership or Holdings, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from the Partnership or Holdings at the following addresses and telephone numbers:

Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
1100 Louisiana Street, 10th Floor	1100 Louisiana Street, 10th Floor
Attention: Investor Relations	Attention: Investor Relations
Houston, Texas 77002	Houston, Texas 77002
Telephone: (713) 381-6500	Telephone: (713) 381-6500

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at the Partnership’s website, www.epplp.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at Holdings’ website, www.enterprisegp.com, by selecting “Investor Resources” and then selecting “SEC Filings.” Information contained on Holdings’ and the Partnership’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Holdings special meeting of unitholders, your request should be received no later than          , 2010. If you request any documents, the Partnership or Holdings will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

The Partnership and Holdings have not authorized anyone to give any information or make any representation about the merger, the Partnership and/or Holdings that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning the Partnership has been furnished by the Partnership. All information in this document concerning Holdings has been furnished by Holdings. The Partnership has represented to Holdings, and Holdings has represented to the Partnership, that the information furnished by and concerning it is true and correct in all material respects.

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“DDLLC” means Dan Duncan LLC, a private affiliate of EPCO. The membership interests of DDLLC are owned of record by a voting trust formed on April 26, 2006, pursuant to the Dan Duncan LLC Voting Trust Agreement dated April 26, 2006 (the “DDLLC Voting Trust Agreement”), among DDLLC and Dan L. Duncan (as the record owner of all of the membership interests of DDLLC immediately prior to the entering into of the DDLLC Voting Trust Agreement and as the initial sole voting trustee);

•	“DDLLC voting trustees” means the three voting trustees under the DDLLC Voting Trust Agreement. The DDLLC voting trustees collectively are the record owners of all of the DDLLC membership interests. The current DDLLC voting trustees are Randa Duncan Williams, Ralph S. Cunningham and Richard H. Bachmann;

•	“EPCO” means Enterprise Products Company, a private company formerly named EPCO, Inc. A majority of the outstanding voting capital stock of EPCO is owned of record by a voting trust formed on April 26, 2006, pursuant to the EPCO Inc. Voting Trust Agreement (the “EPCO Voting Trust Agreement”), among EPCO and Dan L. Duncan (as the record owner of a majority of the outstanding voting capital stock of EPCO immediately prior to the entering into of the EPCO Voting Trust Agreement and as the initial sole voting trustee);

•	“EPCO voting trustees” means the three voting trustees under the EPCO Voting Trust Agreement. The EPCO voting trustees collectively are the record owners of a majority of the outstanding voting capital stock of EPCO. The current EPCO voting trustees are Randa Duncan Williams, Ralph S. Cunningham and Richard H. Bachmann;

•	“Holdings” means Enterprise GP Holdings L.P.;

•	“Holdings GP” means EPE Holdings, LLC, the general partner of Holdings;

•	“Holdings supporting unitholders” means certain affiliates of EPCO that have entered into a support agreement to vote their Holdings units in favor of the merger and related transactions;

•	“Holdings unaffiliated unitholders” means the Holdings unitholders other than those, including EPCO and its affiliates, controlling, controlled by or under common control with Holdings GP;

•	“Partnership” means Enterprise Products Partners L.P.;

•	“Partnership GP” means Enterprise Products GP, LLC, the general partner of the Partnership;

•	“Partnership’s partnership agreement” means either the Partnership’s existing partnership agreement or the Sixth Partnership Agreement, or both, as the context requires;

•	“Sixth Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into in connection with and at the time of the merger; and

•	“Special Approval” under the Holdings partnership agreement means the approval of a majority of the members of the Holdings ACG Committee.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Important Information and Risks.  The following are brief answers to some questions that you may have regarding the proposed merger and the proposals being considered at the special meeting of Holdings unitholders. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 26 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 156.

Q:	Why am I receiving these materials?

A:	The Partnership and Holdings have agreed to combine by merging Holdings with a wholly owned subsidiary of the Partnership. The merger cannot be completed without the approval of the holders of a majority of the outstanding units of Holdings. The Holdings supporting unitholders, which collectively directly own approximately 76% of the outstanding Holdings units, have agreed to vote all of their Holdings units in favor of the merger agreement and the merger, subject to the terms and conditions of the support agreement described in this proxy statement/prospectus. Accordingly, the approval of the merger agreement and the merger is assured without the vote of any other Holdings unitholder. For additional information regarding the support agreement, please read “The Merger — Transactions Related to the Merger — Support Agreement.”

Q:	Who is soliciting my proxy?

A:	Holdings GP is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at Holdings’ special meeting of unitholders. Certain directors and officers of Holdings GP and certain employees of EPCO and its affiliates who provide services to Holdings, and BNY Mellon Shareowner Services (a proxy solicitor), may also solicit proxies on Holdings’ behalf by mail, telephone, fax or other electronic means, or in person.

Q:	What are the proposed transactions?

A:	The Partnership and Holdings have agreed to combine by merging Holdings with and into MergerCo, a Delaware limited liability company and wholly owned subsidiary of the Partnership, under the terms of a merger agreement that is described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. Pursuant to the merger agreement, (i) immediately prior to the effective time of the merger, Holdings’ existing partnership agreement will be amended to provide for the transformation of the approximate 0.01% economic interest of the general partner in Holdings owned by Holdings GP into 13,921 Holdings units representing an approximate 0.01% limited partner interest in Holdings and a non-economic general partner interest in Holdings; (ii) immediately following this transformation, the Partnership GP (currently a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings surviving such merger (the “GP merger”), thus succeeding the Partnership GP as an interim general partner of the Partnership; and (iii) immediately following the effective time of the GP merger, at the effective time of the merger, Holdings will merge into MergerCo, with MergerCo surviving as a wholly owned subsidiary of the Partnership. As a result of the merger, Holdings GP will succeed Holdings as the non-economic general partner of the Partnership and each outstanding Holdings unit (other than Holdings units held by Holdings, the Partnership or their respective subsidiaries) will be converted into the right to receive 1.50 Partnership common units. The 21,563,177 Partnership common units currently owned by Holdings will be cancelled by the Partnership immediately after the merger.

In addition, pursuant to the merger agreement and the Sixth Partnership Agreement, the form of which is attached as Annex B to this proxy statement/prospectus, to be executed at the closing of the merger, the current 2% economic general partner interest in the Partnership and the IDRs in the Partnership held by Holdings GP will be cancelled, and the non-economic general partner interest in Holdings held by Holdings GP will be cancelled and converted into the right to receive the non-economic general partner interest in the Partnership.

The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger. Throughout this proxy statement/prospectus, this is referred to as the “effective time” of the merger.

In connection with the merger, a privately held affiliate of EPCO will also agree to designate and waive its rights to quarterly distributions with respect to a specified number of Partnership common units over a five-year period after the merger closing date as set forth in a distribution waiver agreement, a copy of which is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. For additional information on the distribution waiver agreement, please read “The Merger — Transactions Related to the Merger — Distribution Waiver Agreement.”

Q:	Why are the Partnership and Holdings proposing the merger?

A:	The Partnership and Holdings believe that the merger will benefit both the Partnership common unitholders and the Holdings unitholders by combining into a single partnership that is better positioned to compete in the marketplace.

Please read “The Merger — Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger” and “The Merger — The Partnership’s Reasons for the Merger.”

Q:	What will happen to Holdings as a result of the merger?

A:	As a result of the merger, Holdings will merge with and into a wholly owned subsidiary of the Partnership, and Holdings will cease to exist.

Q:	What will Holdings unitholders receive in the merger?

A:	If the merger is completed, Holdings unitholders will be entitled to receive 1.50 Partnership common units in exchange for each Holdings unit that the unitholders own. This exchange ratio is fixed and will not be adjusted, regardless of any change in price of either the Partnership common units or the Holdings units prior to completion of the merger. If the exchange ratio would result in a Holdings unitholder being entitled to receive a fraction of a Partnership common unit, that unitholder will receive cash from the Partnership in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of Partnership common units for the ten consecutive full NYSE trading days ending on the full NYSE trading day immediately preceding the day the merger closes. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Certificates; Fractional Units.”

Q:	Where will my units trade after the merger?

A:	Partnership common units will continue to trade on the NYSE under the symbol “EPD.” Holdings units will no longer be publicly traded.

Q:	What will Partnership common unitholders receive in the merger?

A:	Partnership common unitholders will simply retain Partnership common units they currently own. They will not receive any additional Partnership common units in the merger.

Q:	What happens to my future distributions?

A:	Once the merger is completed and Holdings units are exchanged for Partnership common units, when distributions are approved and declared by the general partner of the Partnership and paid by the Partnership, former Holdings unitholders will receive distributions on the Partnership common units they receive in the merger in accordance with the Partnership’s partnership agreement. If the merger is consummated before the record date for the quarterly distribution in respect of the most recently completed quarter as of the effective time of the merger, Holdings unitholders will not receive a distribution from Holdings in respect of such quarter; instead, a Holdings unitholder will receive a distribution in respect of such quarter on the Partnership common units they receive in the merger. If the merger closes after the record date in respect of the most recently completed quarter as of the effective time of the merger, Holdings unitholders will receive a distribution in respect of such quarter on Holdings units held as of the record date. However, Holdings unitholders will not receive distributions from both Holdings and the Partnership for the same quarter. For additional information, please read “Market Prices and Distribution Information.”

Current Partnership common unitholders will continue to receive distributions on their common units in accordance with the Partnership’s partnership agreement. Distributions are made in accordance with the Partnership’s partnership agreement and at the discretion of the Partnership Board. For a description of the distribution provisions of the Partnership’s partnership agreement, please read “Comparison of the Rights of Partnership and Holdings Unitholders.”

The current annualized distribution rate per Holdings unit is $2.24 (based on the quarterly distribution rate of $0.56 per Holdings unit declared with respect to the second quarter of 2010). Based on the exchange ratio, the annualized distribution rate for each Holdings unit exchanged for 1.50 Partnership common units would be approximately $3.45 (based on the quarterly distribution rate of $0.575 per Partnership common unit declared with respect to the second quarter of 2010). Accordingly, based on current distribution rates and the 1.50 exchange ratio, a Holdings unitholder would initially receive approximately 54% more in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read “Comparative Per Unit Information” and “Market Prices and Distribution Information.”

Management of the Partnership GP currently intends to recommend that the Partnership Board increase the Partnership’s quarterly cash distribution to $0.5825 per Partnership common unit, or $2.33 per unit on an annualized basis, with respect to the third quarter 2010 distribution that would be paid in November 2010 and to $0.590 per Partnership common unit, or $2.36 per unit on an annualized basis, with respect to the fourth quarter 2010 distribution that would be paid in February 2011.

Q:	If I am a holder of Holdings units represented by a unit certificate, should I send in my certificates representing Holdings units now?

A:	No. After the merger is completed, Holdings unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing Holdings units. Please do not send in your certificates representing Holdings units with your proxy card. If you own Holdings units in “street name,” the merger consideration should be credited by your broker to your account within a few days following the closing date of the merger.

Q:	What constitutes a quorum?

A:	A majority of Holdings’ outstanding units on the record date present in person or by proxy at the special meeting will constitute a quorum and will permit Holdings to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

• are present and vote in person at the meeting; or

• have submitted a properly executed proxy card or properly submitted your proxy card by telephone or Internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote; therefore, broker non-votes have the same effect as a vote against the merger.

Pursuant to a support agreement, the Holdings supporting unitholders, which collectively own approximately 76% of Holdings’ outstanding units, have agreed to ensure that their units are counted as present at the special meeting for purposes of determining a quorum. For additional information, please read “The Merger — Transactions Related to the Merger — Support Agreement.”

Q:	What is the vote required of Holdings unitholders to approve the merger agreement and the merger?

A:	Under Holdings’ partnership agreement, the affirmative vote of the holders of at least a majority of Holdings’ outstanding units is required to approve the merger proposal. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the majority vote required under the Holdings partnership agreement.

The Holdings supporting unitholders have agreed with the Partnership pursuant to a support agreement to vote an aggregate of 105,739,220 Holdings units, representing approximately 76% of Holdings’ outstanding units, in favor of the merger proposal, which is sufficient to approve the merger proposal without the affirmative vote of any other Holdings unitholder.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before the Partnership and Holdings can complete the merger, including approval of the merger agreement and the merger by the unitholders of Holdings and the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part. Although the Partnership and Holdings cannot be sure when all of the conditions to the merger will be satisfied, the Partnership and Holdings expect to complete the merger as soon as practicable following the Holdings unitholder meeting (assuming the merger proposal is approved by the unitholders). For additional information, please read “The Merger Agreement — Conditions to the Merger.”

Q:	What is the recommendation of the Holdings ACG Committee and the Holdings Board?

A:	The Holdings ACG Committee and the Holdings Board recommend that you vote FOR the merger proposal.

On September 3, 2010, the Holdings ACG Committee unanimously determined that the merger agreement and the merger are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders and recommended that the merger agreement and the merger be approved by the Holdings Board and the Holdings unaffiliated unitholders.

Based on the Holdings ACG Committee’s determination and recommendation, the Holdings Board unanimously approved the merger agreement and the merger and recommended that the Holdings unaffiliated unitholders vote in favor of the merger proposal.

Q:	What are the expected U.S. federal income tax consequences to a Holdings unitholder as a result of the transactions contemplated by the merger agreement?

A:	Under current law, it is anticipated that for U.S. federal income tax purposes no income or gain should be recognized by a Holdings unitholder solely as a result of the merger, other than an amount of income or gain, which Holdings expects to be relatively small on a per unit basis, due to (i) any decrease in a Holdings unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or (ii) any cash received in lieu of any fractional Partnership common unit in the merger.

Please read “Risk Factors — Tax Risks Related to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Holdings and Its Unitholders.”

Q:	Under what circumstances could the merger result in a Holdings unitholder recognizing taxable income or gain?

A:	As a result of the merger, Holdings unitholders who receive Partnership common units will become limited partners of the Partnership and will be allocated a share of the Partnership’s nonrecourse liabilities. Each Holdings unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of Holdings immediately before the merger over such unitholder’s share of nonrecourse liabilities of the Partnership immediately following the merger. If the amount of the deemed cash distribution received by a Holdings unitholder exceeds the unitholder’s basis in his Holdings units, such unitholder will recognize gain in an amount equal to such excess. The Partnership and Holdings do not expect any Holdings unitholders to recognize gain in this manner. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger.”

To the extent a holder of Holdings units receives cash in lieu of fractional Partnership common units in the merger, such unitholder will recognize gain or loss equal to the difference between the cash received and the unitholder adjusted tax basis allocated to such fractional Partnership common units.

The Partnership will be deemed for U.S. federal income tax purposes to have assumed the liabilities of Holdings and its subsidiaries in the merger. A Holdings unitholder would recognize gain or loss to the extent any portion of the liabilities of Holdings or its subsidiaries assumed by the Partnership was deemed to be the proceeds of a “disguised sale” of assets to the Partnership. The Partnership and Holdings believe that all of the liabilities of Holdings will qualify for one or more exceptions to the “disguised sale” rules and that no gain or loss will be recognized by Holdings or its unitholders under the “disguised sale” rules.

Although it is not anticipated, circumstances may exist under which a Holdings unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership common units exceeds the unitholder’s basis in its Holdings units, in which case the merger may result in recognition of gain by such unitholder equal to that excess under Section 731(c) of the Internal Revenue Code.

Q:	What are the expected U.S. federal income tax consequences for a Holdings unitholder of the ownership of Partnership common units after the merger is completed?

A:	Each Holdings unitholder who becomes a Partnership unitholder as a result of the merger will, as is the case for existing Partnership unitholders, be required to report on its U.S. federal income tax return such unitholder’s distributive share of the Partnership’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is resident. Please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units.”

Q:	Are Holdings unitholders entitled to appraisal rights?

A:	No. Holdings unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Holdings partnership agreement or the merger agreement.

Q:	How do I vote my units if I hold my units in my own name?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible or submit your proxy by telephone or the Internet in accordance with the instructions provided under “The Special Unitholder Meeting — Voting Procedures — Voting by Holdings Unitholders” beginning on page 34.

Q:	If my Holdings units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. Your broker cannot vote your Holdings units held in “street name” for or against the merger proposal unless you tell the broker or other nominee how you wish to vote. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your Holdings units held in “street name” by returning a proxy card directly to Holdings or by voting in person at the special meeting of Holdings unitholders unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your Holdings units, your broker or other nominee may not vote your Holdings units, which will have the same effect as a vote against the merger for purposes of the vote

x

required under the Holdings partnership agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your Holdings units.

Q:	What if I do not vote?

A:	If you do not return your proxy card or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the Holdings partnership agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:	Who can attend and vote at the special meeting of Holdings unitholders?

A:	All Holdings unitholders of record as of the close of business on , 2010, the record date for the special meeting of Holdings unitholders, are entitled to receive notice of and vote at the special meeting of Holdings unitholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2010, at :00 .m., local time, at the Hyatt Regency Houston Hotel, 1200 Louisiana Street, Houston, Texas 77002.

Q:	If I am planning on attending the special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should vote by proxy. Your units will not be voted if you do not return your proxy card or if you do not vote in person at the scheduled special meeting of the unitholders of Holdings to be held on , 2010. This would have the same effect as a vote against the merger proposal for purposes of the vote required under the Holdings partnership agreement.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. If you own your units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of Holdings GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of Holdings GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the special meeting of Holdings unitholders?

A:	You may receive more than one set of voting materials for the special meeting of Holdings unitholders and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the meeting or the merger?

A:	Holdings unitholders may call Holdings’ Investor Relations department at (866) 230-0745 for additional copies, without charge, of this proxy statement/prospectus or for questions about the merger, including the procedures for voting Holdings units. BNY Mellon Shareowner Services (a proxy solicitor) may also solicit proxies on Holdings’ behalf by mail, telephone, fax or other electronic means, or in person.

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the merger agreement and the form of the Sixth Partnership Agreement included as Annex A and Annex B, respectively. Please also read “Where You Can Find More Information.”

The Merger Parties’ Businesses (page 98)

Enterprise Products Partners L.P.

The Partnership is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” The Partnership was formed in April 1998 to own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO. The Partnership is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and certain petrochemicals. The Partnership’s energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. The Partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. The Partnership’s midstream energy operations include: natural gas transportation, gathering, processing and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platforms; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States Inland and Intracoastal Waterway systems and in the Gulf of Mexico.

The Partnership’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Enterprise GP Holdings L.P.

Holdings is a publicly traded Delaware limited partnership, the limited partnership interests of which are listed on the NYSE under the ticker symbol “EPE.” The business of Holdings consists of the ownership of general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses.

Holdings owns the following direct and indirect interests in the Partnership:

•	the indirect ownership of all of the outstanding IDRs in the Partnership, through its ownership of all of the outstanding limited liability company interests in Partnership GP;

•	the indirect ownership of the general partner interest in the Partnership (representing a 2.0% economic interest in the Partnership), through its ownership of all of the outstanding limited liability company interests in Partnership GP; and

•	21,563,177 Partnership common units, representing an approximate 3.4% limited partner interest in the Partnership.

Holdings also owns (i) 38,976,090 common units of Energy Transfer Equity, L.P. (“Energy Transfer Equity”) representing approximately 17.5% of Energy Transfer Equity’s outstanding common units and (ii) a non-controlling member interest in its general partner, LE GP, LLC (“LE GP”).

Holdings is owned 99.99% by its limited partners and 0.01% by Holdings GP. Holdings GP is a wholly owned subsidiary of DDLLC, a privately held affiliate of EPCO, the membership interests of which are currently owned of record collectively by three trustees (the “DDLLC voting trustees”) under the Dan Duncan

LLC Voting Trust Agreement (the “DDLLC Voting Trust Agreement”). Holdings has no operations apart from its investing activities and indirectly overseeing the management of the entities it controls.

The following table summarizes the cash distributions Holdings received for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010 (dollars in millions):

				For the Six
				Months
				Ended
	For the Year Ended December 31,			June 30,
	2007	2008	2009	2010

Cash distributions to Holdings:
Investment in the Partnership and Partnership GP:
From IDRs	$104.7	$123.9	$161.3	$110.8
From Partnership common units	25.8	27.5	33.5	24.1
From 2% economic general partner interest in the Partnership	16.9	18.2	21.8	14.4
Investment in Energy Transfer Equity and LE GP(1)	29.9	76.5	82.7	42.5
Investment in TEPPCO and TEPPCO GP(2)	60.3	67.4	56.1	—

Total cash distributions received by Holdings	$237.6	$313.5	$355.4	$191.8

(1)	Includes 38,976,090 common units of Energy Transfer Equity and a member interest in LE GP.

(2)	Included 4,400,000 common units of TEPPCO Partners L.P. (“TEPPCO”) and the 2% general partner interest and IDRs in TEPPCO. On October 26, 2009, the TEPPCO merger was completed and TEPPCO and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”) became wholly owned subsidiaries of the Partnership. As a result, Holdings’ ownership interest in the TEPPCO units was converted into 5,456,000 Partnership common units. In addition, Holdings’ membership interests in TEPPCO GP were exchanged for (i) 1,331,681 Partnership common units and (ii) an increase in the capital account of Partnership GP in the Partnership to maintain its 2% economic general partner interest in the Partnership. The issuance of Partnership common units in the TEPPCO merger also resulted in Holdings benefiting from increased distributions with respect to the IDRs in the Partnership.

Holdings’ principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and its phone number is (713) 381-6500.

Relationship of the Partnership and Holdings (page 101)

The Partnership and Holdings are closely related. Holdings currently owns 100% of the limited liability company interests in the Partnership GP and 21,563,177 Partnership common units. The Partnership GP currently directly owns a 2% economic general partner interest in the Partnership and all of the Partnership’s IDRs. Through its indirect ownership interests of the Partnership GP’s 2% economic general partner interest in the Partnership and the Partnership’s IDRs, Holdings is entitled to receive: (i) approximately 2.0% of all distributions made by the Partnership (on account of the general partner interest) and (ii) increasing percentages, up to the current maximum of 23%, of the amount of incremental cash distributed by the Partnership above certain target distribution levels in excess of the minimum quarterly distribution of $0.225 per Partnership common unit in any quarter (on account of the IDRs). As a result, Holdings is currently entitled to receive distributions attributable to the general partner interest and IDRs of approximately 25% of the aggregate amount of distributions to the Partnership’s partners in excess of $0.3085 per common unit. In addition, as the owner of 21,563,177 Partnership common units, Holdings is entitled to receive approximately 3.4% of the total limited partner distributions paid by the Partnership. Since Holdings’ initial public offering in August 2005, distributions by the Partnership have increased from $0.430 per Partnership common unit for the quarter ended September 30, 2005 to $0.575 per Partnership common unit for the quarter ended June 30, 2010; and as a result, distributions from the Partnership to Holdings (including through the Partnership GP) have increased.

Certain executive officers of Holdings GP are also officers of the Partnership GP. Richard H. Bachmann, W. Randall Fowler, William Ordemann, Bryan F. Bulawa and Michael J. Knesek are all executive officers of both the Partnership GP and Holdings GP. For information about the common executive officers of the Partnership GP and Holdings GP and these executive officers’ relationships with EPCO and its affiliates and the resulting interests of Holdings GP directors and officers in the merger, please read “Certain Relationships; Interests of Certain Persons in the Merger.”

Structure of the Merger (page 64)

Pursuant to the merger agreement, at the effective time of the merger, Holdings will merge with and into a wholly owned subsidiary of the Partnership, and each outstanding unit of Holdings will be converted into the right to receive 1.50 Partnership common units. This merger consideration represented a 16% premium to the closing price of Holdings units based on the closing price of Holdings units as compared to Partnership common units on September 3, 2010, the last trading day before the public announcement of the proposed merger.

If the exchange ratio would result in a Holdings unitholder being entitled to receive a fraction of a Partnership common unit, that unitholder will receive cash from the Partnership in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing price of Partnership common units for the ten consecutive full NYSE trading days ending on the full NYSE trading day immediately preceding the day the merger closes.

Once the merger is completed and Holdings units are exchanged for Partnership common units (and cash in lieu of fractional units, if applicable), when distributions are declared by the general partner of the Partnership and paid by the Partnership, former Holdings unitholders will receive distributions on their Partnership common units in accordance with the Partnership’s partnership agreement. For a description of the distribution provisions of the Partnership’s partnership agreement, please read “Comparison of the Rights of Partnership and Holdings Unitholders.”

Transactions Related to the Merger (page 62)

Support Agreement

In connection with the merger agreement, the Partnership entered into a support agreement, dated as of September 3, 2010 (the “support agreement”), by and among the Partnership, on one hand, and DD Securities LLC, DFI GP Holdings, L.P., EPCO Holdings, Inc., Duncan Family Interests, Inc., DDLLC and DFI Delaware Holdings L.P. (“DFIDH”) (collectively referred to in this proxy statement/prospectus as the “Holdings supporting unitholders”), all privately held affiliates of EPCO, on the other hand. Pursuant to the support agreement, the Holdings supporting unitholders, who directly own 105,739,220 Holdings units (representing approximately 76% of the outstanding Holdings units and a sufficient vote for approval of the merger agreement if voted in favor therefor), agreed to vote their Holdings units (i) in favor of the adoption of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of Holdings unitholders, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings or Holdings GP or any of their subsidiaries contained in the merger agreement, and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the transactions contemplated by the merger agreement.

The support agreement will terminate automatically on December 31, 2010 or upon any earlier termination of the merger agreement. In addition, the Holdings supporting unitholders may terminate their obligations under the support agreement, including their obligations to execute and deliver the distribution waiver agreement, (i) after any change in recommendation by the Holdings ACG Committee permitted under the merger agreement, (ii) after any change in, or a failure to maintain, the Holdings ACG Committee’s “Special Approval” in accordance with the Holdings partnership agreement and (iii) after the occurrence of certain specified changes in U.S. federal income tax law if such changes occur prior to the closing of the merger.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Fourth Amendment to the Holdings Partnership Agreement

Pursuant to the merger agreement and immediately prior to the effective time of the merger, Holdings’ existing partnership agreement will be amended to provide for the transformation of the approximate 0.01% economic interest of the general partner in Holdings owned by Holdings GP into 13,921 Holdings units representing an approximate 0.01% limited partner interest in Holdings and a non-economic general partner interest in Holdings, in accordance with a Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Holdings, the form of which is attached as Annex A to the merger agreement.

GP Merger

Immediately following the transformation of the general partner interest in Holdings and pursuant to an Agreement and Plan of Merger, dated as of September 3, 2010, by and among the Partnership GP, Holdings and Holdings GP (the “GP merger agreement”), the Partnership GP (currently a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings surviving the GP merger. In accordance with an amendment to the Partnership’s existing partnership agreement to be executed in connection with the merger, Holdings will succeed the Partnership GP as an interim general partner of the Partnership immediately prior to the effective time of the merger.

Sixth Amended and Restated Agreement of Limited Partnership of the Partnership

Immediately following the effective time of the GP merger, at the effective time of the merger, Holdings will merge into MergerCo, with MergerCo surviving as a wholly owned subsidiary of the Partnership. As a result of the merger and in accordance with the Sixth Partnership Agreement of the Partnership, the form of which is attached as Annex B to this proxy statement/prospectus and which will be executed in connection with the merger, the IDRs in the Partnership will be cancelled, the current 2% economic general partner interest in the Partnership will be converted to a non-economic general partner interest in the Partnership and Holdings GP will succeed Holdings as the new general partner of the Partnership.

Distribution Waiver Agreement

In connection with the merger, DFIDH, an affiliate of EPCO, will agree to designate and waive its rights to quarterly distributions with respect to the specified number of Partnership common units listed below over a five-year period after the merger closing date as set forth in a distribution waiver agreement, the form of which is attached as Annex C to this proxy statement/prospectus (the “distribution waiver agreement”), which agreement will be executed in connection with the merger. The number of Partnership common units on which distributions are waived is initially 30,610,000 Partnership common units, which number of units decreases annually for a five-year period after the merger closing date as follows:

Number of Partnership
Common Units on Which
Period	Distributions Are Waived

First four-quarter period following closing	30,610,000
Second four-quarter period following closing	26,130,000
Third four-quarter period following closing	23,700,000
Fourth four-quarter period following closing	22,560,000
Fifth four-quarter period following closing	17,690,000

Based on the quarterly distribution rate for Partnership common units of $0.575 paid with respect to the second quarter of 2010, the distributions waived would aggregate approximately $275 million during these distribution periods.

DFIDH will have no obligation to execute and deliver the distribution waiver agreement in the event of a termination of the support agreement as described above under “— Support Agreement.”

The foregoing description of the distribution waiver agreement is qualified in its entirety by reference to the full text of the distribution waiver agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Directors and Officers of the Partnership GP and Holdings GP (page 111)

DDLLC, the sole member of Holdings GP, has the power to appoint and remove all of the directors of Holdings GP. DDLLC is controlled by the DDLLC voting trustees under the DDLLC Voting Trust Agreement. The DDLLC voting trustees have not yet determined which directors of the Partnership GP and Holdings GP will continue as directors of Holdings GP as the successor general partner of the Partnership following the merger. In the absence of any changes, the current directors of Holdings GP will continue as directors of the successor general partner of the Partnership following the merger.

The following individuals are currently executive officers of the Partnership GP and those persons signified with an asterisk (*) also currently serve as executive officers of Holdings GP. The individuals below are expected to be the executive officers of Holdings GP as the successor general partner of the Partnership following the merger.

•	Michael A. Creel

•	W. Randall Fowler*

•	Richard H. Bachmann*

•	A. James Teague

•	William Ordemann*

•	Lynn L. Bourdon, III

•	Bryan F. Bulawa*

•	James M. Collingsworth

•	Mark Hurley

•	Michael J. Knesek*

•	Christopher Skoog

•	Thomas M. Zulim

Market Prices of Partnership Common Units and Holdings Units Prior to Announcing the Proposed Merger (page 25)

The Partnership’s common units are traded on the NYSE under the ticker symbol “EPD.” Holdings’ units are traded on the NYSE under the ticker symbol “EPE.” The following table shows the closing prices of Partnership common units and Holdings units on September 3, 2010 (the last full trading day before the

Partnership and Holdings announced the proposed merger) and the average closing price of Partnership common units and Holdings units during the 20-day trading period prior to and including September 3, 2010.

	Partnership	Holdings
Date/Period	Common Units	Units

September 3, 2010	$38.45	$49.90
20-day Average	$37.17	$48.79

The Special Unitholder Meeting (page 34)

Where and when:  The Holdings special unitholder meeting will take place at the Hyatt Regency Houston Hotel, 1200 Louisiana Street, Houston, Texas 77002 on          , 2010 at  :00  .m., local time.

What you are being asked to vote on:  At the Holdings meeting, Holdings unitholders will vote on the approval of the merger agreement and the merger. Holdings unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, Holdings knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

Who may vote:  You may vote at the Holdings meeting if you owned Holdings units at the close of business on the record date,     , 2010. On that date, there were 139,195,064 Holdings units outstanding. You may cast one vote for each outstanding Holdings unit that you owned on the record date.

What vote is needed:  Under Holdings’ partnership agreement, the affirmative vote of the holders of at least a majority of Holdings’ outstanding units is required to approve the merger agreement and merger. Holdings supporting unitholders, which collectively directly own approximately 76% of the outstanding Holdings units, have agreed to vote all of their Holdings units in favor of the merger agreement and the merger. Accordingly, the Holdings supporting unitholders own a sufficient number of Holdings units to approve the merger without the affirmative vote of any other Holdings unitholder. The Holdings supporting unitholders are not required to vote in favor of the merger in certain circumstances, including if there is a change in recommendation by the Holdings Board, or the merger has not been completed on or prior to December 31, 2010.

Recommendation to Holdings Unitholders (page 45)

The members of the Holdings ACG Committee who participated in the merger review and negotiation process considered the benefits of the merger and the related transactions as well as the associated risks and unanimously determined that the merger agreement and the merger are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders and recommended that the merger agreement and the merger be approved by the Holdings Board and the Holdings unaffiliated unitholders. Based on the Holdings ACG Committee’s determination and recommendation, the Holdings Board has also unanimously approved and declared the advisability of the merger agreement and the merger and, together with the Holdings ACG Committee, recommends that the Holdings unaffiliated unitholders vote to approve the merger agreement and the merger.

Holdings unitholders are urged to carefully review the background and reasons for the merger described under “The Merger” and the risks associated with the merger described under “Risk Factors.”

Holdings’ Reasons for the Merger (page 45)

The Holdings ACG Committee considered many factors in determining that the merger agreement and the merger are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders. The Holdings ACG Committee viewed the following factors, among others described in greater detail under “The Merger — Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger,” as being generally positive or favorable in coming to this determination and its related recommendations:

•	The pro forma increase of approximately 54% in quarterly cash distributions expected to be received by Holdings unitholders, based upon the 1.50 exchange ratio and quarterly cash distribution rates paid by

Holdings and the Partnership in August 2010, together with the expectation that the merger will be accretive to cash distributions received by Holdings unitholders in each year through 2015 (the period for which projections were provided).

•	In the merger, Holdings unitholders will receive common units representing limited partner interests in the Partnership, which Partnership common units have substantially more liquidity than Holdings units because of the Partnership common units’ larger average daily trading volume, as well as the Partnership being a significantly larger entity with a broader investor base and a larger public float, along with less volatility in the trading market for the Partnership common units.

•	The exchange ratio in the merger, which based upon the closing prices of Holdings units and Partnership common units on September 3, 2010, the last trading date before the Holdings ACG Committee and Holdings Board approved the merger agreement, represented a premium of:

•	approximately 16% above the closing price of Holdings units of $49.90 on September 3, 2010; and

•	approximately 40% above the average closing price of Holdings units of $41.32 during the one-year period ended on September 3, 2010.

•	The opinion of the Holdings ACG Committee’s financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), rendered to the Holdings ACG Committee on September 3, 2010 to the effect that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the Holdings unitholders (other than the Holdings supporting unitholders).

•	That the merger provides Holdings unitholders with an opportunity to benefit from price appreciation and increased distributions through ownership of Partnership common units, which should benefit from the lower long-term cost of capital associated with the permanent cancellation of the IDRs and the Partnership’s enhanced ability to compete for future acquisitions and finance organic growth projects.

•	The stronger credit profile of the Partnership relative to that of Holdings.

•	That Holdings unitholders, generally, should not recognize any income or gain, for U.S. federal income tax purposes, solely as a result of the receipt of the Partnership common units pursuant to the merger.

The Holdings ACG Committee considered the following factors, among others described in greater detail under “The Merger — Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger,” to be generally negative or unfavorable in making its determination and recommendations:

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including any failure to close by December 31, 2010, which would result in the termination of the obligations of (i) the Holdings supporting unitholders under the support agreement and (ii) DFIDH to execute the distribution waiver agreement, and that any failure to complete the merger could negatively impact the trading price of Holdings units.

•	That the exchange ratio is fixed, and the possibility that the Partnership common unit price could decline relative to the Holdings unit price prior to closing, reducing the premium available to Holdings unitholders.

•	The possibility that Holdings unitholders could be foregoing appreciation principally associated with the IDRs, which might be realized either in the form of increased distributions or appreciation in unit value if the business of the Partnership performs materially better than anticipated and the Partnership increases its distributions to levels substantially higher than anticipated.

•	The possibility that the proposed “carried interest” federal tax legislation could be enacted with an effective date, or a retroactive effective date, before consummation of the merger, and the potential material tax liabilities that could be incurred by Holdings unitholders as a consequence thereof.

•	The limitations on Holdings considering unsolicited offers from third parties not affiliated with Holdings GP,

Overall, the Holdings ACG Committee believed that the advantages of the merger outweighed the negative factors.

Opinion of Holdings ACG Committee’s Financial Advisor (page 51)

In connection with the merger, the Holdings ACG Committee retained Morgan Stanley as its financial advisor. On September 3, 2010, Morgan Stanley rendered to the Holdings ACG Committee its written opinion to the effect that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the exchange ratio under to the merger agreement was fair, from a financial point of view, to the holders of Holdings units (other than the Holdings supporting unitholders). The full text of Morgan Stanley’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex E to this proxy statement/prospectus. The opinion was directed to the Holdings ACG Committee and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Holdings units (other than the Holdings supporting unitholders) on the date of the opinion. The opinion does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any Holdings unitholder as to how to vote or act on any matter with respect to the merger or related transactions.

Certain Relationships; Interests of Certain Persons in the Merger (page 101)

The Partnership and Holdings have extensive and ongoing relationships with EPCO and its affiliates, which include both the Partnership GP and Holdings GP, as well as DDLLC.

Holdings GP is a wholly owned subsidiary of DDLLC, which is controlled by the DDLLC voting trustees pursuant to the DDLLC Voting Trust Agreement. EPCO is also controlled by three voting trustees (the “EPCO voting trustees”) under the EPCO Voting Trust Agreement. The EPCO voting trustees and the DDLLC voting trustees are the same three individuals: Randa Duncan Williams, Richard H. Bachmann and Ralph S. Cunningham.

As of September 3, 2010, the DDLLC voting trustees and the EPCO voting trustees, in their capacities as such trustees, as executors and individually, collectively owned or controlled approximately 29% of the Partnership’s outstanding common units, approximately 77% of the limited partner interests in Holdings and 100% of the limited liability company interests in Holdings GP. The Holdings supporting unitholders, who have agreed to vote in favor of the merger and the merger agreement, directly own approximately 76% of Holdings’ outstanding units. The directors, executive officers and other affiliates of Holdings collectively owned or controlled an additional 0.4% of Holdings’ outstanding units.

The officers of Holdings are employees of EPCO. A number of EPCO employees who provide services to Holdings also provide services to the Partnership, often serving in the same positions. Holdings has an extensive and ongoing relationship with the Partnership, EPCO and other entities controlled by the DDLLC voting trustees and the EPCO voting trustees.

Further, Holdings GP’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a unitholder of Holdings, including:

•	The non-management directors of Holdings GP hold equity-based awards under Holdings benefit plans that will generally be converted into equity awards with respect to Partnership common units, adjusted for the exchange ratio.

•	All of the directors and executive officers of Holdings GP will receive continued indemnification for their actions as directors and executive officers.

•	Most of the directors of Holdings GP directly or beneficially own Partnership common units, including Ms. Williams, Dr. Cunningham, Mr. Bachmann, Thurmon M. Andress, O.S. Andras and Edwin E. Smith.

•	In addition to serving as a director and Executive Vice President of Holdings GP, Mr. Bachmann also serves as the Executive Vice President, Chief Legal Officer and Secretary of the Partnership GP, and has certain duties to the limited partners of the Partnership.

•	Three of the directors of Holdings GP, Ms. Williams, Mr. Bachmann and Dr. Cunningham (who is also CEO of Holdings GP), also serve as both the DDLLC voting trustees and the EPCO voting trustees. These three individuals also serve as independent executors of the estate of Dan L. Duncan. Through these positions, these persons effectively own or control approximately 76% of the outstanding Holdings units and approximately 27% of the outstanding Partnership common units and Class B units, collectively, which securities represented an aggregate fair market value of approximately $5.3 billion and $7.0 billion, respectively, based on the closing prices of the Holdings units and Partnership common units on September 3, 2010, the last trading day before announcement of the merger. In their capacities as trustees of those voting trusts or as a majority of the directors of certain affiliated entities, Ms. Williams, Mr. Bachmann and Dr. Cunningham have authorized or caused the Holdings supporting unitholders to enter into the support agreement, pursuant to which the Holdings supporting unitholders have agreed to vote approximately 76% of the outstanding Holdings units in favor of the merger agreement and the merger.

Each of the executive officers of the Partnership GP is currently expected to be elected to serve as an executive officer of Holdings GP as the new general partner of the Partnership. The persons who will be elected as directors of Holdings GP following the merger have not yet been determined.

The Merger Agreement (page 64)

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to be Done to Complete the Merger

The Partnership and Holdings will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. The obligations of the Partnership and Holdings to complete the merger are subject to, among other things, the following conditions:

•	the approval of the merger agreement and the merger by the requisite vote of the Holdings unitholders, which approval is contractually assured by the Holdings supporting unitholders’ agreement to vote in favor of the merger and the merger agreement unless the support agreement is terminated upon, among other things, a termination of the merger agreement or a change in recommendation by the Holdings ACG Committee;

•	the making of all required filings and the receipt of all required governmental consents, approvals, permits and authorizations from any applicable governmental authorities prior to the merger effective time, except where the failure to obtain such consent, approval, permit or authorization would not be reasonably likely to result in a material adverse effect on Holdings or the Partnership;

•	the absence of any decree, order, injunction or law that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and any action, proceeding or investigation by any governmental authority seeking to restrain, enjoin, prohibit or delay such consummation;

•	the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the approval for listing on the NYSE of the Partnership common units to be issued in the merger, subject to official notice of issuance;

•	the consummation of the GP merger;

•	the execution of the Sixth Partnership Agreement of the Partnership, the form of which is attached as Annex B to this proxy statement/prospectus, and the admittance of Holdings GP as the new general partner of the Partnership; and

•	the execution and delivery by certain affiliates of EPCO of the distribution waiver agreement.

Please read “— Transactions Related to the Merger” above for information about the GP merger, the Sixth Partnership Agreement and the distribution waiver agreement.

The Partnership’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of Holdings and Holdings GP set forth in the merger agreement being true and correct in all material respects, and Holdings and Holdings GP having performed all of their obligations under the merger agreement in all material respects;

•	The Partnership having received an opinion of Andrews Kurth LLP, counsel to the Partnership (“Andrews Kurth”), as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters; and

•	No material adverse effect (as defined under the merger agreement) having occurred with respect to Holdings.

Holdings’ obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of each of the Partnership and Partnership GP set forth in the merger agreement being true and correct in all material respects, and the Partnership and Partnership GP having performed all of their obligations under the merger agreement in all material respects;

•	Holdings having received an opinion of Vinson & Elkins L.L.P., counsel to Holdings (“Vinson & Elkins”), as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters; and

•	No material adverse effect (as defined under the merger agreement) having occurred with respect to the Partnership.

Each of the Partnership and Holdings may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approval has been obtained and the law allows it to do so.

No Solicitation

Holdings GP and Holdings have agreed that they will not, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal, unless the Holdings ACG Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or is likely to result in a superior proposal and the failure to do so would be inconsistent with its duties under the Holdings partnership agreement and applicable law. Please read “The Merger Agreement — Covenants — Acquisition Proposals; Change in Recommendation” for more information about what constitutes an acquisition proposal and a superior proposal.

Change in Recommendation

The Holdings ACG Committee is permitted to withdraw, modify or qualify in any manner adverse to the Partnership its recommendation of the merger or publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal, referred to in this proxy statement/prospectus as a “change in recommendation” in certain circumstances. Specifically, if, prior to receipt of Holdings unitholder approval, the Holdings ACG Committee concludes in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to change its recommendation would be inconsistent with its duties under the Holdings partnership agreement and applicable law, the Holdings ACG Committee may determine to make a change in recommendation.

Termination of the Merger Agreement

The Partnership and Holdings can agree to terminate the merger agreement by mutual written consent at any time without completing the merger, even after the Holdings unitholders have approved the merger agreement and the merger. In addition, either party may terminate the merger agreement on its own upon written notice to the other without completing the merger if:

•	the merger is not completed on or before December 31, 2010;

•	any legal prohibition to completing the merger has become final and non-appealable, provided that the terminating party is not in breach of its covenant to use commercially reasonable best efforts to complete the merger promptly; or

•	any condition to the closing of the merger cannot be satisfied.

The Partnership may terminate the merger agreement at any time if the Holdings ACG Committee, upon written notice to the Partnership, determines to make a change in recommendation in accordance with the merger agreement.

Holdings may terminate the merger agreement if (i) the Holdings ACG Committee determines, in accordance with the merger agreement, to make a change in recommendation and subsequently determines not to hold the Holdings special meeting or (ii) the necessary unitholder approval is not obtained at the Holdings special meeting.

Holdings may terminate the merger agreement upon written notice to the Partnership, at any time prior to the Holdings special meeting, if Holdings receives an acquisition proposal from a third party, the Holdings ACG Committee concludes in good faith that such acquisition proposal constitutes a superior proposal, the Holdings ACG Committee has made a change in recommendation pursuant to the merger agreement with respect to such superior proposal, Holdings has not knowingly and intentionally breached the no solicitation covenants contained in the merger agreement, and the Holdings ACG Committee concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such superior proposal. Notwithstanding anything in the merger agreement to the contrary, without the prior written consent of the Audit, Conflicts and Governance Committee of the Partnership Board (the “Partnership ACG Committee”), no acquisition proposal will constitute a superior proposal if such acquisition proposal is conditioned on completion of an acquisition of the Partnership that would require approval by the Partnership ACG Committee under the Partnership’s partnership agreement.

Finally, either party may terminate the merger agreement upon 30 days written notice to the other if, as a result of a change in U.S. federal income tax law, the completion of the merger or the transactions contemplated by the merger agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Holdings units or Partnership common units, as the case may be, as a result of owning or disposing of Partnership common units, whether acquired pursuant to or owned prior to such transactions, as compared to the amount of U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings units or Partnership common units, as the case may be, in the event the transactions contemplated by the merger agreement did not occur; provided that no termination of the merger agreement will be effective in the event that, within 30 days after receipt of such notice, the non-terminating party has provided to the terminating party the opinion of nationally recognized tax counsel, reasonably acceptable to the terminating party, to the effect that such holder of Holdings units or Partnership common units, as the case may be, should not be liable for such increased tax as a result of owning or disposing of Partnership common units.

Material U.S. Federal Income Tax Consequences of the Merger (page 133)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to a Holdings unitholder will depend on such unitholder’s own situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their Holdings units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Holdings unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

Holdings expects to receive an opinion from Vinson & Elkins to the effect that no gain or loss should be recognized by the holders of Holdings units to the extent Partnership common units are received in exchange therefor as a result of the merger, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (ii) any cash received in lieu of any fractional Partnership common units. The Partnership expects to receive an opinion from Andrews Kurth to the effect that no gain or loss should be recognized by Partnership unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code). “Partnership unaffiliated unitholders” means Partnership unitholders other than those controlling, controlled by or under common control with the Partnership GP and Holdings. Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

The U.S. federal income tax consequences described above may not apply to some holders of Partnership common units and Holdings units. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 133 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Other Information Related to the Merger

No Appraisal Rights (page 61)

Holdings unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Holdings partnership agreement or the merger agreement.

Antitrust and Regulatory Matters (page 61)

The merger is subject to both state and federal antitrust laws. Under the rules applicable to partnerships, no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). However, the Partnership or Holdings may receive requests for information concerning the proposed merger and related transactions from the Federal Trade Commission, or FTC, the Antitrust Division of the Department of Justice, or DOJ, or individual states.

Listing of Common Units to be Issued in the Merger (page 61)

The Partnership expects to obtain approval to list on the NYSE the Partnership common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

Accounting Treatment (page 61)

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

Comparison of the Rights of Partnership and Holdings Unitholders (page 117)

Holdings unitholders will own Partnership common units following the completion of the merger, and their rights associated with Partnership common units will be governed by, in addition to Delaware law, the Sixth Partnership Agreement, which differs in a number of respects from Holdings’ partnership agreement.

Pending Litigation (page 61)

After the Partnership and Holdings announced on September 7, 2010 their entry into the merger agreement, a purported unitholder class action lawsuit, captioned Sanjay Israny v. EPE Holdings LLC et al., was filed in the Court of Chancery of the State of Delaware against Holdings GP, Holdings, EPCO, the Partnership, and Holdings directors O.S. Andras, Ralph S. Cunningham, Richard H. Bachmann, Randa Duncan Williams, Thurmon M. Andress, Charles E. McMahen, Edwin E. Smith and B.W. Waycaster.

The lawsuit alleges a variety of causes of action challenging the proposed merger, including that the named directors, EPCO and the Partnership have breached fiduciary duties in connection with the proposed merger and that Holdings aided and abetted in these alleged breaches of fiduciary duties. The lawsuit alleges, among other things, that the consideration offered for Holdings units is unfair and inadequate. With respect to this allegation, the lawsuit alleges that the intrinsic value of Holdings is materially in excess of the amount offered in the merger.

The Partnership and Holdings cannot predict the outcome of this or any other lawsuit that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can the Partnership and Holdings predict the amount of time and expense that will be required to resolve the lawsuit. The Partnership and Holdings intend to vigorously defend against the action.

Summary of Risk Factors (page 26)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, the Partnership’s business, the Partnership common units and risks resulting from the Partnership’s organizational structure are described under the caption “Risk Factors” beginning on page 26 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	Holdings’ partnership agreement limits the fiduciary duties of Holdings GP to unitholders and restricts the remedies available to unitholders for actions taken by Holdings GP that might otherwise constitute breaches of fiduciary duty.

•	The directors and executive officers of Holdings GP may have interests relating to the merger that differ in certain respects from the interests of the Holdings unaffiliated unitholders.

•	The exchange ratio is fixed and the market value of the merger consideration to Holdings unitholders will be equal to 1.50 times the price of Partnership common units at the closing of the merger, which market value will decrease if the market value of the Partnership’s common units decreases.

•	The transactions contemplated by the merger agreement may not be consummated even if Holdings unitholders approve the merger agreement and the merger.

•	Financial projections by the Partnership and Holdings may not prove accurate.

•	The merger agreement may be terminated and the support agreement will automatically terminate on December 31, 2010 if the merger has not been completed, and the failure to complete the merger for any reason could negatively impact the price of Holdings units and Partnership common units.

•	The number of outstanding Partnership common units will increase as a result of the merger, which could make it more difficult to maintain the Partnership’s current positive distribution coverage ratio or increase the level of future quarterly distributions.

•	While the merger agreement is in effect, Holdings may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both the Partnership and Holdings may be limited in their ability to pursue other attractive business opportunities.

•	No ruling has been requested with respect to the U.S. federal income tax consequences of the merger.

•	The intended U.S. federal income tax consequences of the merger are dependent upon each of the Partnership and Holdings being treated as a partnership for U.S. federal income tax purposes.

•	The U.S. federal income tax treatment of the merger is subject to potential legislative change and differing judicial or administrative interpretations.

•	Holdings unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Organizational Chart
Before the Merger

The following diagram depicts the organizational structure of the Partnership and Holdings as of September 3, 2010 before the consummation of the merger and the other transactions contemplated by the merger agreement.

(1)	Includes Holdings units beneficially owned by the estate of Dan L. Duncan, Randa Duncan Williams, and certain trusts and privately held affiliates.

(2)	EPCO and its private affiliates beneficially own an approximate 26.9% limited partner interest in the Partnership.

After the Merger

The following diagram depicts the organizational structure of the Partnership and Holdings immediately after giving effect to the merger, the other transactions contemplated by the merger agreement and a planned contribution by the Partnership of MergerCo to EPO immediately thereafter.

			Partnership
Beneficial Owners of Limited Partner Units (as of September 3, 2010)	Partnership	Holdings	Pro Forma

EPCO and privately held affiliates(1)	27.4%	76.6%	40.5%
Holdings	3.4%	—%
Public unitholders	69.2%	23.4%	59.5%

Total	100.0%	100.0%	100.0%

(1)	Partnership percentage includes 4,520,431 Class B units of the Partnership owned by a privately held affiliate of EPCO. Holdings percentage includes 13,921 Holdings units to be issued in connection with the GP merger immediately prior to the merger as part of a transformation of the current 0.01% general partner interest in Holdings. Partnership Pro Forma percentage also includes 30,610,000 Partnership common units designated initially under a distribution waiver agreement. Please read “The Merger — Transactions Related to the Merger — Distribution Waiver Agreement.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF THE PARTNERSHIP AND HOLDINGS

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for the Partnership and Holdings and summary unaudited pro forma financial information for the Partnership after giving effect to the proposed merger with Holdings. The summary historical financial data as of and for each of the years ended December 31, 2007, 2008 and 2009 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of the Partnership and Holdings, respectively. The summary historical financial data as of and for the six-month periods ended June 30, 2009 and 2010 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes of the Partnership and Holdings, respectively. The Partnership’s and Holdings’ consolidated balance sheets as of December 31, 2008 and 2009 and as of June 30, 2010, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2009 and the six months ended June 30, 2010 and 2009 are incorporated by reference into this proxy statement/prospectus from the Partnership’s and Holdings’ respective annual reports on Form 10-K for the year ended December 31, 2009, and the quarterly reports on Form 10-Q for the period ended June 30, 2010.

The summary unaudited pro forma condensed consolidated financial statements of the Partnership show the pro forma effect of the Partnership’s proposed merger with Holdings. Holdings will be treated as the surviving consolidated entity for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. For accounting purposes, Holdings is considered the accounting acquiror of the Partnership’s noncontrolling interests. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this document.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between the Partnership and Holdings. The unaudited pro forma condensed statements of consolidated operations for the six months ended June 30, 2010 and the year ended December 31, 2009 assume the merger-related transactions occurred on January 1, 2009. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on June 30, 2010. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that the Partnership believes are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

The Partnership’s non-generally accepted accounting principles, or non-GAAP, financial measures of gross operating margin and Adjusted EBITDA are presented in the summary historical and pro forma financial information. Please read “— Non-GAAP Financial Measures,” which provides the necessary explanations and reconciliations for these non-GAAP financial measures.

For information regarding the effect of the merger on pro forma distributions to Holdings unitholders, please read “Comparative Per Unit Information.”

Summary Historical and Pro Forma Financial and Operating Information of the Partnership

						Partnership Pro Forma
	Partnership Consolidated Historical					For the	For the
				For the Six Months		Year Ended	Six Months
	For the Year Ended December 31,			Ended June 30,		December 31,	Ended June 30,
	2007	2008	2009	2009	2010	2009	2010
	(In millions, except per unit amounts)
				(Unaudited)		(Unaudited)

Income statement data:
Revenues	$26,713.8	$35,469.6	$25,510.9	$10,321.2	$16,087.9	$25,510.9	$16,087.9
Costs and expenses	25,529.3	33,756.1	23,738.1	9,482.1	15,021.6	23,748.6	15,026.9
Equity in income of unconsolidated affiliates	10.5	34.9	51.2	17.0	32.7	92.3	37.6

Operating income	1,195.0	1,748.4	1,824.0	856.1	1,099.0	1,854.6	1,098.6
Other income (expense):
Interest expense	(413.0)	(540.7)	(641.8)	(311.0)	(317.2)	(687.3)	(337.1)
Other, net	71.7	12.2	(1.8)	2.0	0.5	(1.7)	0.5

Total other expense, net	(341.3)	(528.5)	(643.6)	(309.0)	(316.7)	(689.0)	(336.6)

Income before provision for income taxes	853.7	1,219.9	1,180.4	547.1	782.3	1,165.6	762.0
Provision for income taxes	(15.7)	(31.0)	(25.3)	(19.1)	(15.2)	(25.3)	(15.2)

Net income	838.0	1,188.9	1,155.1	528.0	767.1	1,140.3	746.8
Net income attributable to noncontrolling interests	(304.4)	(234.9)	(124.2)	(116.1)	(32.1)	(110.7)	(32.1)

Net income attributable to the Partnership	$533.6	$954.0	$1,030.9	$411.9	$735.0	$1,029.6	$714.7

Earnings per unit:
Basic earnings per unit	$0.95	$1.84	$1.73	$0.73	$0.97	$1.60	$0.91

Diluted earnings per unit	$0.95	$1.84	$1.73	$0.73	$0.96	$1.53	$0.87

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.9475	$2.0750	$2.1950	$1.0825	$1.1425	$2.1950	$1.1425

Balance sheet data (at period end):
Total assets	$22,515.5	$24,211.6	$26,151.6	$25,545.4	$28,289.5	n/a	$29,740.1
Total long-term debt, including current maturities	8,771.1	11,637.9	11,346.4	12,139.5	12,671.5	n/a	13,766.3
Total equity	9,016.5	9,295.9	10,042.3	9,516.8	10,925.4	n/a	11,276.9
Other financial data:
Net cash flows provided by operating activities	$1,953.6	$1,567.1	$2,377.2	$635.0	$900.3	n/a	n/a
Cash used in investing activities	2,871.8	3,246.9	1,546.9	887.3	1,891.8	n/a	n/a
Cash provided by (used in) financing activities	946.3	1,690.7	(837.1)	261.5	1,431.2	n/a	n/a
Distributions received from unconsolidated affiliates	87.0	80.8	86.6	33.5	58.8	$169.3	$101.3
Total gross operating margin(1)	1,964.4	2,609.0	2,839.8	1,336.2	1,610.1	2,880.9	1,615.0
Adjusted EBITDA(1)	2,004.6	2,546.1	2,686.1	1,279.8	1,577.2	2,760.0	1,615.6

(1)	Unaudited. Please read “— Non-GAAP Financial Measures” below beginning on page 21 for a reconciliation of non-GAAP total gross operating margin and Adjusted EBITDA to their most closely-related GAAP measures.

	Partnership Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2007	2008	2009	2009	2010

Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,877	2,021	2,196	2,057	2,217
NGL fractionation volumes (MBPD)	405	441	461	450	468
Equity NGL production (MBPD)	88	108	117	116	124
Fee-based natural gas processing (MMcf/d)	2,565	2,524	2,650	2,908	2,833
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	8,465	9,612	10,435	10,506	11,300
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (BBtus/d)	652	696	680	698	675
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,641	1,408	1,420	1,501	1,359
Crude oil transportation volumes (MBPD)	163	169	308	219	338
Platform natural gas processing (MMcf/d)	494	632	700	765	600
Platform crude oil processing (MBPD)	24	15	12	6	18
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	90	86	97	95	86
Propylene fractionation volumes (MBPD)	68	58	68	67	79
Octane additive production volumes (MBPD)	9	9	10	7	12
Transportation volumes, primarily refined products and petrochemicals (MBPD)	882	818	806	814	795

/d = per day
BBtus = billion British thermal units
MBPD = thousand barrels per day
MMcf = million cubic feet

Summary Historical Financial Information of Holdings

	Holdings Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(In millions, except per unit amounts)

Income statement data:
Revenues	$26,713.8	$35,469.6	$25,510.9	$10,321.2	$16,087.9
Costs and expenses	25,534.0	33,763.7	23,748.6	9,488.8	15,026.9
Equity in income of unconsolidated affiliates	13.6	66.2	92.3	43.6	37.6

Operating income	1,193.4	1,772.1	1,854.6	876.0	1,098.6
Other income (expense):
Interest expense	(487.4)	(608.3)	(687.3)	(337.3)	(337.1)
Other, net	71.8	12.3	(1.7)	2.1	0.5

Total other expense, net	(415.6)	(596.0)	(689.0)	(335.2)	(336.6)

Income before provision for income taxes	777.8	1,176.1	1,165.6	540.8	762.0
Provision for income taxes	(15.8)	(31.0)	(25.3)	(19.1)	(15.2)

Net income	762.0	1,145.1	1,140.3	521.7	746.8
Net income attributable to noncontrolling interests	(653.0)	(981.1)	(936.2)	(419.7)	(622.8)

Net income attributable to Holdings	$109.0	$164.0	$204.1	$102.0	$124.0

Earnings per unit:
Basic earnings per unit	$0.97	$1.33	$1.48	$0.75	$0.89

Diluted earnings per unit	$0.97	$1.33	$1.48	$0.75	$0.89

Distributions to limited partners:
Per unit (declared with respect to period)	$1.550	$1.790	$2.030	$0.985	$1.105

Balance sheet data (at period end):
Total assets	$24,084.4	$25,780.4	$27,686.3	$27,109.2	$29,786.8
Total long-term debt, including current maturities	9,861.2	12,714.9	12,427.9	13,208.0	13,766.3
Equity	9,530.0	9,759.4	10,473.1	9,984.3	11,300.9
Other financial data:
Net cash flows provided by operating activities	$1,936.8	$1,566.4	$2,410.3	$650.6	$920.4
Cash used in investing activities	4,541.1	3,246.9	1,547.7	888.1	1,891.8
Cash provided by (used in) financing activities	2,622.5	1,695.9	(863.9)	253.0	1,412.5
Total cash distributions received	116.9	157.2	169.3	74.2	101.3
Total gross operating margin(1)	1,967.5	2,640.3	2,880.9	1,362.8	1,615.0

(1)	Unaudited. Please read “— Non-GAAP Financial Measures” below beginning on page 21 for a reconciliation of non-GAAP total gross operating margin to its most closely-related GAAP measures.

Non-GAAP Financial Measures

This section provides reconciliations of the Partnership’s and Holdings’ non-GAAP financial measures included in this proxy statement/prospectus to their most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership and Holdings both present the non-GAAP financial measure of gross operating margin. The Partnership also utilizes the non-GAAP financial measure of Adjusted EBITDA. These non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Partnership or Holdings does.

Gross Operating Margin

The Partnership and Holdings evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of both the Partnership’s and Holdings’ operations. This measure forms the basis of the Partnership’s and Holdings’ internal financial reporting and is used by management in deciding how to allocate capital resources among business segments. The Partnership and Holdings believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. The non-GAAP financial measure of total segment gross operating margin should not be considered an alternative to GAAP operating income.

The Partnership and Holdings define total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) asset impairment charges; (iii) operating lease expenses for which the Partnership and Holdings do not have the payment obligation; (iv) gains and losses from asset sales and related transactions; and (v) general and administrative costs. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Gross operating margin is presented on a 100% basis before the allocation of earnings to noncontrolling interests.

The following table presents a reconciliation of the Partnership’s non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income, on a historical and pro forma basis, as applicable for each of the periods indicated:

						Partnership Pro Forma
							For the
	Partnership Consolidated Historical					For the	Six Months
				For the Six Months		Year Ended	Ended
	For the Year Ended December 31,			Ended June 30,		December 31,	June 30,
	2007	2008	2009	2009	2010	2009	2010
	(In millions)

Total segment gross operating margin	$1,964.4	$2,609.0	$2,839.8	$1,336.2	$1,610.1	$2,880.9	$1,615.0
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(647.9)	(725.4)	(809.3)	(396.9)	(439.4)	(809.3)	(439.4)
Non-cash asset impairment charges in operating costs and expenses	—	—	(33.5)	(2.3)	(1.5)	(33.5)	(1.5)
Operating lease expenses paid by EPCO	(2.1)	(2.0)	(0.7)	(0.3)	(0.3)	(0.7)	(0.3)
Gains from asset sales and related transactions in operating costs and expenses	7.8	4.0	—	0.4	5.6	—	5.6
General and administrative costs	(127.2)	(137.2)	(172.3)	(81.0)	(75.5)	(182.8)	(80.8)

Operating income	1,195.0	1,748.4	1,824.0	856.1	1,099.0	1,854.6	1,098.6
Other expense, net	(341.3)	(528.5)	(643.6)	(309.0)	(316.7)	(689.0)	(336.6)

Income before provision of income taxes	$853.7	$1,219.9	$1,180.4	$547.1	$782.3	$1,165.6	$762.0

The following table presents a reconciliation of Holdings’ non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income, on a historical basis, for each of the periods indicated:

	Holdings Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2007	2008	2009	2009	2010
	(In millions)
				(Unaudited)

Total segment gross operating margin	$1,967.5	$2,640.3	$2,880.9	$1,362.8	$1,615.0
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(647.9)	(725.4)	(809.3)	(396.9)	(439.4)
Non-cash asset impairment charges in operating costs and expenses	—	—	(33.5)	(2.3)	(1.5)
Operating lease expenses paid by EPCO	(2.1)	(2.0)	(0.7)	(0.3)	(0.3)
Gains from asset sales and related transactions in operating costs and expenses	7.8	4.0	—	0.4	5.6
General and administrative costs	(131.9)	(144.8)	(182.8)	(87.7)	(80.8)

Operating income	1,193.4	1,772.1	1,854.6	876.0	1,098.6
Other expense, net	(415.6)	(596.0)	(689.0)	(335.2)	(336.6)

Income before provision of income taxes	$777.8	$1,176.1	$1,165.6	$540.8	$762.0

Adjusted EBITDA of the Partnership

The Partnership defines Adjusted EBITDA as income from continuing operations less equity in income from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities. Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structures or historical cost basis;

•	the ability of the Partnership’s assets to generate cash sufficient to pay interest cost and support our indebtedness; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

The following table presents the Partnership’s calculation of Adjusted EBITDA on a historical and pro forma basis and also a reconciliation of the Partnership’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net cash flows provided by operating activities on a historical basis.

						Partnership Pro Forma
							For the
	Partnership Consolidated Historical					For the	Six Months
				For the Six Months		Year Ended	Ended
	For the Year Ended December 31,			Ended June 30,		December 31,	June 30,
	2007	2008	2009	2009	2010	2009	2010
	(In millions)

Net income	$838.0	$1,188.9	$1,155.1	$528.0	$767.1	$1,140.3	$746.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(10.5)	(34.9)	(51.2)	(17.0)	(32.7)	(92.3)	(37.6)
Distributions received from unconsolidated affiliates	87.0	80.8	86.6	33.5	58.8	169.3	101.3
Interest expense (including related amortization)	413.0	540.7	641.8	311.0	317.2	687.3	337.1
Provision for income taxes	15.7	31.0	25.3	19.1	15.2	25.3	15.2
Depreciation, amortization and accretion in costs and expenses	661.4	739.6	828.5	405.2	451.6	830.1	452.8

Adjusted EBITDA	$2,004.6	$2,546.1	$2,686.1	$1,279.8	$1,577.2	$2,760.0	$1,615.6

Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(413.0)	(540.7)	(641.8)	(311.0)	(317.2)
Provision for income taxes	(15.7)	(31.0)	(25.3)	(19.1)	(15.2)
Operating lease expenses paid by EPCO	2.1	2.0	0.7	0.3	0.3
Gain from asset sales and related transactions	(67.4)	(4.0)	—	(0.4)	(5.7)
Loss on forfeiture of Texas Offshore Port System	—	—	68.4	68.4	—
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	8.1	5.8	43.2	(5.5)	(2.6)
Net effect of changes in operating accounts	434.9	(411.1)	245.9	(377.5)	(336.5)

Net cash flows provided by operating activities	$1,953.6	$1,567.1	$2,377.2	$635.0	$900.3

COMPARATIVE PER UNIT INFORMATION

The following table sets forth (i) historical per unit information of the Partnership, (ii) the unaudited pro forma combined per unit information of the Partnership after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including the Partnership’s issuance of 1.50 Partnership common units for each outstanding Holdings unit, and (iii) the historical and equivalent pro forma per unit information for Holdings.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of Holdings and the Partnership and related notes that are incorporated by reference in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per unit information does not purport to represent what the actual results of operations of Holdings and the Partnership would have been had the partnerships been combined or to project Holdings’ and the Partnership’s results of operations that may be achieved once the proposed merger is completed.

	Year Ended December 31, 2009
	Partnership		Holdings
		Partnership		Equivalent
	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Net income per limited partner unit:
Basic	$1.73	$1.60	$1.48	$2.40
Diluted	$1.73	$1.53	$1.48	$2.30
Cash distributions declared per unit(3)	$2.1950	$2.1950	$2.0300	$3.2925
Book value per common unit	$15.28	N/A	$14.17	N/A

	Six Months Ended June 30, 2010
	Partnership		Holdings
		Partnership		Equivalent
	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Net income per limited partner unit:
Basic	$0.97	$0.91	$0.89	$1.37
Diluted	$0.96	$0.87	$0.89	$1.31
Cash distributions declared per unit(3)	$1.1425	$1.1425	$1.1050	$1.7138
Book value per common unit	$15.94	$12.97	$13.99	$19.46

(1)	The Partnership’s pro forma information includes the effect of the merger on the basis described in the notes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.

(2)	Holding’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying the Partnership’s related Partnership pro forma per unit amounts by the 1.50 exchange ratio.

(3)	Represents cash distributions per common unit declared and paid with respect to the period.

MARKET PRICES AND DISTRIBUTION INFORMATION

The Partnership common units are traded on the NYSE under the ticker symbol “EPD,” and the Holdings units are traded on the NYSE under the ticker symbol “EPE.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Partnership common units and Holdings units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid on those units. The sales prices are as reported in published financial sources.

	Partnership Common Units			Holdings Units
	High	Low	Distributions(1)	High	Low	Distributions(1)

2008
First Quarter	$32.63	$26.75	$0.5075	$36.86	$27.86	$0.425
Second Quarter	$32.64	$29.04	$0.5150	$33.76	$29.51	$0.440
Third Quarter	$30.07	$22.58	$0.5225	$30.64	$21.16	$0.455
Fourth Quarter	$26.30	$16.00	$0.5300	$24.20	$14.50	$0.470
2009
First Quarter	$24.20	$17.71	$0.5375	$23.94	$17.67	$0.485
Second Quarter	$26.55	$21.10	$0.5450	$29.60	$22.04	$0.500
Third Quarter	$29.45	$24.50	$0.5525	$31.27	$24.21	$0.515
Fourth Quarter	$32.24	$27.25	$0.5600	$39.51	$29.16	$0.530
2010
First Quarter	$34.69	$29.44	$0.5675	$45.19	$36.20	$0.545
Second Quarter	$36.73	$29.05	$0.5750	$49.62	$38.70	$0.560
Third Quarter (through September 15, 2010)	$39.29	$34.21	—(2)	$56.62	$45.90	—(2)

(1)	Represents cash distributions per Partnership common unit or Holdings unit declared with respect to the quarter presented and paid in the following quarter.

(2)	Cash distributions with respect to the third quarter of 2010 have not been declared or paid. The merger is currently expected to be consummated after the record date for the third quarter 2010 distributions.

The last reported sale price of Holdings units on the NYSE on September 3, 2010, the last trading day before the public announcement of the proposed merger, was $49.90. The last reported sale price of Partnership common units on the NYSE on September 3, 2010, the last trading day before the public announcement of the proposed merger, was $38.45. The last reported sale price of Holdings units on the NYSE on September 15, 2010, the last trading day before the filing of the registration statement of which this proxy statement/prospectus is a part, was $55.84. The last reported sale price of Partnership common units on the NYSE on September 15, 2010, the last trading day before the filing of the registration statement of which this proxy statement/prospectus is a part, was $38.17.

As of September 3, 2010, the Partnership had 638,733,319 outstanding common units and 4,520,431 Class B units held by approximately 1,874 holders of record. The Partnership’s partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by the Partnership in the future, therefore, will depend on the amount of “available cash” at the end of each quarter.

As of the record date for the special meeting, Holdings had 139,195,064 outstanding units held by approximately           holders of record. Holdings’ partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 50 days after the end of each quarter. If the merger is not completed, the payment of quarterly cash distributions by Holdings in the future will depend on the amount of “available cash” at the end of each quarter.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2009 for each of the Partnership and Holdings and Part II, Item 1A, “Risk Factors,” in the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 for each of the Partnership and Holdings, in each case incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

Holdings’ partnership agreement limits the fiduciary duties of Holdings GP to unitholders and restricts the remedies available to unitholders for actions taken by Holdings GP that might otherwise constitute breaches of fiduciary duty.

In light of conflicts of interest in connection with the merger between the Partnership, Holdings GP and its controlling affiliates, on the one hand, and Holdings and the Holdings unaffiliated unitholders, on the other hand, the Holdings Board referred the merger and related matters to the Holdings ACG Committee to obtain approval of a majority of its members, which is referred to as “Special Approval” in Holdings’ partnership agreement. Under the Holdings partnership agreement:

•	any conflict of interest and any resolution thereof is permitted and deemed approved by all parties and will not constitute a breach of the partnership agreement of Holdings if approved by “Special Approval;” and

•	the actions taken by the Holdings ACG Committee in granting “Special Approval” are conclusive and binding on all persons (including all partners) and do not constitute a breach of the partnership agreement or any standard of care or duty imposed by law.

The directors and executive officers of Holdings GP may have interests relating to the merger that differ in certain respects from the interests of the Holdings unaffiliated unitholders.

In considering the recommendations of the Holdings ACG Committee and the Holdings Board to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of Holdings GP may have interests that differ from, or are in addition to, interests of Holdings unitholders generally, including:

•	The non-management directors of Holdings GP hold equity-based awards under Holdings benefit plans that will generally be converted into equity awards with respect to Partnership common units, adjusted for the exchange ratio.

•	All of the directors and executive officers of Holdings GP will receive continued indemnification for their actions as directors and executive officers.

•	Most of the directors of Holdings GP directly or beneficially own Partnership common units, including Ms. Williams, Dr. Cunningham, Mr. Bachmann, Mr. Andress, Mr. Andras and Mr. Smith.

•	In addition to serving as a director and Executive Vice President of Holdings GP, Mr. Bachmann also serves as the Executive Vice President, Chief Legal Officer and Secretary of the Partnership GP, and has certain duties to the limited partners of the Partnership.

•	Three of the directors of Holdings GP, Ms. Williams, Mr. Bachmann and Dr. Cunningham (who is also CEO of Holdings GP), also serve as both the DDLLC voting trustees and the EPCO voting trustees. These three individuals also serve as independent executors of the estate of Dan L. Duncan. Through these positions, these persons effectively own or control approximately 76% of the outstanding Holdings units and approximately 27% of the outstanding Partnership common units and Class B units, collectively, which securities represented an aggregate fair market value of approximately $5.3 billion and $7.0 billion, respectively, based on the closing prices of the Holdings units and Partnership common units on September 3, 2010, the last trading day before announcement of the merger. In their capacities as trustees of those voting trusts or as a majority of the directors of certain affiliated entities, Ms. Williams, Mr. Bachmann and Dr. Cunningham have authorized or caused the Holdings supporting unitholders to enter into the support agreement, pursuant to which the Holdings supporting unitholders have agreed to vote approximately 76% of the outstanding Holdings units in favor of the merger agreement and the merger.

•	Members of senior management who prepared projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis and on a combined basis (i) are officers of each of Holdings GP and the Partnership GP, (ii) hold the same positions in each entity, and (iii) own both Holdings units and Partnership common units.

The exchange ratio is fixed and the market value of the merger consideration to Holdings unitholders will be equal to 1.50 times the price of Partnership common units at the closing of the merger, which market value will decrease if the market value of the Partnership’s common units decreases.

The market value of the consideration that Holdings unitholders will receive in the merger will depend on the trading price of the Partnership’s common units at the closing of the merger. The 1.50x exchange ratio that determines the number of Partnership common units that Holdings unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Partnership common units that Holdings unitholders will receive based on any decreases in the trading price of Partnership common units. If the Partnership’s common unit price at the closing of the merger is less than the Partnership’s common unit price on the date that the merger agreement was signed, then the market value of the consideration received by Holdings unitholders will be less than contemplated at the time the merger agreement was signed.

Partnership common unit price changes may result from a variety of factors, including general market and economic conditions, changes in the Partnership’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the Partnership’s and Holdings’ control. For historical and current market prices of Partnership common units and Holdings units, please read the “Market Prices and Distribution Information” section of this proxy statement/prospectus.

The transactions contemplated by the merger agreement may not be consummated even if Holdings unitholders approve the merger agreement and the merger.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Holdings unitholders may have voted in favor of the merger agreement. In addition, Holdings and the Partnership can agree not to consummate the merger even if Holdings unitholders approve the merger agreement and the merger and the conditions to the closing of the merger are otherwise satisfied.

Financial projections by the Partnership and Holdings may not prove accurate.

In performing its financial analyses and rendering its opinion regarding the fairness from a financial point of view of the exchange ratio, the financial advisor to the Holdings ACG Committee reviewed and relied on, among other things, internal financial analyses and forecasts for Holdings and the Partnership prepared by their respective managements and by the Partnership’s financial advisor in conjunction with management of the Partnership GP and Holdings GP. These financial projections include assumptions regarding future operating cash flows, expenditures, growth and distributable income of the Partnership and Holdings. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of the Partnership’s or Holdings’ businesses to achieve projected results, including projected cash flows or distributable cash flows, could have a material adverse effect on the Partnership’s common unit price, financial position and ability to maintain or increase its distributions following the merger.

The merger agreement may be terminated, and the support agreement will automatically terminate, on December 31, 2010 if the merger has not been completed, and the failure to complete the merger for any reason could negatively impact the price of Holdings units and Partnership common units.

The merger agreement can be terminated by either the Partnership or Holdings if the merger has not been consummated on or before December 31, 2010. In addition, the support agreement will terminate at 11:59 pm (Eastern time) on December 31, 2010, and the obligations of Holdings unitholders who will be party to the distribution waiver agreement to execute and deliver such agreement will also terminate if the merger has not been consummated on or before December 31, 2010. The failure to complete the merger for these or any other reasons could negatively impact the price of Holdings units and/or Partnership common units.

The number of outstanding Partnership common units will increase as a result of the merger, which could make it more difficult to maintain the Partnership’s current positive distribution coverage ratio or increase the level of future quarterly distributions.

As of September 3, 2010, there were 638,733,319 Partnership common units and 4,520,431 Class B units of the Partnership outstanding. The Partnership will issue 208,813,477 Partnership common units in the merger. Even after taking into account both the waiver by DFIDH of regular quarterly distributions with respect to certain Partnership common units for a five-year period after the merger closing date pursuant to the distribution waiver agreement, and distributions no longer being payable to the Partnership’s general partner with respect to its general partner interest and IDRs, incremental funds will be required to pay the current per unit quarterly distributions on all outstanding Partnership common units, which will increase the potential that the Partnership would have diminishing excess distributable cash flow. In that event, it will be more difficult for the Partnership to maintain its current positive distribution coverage ratio or increase future levels of quarterly distributions to all Partnership unitholders.

While the merger agreement is in effect, Holdings may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both the Partnership and Holdings may be limited in their ability to pursue other attractive business opportunities.

While the merger agreement is in effect, Holdings is prohibited from initiating, soliciting, knowingly encouraging or facilitating any inquiries or the making or submission of any proposal that constitutes or may reasonably be expected to lead to a proposal to acquire Holdings, or offering to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to limited exceptions. As a result of these provisions in the merger agreement, Holdings may lose opportunities to enter into more favorable transactions.

Both the Partnership and Holdings have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail below in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the December 31, 2010 outside termination date.

In addition to the economic costs associated with pursuing a merger, each of the Partnership GP’s and Holdings GP’s management is devoting substantial time and other resources to the proposed transaction and related matters, which could limit the Partnership’s and Holdings’ ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either the Partnership or Holdings is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 133 and “U.S. Federal Income Taxation of Ownership of Partnership Common Units” beginning on page 138 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of Partnership common units received in the merger.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, the Partnership and Holdings are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS.

The intended U.S. federal income tax consequences of the merger are dependent upon each of the Partnership and Holdings being treated as a partnership for U.S. federal income tax purposes.

The treatment of the merger as nontaxable to the Partnership unitholders and Holdings unitholders is dependent upon each of the Partnership and Holdings being treated as a partnership for U.S. federal income tax purposes. If either the Partnership or Holdings were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to a Holdings unitholder.

The U.S. federal income tax treatment of the merger is subject to potential legislative change and differing judicial or administrative interpretations.

The U.S. federal income tax consequences of the merger depend in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury regulations and other modifications and interpretations. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could change the U.S. federal income tax treatment of the merger to Partnership unitholders and Holdings unitholders. For example, the U.S. House of Representatives has passed legislation relating to the taxation of “carried interests” that may treat transactions, such as the merger, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a unitholder of a partnership such as Holdings. The U.S. Senate is considering legislation that may have a similar effect. We are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

Holdings unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

As a result of the merger, Holdings unitholders who receive Partnership common units will become limited partners of the Partnership and will be allocated a share of the Partnership’s nonrecourse liabilities. Each Holdings unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of Holdings immediately before the merger over such unitholder’s share of nonrecourse liabilities of the Partnership immediately following the merger. If the amount of any deemed cash distribution received by a Holdings unitholder exceeds the unitholder’s basis in his Partnership common units, such unitholder will recognize gain in an amount equal to such excess. The Partnership and Holdings do not expect any Holdings unitholders to recognize gain in this manner.

To the extent a Holdings unitholder receives cash in lieu of fractional Partnership common units in the merger, such unitholder will recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocated to such fractional Partnership common units.

The Partnership will be deemed for U.S. federal income tax purposes to have assumed the liabilities of Holdings and its subsidiaries in the merger. A Holdings unitholder would recognize gain or loss to the extent any portion of the liabilities of Holdings assumed by the Partnership was deemed to be the proceeds of a “disguised sale” of assets to the Partnership. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of these and other tax matters.

Although it is not anticipated, circumstances may exist under which a Holdings unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership common units exceeds the unitholder’s basis in its Holdings units, in which case the merger may result in recognition of gain by such unitholder equal to that excess under Section 731(c) of the Internal Revenue Code.

Risks Related to the Partnership’s Business After the Merger

The Partnership’s cash distributions may vary based on its operating performance and level of cash reserves.

Distributions will be dependent on the amount of cash the Partnership generates and may fluctuate based on its performance. Neither the Partnership nor Holdings can guarantee that after giving effect to the merger the Partnership will continue to pay distributions at the current level each quarter or make any increases in the amount of distributions in the future. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which will be beyond the Partnership’s control and the control of its general partner. These factors include but are not limited to the following:

•	the volume of products that the Partnership handles and the prices it receives for its products and services;

•	the level of the Partnership’s operating costs;

•	the level of competition from third parties;

•	prevailing economic conditions, including the price of and demand for NGLs, crude oil, natural gas and other products the Partnership will process, transport, store and market;

•	the level of capital expenditures the Partnership will make and the availability of, and timing of completion of, organic growth projects;

•	the restrictions contained in the Partnership’s debt agreements and debt service requirements;

•	fluctuations in the Partnership’s working capital needs;

•	the weather in the Partnership’s operating areas;

•	the availability and cost of acquisitions, if any;

•	regulatory changes; and

•	the amount, if any, of cash reserves established by the Partnership GP (or Holdings GP after giving effect to the merger) in its discretion.

In addition, the Partnership’s ability to pay the minimum quarterly distribution each quarter will depend primarily on its cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, the Partnership may make cash distributions during periods when it records losses, and the Partnership may not make distributions during periods when it records net income.

The Partnership will have substantial debt after the merger, which could have a material adverse effect on its financial health and limit its future operations.

Following the completion of the merger, the Partnership expects to incur an additional $1.1 billion of consolidated debt as part of its refinancing of Holdings’ revolving credit facility and term loans. On a pro forma basis, the Partnership’s consolidated long-term debt as of June 30, 2010 would have been approximately

$13.8 billion. The amount of the Partnership’s future debt could have significant effects on its operations, including, among other things:

•	the Partnership’s ability to obtain additional financing, if necessary, to refinance existing debt for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	credit rating agencies may view the Partnership’s debt level negatively;

•	covenants contained in the Partnership’s credit and certain other debt agreements will require the Partnership to continue to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the Partnership may be at a competitive disadvantage relative to similar companies that have less debt; and

•	the Partnership may be more vulnerable to adverse economic and industry conditions as a result of the Partnership’s significant debt level.

The Partnership’s public debt indentures currently do not limit the amount of future indebtedness that it can create, incur, assume or guarantee. Although the Multi-Year Revolving Credit Facility of Enterprise Products Operating LLC (“EPO”) restricts the Partnership’s ability to incur additional debt above certain levels, any debt the Partnership may incur in compliance with these restrictions could be substantial.

EPO’s Multi-Year Revolving Credit Facility and each of its indentures for public debt contain customary financial covenants and other restrictions. As a result, the Partnership could be prohibited from making distributions to its partners if such distributions would cause an event of default or otherwise violate a covenant under such agreements. In addition, under the terms of EPO’s junior subordinated notes, generally, if the Partnership elects to defer interest payments thereon, the Partnership would be restricted from making distributions with respect to its equity securities. A breach of any of these restrictions by the Partnership could permit the Partnership’s lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of EPO’s Multi-Year Revolving Credit Facility, to terminate all commitments to extend further credit.

The Partnership’s ability to access capital on favorable terms could be affected by the Partnership’s debt level, the timing of its debt maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade the Partnership’s credit ratings, then the Partnership could experience an increase in its borrowing costs, difficulty accessing capital markets or a reduction in the market price of its common units. Such a development could adversely affect the Partnership’s ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If the Partnership is unable to access the capital markets on favorable terms in the future, it might be forced to seek extensions for some of its short-term securities or to refinance some of the Partnership’s debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which the Partnership might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that the Partnership’s leverage may adversely affect its future financial and operating flexibility and thereby impact the Partnership’s ability to pay cash distributions at expected levels.

The Partnership’s and Holdings’ variable rate debt and future maturities of fixed-rate, long-term debt make the Partnership vulnerable to increases in interest rates. Increases in interest rates could materially adversely affect the Partnership’s business, financial position, results of operations and cash flows.

On a pro forma basis, the Partnership would have had outstanding $13.8 billion of consolidated debt (excluding the value of interest rate swaps and currency swaps) as of June 30, 2010. Of this amount, approximately $1.5 billion, or 11%, was subject to variable interest rates, either as short-term or long-term variable rate debt obligations or as long-term fixed-rate debt converted to variable rates through the use of interest rate swaps. Should interest rates increase, the Partnership’s refinancing cost would increase and the amount of cash required to service the Partnership’s debt would increase. As a result, the Partnership’s financial position, results of operations and cash flows, could be materially adversely affected.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular, for yield-based equity investments such as the Partnership’s common units. Any such reduction in demand for the Partnership’s common units resulting from other more attractive investment opportunities may cause the trading price of the Partnership’s common units to decline.

Risks Related to the Partnership’s Common Units and Risks Resulting from its Partnership Structure

The general partner of the Partnership and its affiliates have limited fiduciary responsibilities to, and have conflicts of interest with respect to, the Partnership, which may permit the general partner of the Partnership to favor its own interests to your detriment.

The directors and officers of the general partner of the Partnership and its affiliates have duties to manage the general partner of the Partnership in a manner that is beneficial to its member. At the same time, the general partner of the Partnership has duties to manage the Partnership in a manner that is beneficial to the Partnership. Therefore, the duties of the general partner to the Partnership may conflict with the duties of its officers and directors to its member. Such conflicts may include, among others, the following:

•	neither the Partnership’s partnership agreement nor any other agreement requires the general partner of the Partnership or EPCO to pursue a business strategy that favors the Partnership;

•	decisions of the general partner of the Partnership regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and the general partner of the Partnership;

•	under the Partnership’s partnership agreement, the general partner of the Partnership determines which costs incurred by it and its affiliates are reimbursable by the Partnership;

•	the general partner of the Partnership is allowed to resolve any conflicts of interest involving the Partnership and the general partner of the Partnership and its affiliates;

•	the general partner of the Partnership is allowed to take into account the interests of parties other than the Partnership, such as EPCO, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the Partnership’s unitholders;

•	any resolution of a conflict of interest by the general partner of the Partnership not made in bad faith and that is fair and reasonable to the Partnership shall be binding on the partners and shall not be a breach of the Partnership’s partnership agreement;

•	affiliates of the general partner of the Partnership may compete with the Partnership in certain circumstances;

•	the general partner of the Partnership has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to the Partnership’s unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of acquiring Partnership common units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	the Partnership does not have any employees and relies solely on employees of EPCO and its affiliates; in some instances, the general partner of the Partnership may cause the Partnership to borrow funds in order to permit the payment of distributions;

•	the Partnership’s partnership agreement does not restrict the general partner of the Partnership from causing the Partnership to pay it or its affiliates for any services rendered to the Partnership or entering into additional contractual arrangements with any of these entities on the Partnership’s behalf;

•	the general partner of the Partnership intends to limit its liability regarding the Partnership’s contractual and other obligations and, in some circumstances, may be entitled to be indemnified by the Partnership;

•	the general partner of the Partnership controls the enforcement of obligations it owes to the Partnership and other affiliates of EPCO;

•	the general partner of the Partnership decides whether to retain separate counsel, accountants or others to perform services for the Partnership; and

•	the Partnership has significant business relationships with entities controlled by the DDLLC voting trustees and the EPCO voting trustees, including EPCO. For detailed information on these relationships and related transactions with these entities, please see Item 13 (“Certain Relationships and Related Transactions, and Director Independence”) of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and Note 13 (“Related Party Transactions”) to the Unaudited Condensed Consolidated Financial Statements included in Item 1 of the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

The general partner of the Partnership has a limited call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time the general partner of the Partnership and its affiliates own 85% or more of the Partnership common units then outstanding, the general partner of the Partnership will have the right, but not the obligation, which it may assign to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining Partnership common units held by unaffiliated persons at a price not less than then current market price. As a result, common unitholders may be required to sell their Partnership common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

THE SPECIAL UNITHOLDER MEETING

Time, Place and Date.  The special meeting of Holdings unitholders will be held on          , 2010 at   :00 .m., local time at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002. The meeting may be adjourned or postponed by Holdings GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes.  The purposes of the special meeting are:

•	to consider and vote on the approval of the merger agreement and the merger; and

•	to transact other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At the present time, Holdings knows of no other matters that will be presented for consideration at the meeting.

Quorum.  A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Holdings units. Holdings units will be counted as present at the special meeting if the holder is present and votes in person at the meeting or has submitted a properly executed proxy card. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals, such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Record Date.  The Holdings unitholder record date for the special meeting is the close of business on          , 2010.

Units Entitled to Vote.  Holdings unitholders may vote at the special meeting if they owned Holdings units at the close of business on the record date. Holdings unitholders may cast one vote for each Holdings unit owned on the record date.

Votes Required.  Under Holdings’ partnership agreement, the affirmative vote of the holders of at least a majority of Holdings’ outstanding units is required to approve the merger agreement and merger. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the approval of the merger agreement and the merger for purposes of the majority vote required under the Holdings partnership agreement.

Pursuant to a support agreement, the Holdings supporting unitholders have agreed to vote their Holdings units in favor of the proposal to approve the merger agreement and the merger. As a result of their ownership of approximately 76% of the outstanding Holdings units, the Holdings supporting unitholders have a sufficient number of Holdings units to constitute a quorum and to approve the merger agreement and the merger without the affirmative vote of any other holder of Holdings units. As a result of the support agreement, the approval of such proposal at the special meeting is assured unless the conditions of the support agreement are not met and the support agreement is terminated. As of the record date, directors and executive officers of Holdings GP and their affiliates (including the Holdings supporting unitholders) collectively had the right to vote           Holdings units, or approximately  % of Holdings’ outstanding units.

Units Outstanding.  As of the record date, there were 139,195,064 Holdings units outstanding.

Voting Procedures

Voting by Holdings Unitholders.  Holdings unitholders may vote using any of the following methods:

•	call the toll-free phone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval of the merger agreement and the merger.

If any other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. Holdings’ partnership agreement provides that, in the absence of a quorum, any meeting of Holdings limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding Holdings units represented either in person or by proxy.

Revocation.  You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of Holdings GP at or before the special meeting;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of Holdings GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity.  The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The Holdings Board has the right to waive any irregularities or conditions as to the manner of voting. Holdings may accept your proxy by any form of communication permitted by Delaware law so long as Holdings is reasonably assured that the communication is authorized by you.

Solicitation of Proxies.  The accompanying proxy is being solicited on behalf of the Holdings Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Holdings.

BNY Mellon Shareowner Services has been retained by Holdings to aid in the solicitation of proxies for an initial fee of $7,000 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from Holdings unitholders by personal interview, telephone, fax or other electronic means by directors and officers of Holdings GP and employees of EPCO and its affiliates who provide services to Holdings, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Holdings units held by those persons, and Holdings will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name.  If you hold Holdings units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Holdings units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval of the merger agreement and the merger. The units not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

Failures to vote, abstentions and broker non-votes will have the same effect as a vote against approval of the merger proposal for purposes of the majority vote required under the partnership agreement.

THE MERGER

Background of the Merger

Executive officers of the Partnership GP, along with the Holdings Board and the Partnership Board, have regularly considered strategic transactions, whether with third parties or related parties, and evaluated ways to enhance long-term value to unitholders of both Holdings and the Partnership. For many years, the partnerships and their affiliates have also focused particularly on improving the competitive position of the Partnership and its subsidiaries by reducing the Partnership’s cost of capital and enhancing its long-term growth prospects. In December 2002, EPCO and its affiliates reduced the highest level of distributions on the IDRs that the Partnership GP is entitled to receive (together with its general partner interest) from 50% to 25%, which has significantly enhanced the Partnership’s competitive position and historic growth since that time. These considerations have also included the potential simplification of the public partnership structures of Holdings and its subsidiaries (including the Partnership and its subsidiaries). In 2009, the Partnership acquired TEPPCO, a publicly traded partnership formerly controlled by Holdings, which furthered the objective of simplification.

The Partnership GP currently holds IDRs that entitle the Partnership GP to increasing percentages of cash distributed by the Partnership above certain distribution levels per Partnership common unit, as well as distributions on additional common units issued by the Partnership. Based on Partnership distributions made on August 5, 2010 with respect to the second quarter of 2010, the Partnership GP received approximately 15.3% of all cash distributed, and the Partnership GP would be entitled to 25% of any incremental increase in Partnership distributions in the future. In addition, at the current Partnership common unit quarterly distribution level of $0.575 per Partnership common unit, the Partnership GP would receive an additional $0.10379 per quarter for each additional common unit issued by the Partnership.

Unitholders of the Partnership and the investment community have focused on the Partnership’s cost of capital after other midstream publicly traded partnerships, including Sunoco Logistics Partners L.P., NuStar Energy L.P., Mark West Energy Partners L.P., Magellan Midstream Partners, L.P. (2009), Buckeye Partners, L.P. (June 2010, with transaction pending) and Inergy, L.P. (August 2010, with transaction pending), acted to reduce their long-term cost of capital by eliminating or reducing their IDRs through merger or other actions. Senior management of the Partnership GP believes that, by eliminating the Partnership’s IDRs, the Partnership will be more competitive in pursuing acquisitions and may finance acquisitions and organic growth projects at an overall lower cost of capital, which would enhance the Partnership’s long-term ability to continue distribution growth to its unitholders.

On June 24, 2010, Andrews Kurth, counsel to the Partnership, met with Richard H. Bachmann and Dr. Ralph S. Cunningham, in their capacities as EPCO voting trustees and representatives of EPCO, and representatives of the Partnership GP, including Michael A. Creel, the President and Chief Executive Officer of the Partnership GP, W. Randall Fowler, the Chief Financial Officer of the Partnership GP, and Bryan F. Bulawa, the Senior Vice President and Treasurer of the Partnership GP, to discuss trends in simplification of publicly traded partnerships, as well as proposed U.S. federal tax legislation. Andrews Kurth and the Partnership GP officers and EPCO representatives discussed the then-most recent simplification transaction by Buckeye Partners, L.P. as well as other similar transactions. Andrews Kurth also discussed that the U.S. House of Representatives had passed proposed legislation relating to the federal taxation of “carried interests” that may treat a potential simplification transaction (that would generally be non-taxable to unitholders under current law) as a taxable exchange to a unitholder of a partnership whose interest was acquired, such as a Holdings unitholder in a potential simplification transaction, on or after an effective date of January 1, 2011, in the absence of an election that itself could have an adverse impact on a such unitholder. Andrews Kurth also explained that the U.S. Senate was considering legislation that may have a similar effect. While the primary rationale for a simplification transaction was not tax-based, the parties discussed that these potential changes, if enacted, could make it more difficult to complete a simplification transaction in the future, even if it was otherwise favorable to the unitholders of Holdings and the Partnership. Executive officers of the Partnership GP inquired about the structuring and timing of a potential simplification transaction. Based on these discussions, management of the Partnership GP requested that Andrews Kurth continue to analyze a potential simplification transaction and to discuss partnership, tax and securities matters.

During late June 2010, the Partnership GP contacted Barclays Capital Inc. (“Barclays Capital”) to assist it with modeling and analyzing a transaction. Also, during late June and into early July 2010, Mr. Creel, Mr. Fowler and other management of the Partnership GP and representatives of Barclays Capital discussed Partnership GP management forecasts for 2010-2012 and projections thereafter based on Barclays Capital’s analysis, and certain effects on the Partnership of a potential merger with Holdings. Because there were no internal financial projections of the Partnership or Holdings for any period following fiscal year 2012, Barclays Capital, at the request of and in conjunction with management of the Partnership GP, prepared extensions to the financial projections of the Partnership and Holdings for 2013 and subsequent years on the basis of assumptions discussed with, and considered reasonable for this purpose by, senior management of the Partnership GP. Management of the Partnership GP reviewed the extensions to the projections and agreed that the extended projections were a reasonable estimate of the Partnership’s and Holdings’ future financial performance as of the date prepared. Representatives of Barclays Capital, Andrews Kurth and Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel for the Partnership (“Morris Nichols”), also considered and discussed with Partnership GP management potential transaction structures and legal considerations.

On June 30, 2010, Mr. Creel notified the Partnership ACG Committee that the Partnership was evaluating a potential transaction between Holdings and the Partnership and of its initial strategic rationale for a potential transaction, and requested a meeting with the committee to discuss the same.

On July 6, 2010, Mr. Creel and other members of management of the Partnership GP held a conference call with the Partnership ACG Committee generally outlining a structure for a potential transaction. Later that day, Mr. Creel notified the standing Holdings ACG Committee, which is authorized under the Holdings partnership agreement to review and approve or disapprove conflict of interest transactions, of Partnership GP management’s conference with the Partnership ACG Committee and requested a meeting with the Holdings ACG Committee to discuss a potential transaction between Holdings and the Partnership.

On July 7, 2010, the Holdings ACG Committee held a conference call with members of Partnership GP management, at which time the potential transaction structure outlined to the Partnership ACG Committee was discussed. As discussed with each of the committees, the potential transaction would be structured so that Holdings would become a subsidiary of the Partnership, the 2% economic general partner interest and IDRs held by the general partner of the Partnership would be cancelled, and the surviving general partner would hold a non-economic general partner interest in the Partnership. No specific financial terms were proposed or discussed with either of the committees.

Later on July 7, 2010, the Holdings ACG Committee held a conference call with Ms. Randa Duncan Williams, Mr. Bachmann and Dr. Cunningham, in their capacities as the EPCO voting trustees and EPCO directors and the DDLLC voting trustees, to discuss their views on a potential transaction between Holdings and the Partnership and whether EPCO and DDLLC would consider a transaction with a third party. The EPCO voting trustees and directors and DDLLC voting trustees, who in such capacities control Holdings GP and approximately 76% of the outstanding Holdings units, informed the Holdings ACG Committee that they would be willing to listen to an offer from the Partnership that the Holdings ACG Committee approved and recommended as fair and reasonable to the Holdings unaffiliated unitholders, even though they were not seeking a sale of Holdings, and that they would not entertain a proposal from any third party to acquire Holdings. On July 7, 2010, the Holdings ACG Committee also engaged Baker & Hostetler LLP (“Baker Hostetler”) as its independent legal counsel.

On July 12, 2010, the Holdings ACG Committee met with Baker Hostetler and with representatives of Morgan Stanley to discuss the Holdings ACG Committee’s possible engagement of Morgan Stanley as its independent financial advisor. The meeting participants discussed the rationale for a transaction with the Partnership, Holdings’ alternatives to such a transaction, the transaction components presented by the Partnership GP’s management, and the potential conflicts of interest to be considered in connection with any such transaction. The Holdings ACG Committee authorized Baker Hostetler to engage Richards Layton & Finger, P.A. (“Richards Layton”) as special Delaware counsel on behalf of the committee in connection with the Holdings ACG Committee’s consideration of any proposed transaction. The Holdings ACG Committee engaged Richards Layton on July 14, 2010.

On July 14, 2010, the Partnership ACG Committee engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its independent legal counsel and discussed the process for selecting an independent financial advisor.

On July 19, 2010, the Partnership ACG Committee engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as its independent financial advisor. Also, on July 19, 2010, after discussions with Holdings GP management on July 12, 2010, Holdings engaged Vinson & Elkins as Holdings’ counsel. On July 20, 2010, the Holdings ACG Committee engaged Morgan Stanley as its independent financial advisor.

On July 22, 2010, management of the Partnership GP distributed to the Partnership ACG Committee and its independent counsel an initial presentation by Barclays Capital, as well as structuring memoranda and initial draft agreements for a potential transaction based on the contemplated transaction structure.

On July 26, 2010, Mr. Creel, Mr. Fowler and other representatives of management of the Partnership GP, and representatives of Barclays Capital and Andrews Kurth as advisors for the Partnership, met with the Partnership ACG Committee and representatives of Credit Suisse and Skadden as its advisors to discuss a potential strategic combination (structured as an acquisition by merger of Holdings by the Partnership, but with the general partner of Holdings surviving as the successor general partner of the Partnership) and preliminary observations regarding the potential transaction. These discussions included the strategic rationale for a merger, certain status quo financial projections, current trading values for Holdings units, Partnership common units and Energy Transfer Equity common units, and implied values for the general partner interest and IDRs in the Partnership held by Holdings. The participants also discussed selected estimated pro forma consequences of a potential transaction compared to status quo estimates, including the expected pro forma accretion and dilution per Partnership common unit that would result under different exchange ratios. After these discussions, the Partnership ACG Committee met separately with its independent legal and financial advisors and requested that management and Barclays Capital provide additional information and analysis of the quantitative and qualitative benefits of a proposed merger transaction to the Partnership and its common unitholders, including the effects of growth capital expenditures at assumed levels and different premiums to the implied value of the Partnership’s general partner interest and IDRs.

During late July 2010, the Holdings ACG Committee continued to discuss with its advisors the components of a potential transaction and related considerations that had been raised in the committee’s July 12, 2010 meeting.

On July 29, 2010, the Partnership ACG Committee and its advisors met with Partnership GP management and Barclays Capital. At this meeting, Mr. Fowler, as a representative of the Partnership, and Robert Pierce and other representatives of Barclays Capital reviewed again with the Partnership ACG Committee the rationale for the proposed transaction and an analysis that illustrated the expected pro forma effect of the proposed transaction on the Partnership’s common unitholders assuming various levels of future acquisitions and capital expenditures intended to represent incremental growth activities in periods beginning in 2012. Barclays Capital reviewed and discussed with the Partnership ACG Committee the pro forma effects of these analyses based on different merger exchange ratios and the implied premiums for the Partnership general partner interest and IDRs.

In late July 2010, the Holdings ACG Committee and one of its members, Edwin E. Smith, determined that Mr. Smith would recuse himself from all committee deliberations and actions in connection with any proposal from the Partnership, in light of the magnitude of Mr. Smith’s ownership of Partnership common units in relation to his ownership of Holdings units. Charles McMahen, Chairman of the Holdings ACG Committee, requested that Dr. Cunningham on behalf of DDLLC, as the sole member of Holdings GP, which is solely entitled to appoint members to the Holdings Board, propose a candidate for the Holdings Board who would meet the requirements of the Holdings partnership agreement for members of the Holdings ACG Committee, as well as being independent for purposes of reviewing any proposals from the Partnership. After prior consultations with Mr. McMahen regarding multiple candidates suggested by Dr. Cunningham, on August 2, 2010, the sole member of Holdings GP appointed B.W. Waycaster to the Holdings Board, and the Holdings Board appointed Mr. Waycaster to the Holdings ACG Committee, following the Holdings Board’s determination that Mr. Waycaster met the requirements of the Holdings partnership agreement for members of the Holdings ACG Committee, and after consideration of Mr. Waycaster’s independence for purposes of evaluating any potential transaction between Holdings and the Partnership. All references to the Holdings ACG Committee relating to events occurring on or after August 2, 2010 mean only Mr. McMahen, Thurmon M. Andress and Mr. Waycaster.

In light of potential conflicts of interest in a potential transaction between the Partnership and Holdings, the Holdings Board formally delegated to the Holdings ACG Committee the power to consider, analyze, review, evaluate and accept or reject any proposed merger and related arrangements, and to negotiate the terms thereof, and delegated the authority to determine whether to approve a merger and to make any recommendations to the Holdings Board as to what action, if any, should be taken by the Holdings Board with respect to a merger.

On August 3, 2010, representatives of management of the Partnership GP and advisors for the Partnership met with the Partnership ACG Committee and its advisors. At this meeting, Barclays Capital reviewed a draft presentation and proposal that Partnership GP management proposed to make to the Holdings ACG Committee later that day. The Partnership ACG Committee endorsed Partnership GP management making this proposal.

Later on August 3, 2010, Mr. Creel and other management of the Partnership GP, the Partnership ACG Committee, and representatives of Barclays Capital, Credit Suisse, Andrews Kurth and Skadden, met with the Holdings ACG Committee and representatives of Morgan Stanley, Baker Hostetler, Richards Layton and Vinson & Elkins, as well as Mr. Bachmann and Dr. Cunningham in their capacities as EPCO representatives, to discuss an initial offer. At this meeting, Messrs. Creel and Pierce discussed the proposed transaction and the strategic rationale for the Partnership, including, but not limited to: (i) elimination of the IDRs to reduce the Partnership’s long-term cost of capital, thereby allowing the Partnership to be more competitive in the mergers and acquisitions market and enhancing returns on organic growth projects and acquisitions; and (ii) simplification of the organizational structure by consolidating two publicly traded entities into one. Mr. Pierce stated that the proposal should be attractive to Holdings because it would (a) provide Holdings unitholders a premium to the current Holdings unit price and an immediate and substantial increase in cash distributions; (b) provide enhanced market liquidity in Partnership common units compared to the liquidity of Holdings units; (c) address Holdings’ $1.1 billion debt balance well ahead of its maturity; and (d) be expected to be credit neutral to positive to the credit ratings of the Partnership.

At this meeting, Mr. Pierce also discussed selected precedent transactions and differences among those transactions and the proposed transaction. Mr. Pierce noted a number of reasons why the proposed premium differed from the premiums paid in certain other recent precedent transactions, including:

•	the significantly higher enterprise value of the Partnership as compared to partnerships involved in the precedent transactions, as a result of which a single acquisition or growth project for the Partnership would not create the same accretion percentages for the Partnership as compared to the partnerships involved in the precedent transactions due to the Partnership’s much larger enterprise value;

•	that the highest incremental sharing percentage under the IDRs and general partner interest in the Partnership is approximately 25%, compared with the highest incremental sharing percentage of 50% in certain of the precedent transactions;

•	that, as a percentage, the total current distributions being paid in respect of the IDRs in the Partnership are substantially lower than distributions being paid in respect of the IDRs in the precedent transactions;

•	that Holdings owns sizeable investments other than the 2% general partner interest and IDRs in the Partnership, which investments in other publicly traded securities should be excluded for purposes of considering any premium;

•	that Holdings has significantly more debt outstanding, and thus greater future refinancing requirements, than did the general partner in any of the precedent transactions; and

•	that the proposed transaction would not result in a change of control due to EPCO’s and its affiliates’ continued control of the general partner of the Partnership and a significant percentage of the Partnership common units.

Based on the foregoing, Mr. Creel, on behalf of the Partnership, made an initial offer of 1.377 Partnership common units for each outstanding Holdings unit (the “Initial Proposal”), which represented a 2.6% premium over the July 30, 2010 closing price of the Holdings units and an estimated 41% increase in quarterly cash distributions to Holdings unitholders based on distributions declared by the respective partnerships for payment in August 2010.

Barclays Capital then discussed its analysis of the pro forma consequences of the proposed transaction. This analysis was based on the projections described under “The Merger — Unaudited Financial Projections of the Partnership and Holdings.” The assumptions for 2013-2015 used in the analysis, which were discussed with, and considered reasonable by, senior management of the Partnership GP for these purposes, included the following: (i) the Partnership’s distributions would grow at the greater of 5% or $0.12 per common unit per year; (ii) the Partnership’s EBITDA would grow based on the median of the historical and forecast annual EBITDA growth rates from 2009-2012; and (iii) the Partnership’s maintenance capital expenditures during each year, as a percentage of EBITDA for such year, would equal the average percentage of historical and forecast EBITDA over 2009-2012. Based on these factors, the estimated distribution coverage would remain above 1.1x for 2011-2015, and the transaction would become accretive per Partnership common unit on a distributable cash flow basis in 2015.

After this joint meeting, the Holdings ACG Committee met separately to discuss the Initial Proposal. The committee discussed, among other things, the Partnership’s valuation of the Partnership common units and Energy Transfer Equity units owned by Holdings, the proposed exchange ratio in relation to the current and historical relationship between the Partnership’s and Holdings’ unit trading values, and various financial metrics in relation to those reflected in recent similar transactions, all from the perspective of the Holdings unaffiliated unitholders. At the conclusion of the meeting, the Holdings ACG Committee directed Morgan Stanley to analyze the Initial Proposal and to assist the committee in its review and consideration of the Initial Proposal.

On August 9, 2010, Morgan Stanley held a diligence call with Partnership GP management regarding the financial projections and assumptions used in the forecasts provided to Morgan Stanley. Also, on August 9, 2010, Andrews Kurth distributed a draft merger agreement and support agreement to counsel for the Holdings ACG Committee and to counsel for Holdings for review in connection with the Holdings ACG Committee’s consideration of the Initial Proposal.

On August 10, 2010, the Holdings ACG Committee met to further discuss the Initial Proposal with its advisors. Morgan Stanley reviewed with the Holdings ACG Committee, among other things, the methodologies used in its analysis, underlying historical and projected financial data, recent and historical unit trading performance data, valuation metrics based on yield, growth and the long-term cost of capital, and similarities and differences between the proposed transaction and other recent precedent transactions. The meeting participants discussed the short-term and long-term implications of these considerations from the perspective of the Holdings unaffiliated unitholders. After its review, the Holdings ACG Committee determined that the Initial Proposal was inadequate. Mr. McMahen then informed Dr. Cunningham and Mr. Bachmann of the Holdings ACG Committee’s determination. Subsequently, Mr. McMahen advised Mr. Creel that the Holdings ACG Committee considered the Initial Proposal inadequate. Mr. McMahen further advised Mr. Creel that Holdings was not seeking a sale transaction, but would consider an improved proposal from the Partnership if the Partnership made one.

Later on August 10, 2010, following the response by the Holdings ACG Committee, Partnership GP management held a call with the Partnership ACG Committee, Barclays Capital, Credit Suisse, Skadden and Andrews Kurth, to discuss the response and further action. The Partnership ACG Committee and Partnership GP management collectively requested Barclays Capital to conduct further analysis that would include a revised exchange ratio for the proposed transaction together with assumed support from EPCO or its affiliates in the form of a waiver of distributions on designated units in order to reduce for a number of years the distributable cash flow dilution per Partnership common unit created by a higher exchange ratio.

On August 11, 2010, Partnership GP management met with Barclays Capital and Andrews Kurth to discuss the preliminary analysis regarding a revised proposal which would include EPCO support. The analysis assumed the level of EPCO support required to make the transaction cash flow neutral in terms of estimated Partnership distributable cash flow per unit from 2011 through 2014.

Subsequently on August 11, 2010, Partnership GP management met with the Partnership ACG Committee and representatives of Barclays Capital, Credit Suisse, Andrews Kurth and Skadden and reviewed a range of potential alternative proposals assuming EPCO support. Based on these discussions and analysis, the Partnership ACG Committee endorsed Partnership GP management making a revised proposal to the Holdings ACG Committee (i) with an exchange ratio of 1.40 Partnership common units for each Holdings unit and (ii) assuming a waiver of distributions by EPCO or its affiliates for a specified number of units during the 2011-2014 period (the “First Revised Proposal”).

On August 12, 2010, Mr. Creel and other members of Partnership GP management, representatives of Barclays Capital and Andrews Kurth, the Partnership ACG Committee and representatives of its advisors met with the Holdings ACG Committee, representatives of its advisors, and Mr. Bachmann and Dr. Cunningham, as EPCO representatives, to make its First Revised Proposal, which reflected a 6.8% premium to the closing price for Holdings units on August 11, 2010 and a 44% increase in quarterly cash distributions to the Holdings unaffiliated unitholders based on the respective distributions paid by the partnerships in August 2010. Mr. Creel on behalf of the Partnership noted that the First Revised Proposal was conditioned on the parties obtaining EPCO support as proposed by the Partnership, and that the Partnership desired that the Holdings ACG Committee discuss this directly with EPCO. Mr. Pierce then presented Barclays Capital’s more detailed analysis of the First Revised Proposal to the Holdings ACG Committee.

Later that day, the Holdings ACG Committee convened separately to discuss the First Revised Proposal. At the committee’s invitation, Dr. Cunningham and Mr. Bachmann, as EPCO representatives, joined the meeting. The EPCO representatives indicated their willingness to provide financial support for a transaction so long as (i) EPCO would not be disadvantaged relative to the position it would have been in under the Initial Proposal, and (ii) the committee determined that the transaction was fair and reasonable to Holdings’ unaffiliated unitholders. The EPCO representatives then left the meeting. The Holdings ACG Committee and its advisors then discussed the First Revised Proposal in light of the considerations reviewed in the Holdings ACG Committee’s August 10, 2010 meeting.

Following these discussions, the Holdings ACG Committee determined that the First Revised Proposal was inadequate and that the committee was not prepared to make a counterproposal. Mr. Bachmann and Dr. Cunningham, as EPCO representatives, then rejoined the meeting. Mr. McMahen informed the meeting invitees of the committee’s determination, and Mr. Bachmann and Dr. Cunningham concurred with the committee’s determination that the First Revised Proposal was inadequate.

Thereafter, the Holdings ACG Committee reconvened the meeting with Partnership GP management and the Partnership ACG Committee, along with their respective advisors, and Mr. Bachmann and Dr. Cunningham. Mr. McMahen informed the meeting participants that the Holdings ACG Committee had determined that the First Revised Proposal was inadequate. The Holdings ACG Committee cited the premiums paid in other simplification transactions. At this meeting, Mr. Bachmann also noted, in his capacity as a representative of EPCO, that he believed that the distribution support requested from EPCO in the First Revised Proposal would result in lower distributions to EPCO than in the Initial Proposal, and thus that the distribution support requested from EPCO in the First Revised Proposal was not acceptable to EPCO.

After this meeting, Partnership GP management and the Partnership ACG Committee, along with their advisors, met to discuss the Holdings ACG Committee’s response to the First Revised Proposal. Following this separately convened meeting, Partnership GP management and the Partnership ACG Committee, along with their advisors, met again during the afternoon of August 12, 2010 with the Holdings ACG Committee. At this meeting, Mr. Creel stated that in the absence of a counterproposal and in view of the current position of EPCO as indicated by Mr. Bachmann as its representative, the Partnership had no further proposals to make.

By letter dated August 12, 2010, Mr. McMahen as the Holdings ACG Committee Chairman confirmed to the Partnership ACG Committee the termination of discussions.

During the week of August 16, 2010, based on discussions with Partnership GP management and the Partnership ACG Committee on August 11, 2010, Barclays Capital continued to revise analyses of alternative proposals and to meet with Partnership GP management regarding the same. On August 17, 2010, Partnership GP management and advisors for the Partnership met with the Partnership ACG Committee and its legal advisors to discuss a range of potential proposals regarding EPCO financial support at various assumed exchange ratios.

On August 18, 2010, Messrs. Creel and Bulawa met with the three EPCO voting trustees to review certain financial analyses prepared by Barclays Capital and Partnership GP management and potential levels of EPCO distribution waiver support under various exchange ratios. The EPCO voting trustees requested additional information regarding the assumptions included in the analyses, including with respect to assumed distribution growth on the Energy Transfer Equity common units held by Holdings.

On August 19, 2010, Mr. Bachmann notified Mr. McMahen that the Partnership was considering a new proposal to the Holdings ACG Committee for its consideration, and Mr. McMahen notified the Holdings ACG Committee and its advisors of this potential further activity.

On August 22, 2010, Partnership GP management and advisors for the Partnership met with the Partnership ACG Committee and its advisors to discuss alternative proposals. Based on this discussion, the Partnership ACG Committee endorsed Partnership GP management making a revised proposal with (i) an exchange ratio of 1.475 Partnership common units for each Holdings unit and (ii) a waiver of distributions by EPCO or its affiliates for a specified number of units during 2011-2015 (the “Second Revised Proposal”).

On August 23, 2010, the Holdings ACG Committee and its advisors met with Mr. Bachmann and Dr. Cunningham, as EPCO representatives, in anticipation of a meeting later that day with representatives of the Partnership. The EPCO representatives advised the Holdings ACG Committee of the limits on the financial support for a transaction that EPCO was willing to provide, and stated that they had similarly informed the Partnership of those limits, and the EPCO representatives then left the meeting. The Holdings ACG Committee then discussed briefly the matters, in addition to financial analyses, that it would consider in assessing any new proposal that might be made by the Partnership.

Mr. Creel and other management of the Partnership GP, the Partnership ACG Committee and the respective legal and financial advisors for the Partnership and the Partnership ACG Committee then met with the Holdings ACG Committee and the legal and financial advisors for the Holdings ACG Committee and Holdings. At this meeting, Mr. Creel along with Mr. Pierce presented the Second Revised Proposal and related analyses. The Second Revised Proposal represented a 13.2% premium to the closing price for Holdings units on August 20, 2010 and a 51% increase in cash distributions to the Holdings unaffiliated unitholders based on the respective distributions paid by the partnerships in August 2010. The Second Revised Proposal was conditioned on obtaining EPCO support as proposed by the Partnership.

Following this joint meeting, the Holdings ACG Committee met separately with its advisors to review numerous financial considerations relating to the Second Revised Proposal. The Holdings ACG Committee also discussed with its advisors the implications of the proposed “carried interest” federal tax legislation, and directed Baker Hostetler to prepare further analysis of that subject to be presented to the committee. After discussion, the Holdings ACG Committee informed the Partnership and the Partnership ACG Committee that it would consider the Second Revised Proposal after further analysis by its legal and financial advisors.

Subsequent to that meeting, from August 23, 2010 through August 29, 2010, management of the Partnership GP and the respective legal and financial advisors for the Partnership and the Partnership ACG Committee, and the Holdings ACG Committee and the legal and financial advisors for Holdings and the Holdings ACG Committee conducted further financial analysis and due diligence. Based on these discussions, the Partnership GP management and Barclays Capital changed certain assumptions used for the financial analysis regarding distribution growth with respect to Energy Transfer Equity common units owned by Holdings. On August 26, 2010, Mr. Bulawa advised Morgan Stanley of these revised assumptions, and Mr. Creel advised the Holdings ACG Committee, the Partnership ACG Committee and the EPCO voting trustees of the same.

On August 25, 2010, the Holdings ACG Committee held a lengthy meeting with its advisors to review in detail Morgan Stanley’s analysis of the Second Revised Proposal, and to review pending and threatened derivative litigation on behalf of Holdings with Morris Nichols as derivative litigation counsel to Holdings. Derivative litigation counsel discussed the relevant proceedings and threatened action and the status of each, and then left the meeting. Baker Hostetler and Richards Layton then advised the committee regarding its duties in assessing those matters in the context of considering proposals from the Partnership.

The Holdings ACG Committee and its advisors then considered in detail Morgan Stanley’s analysis of the Second Revised Proposal, discussing, among other considerations, (i) the EPCO financial support, (ii) relevant premiums to Holdings’ current unit price and the effect of the premiums on public unitholders’ cash flow, (iii) comparisons of other financial metrics to those in recent precedent transactions, (iv) the proposal’s financial characteristics in relation to those implicit in other exchange ratios, (v) the current and historical trading relationships between Partnership common units and Holdings units, (vi) anticipated yields and growth rates per Holdings unit assuming acceptance of the proposal and also on a stand-alone basis, (vii) the effect on Holdings of interest rate fluctuations, (viii) near-term and longer-term accretion and dilution considerations for Holdings unitholders and Partnership common unitholders, (ix) the impact of consummating the proposal on the Partnership’s distribution coverage ratio, (x) the impact of the proposal on the Partnership’s long-term cost of capital, (xi) Holdings’ leverage to growth ratio and IDRs in relation to those of entities in precedent transactions, (xii) the relative trading liquidity of Holdings units and Partnership common units, (xiii) the current state of the capital markets and Holdings’ and the Partnership’s relative positions in the capital markets, and (xiv) the effect on Holdings’ public unitholders of Holdings’ alternatives to accepting a Partnership proposal, including possible opportunities to diversify, the marketplace for public general partners and maintaining Holdings as it currently exists.

Following additional consideration by the Holdings ACG Committee of the matters referred to above, the committee determined to make a counterproposal to the Partnership at an exchange ratio of 1.535 Partnership common units for each Holdings unit (the “Holdings Counterproposal”). The Holdings ACG Committee directed Morgan Stanley to prepare analyses relating to the Holdings Counterproposal for purposes of a presentation to be made by the Holdings ACG Committee to the Partnership. The Holdings ACG Committee and its advisors met on August 26, 2010 and on August 27, 2010 to review and make revisions to the presentation supporting the Holdings Counterproposal and to discuss further the considerations previously discussed relating to Holdings derivative litigation and proposed “carried interest” federal tax legislation.

On August 29, 2010, Partnership GP management and the financial and legal advisors for the Partnership met with the Partnership ACG Committee and its financial and legal advisors to discuss a revised analysis by Barclays Capital, which took into account: a revision to the number of EPCO distribution waiver units based on the anticipated timing of the proposed transaction; the recent dissolution of certain employee partnerships that held Holdings units and Partnership common units; changes in assumptions used for the financial analysis with respect to distribution growth on the Energy Transfer Equity common units owned by Holdings; and in connection with analysis of the cash impact of the distribution waiver, the impact of the Partnership distributions reflected on a cash basis rather than on an accrual basis.

On August 30, 2010, Mr. McMahen and a representative of the legal and financial advisors for the Holdings ACG Committee met initially with the three EPCO voting trustees, in anticipation of the meeting later that morning with representatives of the Partnership, to inform them of the Holdings Counterproposal to be made. Immediately thereafter, the Holdings ACG Committee and its advisors met with Partnership GP management and the advisors for the Partnership, the Partnership ACG Committee and its advisors, and each of the three EPCO voting trustees. At this meeting, Mr. McMahen and representatives of Morgan Stanley presented the Holdings Counterproposal. The Holdings ACG Committee and the Partnership ACG Committee

and their respective advisors exchanged views regarding the various financial and strategic considerations relevant to arriving at a mutually acceptable exchange ratio for a transaction.

Management of the Partnership GP and its advisors, and the Partnership ACG and its advisors, then convened separately. After deliberation, the Partnership ACG Committee endorsed a counterproposal by Partnership GP management of an exchange ratio of 1.50 Partnership common units per Holdings unit (the “Final Exchange Ratio Offer”). The Final Exchange Ratio Offer represented a premium of approximately 16% based on the closing prices for Holdings units and Partnership common units on August 27, 2010 and a 54% increase in cash distributions to the Holdings unaffiliated unitholders based on the 1.50 exchange ratio and respective distributions paid by the partnerships in August 2010.

The Partnership and Holdings meeting participants then reconvened, and Mr. Creel proposed the Final Exchange Ratio Offer, presented as a final offer, to the Holdings ACG Committee. Over the remainder of that day, each committee convened separately and with the other committee or various committee representatives in a series of meetings with respect to (i) the exchange ratio, (ii) a December 31, 2010 deadline for completing the transaction if an exchange ratio could be agreed upon, in light of the possibility of retroactive federal tax legislation in 2011 that could affect Holdings unitholders, and (iii) the consequences of not completing the transaction by the deadline. At the conclusion of these meetings, Mr. McMahen advised the Partnership that the Holdings ACG Committee would agree to the Final Exchange Ratio Offer, with a transaction completion deadline of December 31, 2010 and an expense reimbursement to Holdings of up to $5 million if the agreement for the transaction were terminated for failure to meet the deadline, subject to the parties’ negotiation of and mutual agreement on all other terms of the requisite definitive agreements.

From August 30, 2010 until September 3, 2010, counsel for each of the parties prepared drafts of agreements, exchanged comments and negotiated transaction terms, including termination rights, the absence of a Holdings termination fee if Holdings determined not to proceed with the merger under certain circumstances, the impact of potential adverse federal tax legislation on the parties’ obligations to consummate the transaction, Holdings’ ability to entertain third party proposals, and the effect of various other material adverse developments affecting either party.

On September 3, 2010, the Holdings Board and the Holdings ACG Committee met with Baker Hostetler, Vinson & Elkins and Richards Layton and representatives of Morgan Stanley. Prior to the meeting, the Holdings Board was provided drafts of the merger agreements and the support agreement as well as summaries and other documents to assist the Holdings Board in evaluating the proposed transaction. Representatives of Morgan Stanley presented in detail its financial analysis of the proposed transaction at an exchange ratio of 1.50 Partnership common units for each Holdings unit, and indicated that Morgan Stanley was prepared to render to the Holdings ACG Committee its opinion that the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Holdings unitholders (other than the Holdings supporting unitholders), subject to customary assumptions, considerations, qualifications and limitations. Baker Hostetler then reviewed with the Holdings Board a summary of the material terms of the definitive merger agreement and related documents for the transaction, and reviewed resolutions that the Holdings Board would be asked to adopt, including a resolution that the transaction be presented to Holdings unitholders for their approval, if the Holdings ACG Committee approved the transaction at its forthcoming meeting and expressed its intent that its approval of the transaction constitute “Special Approval” within the meaning of Holdings’ partnership agreement. Morgan Stanley, Baker Hostetler, Vinson & Elkins and Richards Layton responded to various questions from the Holdings Board.

Immediately following the meeting of the Holdings Board, the Holdings ACG Committee met with Baker Hostetler and Richards Layton and representatives of Morgan Stanley to consider approval of the transaction and a recommendation that it be approved by the Holdings Board. The Morgan Stanley representatives highlighted certain elements of the financial analyses that it had reviewed with the Holdings Board, and rendered its oral opinion to the effect that, as of September 3, 2010 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Holdings unitholders (other than the Holdings supporting unitholders). At the committee’s request, Morgan Stanley delivered its written opinion to the Holdings ACG Committee and left the meeting. Baker Hostetler then reviewed in detail proposed resolutions to be adopted by the committee, including a resolution signifying the committee’s intent that its approval of the transaction constitute “Special Approval” of the transaction within the meaning of Holdings’ partnership agreement. The Holdings ACG Committee voted unanimously to adopt the resolutions and reviewed specific elements of the transaction that supported its actions, which elements are set forth under the heading “Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger.”

Following the meeting of the Holdings ACG Committee, after being advised of the Holdings ACG Committee’s proceedings and actions, the Holdings Board executed a unanimous written consent approving the transaction and recommending that it be presented to the Holdings unitholders for their approval.

On September 3, 2010, the Partnership Board met with Barclays Capital, Andrews Kurth and Skadden. Credit Suisse was also in attendance. Prior to the meeting, the Partnership Board was provided drafts of the merger agreements and the support agreement as well as materials to assist the Partnership Board in evaluating the proposed transactions. At the meeting, the Partnership Board reviewed and discussed the terms of the proposed transaction with the assistance of Partnership GP management and the Partnership’s legal and financial advisors. The meeting of the Partnership Board was then temporarily recessed.

Immediately following the recess of the meeting of the Partnership Board, the Partnership ACG Committee met separately and, with the assistance of its legal and financial advisors, reviewed and discussed the terms of the proposed transaction and, among other things, considered whether to provide “special approval” as permitted under the Partnership’s partnership agreement, for the proposed merger and related transactions. After discussion and deliberation, the Partnership ACG Committee voted unanimously to adopt resolutions approving the merger agreement and the merger and related transactions, including a resolution signifying the committee’s intent that its approval of the transaction constitute “special approval” for purposes of the Partnership’s partnership agreement.

Following the meeting of the Partnership ACG Committee, the Partnership Board reconvened and received the notice of “special approval” (as defined in the Partnership’s partnership agreement) by the Partnership ACG Committee. After final discussion and deliberation, the Partnership Board approved the merger agreements and the related documents and the issuance of Partnership common units in connection with the proposed merger.

Following the September 3, 2010 meetings of the Holdings ACG Committee and the Holdings Board and the Partnership ACG Committee and the Partnership Board, the parties executed and delivered definitive merger agreements. The Partnership and the Holdings supporting unitholders also executed and delivered the support agreement.

On September 7, 2010, the Partnership and Holdings issued a joint press release announcing the merger agreement and the proposed merger.

Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger

On September 3, 2010, the Holdings ACG Committee unanimously determined that the merger agreement and the merger were fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders. Accordingly, the Holdings ACG Committee recommended that the Holdings Board approve the merger agreement and the merger. Based on the Holdings ACG Committee’s determination and recommendation, on September 3, 2010, the Holdings Board unanimously approved and declared the advisability of the merger agreement and the merger. Both the Holdings ACG Committee and the Holdings Board also recommended that the Holdings unaffiliated unitholders vote in favor of the merger proposal.

The Holdings ACG Committee considered many factors in determining the merger agreement and the transactions contemplated thereby to be fair and reasonable, advisable to and in the best interests of Holdings and the Holdings unaffiliated unitholders and recommending the approval of the merger agreement and the consummation of the transactions contemplated thereby to the Holdings Board. In reaching its conclusions, the

Holdings ACG Committee consulted with its legal and financial advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendations:

•	The pro forma increase of approximately 54% in quarterly cash distributions expected to be received by Holdings unitholders, based upon the 1.50 exchange ratio and quarterly cash distribution rates paid by Holdings and the Partnership in August 2010, together with the expectation that the merger will be accretive to cash distributions received by Holdings unitholders in each year through 2015 (the period for which projections were provided).

•	In the merger, Holdings unitholders will receive common units representing limited partner interests in the Partnership, which Partnership common units have substantially more liquidity than Holdings units because of the Partnership common units’ larger average daily trading volume, as well as the Partnership being a significantly larger entity with a broader investor base and a larger public float, along with less volatility in the trading market for the Partnership common units.

•	The exchange ratio in the merger, which based upon the closing prices of Holdings units and Partnership common units on September 3, 2010, the last trading date before the Holdings ACG Committee and Holdings Board approved the merger, represented a premium of:

•	approximately 16% above the closing price of Holdings units of $49.90 on September 3, 2010; and

•	approximately 40% above the average closing price of Holdings units of $41.32 during the one-year period ended on September 3, 2010.

•	The opinion of Morgan Stanley rendered to the Holdings ACG Committee on September 3, 2010 to the effect that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Holdings unitholders (other than the Holdings supporting unitholders).

•	That the merger provides Holdings unitholders with an opportunity to benefit from price appreciation and increased distributions through ownership of Partnership common units, which should benefit from the lower long-term cost of capital associated with the permanent cancellation of the IDRs and the Partnership’s enhanced ability to compete for future acquisitions and finance organic growth projects.

•	The stronger credit profile of the Partnership relative to that of Holdings.

•	That Holdings unitholders, generally, should not recognize any income or gain, for U.S. federal income tax purposes, solely as a result of the receipt of the Partnership common units pursuant to the merger.

•	The current and prospective environment for Holdings in the future if it continues as a stand-alone entity, including potential unitholder value that might result from opportunities available to Holdings in the future or from growth in its unit price, as compared to the strengths of the combined entity.

•	The terms of the merger agreement permit the Holdings ACG Committee to change its recommendation of the merger if the Holdings ACG Committee has concluded in good faith, after consultation with its outside legal and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its duties under the Holdings partnership agreement and applicable law, and no termination fee is payable by Holdings upon any such change of recommendation.

•	The ability of Holdings to enter into discussions with another party in response to an unsolicited written offer, if the Holdings ACG Committee, after consultation with its outside legal and financial advisors, determines in good faith (a) that such unsolicited written offer constitutes or is likely to result in a superior proposal and (b) that the failure to take such action would be inconsistent with its duties under the Holdings partnership agreement and applicable law; notwithstanding that affiliates of EPCO informed the Holdings ACG Committee that they would not entertain an acquisition proposal from a third party, the Holdings ACG Committee considered it possible that a subsequent offer could affect the viewpoint of the affiliates of EPCO regarding the merger or a third party transaction.

•	The Holdings ACG Committee’s familiarity with, and understanding of, the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of Holdings and the Partnership.

•	The Holdings ACG Committee’s understanding of and management’s review of overall market conditions, and the Holdings ACG Committee’s determination that, in light of these factors, the timing of the potential transaction is favorable to Holdings.

•	The review by the Holdings ACG Committee with its legal and financial advisors of the financial and other terms of the merger agreement and related documents, including the conditions to their respective obligations and the termination provisions.

•	That the merger will eliminate potential conflicts of interest between the unitholders of Holdings and the unitholders of the Partnership.

The Holdings ACG Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendations:

•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including any failure to close by December 31, 2010, which would result in the termination of the obligations of (i) the Holdings supporting unitholders under the support agreement and (ii) DFIDH to execute the distribution waiver agreement, and that a failure to complete the merger could negatively impact the trading price of the Holdings units.

•	That the exchange ratio is fixed and the possibility that the Partnership common unit price could decline relative to the Holdings unit price prior to closing, reducing the premium available to Holdings unitholders.

•	The possibility that Holdings unitholders could be foregoing appreciation principally associated with the IDRs which might be realized either in the form of increased distributions or appreciation in unit value if the business of the Partnership performs materially better than anticipated and the Partnership increases its distribution to levels substantially higher than anticipated.

•	The possibility that the proposed “carried interest” federal tax legislation could be enacted with an effective date, or a retroactive effective date, before consummation of the merger, and the potential material tax liabilities that could be incurred by Holdings unitholders as a consequence thereof.

•	The limitations on Holdings considering unsolicited offers from third parties not affiliated with Holdings GP.

•	The risk that potential benefits sought in the merger might not be fully realized.

•	The elimination of certain control rights that Holdings possesses with respect to the Partnership.

•	That certain members of management of Holdings GP and the Holdings Board may have interests that are different from those of the holders of units in Holdings.

The foregoing discussion of the information and factors considered by the Holdings ACG Committee is not intended to be exhaustive, but includes the material factors considered by the Holdings ACG Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Holdings ACG Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Holdings ACG Committee may have given differing weights to different factors. Overall, the Holdings ACG Committee believed that the advantages of the merger outweighed the negative factors it considered.

The Holdings ACG Committee also reviewed a number of procedural factors relating to the merger, including, without limitation, the following:

•	The terms and conditions of the proposed merger were determined through arm’s-length negotiations between the Partnership ACG Committee and the Holdings ACG Committee and their respective representatives and advisors;

•	The Holdings ACG Committee retained independent legal and financial advisors with knowledge and experience with respect to public company merger and acquisition transactions, the Partnership’s industry generally, and the Partnership and Holdings particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction; and

•	The Holdings ACG Committee received the written opinion of Morgan Stanley on September 3, 2010 to the effect that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Holdings unitholders (other than the Holdings supporting unitholders).

The Partnership’s Reasons for the Merger

The Partnership Board and the Partnership ACG Committee consulted with management and their legal and financial advisors and considered many factors in approving the merger, including the following:

•	a lower long-term cost of capital achieved through the permanent elimination of the IDRs, which is expected to allow the Partnership to maintain its competitive position for acquisitions and to engage in additional organic growth projects accretive to common unitholders;

•	a simplified organizational structure expected to make the Partnership more attractive to equity and debt investors, to reduce certain general and administrative costs by approximately $6 million per year primarily from eliminating public company expenses and to eliminate potential conflicts of interest between the Partnership and Holdings;

•	increased liquidity with an increased public ownership of Partnership common units;

•	the relatively low execution risk in integrating businesses due to existing shared services; and

•	an expected neutral or favorable view by rating agencies due to a more simplified organizational structure that eliminates inherent conflicts of interest.

Unaudited Financial Projections of the Partnership and Holdings

Neither the Partnership nor Holdings routinely publishes projections as to long-term future performance or earnings. However, in connection with the proposed merger, management of the Partnership GP prepared projections that included future financial performance of the Partnership with respect to 2011 and 2012, and management of Holdings GP prepared projections that included future financial performance of Holdings (relying on Partnership GP projections with respect to the Partnership) with respect to 2011 and 2012. These projections were based on projections used for regular internal planning purposes. Because there were no internal financial projections of the Partnership or Holdings for any period following fiscal year 2012, Barclays Capital, at the request of and in conjunction with the management of the Partnership GP, prepared extensions to the financial projections of the Partnership and Holdings for 2013 and subsequent years on the basis of assumptions discussed with, and considered reasonable for this purpose by, senior management of the Partnership GP. Management of the Partnership GP reviewed the extensions to the projections and agreed that the extended projections were a reasonable estimate of the Partnership’s and Holdings’ future financial performance as of the date prepared. Projections were prepared for each of the Partnership and Holdings. These non-public projections were provided to Morgan Stanley for use and consideration in its financial analysis and in preparation of its opinion to the Holdings ACG Committee. The projections were also presented to members of the Holdings ACG Committee and provided to other members of the Holdings

Board. A summary of these projections is included below to give Holdings unitholders access to certain non-public unaudited projections that were made available to Morgan Stanley, the Holdings ACG Committee and the Holdings Board in connection with the proposed merger.

The Partnership and Holdings caution you that uncertainties are inherent in projections of any kind. None of the Partnership, Holdings or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Holdings unitholder or any other person regarding the ultimate performance of the Partnership or Holdings compared to the summarized information set forth below or that any projected results will be achieved.

The summary projections set forth below summarize the most recent projections provided to Morgan Stanley, the Holdings ACG Committee and members of the Holdings Board prior to the execution of the merger agreement. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that the Partnership, Holdings or their representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, but, in the view of the management of the Partnership GP, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of Partnership GP management’s knowledge and belief, the expected course of action and the expected future financial performance of the Partnership.

Neither Deloitte & Touche LLP nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the projections, nor has it expressed any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the projections. The Deloitte & Touche LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of the Partnership and Holdings. Such reports do not extend to the projections included below and should not be read to do so. The respective boards of directors and the Audit, Conflicts and Governance Committees of the Partnership GP and Holdings GP did not prepare, and do not give any assurance regarding, the summarized information.

In developing the projections, the management of Partnership GP made numerous material assumptions with respect to the Partnership and Holdings for the period 2011 to 2015, including:

•	growth capital investments and the amounts and timing of related costs and potential economic returns;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities, including distribution growth by Energy Transfer Equity, an entity not controlled by either Holdings or the Partnership;

•	the prices of, production level of, and demand for crude oil, natural gas, NGLs and other hydrocarbon products; and

•	other general business, market and financial assumptions.

The assumptions used in the projections for 2013–2015 also included the following:

•	that the Partnership’s distributions would grow at the greater of 5% or $0.12 per Partnership common unit per year;

•	that the Partnership’s EBITDA would grow based on the median of the historical and forecast annual EBITDA growth rates from 2009–2012; and

•	that the Partnership’s maintenance capital expenditures during each year, as a percentage of EBITDA for such year, would equal the average percentage of historical and forecast EBITDA over 2009–2012.

Additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, growth capital investments. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Partnership and Holdings. Although management of the Partnership GP and Holdings believe that there was a reasonable basis for their projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

The Partnership

The following table sets forth projected financial information for the Partnership for 2011, 2012, 2013, 2014 and 2015.

	2011E	2012E	2013E	2014E	2015E
	(Dollars in millions)

Adjusted EBITDA(1)	$3,252	$3,622	$3,929	$4,263	$4,625
Distributable cash flow(2)	$2,271	$2,443	$2,672	$2,877	$3,087

Holdings

The following table sets forth projected financial information for Holdings for 2011, 2012, 2013, 2014 and 2015.

	2011E	2012E	2013E	2014E	2015E
	(Dollars in millions)

Adjusted EBITDA(3)	$442	$490	$532	$575	$620
Distributable cash flow(4)	$410	$447	$483	$523	$565

(1)	Adjusted EBITDA of the Partnership represents net income or loss attributable to the Partnership less equity earnings from unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.

(2)	Distributable cash flow to the Partnership is defined as net income or loss attributable to the Partnership adjusted for: (i) the addition of depreciation, amortization and accretion expense; (ii) the addition of operating lease expenses for which the Partnership does not have the payment obligation; (iii) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (iv) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (v) the addition of losses or subtraction of gains from asset sales and related transactions; (vi) the addition of cash proceeds from asset sales or related transactions; (vii) the return of an investment in an unconsolidated affiliate (if any); (viii) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (ix) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners L.P. (“Duncan Energy Partners”), less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (x) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

(3)	Adjusted EBITDA of Holdings represents cash distributions received by Holdings less general and administrative expense.

(4)	Distributable cash flow to Holdings is defined as Adjusted EBITDA of Holdings less interest expense.

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flow data prepared in accordance with GAAP.

Distributable cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flow data prepared in accordance with GAAP.

NEITHER THE PARTNERSHIP NOR HOLDINGS INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Holdings ACG Committee’s Financial Advisor

The Holdings ACG Committee retained Morgan Stanley to act as its financial advisor in connection with the transaction on July 20, 2010. The Holdings ACG Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Holdings as a result of a prior engagement by the Holdings ACG Committee. At the meeting of the Holdings ACG Committee on September 3, 2010, Morgan Stanley rendered to the Holdings ACG Committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of the Holdings units (other than the Holdings supporting unitholders).

The full text of the written opinion of Morgan Stanley, dated September 3, 2010, is attached as Annex E to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Holdings ACG Committee and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of the Holdings units (other than the Holdings supporting unitholders) as of the date of the opinion. It does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any unitholder of Holdings as to how to vote or act on any matter with respect to the merger or related transactions. In addition, the opinion does not in any manner address the prices at which the Holdings units or the Partnership common units will trade at any time. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Holdings and the Partnership, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Holdings and the Partnership, respectively;

•	reviewed certain financial projections prepared by the management of the Partnership GP with respect to the future performance of the Partnership and with respect to the future performance of Holdings;

•	reviewed certain financial projections, provided by or on behalf of the management of Holdings GP, with respect to the future performance of Holdings;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of the Partnership GP;

•	discussed the past and current operations and financial condition and the prospects of the Partnership and Holdings, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of the Partnership GP;

•	discussed the past and current operations and financial condition and the prospects of Holdings (including the projections of such operations, financial condition and prospects by the Partnership), with senior executives of Holdings GP;

•	reviewed the pro forma impact of the merger on the Partnership’s cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the units of Holdings and the common units of the Partnership;

•	compared the financial performance of Holdings and the Partnership and the prices and trading activity of the Holdings units and the Partnership common units with that of certain other publicly-traded master limited partnerships comparable to Holdings and the Partnership, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Holdings and the Partnership and certain parties and their financial and legal advisors;

•	reviewed the merger agreement, GP merger agreement, distribution waiver agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Holdings and the Partnership, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Partnership GP and of Holdings GP of the future financial performance of the Partnership and Holdings, respectively. Morgan Stanley understood from the management of Holdings GP that the future financial performance of Holdings is significantly contingent on the financial performance of the Partnership, with a minority proportion of such future performance related to the performance of other unrelated investments held by Holdings, including an investment in Energy Transfer Equity and its general partner. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the merger agreement and the GP merger agreement without any material waiver, amendment or delay of any terms or conditions thereof and that the waiver of distributions contemplated by the distribution waiver agreement will occur in accordance with the distribution waiver agreement without any material waiver, amendment or delay of any terms or conditions thereof. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

In its opinion, Morgan Stanley noted that it is not a legal, tax or regulatory advisor, that it is a financial advisor only and relied upon, without independent verification, the assessments of the Partnership and Holdings and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Holdings’ officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Holdings units in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Holdings or the Partnership, nor was it furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving

Holdings, nor did it negotiate with any party other than the Partnership regarding the possible acquisition of Holdings or certain of its constituent businesses. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision by Holdings and the Holdings ACG Committee to enter into the merger. Morgan Stanley understood that certain of the Holdings supporting unitholders specifically notified the Holdings ACG Committee that they would not support any alternative transaction at this time.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated September 3, 2010. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Equity Research Analyst Price Targets Analysis

Morgan Stanley reviewed and analyzed the public market trading price targets for Holdings units prepared and published by equity research analysts during the period from July 26, 2010 through August 24, 2010. These targets reflect each analyst’s estimate of the future public trading price of the Holdings units as of their respective dates. Morgan Stanley noted that such analyst price targets for Holdings units ranged from $47.00 to $56.00 per Holdings unit.

Morgan Stanley also reviewed and analyzed the public market trading price targets for Partnership common units prepared and published by equity research analysts during the period from March 19, 2010 through August 24, 2010. These targets reflect each analyst’s estimate of the future public trading price of the Partnership common units as of their respective dates. Morgan Stanley noted that such analyst price targets for Partnership common units ranged from $39.00 to $43.00 per Partnership common unit.

Morgan Stanley calculated the implied exchange ratios by dividing the minimum and maximum of the public market trading price targets of Holdings units by those of Partnership common units. The following table lists the implied exchange ratios, compared to an exchange ratio of 1.500x for the merger:

	Holdings Unit	Partnership	Implied
	Price	Common Unit	Exchange
Analyst Price Targets	Target	Price Target	Ratio

Minimum	$47.00	$39.00	1.205	x
Maximum	56.00	43.00	1.302	x

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Holdings units or Partnership common units and these estimates are subject to uncertainties, including the future financial performance of Holdings and the Partnership and future financial market conditions.

Historical Unit Price and Exchange Ratio Analyses

Morgan Stanley reviewed the unit price performance of each of Holdings and the Partnership during various periods ending on September 2, 2010.

Morgan Stanley noted that the range of low and high closing prices of the Holdings units during the twelve-month period ending on September 2, 2010 was $27.29 to $52.28 per Holdings unit. Morgan Stanley then noted that the range of low and high closing prices of the Holdings units during the six-month period ending on September 2, 2010 was $40.42 to $52.28 per Holdings unit.

Morgan Stanley noted that the range of low and high closing prices of Partnership common units during the twelve-month period ending on September 2, 2010 was $26.30 to $38.73 per Partnership common unit. Morgan Stanley then noted that the range of low and high closing prices of the Partnership common units during the six-month period ending on September 2, 2010 was $31.68 to $38.73 per Partnership common unit.

Morgan Stanley calculated the historical exchange ratios implied by dividing the low and high closing prices of Holdings units by those of Partnership common units for the last twelve months and six months, respectively. The following table lists the implied exchange ratios for these periods, compared to an exchange ratio of 1.500x for the merger:

Implied
Exchange
Time Period	Ratio Range

Last Twelve Months	1.038x - 1.350	x
Last Six Months	1.276x - 1.350	x

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which is designed to provide an implied value of a company by comparing it to similar companies. In performing this analysis, Morgan Stanley reviewed and compared certain financial information of Holdings and the Partnership, respectively, with publicly available information for selected master limited partnerships (“MLPs”) with publicly traded equity securities.

The selected companies were chosen because they are MLPs with publicly traded equity securities and were deemed to be similar to Holdings and the Partnership, respectively, in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to choose the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Morgan Stanley identified a sufficient number of companies for the purposes of its analysis but may not have included all companies that might be deemed comparable to Holdings and the Partnership, respectively.

The selected MLPs with publicly traded equity securities for the comparable company analysis for Holdings were:

•	Alliance Holdings GP, L.P.

•	Atlas Pipeline Holdings, L.P.

•	Buckeye GP Holdings L.P.

•	Crosstex Energy, Inc.

•	Energy Transfer Equity, L.P.

•	Inergy Holdings, L.P.

•	NuStar GP Holdings, LLC

The financial data for comparable companies were obtained from FactSet.

The financial data reviewed for Holdings included:

•	the ratio of aggregate value, defined as market capitalization plus total debt, preferred equity and noncontrolling interests less cash and cash equivalents, to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2011 and 2012 (in each case, based on Partnership GP management projections and projections provided by or on behalf of the management of Holdings GP); and

•	the current distributed cash flow yield.

The comparable company analysis for Holdings indicated the following high, low, mean and median multiples for the selected MLPs and for Holdings as of September 2, 2010:

									Yield and
									Multiples for
									Holdings Based
									on Closing Price
Multiple Description	High		Low		Mean		Median		on 9/2/2010

Current Distributed Cash Flow Yield	6.1%		4.3%		5.2%		5.0%		4.6%
Aggregate Value to EBITDA for CY 2011E	20.8	x	15.0	x	17.0	x	16.3	x	17.9	x
Aggregate Value to EBITDA for CY 2012E	25.7	x	13.8	x	16.5	x	14.9	x	16.2	x

The selected MLPs with publicly traded equity securities for the comparable company analysis for the Partnership were:

•	Duncan Energy Partners L.P.

•	Enbridge Energy Partners, L.P.

•	Energy Transfer Partners, L.P.

•	Kinder Morgan Energy Partners, L.P.

•	ONEOK Partners, L.P.

•	Regency Energy Partners LP

•	Williams Partners L.P.

The financial data for comparable companies were obtained from FactSet.

The financial data reviewed for the Partnership included:

•	the ratio of aggregate value, adjusted for the percentage of cash flow paid to the general partner, to EBITDA for calendar years 2011 and 2012 (in each case, based on Partnership GP management projections); and

•	the current distributed cash flow yield.

The comparable company analysis for the Partnership indicated the following high, low, mean and median multiples for the selected MLPs and for the Partnership as of September 2, 2010:

									Yield and
									Multiples for the
									Partnership
									Based on Closing
Multiple Description	High		Low		Mean		Median		Price on 9/2/2010

Current Distributed Cash Flow Yield	7.6%		6.0%		6.7%		6.4%		6.0%
Adj. Aggregate Value to EBITDA for CY 2011E(1)	16.8	x	10.6	x	12.8	x	12.2	x	12.8	x
Adj. Aggregate Value to EBITDA for CY 2012E(1)	13.6	x	10.5	x	11.6	x	11.2	x	11.5	x

(1)	Aggregate value adjusted for percentage of cash flow paid to the general partner.

Morgan Stanley applied multiple ranges based on the comparable company analysis to corresponding financial data for Holdings and the Partnership, based on Partnership GP management forecasts and forecasts provided by or on behalf of the management of Holdings GP, respectively, to calculate an implied exchange ratio reference range. The comparable company analysis indicated an implied exchange ratio range of 1.054x to 1.369x for 2011 estimated EBITDA, 0.981x to 1.166x for 2012 estimated EBITDA and 1.217x to 1.299x for current distributed cash flow yield, as compared to an exchange ratio of 1.500x for the merger.

No company utilized in the comparable company analysis is identical to either Holdings or the Partnership. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of Holdings and the Partnership, such as the impact of competition on the business of Holdings, the Partnership or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Holdings, the Partnership or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the mean, median, high or low) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley calculated a range of equity values per unit for each of Holdings and the Partnership based on a discounted equity value analysis, which is designed to provide insight into the future price of a company’s common equity as a function of its current distributed cash flow yield and the company’s future distributions per unit based on Partnership GP management estimates, and management estimates provided by or on behalf of Holdings, for calendar years 2011 through 2015. Morgan Stanley also calculated a range of equity values per unit for each of Holdings and the Partnership based on the mean of equity research analyst estimates for calendar years 2011 through 2014 (the final year for which detailed equity research analyst estimates were available at the date of the relevant analyses).

In arriving at the estimated equity values per Holdings unit, Morgan Stanley applied a 4.5% to 6.0% yield range to 2011 through 2015 distributions per unit (such yield range was applied to calendar years 2011 through 2015 for Partnership GP management estimates, and management estimates provided by or on behalf of Holdings, and to calendar years 2011 through 2014 for equity research analyst estimates) and discounted those values and the future distributions paid each year using a range of cost of equity from 9.6% to 13.3%. Based on Partnership GP management estimates, and management estimates provided by or on behalf of Holdings GP management, this analysis implied a range for Holdings units of $42.86 to $57.30 per Holdings unit for 2011 and $44.97 to $64.56 per Holdings unit for 2015. Based on the mean of equity research analyst estimates, this analysis implied a range for Holdings units of $42.24 to $56.46 per Holdings unit for 2011 and $44.69 to $63.11 per Holdings unit for 2014.

In arriving at the estimated equity values per Partnership common unit, Morgan Stanley applied a 6.0% to 7.5% yield range to 2011 through 2015 distributions per common unit (such yield range was applied to calendar years 2011 through 2015 for Partnership GP management estimates and to calendar years 2011 through 2014 for equity research analyst estimates), and discounted those values and the future distributions paid each year using a range of cost of equity from 9.1% to 11.5%. Based on Partnership GP management estimates, this analysis implied a range for Partnership common units of $32.98 to $41.09 per Partnership common unit for 2011 and $34.44 to $44.08 per Partnership common unit for 2015. Based on the mean of equity research analyst estimates, this analysis implied a range for Partnership common units of $33.35 to $41.55 per Partnership common unit for 2011 and $34.63 to $44.04 per Partnership common unit for 2014.

Morgan Stanley noted that the discounted equity value analysis of each of Holdings and the Partnership indicated the following ranges of implied exchange ratios, compared to an exchange ratio of 1.500x for the merger:

Implied
Exchange
Discounted Equity Value Method	Ratio Range

2011 Holdings GP and the Partnership GP Management Estimates	1.300x - 1.394	x
2011 Mean of Equity Research Analyst Estimates	1.266x - 1.359	x
2015 Holdings GP and the Partnership GP Management Estimates	1.306x - 1.465	x
2014 Mean of Equity Research Analyst Estimates	1.291x - 1.433	x

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of implied equity values per unit for each of Holdings and the Partnership, based on Partnership GP management estimates, and management estimates provided by or on behalf of Holdings, of future distributions per unit for calendar years 2011 through 2015, and based on the mean of equity research analyst estimates of future distributions per unit for calendar years 2011 through 2014, respectively.

In arriving at the estimated equity values per Holdings unit, Morgan Stanley noted the estimated distributions for each projected calendar year and then calculated the terminal value by applying a range of terminal yields in the terminal year ranging from 4.5% to 6.0%. The distributions and the terminal value were then discounted to present values using a range of cost of equity from 9.6% to 13.3%. Based on the calculations set forth above, this analysis implied a range for Holdings units of $45.66 to $65.09 per Holdings unit based on Partnership GP management estimates and estimates provided by or on behalf of Holdings, and $45.25 to $63.53 per Holdings unit based on the mean of equity research analyst estimates.

In arriving at the estimated equity values per Partnership common unit, Morgan Stanley noted the estimated distributions for each projected calendar year and then calculated the terminal value by applying a range of terminal yields in the terminal year ranging from 6.0% to 7.5%. The distributions and the terminal value were then discounted to present values using a range of cost of equity, from 9.1% to 11.5%. Based on the calculations set forth above, this analysis implied a range for Partnership common units of $34.99 to $44.54 per Partnership common unit based on the Partnership’s management estimates and $35.09 to $44.42 per Partnership common unit based on the mean of equity research analyst estimates.

Morgan Stanley noted that the discounted cash flow analysis of each of Holdings and the Partnership indicated a range of implied exchange ratios of 1.305x to 1.461x based on Holdings GP and Partnership GP management estimates, and 1.289x to 1.430x based on the mean of equity research analyst estimates, compared to an exchange ratio of 1.500x for the merger.

Precedent General Partner Buyouts Analysis

Morgan Stanley calculated various multiples of transaction value to certain financial data based on the purchase prices paid in selected publicly announced general partner buyout transactions that it deemed relevant.

The selected transactions were chosen because the target companies were the general partners of MLPs deemed to be similar to Holdings in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to choose the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Morgan Stanley identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

•	MarkWest Energy Partners, L.P./MarkWest Hydrocarbon, Inc.

•	Magellan Midstream Partners, L.P./Magellan Midstream Holdings, L.P.

•	Buckeye Partners, L.P./Buckeye GP Holdings L.P.

•	Inergy, L.P./Inergy Holdings, L.P.

The calculated multiples included:

•	the ratio of aggregate value less the market value of the limited partner units held by the general partner, to EBITDA less the EBITDA derived from the limited partner units for FY +1 and FY +2; and

•	the ratio of the equity value less the market value of the limited partner units held by the general partner to the total distributable cash flow less the distributable cash flow derived from the limited partner units for FY +1 and FY +2.

The selected transactions analysis indicated the following:

									Implied
									Multiples for
									Holdings
									Based on
									Merger
Multiple Description	High		Low		Mean		Median		Consideration

Disaggregated Aggregate Value to EBITDA for FY +1	25.8	x	11.6	x	20.4	x	22.1	x	22.9	x
Disaggregated Aggregate Value to EBITDA for FY +2	20.9	x	9.8	x	17.4	x	19.5	x	20.2	x
Price to Disaggregated Distributable Cash Flow for FY +1	25.8	x	11.6	x	20.5	x	22.3	x	21.6	x
Price to Disaggregated Distributable Cash Flow for FY +2	20.9	x	9.8	x	17.4	x	19.4	x	19.4	x

Morgan Stanley applied multiple ranges based on the selected transactions analysis to corresponding financial data for Holdings based on Partnership GP management forecasts, and forecasts provided by or on behalf of Holdings, to calculate an implied exchange ratio reference range. The selected transactions analyses indicated an implied exchange ratio range of 0.830x to 1.703x, compared to an exchange ratio of 1.500x for the merger.

Morgan Stanley also calculated the aggregated and disaggregated price premiums paid in the selected transactions and for the merger based on the price implied by the offered exchange ratio for each respective transaction as compared to the average market price per unit for the one-day, one-month, three-month, six-month and one-year periods prior to the announcement of the selected transactions and prior to September 2, 2010 for the merger. In addition, Morgan Stanley calculated the aggregated premium to historical trading relationship in the selected transactions and for the merger based on the offered exchange ratio for each respective transaction and the historical average exchange ratio for the general partner and limited partner units for the one-day, one-month, three-month, six-month and one-year periods prior to the announcement of the selected transactions and prior to September 2, 2010 with respect to the merger. The premiums paid analysis indicated the following:

					Implied
					Premium for
					Holdings
					Based on
					Merger
Aggregated Price Premiums	High	Low	Mean	Median	Consideration

One Day Prior	32%	5%	21%	24%	17%
One Month Average	32%	14%	21%	18%	16%
Three Month Average	26%	12%	21%	23%	18%
Six Month Average	32%	5%	20%	22%	22%
One Year Average	57%	(6)%	31%	36%	39%

					Implied
					Premium for
					Holdings
					Based on
					Merger
Disaggregated Price Premiums	High	Low	Mean	Median	Consideration

One Day Prior	32%	5%	23%	28%	24%
One Month Average	32%	15%	23%	22%	22%
Three Month Average	28%	18%	23%	23%	24%
Six Month Average	35%	9%	22%	22%	30%
One Year Average	61%	(6)%	34%	40%	52%

					Implied
					Premium for
					Holdings
					Based on
					Merger
Premium to Historical Average Trading Price Ratio	High	Low	Mean	Median	Consideration

One Day Prior	32%	5%	21%	24%	17%
One Month Average	32%	9%	24%	26%	13%
Three Month Average	33%	12%	23%	23%	13%
Six Month Average	29%	14%	21%	20%	14%
One Year Average	35%	15%	25%	25%	20%

No company or transaction utilized in the precedent general partner buyouts analysis is identical to Holdings, the Partnership, or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Holdings and the Partnership, such as the impact of competition on the business of Holdings, the Partnership or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Holdings, the Partnership or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Pro Forma Accretion/Dilution Analysis

Using financial projections provided by the management of the Partnership GP, and projections provided by or on behalf of management of Holdings GP, Morgan Stanley calculated the accretion/dilution of the estimated distributable cash flow and distributions to the existing unitholders of Holdings on a per unit basis. For each of the years ended December 31, 2011 through December 31, 2015, Morgan Stanley compared the distributable cash flow and distributions per unit of the pro forma entity to the distributable cash flow and distributions per unit of Holdings as a stand-alone entity. The analysis indicated that the merger would be accretive to Holdings’ distributable cash flow and distributions per unit for calendar years 2011 through 2015 based on projections provided by the management of the Partnership GP with respect to 2011 and 2012 and its financial advisor with respect to 2013-2015, and projections provided by or on behalf of management of Holdings GP. In addition, the merger would also be accretive to Holdings’ distributable cash flow and distributions per unit in each year based on Partnership distributions increasing at 3%, 5% and 7% per year from 2011 through 2014, respectively.

General

In connection with the review of the merger by the Holdings ACG Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Holdings or the Partnership. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Holdings and the Partnership. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of the Holdings units (other than the Holdings supporting unitholders) and in connection with the delivery of its opinion to the Holdings ACG Committee. These analyses do not purport to be appraisals or to reflect the prices at which the Holdings units or the Partnership common units might actually trade.

Morgan Stanley’s opinion and its presentation to the Holdings ACG Committee was one of many factors taken into consideration by the Holdings ACG Committee in deciding to approve and recommend that the Holdings Board authorize the execution of the merger agreement, the GP merger agreement and the related documents and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Holdings ACG Committee with respect to the exchange ratio or of whether the Holdings ACG Committee would have been willing to agree to a different exchange ratio. The exchange ratio was determined through arm’s-length negotiations between the Holdings ACG Committee, and the Partnership and the Partnership ACG Committee. Morgan Stanley provided advice to the Holdings ACG Committee during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to the Holdings ACG Committee or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Holdings, the Partnership, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services unrelated to the merger to each of Holdings and the Partnership, including acting as a financial advisor to the Holdings ACG Committee in connection with the merger of the Partnership and TEPPCO in 2009. For its financial advisory services rendered to the Holdings ACG Committee in that engagement, Holdings paid Morgan Stanley $3 million and reimbursed Morgan Stanley for its expenses incurred in performing its services. Morgan Stanley may also seek to provide such services to Holdings and the Partnership in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter with the Holdings ACG Committee, Morgan Stanley provided the Holdings ACG Committee with financial advisory services in connection with the merger for which the Holdings ACG Committee has agreed to pay Morgan Stanley a transaction fee of $8 million, which is contingent upon, and will become payable upon, closing of the merger. The Holdings ACG Committee may also determine, in its sole discretion, whether to pay Morgan Stanley an additional discretionary fee of up to

$2 million if their engagement extends for a protracted period, also payable upon the closing of the merger. The Holdings ACG Committee has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the Holdings ACG Committee has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

No Appraisal Rights

Holdings unitholders do not have appraisal rights under Holdings’ partnership agreement, the merger agreement or applicable Delaware law.

Antitrust and Regulatory Matters

Due to rules applicable to partnerships and the common control of Holdings and the Partnership, no filing is required under the HSR Act and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the DOJ, the FTC, or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the Partnership or Holdings. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-U.S. governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that the Partnership and Holdings will not prevail.

Listing of Common Units to be Issued in the Merger

The Partnership expects to obtain approval to list on the NYSE the Partnership common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger.

Accounting Treatment

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

Pending Litigation

Litigation Related to the Merger

After the Partnership and Holdings announced on September 7, 2010 their entry into the merger agreement, a purported unitholder class action lawsuit, captioned Sanjay Israny v. EPE Holdings LLC et al., was filed in the Court of Chancery of the State of Delaware against Holdings GP, Holdings, EPCO, the Partnership, and Holdings directors O.S. Andras, Ralph S. Cunningham, Richard H. Bachmann, Randa Duncan Williams, Thurmon M. Andress, Charles E. McMahen, Edwin E. Smith and B.W. Waycaster.

The lawsuit alleges a variety of causes of action challenging the proposed merger, including that the named directors, EPCO and the Partnership have breached fiduciary duties in connection with the proposed merger and that Holdings aided and abetted in these alleged breaches of fiduciary duties. The lawsuit alleges, among other things, that the consideration offered for Holdings units is unfair and inadequate. With respect to this allegation, the lawsuit alleges that the intrinsic value of Holdings is materially in excess of the amount offered in the merger.

The Partnership and Holdings cannot predict the outcome of this or any other lawsuit that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can the Partnership and Holdings predict the amount of time and expense that will be required to resolve the lawsuits. The Partnership and Holdings intend to vigorously defend against this and any other action.

Other Litigation

In February 2008, Joel A. Gerber, a purported unitholder of Holdings, filed a derivative complaint on behalf of Holdings in the Court of Chancery of the State of Delaware. The amended complaint names as defendants Holdings GP, the Holdings Board, EPCO, and Dan L. Duncan and certain of his affiliates. Holdings is also named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Holdings and its unitholders, caused Holdings to purchase in May 2007 the membership interests in the general partner of TEPPCO and TEPPCO units from Mr. Duncan’s affiliates at an unfair price. The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon M. Andress, constituting the three members of the Audit, Conflicts and Governance Committee of the Holdings Board at the time of the challenged transaction, cannot be considered independent because of their relationships with Mr. Duncan. The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. Management believes this lawsuit is without merit and intends to vigorously defend against it.

Transactions Related to the Merger

Support Agreement

In connection with the merger agreement, the Partnership entered into the support agreement with the Holdings supporting unitholders pursuant to which the Holdings supporting unitholders, who directly own 105,739,220 Holdings units (representing approximately 76% of the outstanding Holdings units and a sufficient vote for approval of the merger agreement if voted in favor therefor), agreed to vote their Holdings units (i) in favor of the adoption of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of Holdings unitholders, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings or Holdings GP or any of their subsidiaries contained in the merger agreement, and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the transactions contemplated by the merger agreement.

The support agreement will terminate automatically on December 31, 2010 or upon any earlier termination of the merger agreement. In addition, the Holdings supporting unitholders may terminate their obligations under the support agreement, including their obligations to execute and deliver the distribution waiver agreement, (1) after any change in recommendation by the Holdings ACG Committee permitted under the merger agreement, (2) after any change in, or a failure to maintain, the Holdings ACG Committee’s “Special Approval” in accordance with the Holdings partnership agreement and (3) after the occurrence of certain specified changes in U.S. federal income tax law if such changes occur prior to the closing of the merger.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Fourth Amendment to the Holdings Partnership Agreement

Pursuant to the merger agreement and immediately prior to the effective time of the merger, Holdings’ existing partnership agreement will be amended to provide for the transformation of the approximate 0.01% economic interest of the general partner in Holdings owned by Holdings GP into 13,921 Holdings units representing an approximate 0.01% limited partner interest in Holdings and a non-economic general partner interest in Holdings, in accordance with a Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Holdings, the form of which is attached as Annex A to the merger agreement.

GP Merger

Immediately following the transformation of the general partner interest in Holdings and pursuant to the GP merger agreement, the Partnership GP (currently a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings surviving the GP merger. In accordance with an amendment to the Partnership’s existing partnership agreement to be executed in connection with the merger, Holdings will succeed the Partnership GP as an interim general partner of the Partnership immediately prior to the effective time of the merger.

Sixth Amended and Restated Agreement of Limited Partnership of the Partnership

Immediately following the effective time of the GP merger, at the effective time of the merger, Holdings will merge into MergerCo, with MergerCo surviving as a wholly owned subsidiary of the Partnership. As a result of the merger and in accordance with the Sixth Partnership Agreement of the Partnership, the form of which is attached as Annex B to this proxy statement/prospectus and which will be executed in connection with the merger, the IDRs in the Partnership will be cancelled, the current 2% economic general partner interest in the Partnership will be converted to a non-economic general partner interest in the Partnership and Holdings GP will succeed Holdings as the new general partner of the Partnership.

Distribution Waiver Agreement

In connection with the merger, DFIDH, an affiliate of EPCO, will agree to designate and waive its rights to quarterly distributions with respect to the specified number of Partnership common units listed below over a five-year period after the merger closing date as set forth in the distribution waiver agreement. The number of Partnership common units on which distributions are waived is initially 30,610,000 Partnership common units, which number of units decreases annually for a five-year period after the merger closing date as follows:

Number of Partnership
Common Units on Which
Period	Distributions are Waived

First four-quarter period following closing	30,610,000
Second four-quarter period following closing	26,130,000
Third four-quarter period following closing	23,700,000
Fourth four-quarter period following closing	22,560,000
Fifth four-quarter period following closing	17,690,000

Based on the quarterly distribution rate for Partnership common units of $0.575 paid with respect to the second quarter of 2010, the distributions waived would aggregate approximately $275 million during these distribution periods.

DFIDH will have no obligation to execute and deliver the distribution waiver agreement in the event of a termination of the support agreement, as described above under “— Support Agreement.”

The foregoing description of the distribution waiver agreement is qualified in its entirety by reference to the full text of the distribution waiver agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Holdings’ and the Partnership’s general prior public disclosures, as well as additional information, some of which is non-public. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in the companies’ public disclosures.

For the purposes of this summary of the merger agreement, any reference to subsidiaries of Holdings and Holdings GP does not include the Partnership GP or the Partnership and its subsidiaries.

Structure of the Merger and Related Transactions

Pursuant to the merger agreement and immediately prior to the effective time of the merger, Holdings’ existing partnership agreement will be amended to provide for the transformation of the approximate 0.01% economic interest of the general partner in Holdings owned by Holdings GP into 13,921 Holdings units representing an approximate 0.01% limited partner interest in Holdings and a non-economic general partner interest in Holdings, in accordance with a Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Holdings, the form of which is attached as Annex A to the merger agreement.

Immediately following the transformation of the general partner interest in Holdings and pursuant to the GP merger agreement, the Partnership GP (currently a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings surviving the GP merger. In accordance with an amendment to the Partnership’s existing partnership agreement to be executed in connection with the merger, Holdings will succeed the Partnership GP as an interim general partner of the Partnership immediately prior to the effective time of the merger.

Immediately following the effective time of the GP merger, at the effective time of the merger, Holdings will merge into MergerCo, with MergerCo surviving as a wholly owned subsidiary of the Partnership. As a result of the merger and in accordance with the execution of the Sixth Partnership Agreement of the Partnership, the form of which is attached as Annex B to this proxy statement/prospectus, (i) each outstanding unit of Holdings (other than Holdings units held by Holdings, the Partnership or their respective subsidiaries) will be converted into the right to receive 1.50 Partnership common units, (ii) the IDRs in the Partnership will be cancelled, (iii) the current 2% economic general partner interest in the Partnership will be converted to a non-economic general partner interest in the Partnership and (iv) Holdings GP will succeed Holdings as the new general partner of the Partnership. The 21,563,177 Partnership common units owned by Holdings will be cancelled by the Partnership immediately following the merger.

When the Merger Becomes Effective

The closing of the merger will take place on either (i) the business day after the date on which the last of the conditions set forth in the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing date) have been satisfied or waived in accordance with the terms of the merger agreement, or (ii) such other date to which the parties may agree in writing. Please read “— Conditions to the Merger” beginning on page 71 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.”

The merger will become effective at the effective time, which will occur upon Holdings filing a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be set forth in the certificate of merger. The MergerCo certificate of formation and the MergerCo limited liability company agreement will remain unchanged and will be the certificate of formation and limited liability company agreement, respectively, of the surviving entity, until duly amended in accordance with their terms and applicable law.

Effect of Merger on Outstanding Holdings Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any holder of Holdings units, the following will occur:

•	All of the limited liability company interests in MergerCo outstanding immediately prior to the effective time will remain outstanding as limited liability company interests in the surviving entity, and the Partnership, as the holder of such limited liability company interests, will continue as the sole member of the surviving entity.

•	The general partner interest in Holdings issued and outstanding immediately prior to the effective time (in the non-economic form effected by the amendment to the Holdings partnership agreement) will be converted into the right to receive the non-economic general partner interest in the Partnership as set forth in the Sixth Partnership Agreement, and Holdings GP will be admitted (immediately prior to the effective time in accordance with the Partnership’s partnership agreement) as the sole general partner of the Partnership in accordance with the Partnership’s partnership agreement and the Sixth Partnership Agreement.

•	Each Holdings unit issued and outstanding immediately prior to the effective time (other than Holdings units held by the Partnership or its subsidiaries or Holdings or its subsidiaries) will be converted into the right to receive 1.50 Partnership common units.

All Holdings units, when converted in connection with receiving the merger consideration, will cease to be outstanding and will automatically be cancelled and cease to exist. At the effective time, each holder of a certificate representing Holdings units and each holder of non-certificated Holdings units represented by book-entry will cease to be a unitholder of Holdings and cease to have any rights as a unitholder of Holdings, except the right to receive (a) 1.50 Partnership common units for each outstanding Holdings unit, and the right to be admitted as an additional limited partner of the Partnership, (b) any cash to be paid in lieu of any fractional new Partnership common unit in accordance with the merger agreement and (c) any distributions in accordance with the merger agreement, in each case, to be issued or paid, without interest, in accordance with the merger agreement. In addition, to the extent applicable, holders of Holdings units as of the effective time will have continued rights to any distribution, without interest, with respect to such Holdings units with a record date occurring prior to the effective time that may have been declared or made by Holdings with respect to such Holdings units in accordance with the terms of the merger agreement and which remains unpaid as of the effective time. After the effective time, the unit transfer books of Holdings will be closed immediately and there will be no further registration of transfers on the unit transfer books of Holdings with respect to Holdings units.

For a description of the Partnership common units, please read “Description of Partnership Common Units,” and for a description of the comparative rights of the holders of Partnership common units and Holdings units, please read “Comparison of the Rights of Partnership and Holdings Unitholders.”

Exchange of Certificates; Fractional Units

Exchange Agent

In connection with the merger, the Partnership has appointed BNY Mellon Shareowner Services LLC to act as “exchange agent” for the issuance of Partnership common units and for cash payments for fractional units. Promptly after the effective time, the Partnership will deposit or will cause to be deposited with the exchange agent for the benefit of the holders of Holdings units, for exchange through the exchange agent, new Partnership common units and cash as required by the merger agreement. The Partnership has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any distributions pursuant to the merger agreement and to make payments in lieu of any fractional new Partnership common units pursuant to the merger agreement, in each case without interest. Any cash and new Partnership common units deposited with the exchange agent (including as payment for any fractional new Partnership common units and any distributions with respect to such fractional new Partnership common units) are referred to as the “exchange fund.” The exchange agent will deliver the merger consideration contemplated to be paid for Holdings units pursuant to the merger agreement out of the exchange fund. Except as contemplated by the merger agreement, the exchange fund will not be used for any other purpose.

Exchange of Units

Promptly after the effective time of the merger, the exchange agent will mail to each applicable holder of a Holdings unit a letter of transmittal and instructions explaining how to surrender Holdings units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry units formerly representing Holdings units in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Holdings unit certificates should NOT be returned with the enclosed proxy card.  Holdings unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their Holdings unit certificates, if any, will be entitled to receive:

•	new Partnership common units representing, in the aggregate, the whole number of new Partnership common units that the holder has the right to receive pursuant to the terms of the merger agreement and as described above under “— Effect of Merger on Outstanding Holdings Units and Other Interests,” and

•	a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the merger agreement, including cash payable in lieu of any fractional new Partnership common units and distributions pursuant to the terms of the merger agreement. No interest will be paid or accrued on any merger consideration, any cash payment in lieu of fractional new Partnership common units, or on any unpaid distributions payable to holders of certificated or book-entry Holdings units.

In the event of a transfer of ownership of Holdings units that is not registered in the transfer records of Holdings, the merger consideration payable in respect of those Holdings units may be paid to a transferee, if the certificate representing those Holdings units or evidence of ownership of the book-entry Holdings units is presented to the exchange agent, and in the case of both certificated and book-entry Holdings units, accompanied by all documents required to evidence and effect the transfer and the person requesting the exchange will pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the record holder of those Holdings units, or will establish to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificates, if any, have been surrendered, as contemplated by the merger agreement, each certificate or book-entry Holdings unit will be deemed at any time after the effective time to represent only the right to receive, upon the delivery and surrender of the Holdings units, the merger consideration payable in respect of Holdings units and any cash or distributions to which the holder is entitled pursuant to the terms of the merger agreement.

All new Partnership common units to be issued in the merger will be issued in book-entry form, without physical certificates. Upon the issuance of new Partnership common units to the holders of Holdings units in accordance with the merger agreement and the compliance by such holders with the requirements of Section 10.4 of the Sixth Partnership Agreement, which requirements may be satisfied by each holder of Holdings units by the execution and delivery by such holder of a completed and executed letter of transmittal, the general partner will be deemed to have automatically consented to the admission of such holders as limited partners of the Partnership and will reflect such admission on the books and records of the Partnership.

The exchange agent will deliver to the Partnership any Partnership common units to be issued in the merger, cash in lieu of fractional units to be paid in connection with the merger and any distributions paid on Partnership common units, in each case without interest, to be issued in the merger that are not claimed by former Holdings unitholders within 180 days after the effective time of the merger. Thereafter, the Partnership will act as the exchange agent and former Holdings unitholders may look only to the Partnership for their new Partnership common units, cash in lieu of fractional units and unpaid distributions, in each case without interest. The merger consideration issued upon conversion of a Holdings unit in accordance with the terms of the merger agreement is deemed issued in full satisfaction of all rights pertaining to such unit.

Distributions

No distributions declared or made with respect to Partnership common units with a record date after the effective time will be paid to the holder of any Holdings units with respect to new Partnership common units that such holder would be entitled to receive in accordance with the merger agreement and no cash payment in lieu of fractional new Partnership common units will be paid to any Holdings unitholder until the holder has delivered the required documentation and surrendered any certificate as contemplated by the merger agreement. Subject to applicable law, following compliance with the requirements of the merger agreement, the following will be paid to a holder of new Partnership common units, without interest, (i) promptly after the time of the compliance with the merger agreement’s procedures, the amount of any cash payable in lieu of fractional new Partnership common units to which the holder is entitled pursuant to the merger agreement and the amount of distributions with a record date after the effective time that had already been paid with respect to new Partnership common units and payable with respect to such new Partnership common units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such new Partnership common units.

Fractional Units

No fractional Partnership common units will be issued upon the surrender of Holdings units. In lieu of any fractional Partnership common unit, each Holdings unitholder who would otherwise be entitled to a fraction of a new Partnership common unit will be paid in cash (without interest rounded up to the nearest whole cent) an amount equal to the product of (i) the average closing price of Partnership common units for the ten consecutive NYSE full trading days ending on the NYSE full trading day immediately preceding the closing date and (ii) the fraction of a new Partnership common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement. Any fractional Partnership common unit interest will not entitle its owner to vote or to have any rights as a Partnership unitholder with regard to such interest. To the extent applicable, each holder of Holdings units is deemed to have consented pursuant to the merger agreement for U.S. federal income tax purposes to report the cash received for fractional Partnership common units in the merger as a sale of a portion of that holder’s Holdings units to the Partnership.

No Liability

To the fullest extent permitted by law, none of Holdings GP, the Partnership, Holdings or the surviving entity will be liable to any holder of Holdings units for any Partnership common units (or distributions with respect thereto) or cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Partnership, the posting by such person of a bond, in a reasonable amount that the Partnership may require, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of Holdings units represented by the certificate and any distributions to which the holders thereof are entitled pursuant to the terms of the merger agreement.

Withholding Rights

Each of the Partnership, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Holdings units any amounts as the Partnership, the surviving entity or the exchange agent is required to deduct and withhold under any provision of federal, state, local, or foreign tax law with respect to the making of such payment. The Partnership, the surviving entity or the exchange agent, as the case may be, will provide reasonable notice to the applicable holders of Holdings units prior to withholding any amounts pursuant to the merger agreement. To the extent that amounts are deducted and withheld by the Partnership, the surviving entity or the exchange agent as described in this paragraph, the deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Holdings units in respect of whom such deduction and withholding was made by the Partnership, the surviving entity or the exchange agent, as the case may be.

Investment of the Exchange Fund

The Partnership will cause the exchange agent to invest any cash included in the exchange fund as directed by the Partnership on a daily basis. The investment of the exchange fund will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and no investment or loss thereon will affect the amounts payable or the timing of the amounts payable to Holdings unitholders pursuant to the merger agreement. Any interest and other income resulting from the investments described in this paragraph will be paid to the Partnership.

Anti-dilution Provisions

In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or rights in respect of, Holdings units or Partnership common units (in each case, as permitted pursuant to the merger agreement), the number of new Partnership common units to be issued in the merger and the average closing price of Partnership common units will be correspondingly adjusted to provide to the holders of Holdings units the same economic effect as contemplated by the merger agreement prior to such event.

Treatment of Holdings Equity-Based Awards; Unit Appreciation Rights

At the effective time, each outstanding unit appreciation right relating to the Holdings units (“Holdings UAR”), including both those granted pursuant to the Enterprise Products Company 2005 EPE Holdings Long-Term Incentive Plan, as amended and restated from time to time (the “Holdings Unit Plan”), and outside the Holdings Unit Plan, will be assumed by the Partnership and converted into a number of common unit appreciation rights (“CUARs”) of the Partnership equal to the product of the number of Holdings UARs to which such grant was subject at the effective time multiplied by 1.50 (with any resulting fraction of a CUAR being rounded down to the nearest whole CUAR), with an exercise price per CUAR equal to the per Holdings UAR exercise price divided by 1.50 (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent). This assumption and conversion will occur automatically and without any action on the part of the holder of any UAR (except for directors of DEP Holdings, LLC, the general partner of Duncan Energy Partners L.P. (“DEP GP”), whose consent will have been obtained to the extent necessary).

In the case of directors of the general partner of Duncan Energy Partners whose consent has been obtained if necessary, such person’s outstanding Holdings UARs, whether or not exercisable or vested, will at the effective time cease to represent, as of the effective time, a Holdings UAR and will be converted, in settlement and cancellation of such Holdings UARs, into the right to receive, at the effective time, a lump sum cash payment, without interest, equal to the Fair Market Value of such Holdings unit on such date over the Grant Price per Holdings unit (with the terms Fair Market Value and Grant Price as defined under the Holdings Unit Plan). Each CUAR will be subject to, and vest upon, the terms and conditions that are equivalent to those applicable to the Holdings UARs. Promptly after the effective time, the Partnership will provide each holder of a Holdings UAR with a notice describing the assumption and conversion of such awards. The assumption and conversion of the Holdings UARs (and the cash-out of Holdings UARs held by directors of DEP GP) pursuant to the merger agreement will be in full satisfaction of the obligations in respect thereof.

Actions Pending the Merger

Each of (i) the Partnership and the Partnership GP have agreed that, without the prior written consent of the Holdings ACG Committee, and (ii) Holdings and the Holdings GP have agreed that, without the prior written consent of the Partnership ACG Committee, which consents, in either case, will not be unreasonably withheld, delayed or conditioned, it will not, and will cause its subsidiaries not to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement or the GP merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course;

•	fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect;

•	in the case of Holdings and its subsidiaries, other than the conversion of the Holdings general partner interest and the issuance of Holdings units in connection therewith required in accordance with the merger agreement and related amendment to the Holdings partnership agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or enter into any agreement to do such things or (ii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights; and in the case of the Partnership and its subsidiaries take any action described in (i) and (ii) above, which would materially adversely affect the Partnership’s or Holdings’ ability to consummate the transactions contemplated by the merger agreement;

•	other than the conversion of the Holdings general partner interest and the issuance of Holdings units in connection with the conversion required in accordance with the merger agreement and the amendment to the Holdings partnership agreement: (a) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or (b) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or rights, except as required by the terms of its securities outstanding on the date of the merger agreement or as contemplated by any existing compensation and benefit plan on the date of the merger agreement;

•	in the case of Holdings and its subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than uses of cash in the ordinary course of business, including distributions permitted under the merger agreement, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and in the case of the Partnership, (i) merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition that would be likely to have a material adverse effect, or (ii) enter into a definitive agreement with respect to a partners acquisition proposal (as defined in the merger agreement and described under “— Covenants — Acquisition Proposals; Change in Recommendation” below);

•	in the case of Holdings GP and Holdings, make or declare dividends or distributions to the holders of Holdings units other than regular quarterly distributions in an amount not to exceed $0.015 plus the distribution amount per Holdings unit paid with respect to the second quarter of 2010, and in the case of the Partnership, make or declare dividends or distributions to the holders of Partnership common units other than regular quarterly distributions in an amount not to exceed $0.0075 plus the distribution amount per Partnership common unit paid with respect to the second quarter of 2010;

•	in the case of Holdings GP and Holdings, amend the Partnership GP’s limited liability company agreement, the Partnership’s partnership agreement, Holdings’ partnership agreement or Holdings GP’s limited liability company agreement other than in accordance with the merger agreement; and in the case of the Partnership, amend the Partnership’s partnership agreement other than in accordance with the merger agreement;

•	in the case of Holdings and the Partnership, and each of their respective subsidiaries, enter into any material contract or modify, amend, terminate or assign, or waive or assign any rights under any material contract in any material respect in a manner which is adverse to the Partnership and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement past the December 31, 2010 or any extension of the termination date;

•	in the case of Holdings and its subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding; and in the case of the Partnership and its subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding that would reasonably be expected to result in a material adverse effect on the Partnership or on Holdings;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or U.S. GAAP;

•	fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	in the case of Holdings and its subsidiaries, (i) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation and benefit plan, (ii) grant any severance or termination pay to any officer or director of Holdings or any of its subsidiaries or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Holdings or any of its subsidiaries or any of their beneficiaries;

•	in the case of Holdings and its subsidiaries, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice, (ii) enter into any material lease (whether operating or capital), (iii) create any lien on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (iv) make or commit to make any capital expenditures; and in the case of the Partnership, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect the Partnership’s or Holdings’ ability to consummate the transactions contemplated by the merger agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	except as permitted by the merger agreement, knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to closing not being satisfied, (iii) any material delay or prevention of the consummation of the merger or (iv) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law; or

•	agree or commit to do any of the prohibited actions described above.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to effect the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of each of the following conditions:

•	the merger agreement and the merger will have been approved and adopted by the affirmative vote of holders (as of the record date for the Holdings meeting) of a majority of the outstanding Holdings units;

•	all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any governmental authority in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by the parties to the merger agreement or their affiliates will have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a material adverse effect on the Partnership or Holdings;

•	no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and no action, proceeding or investigation by any governmental authority with respect to the merger or the other transactions contemplated by the merger agreement will be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the merger or such other transaction or to impose any material restrictions or requirements thereon or on the Partnership or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party must have used its commercially reasonable best efforts in good faith to consummate the merger as required under the merger agreement;

•	the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	the new Partnership common units to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance;

•	the GP merger will have become effective and Holdings will have been duly admitted as the new sole general partner of the Partnership;

•	Holdings GP as the new sole general partner of the Partnership will have executed the Sixth Partnership Agreement and Holdings GP will have been duly admitted as the general partner of the Partnership in accordance with the Sixth Partnership Agreement; and

•	certain affiliates of EPCO will have executed and delivered the distribution waiver agreement.

Additional Conditions to the Obligations of Holdings

The obligations of Holdings to effect the merger are further subject to the satisfaction or waiver by Holdings, on or prior to the closing date of the merger, of each of the following conditions:

•	each of the representations and warranties contained in the merger agreement of the Partnership and the Partnership GP are true and correct in all material respects as of the date of the merger agreement and on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of that date in all material respects;

•	each and all of the agreements and covenants of the Partnership, the Partnership GP and MergerCo to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	Holdings will have received a certificate signed by the chief executive officer of the Partnership GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

•	Holdings will have received an opinion from Vinson & Elkins, counsel to Holdings, to the effect that:

•	no gain or loss should be recognized by Holdings unitholders to the extent that Partnership common units are received in exchange therefor as a result of the merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional Partnership common units; and

•	this registration statement accurately sets forth the material U.S. federal income tax consequences to the Holdings unitholders of the merger and the transactions contemplated by the merger agreement; and

•	there has not occurred a material adverse effect with respect to the Partnership between the date of the merger agreement and the closing date.

Additional Conditions to the Obligations of the Partnership

The obligations of the Partnership to effect the merger are further subject to the satisfaction or waiver by the Partnership, on or prior to the closing date of the merger, of each of the following conditions:

•	each of the representations and warranties contained in the merger agreement of Holdings and Holdings GP are true and correct in all material respects as of the date of the merger agreement and on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of such date in all material respects;

•	each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	the Partnership will have received a certificate signed by the chief executive officer of Holdings GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

•	the Partnership will have received an opinion from Andrews Kurth, counsel to the Partnership, to the effect that:

•	the adoption of the Sixth Partnership Agreement, the merger and the transactions contemplated by the merger agreement will not result in the loss of limited liability of any Partnership limited partner;

•	the adoption of the Sixth Partnership Agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership or any Operating Partnership (as defined in the Partnership’s partnership agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes;

•	at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code;

•	this registration statement accurately sets forth the material U.S. federal income tax consequences to the Partnership unaffiliated unitholders of the merger and the transactions contemplated by the merger agreement; and

•	no gain or loss should be recognized by existing Partnership unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and

•	there has not occurred a material adverse effect with respect to Holdings between the date of the merger agreement and the closing date.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	legal organization, existence, general authority and good standing;

•	capitalization;

•	the absence of Holdings’ ownership of any equity interests other than in its subsidiaries, in LE GP and in Energy Transfer Equity, which interests it owns free and clear of any liens;

•	power and authorization to enter into and carry out the obligations of the merger agreement, and enforceability of the merger agreement;

•	required board and committee consents and approvals;

•	the accuracy of financial statements and reports filed with the SEC;

•	the absence of certain undisclosed liabilities;

•	compliance with laws;

•	the absence of undisclosed material contracts and the validity of existing material contracts;

•	the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

•	the absence of brokers;

•	tax matters;

•	the absence of undisclosed compensation and employee benefit plans;

•	operations of MergerCo;

•	fairness opinions; and

•	the absence of any material adverse effects.

For purposes of the merger agreement, “material adverse effect,” when used with respect to Holdings or the Partnership, means any effect that:

•	is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of such party and its subsidiaries taken as a whole, respectively; or

•	materially impairs or could reasonably be expected to materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement.

A material adverse effect does not include any of the following or the impact thereof (so long as, in the case of the first through fourth bullet points immediately below, the impact on Holdings or the Partnership is not disproportionately adverse as compared to others in the petroleum product transportation, terminalling, storage and distribution industry generally):

•	circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which the Partnership operates;

•	any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere;

•	changes in law;

•	earthquakes, hurricanes, floods, or other natural disasters;

•	any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period;

•	changes in the market price or trading volume of Holdings units or Partnership common units (but not any effect underlying any decrease that would otherwise constitute a material adverse effect); or

•	the announcement or pendency of the merger agreement or the matters contemplated by the merger agreement or the compliance by either party with the provisions of the merger agreement.

Covenants

Holdings and the Partnership made the covenants described below:

Best Efforts

Subject to the terms and conditions of the merger agreement, each of Holdings and the Partnership will use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, in order to permit consummation of the merger promptly and otherwise enable consummation of the transactions contemplated by the merger agreement, including obtaining (and cooperating with the other parties to obtain) any third-party approval that is required to be obtained by Holdings or the Partnership or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages, and it will cooperate fully with the other parties to the merger agreement to that end, and will furnish to the other party copies of all correspondence, filings and communications between it and its affiliates and any governmental authority with respect to the transactions contemplated under the merger agreement.

Holdings Unitholder Approval

Subject to the terms and conditions of the merger agreement, Holdings will take, in accordance with applicable law, applicable stock exchange rules and the Holdings partnership agreement, all action necessary to call, hold and convene the Holdings special meeting to consider and vote upon the approval of the merger agreement and the merger, and any other matters required to be approved by Holdings unitholders for consummation of the merger and other transactions contemplated by the merger agreement, promptly after the date of the merger agreement. Subject to the provision of the merger agreement permitting a change in recommendation, the Holdings ACG Committee and the Holdings Board will recommend approval of the merger agreement and the merger to the Holdings unitholders, and Holdings will take all reasonable lawful action to solicit such approval by the Holdings unitholders. In any event, however, if there occurs a Holdings change in recommendation (as described under “— Acquisition Proposals; Change in Recommendation”) in accordance with the merger agreement, Holdings will not be required to call, hold or convene the Holdings special meeting.

Registration Statement

Each of the Partnership and Holdings agrees to cooperate in the preparation of the registration statement (including this proxy statement/prospectus which constitutes a part of the registration statement and all related documents) to be filed by the Partnership with the SEC in connection with the issuance of new Partnership common units in the merger as contemplated by the merger agreement. If Holdings has cooperated as required in the preceding sentence, the Partnership agrees to file the registration statement with the SEC as promptly as practicable. Each of Holdings and the Partnership agrees to use all commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing of the registration statement. The Partnership also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. Each of the Partnership and Holdings agrees to furnish to the other party all information concerning the Partnership, the Partnership GP and its subsidiaries or Holdings, Holdings GP and its subsidiaries, as applicable, and the officers, directors and unitholders of the Partnership and Holdings and any applicable affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

Each of Holdings and the Partnership agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in this registration statement will, at the time this registration statement and each amendment or supplement to this registration statement, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this registration statement or any amendment or supplement or necessary to make the statements in this registration statement or any amendment or supplement, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus and any amendment or supplement to this proxy statement/prospectus will, at the date of mailing to the holders of Holdings units and at the time of the Holdings special meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in this proxy statement/prospectus or any amendment or supplement or necessary to make the statements in this proxy statement/prospectus or any amendment or supplement, in light of the circumstances under which they were made, not misleading. Each of Holdings and the Partnership further agrees that if it becomes aware prior to the closing date of any information that would cause any of the statements in this registration statement or any amendment or supplement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party of such information and take the necessary steps to correct such information in an amendment or supplement to this registration statement.

The Partnership will advise Holdings, promptly after the Partnership receives notice of any of the following, of (i) the time when this registration statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of new Partnership common units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of this registration statement or for additional information.

Holdings will use its commercially reasonable best efforts to cause this proxy statement/prospectus to be mailed to its unitholders as soon as practicable after the effective date of this registration statement.

Press Releases

Prior to any Holdings change in recommendation, if any, each of Holdings and the Partnership will not, without the prior approval of the Holdings Board in the case of Holdings and the Partnership Board in the case of the Partnership, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party will, and will cause its subsidiaries to, afford the other parties and their representatives, access, during normal business hours throughout the period prior to the effective time, to all of its properties, books, contracts, commitments and records, and to its representatives, and, during such period, it and its subsidiaries will furnish promptly to such person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or the Partnership or their respective subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other parties may reasonably request. Neither Holdings nor the Partnership nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement. The parties to the merger agreement will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions described in the immediately preceding sentence apply.

The Partnership and Holdings, respectively, will not use any information obtained pursuant to the merger agreement (to which it was not entitled under law or any agreement other than the merger agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by the merger agreement or (ii) the matters contemplated by the provision of the merger agreement concerning acquisition proposals and a Holdings change in recommendation in accordance with the terms of the merger agreement, and will hold all information and documents obtained pursuant to the merger agreement in confidence. No investigation by either party of the business and affairs of the other will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in the merger agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by the merger agreement.

Acquisition Proposals; Change in Recommendation

Neither Holdings GP nor Holdings will, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly,

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

As defined in the merger agreement, “acquisition proposal” means any proposal or offer from or by any person other than the Partnership, the Partnership GP, and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 20% of the assets of Holdings and its subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Holdings or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger and the GP merger. As defined in the merger agreement, “superior proposal” means any bona fide acquisition proposal (except that references to 20% within the definition of “acquisition proposal” will be replaced by “50%”) made by a third party on terms that the Holdings ACG Committee determines, in its good faith judgment and after consulting with Holdings’ financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the acquisition proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to Holdings unitholders, from a financial point of view than the merger (taking into account the transactions contemplated by the merger agreement and any revised proposal by the Partnership ACG Committee on behalf of the Partnership to amend the terms of the merger agreement).

Notwithstanding the prohibitions described above, but subject to the limitations in the merger agreement, nothing contained in the merger agreement will prohibit Holdings or any of its representatives from furnishing any information to, including information pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation” (a “Receiving Party”), if (i) the Holdings ACG Committee after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such acquisition proposal constitutes or is likely to result in a superior proposal, and (B) that failure to take such action would be inconsistent with its duties under the Holdings partnership agreement and applicable law and (ii) prior to furnishing any non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed confidentiality agreement, provided, however, that if Holdings receives an acquisition proposal that includes an acquisition proposal for the Partnership, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an acquisition proposal that includes an acquisition proposal for the Partnership.

In the event that Holdings is otherwise entitled to provide information to a Receiving Party under the merger agreement, Holdings may provide any Receiving Party with any non-public information or data pertaining to the Partnership only if Holdings has not knowingly and intentionally breached the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation” and then only if (i) the Holdings ACG Committee determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partnership non-public information to the Receiving Party may reasonably be expected to lead to a Holdings change in recommendation and (ii) Holdings has first (A) required the Receiving Party to execute a confidentiality agreement, (B) furnished a copy of such confidentiality agreement to the Partnership and (C) notified the Partnership of the identity of the Receiving Party. Holdings will promptly provide or make available to the Partnership any non-public information concerning Holdings or any of its subsidiaries that is provided or made available to any Receiving Party pursuant to the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation” which was not previously provided or made available to the Partnership. The Partnership will provide to Holdings and any Receiving Party that has executed a confidentiality agreement any Partnership non-public information that Holdings reasonably requests in exercising its rights under the merger agreement. Holdings will not provide to any Receiving Party, and the Partnership will not be required to provide to any Receiving Party, in each case pursuant to the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation,” any information pertaining to the Partnership where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any law or binding agreement entered into prior to the date of the merger agreement.

Except as otherwise provided in the merger agreement, neither the Holdings ACG Committee nor the Holdings Board will:

•	(A) withdraw, modify or qualify in any manner adverse to the Partnership its recommendation of the merger agreement and the merger or (B) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (any action described in this clause being referred to as a “Holdings change in recommendation”); or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

Notwithstanding the limitations described in the immediately preceding paragraph, at any time prior to obtaining the Holdings unitholder approval, the Holdings ACG Committee may make a Holdings change in recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings change in recommendation would be inconsistent with its duties under the Holdings partnership agreement and applicable law; provided, however, that (i) the Holdings ACG Committee will not be entitled to exercise its right to make a Holdings change in recommendation pursuant to this sentence unless Holdings and Holdings GP have: (a) complied in all material respects with the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation,” (b) provided to the Partnership and the Partnership ACG Committee two business days prior written notice advising the Partnership that the Holdings ACG Committee intends to make a Holdings change in recommendation and specifying the reasons for the change in reasonable detail, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal (it being understood and agreed that any amendment to the terms of any such superior proposal will require a new notice of the proposed recommendation change and an additional two business day period), and (c) if applicable, provided to the Partnership all materials and information delivered or made available to the person or group of persons making any superior proposal in connection with such superior proposal (to the extent not previously provided), and (ii) the Holdings ACG Committee will not be entitled to make a Holdings change in recommendation in response to an acquisition proposal unless such acquisition proposal constitutes a superior proposal. Any Holdings change in recommendation will not invalidate the approval of the merger agreement or any other approval of the Holdings ACG Committee, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by the merger agreement or any such law, including the merger. Notwithstanding any provision in the merger agreement to the contrary, the Partnership and the Partnership GP will maintain, and cause their representatives to maintain, the confidentiality of all information received from Holdings pursuant to the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation,” subject to the exceptions contained in the confidentiality agreement. Notwithstanding anything in the merger agreement to the contrary, for the purposes of the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation,” without the prior written consent of the Partnership ACG Committee, no acquisition proposal will constitute a superior proposal if such acquisition proposal is conditioned on completion of a “partners acquisition proposal” that would require “special approval” as defined in and required under the Partnership’s partnership agreement. A “partners acquisition proposal” is any proposal or offer by any person (other than Holdings and it subsidiaries) relating to: (i) any direct or indirect acquisition of (a) more than 50% of the assets of the Partnership and its subsidiaries, taken as a whole, (b) more than 50% of the outstanding equity securities of the Partnership or (c) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its subsidiaries, taken as a whole; (ii) any tender or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of the Partnership or (iii) any merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the merger or the GP merger

In addition to the obligations of Holdings set forth in the provisions of the merger agreement summarized under this section “— Acquisition Proposals; Change in Recommendation,” Holdings will as promptly as practicable (and in any event within 24 hours after receipt) advise the Partnership orally and in writing of any acquisition proposal or any matter giving rise to a Holdings change in recommendation and the material terms and conditions of any such acquisition proposal or any matter giving rise to a Holdings change in recommendation (including any changes thereto) and the identity of the person making such acquisition proposal. Holdings will keep the Partnership informed on a reasonably current basis of material developments with respect to any such acquisition proposal or any matter giving rise to a Holdings change in recommendation.

Nothing contained in the merger agreement will prevent Holdings or the Holdings ACG Committee from taking and disclosing to the holders of Holdings units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of Holdings) or from making any legally required disclosure to holders of Holdings units. Any “stop-look-and-listen” communication by Holdings or the Holdings Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Partnership of, all or a portion of the recommendation of the merger agreement and the merger by the Holdings ACG Committee and the Holdings Board.

Affiliate Arrangements

Not later than the 15th day after the mailing of this proxy statement/prospectus, Holdings will deliver to the Partnership a schedule listing each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Holdings special meeting, deemed to be an “affiliate” of Holdings as that term is used in Rule 145 under the Securities Act.

Holdings will use its commercially reasonable best efforts to cause such affiliates not to sell any securities received under the merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Takeover Laws

Neither Holdings nor the Partnership will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable takeover law, as in effect on the date of the merger agreement or thereafter, including takeover laws of any state that purport to apply to the merger agreement or the transactions contemplated by the merger agreement.

No Rights Triggered

Each of Holdings and the Partnership will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated by the merger agreement and any other action or combination of actions, or any other transactions contemplated by the merger agreement, do not and will not result in the grant of any rights to any person (i) in the case of Holdings, under the Holdings partnership agreement, and, in the case of the Partnership, under the Partnership’s partnership agreement or (ii) under any material agreement to which it or any of its subsidiaries is a party.

New Common Units Listed

The Partnership will use its commercially reasonable best efforts to list, prior to the closing, on the NYSE, upon official notice of issuance, the new Partnership common units to be issued as merger consideration in connection with the merger.

Third Party Approvals

The Partnership and Holdings and their respective subsidiaries will cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all governmental authorities and third parties necessary to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the merger to be consummated and the Sixth Partnership Agreement to be effective as expeditiously as practicable. Each of the Partnership and Holdings will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any governmental authorities in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties to the merger agreement agrees to act reasonably and promptly. Each party to the merger agreement agrees that it will consult with the other parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

Each of the Partnership and Holdings agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement, this proxy statement/prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s subsidiaries to any governmental authority in connection with the transactions contemplated by the merger agreement.

Credit Agreements

The Partnership will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to, on or prior to the closing date, (i) amend or refinance the Amended and Restated Revolving Credit Agreement, dated as of November 19, 2007, among EPO, the financial institutions party thereto as lenders, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Citibank, N.A. and JPMorgan Chase Bank, as Co-Syndication Agents, and SunTrust Bank, Mizuho Corporate Bank, Ltd. and The Bank of Nova Scotia, as Co-Documentation Agents, as in effect on the date of the merger agreement (the “EPO Credit Agreement”) and the Revolving Credit Agreement, dated January 5, 2007, among Duncan Energy Partners, the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended by the First Amendment to Revolving Credit Agreement, dated June 30, 2007, among Duncan Energy Partners, the Lenders Party Thereto and Wachovia Bank, National Association, as in effect on the date of the merger agreement and the Term Loan Agreement, dated April 18, 2008, among Duncan Energy Partners, the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended by the First Amendment to Term Loan Agreement, dated July 11, 2008, among Duncan Energy Partners, the Lenders Party thereto and Wachovia Bank, National Association, as in effect on the date of the merger agreement (together the “DEP Credit Agreements”) in a form reasonably satisfactory to the Partnership in order for the merger and the transactions contemplated by the merger agreement not to constitute a default under the EPO Credit Agreement, the DEP Credit Agreements or any of the other loan documents related to such credit agreements and (ii) obtain financing satisfactory to it in order to pay, and to pay, all amounts outstanding under the Third Amended and Restated Credit Agreement, dated August 24, 2007, among Holdings, the lenders party thereto, Citicorp North America, Inc., as Administrative Agent, and Citibank, N.A., as Issuing Bank, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated November 8, 2007, among Holdings, the Term Loan B lenders party thereto, Citicorp North

America, Inc., as Administrative Agent, and Citigroup Global Markets, Inc. and Lehman Brothers Inc. as Co-Arrangers and Joint Bookrunners, as in effect on the date of the merger agreement (the “Holdings Credit Agreement”) unless otherwise consented to by lenders under the Holdings Credit Agreement

Holdings will, and will cause each of its subsidiaries to, cause the satisfaction on or prior to the closing date of (or secure the lenders’ waiver of) all Holdings obligations required under the Holdings Credit Agreement to be satisfied on or prior to the closing date.

Indemnification; Directors’ and Officers’ Insurance

Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings partnership agreement, the limited liability company agreement of Holdings GP or the merger agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ subsidiaries, from and after the effective time, the Partnership’s general partner, the Partnership and the surviving entity, jointly and severally, will: (i) indemnify and hold harmless each person who is at the date of the merger agreement or during the period from the date of the merger agreement through the date of the effective time serving as a director or officer of Holdings GP or the Partnership GP or of any of their respective subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as in effect at or after the time of the merger agreement, in connection with any claim and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the Indemnified Party of any indemnification expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Partnership’s general partner, the Partnership and the surviving entity pursuant to the merger agreement will extend to acts or omissions occurring at or before the effective time and any claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim relating thereto), and all rights to indemnification and advancement conferred under the merger agreement will continue as to any Indemnified Party who has ceased to be a director or officer of Holdings GP or the Partnership GP after the date of the merger agreement and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither the Partnership’s general partner nor the Partnership or MergerCo will settle, compromise or consent to the entry of any judgment in any actual or threatened action in respect of which indemnification has been or could be sought by such Indemnified Party under the merger agreement unless the settlement, compromise or judgment includes an unconditional release of that Indemnified Party from all liability arising out of that action without admission or finding of wrongdoing, or that Indemnified Party otherwise consents to such settlement, compromise or judgment.

Without limiting the foregoing, the Partnership and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the time of the merger agreement in favor of the indemnitees as provided in the Holdings partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) and indemnification agreements of Holdings or any of its subsidiaries will be assumed by the surviving entity, the Partnership and the new Partnership GP in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

For a period of six years from the effective time, the Sixth Partnership Agreement will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings partnership agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights under the Sixth Partnership Agreement of individuals who, at or prior to the effective time, were Indemnified Parties, unless such modification is required by law and then only to the minimum extent required by law.

For a period of six years from the effective time, the Partnership will, or will cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time, but neither the Partnership nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid for the insurance policies prior to the date of the merger agreement and will purchase as much coverage as is reasonably practicable for that amount if the coverage described in this the merger agreement would cost in excess of that amount.

If the Partnership, the Partnership’s general partner, the surviving entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, proper provision will be made so that the successors and assigns of the Partnership, the Partnership’s general partner following the merger or the surviving entity assume the obligations set forth in the provisions of the merger agreement summarized under this section “— Indemnification; Directors’ and Officers’ Insurance.” The Partnership and the Partnership’s general partner following the merger will cause the surviving entity to perform all of the obligations of the surviving entity under these provisions of the merger agreement. These provisions will survive the consummation of the merger and are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties and the indemnitees and their respective heirs and personal representatives, and will be binding on the Partnership, the Partnership’s general partner following the merger, the surviving entity and their respective successors and assigns.

Notification of Certain Matters

Each of Holdings and the Partnership will give prompt notice to the other of (i) any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, and (ii) (a) any change in its condition (financial or otherwise) or business or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a material adverse effect.

Rule 16b-3

Prior to the effective time, Holdings will take any steps that are reasonably requested by any party to the merger agreement to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Amended and Restated Partnership Agreement

Effective as of the effective time, the Partnership’s general partner will execute and make effective the Sixth Partnership Agreement. Promptly after the effective time, Holdings GP will execute and file an amended certificate of limited partnership evidencing its status as the new general partner of the Partnership in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and the Sixth Partnership Agreement.

Holdings Board Membership

The members of the Holdings Board immediately prior to the effective time will continue to serve as members of the board of directors of Holdings GP following the effective time unless otherwise determined or removed effective at such time or thereafter by the sole member of Holdings GP in accordance with the limited liability company agreement of Holdings GP. Immediately following the effective time, however, Holdings GP will continue to maintain a Holdings ACG Committee consisting of not less than three independent directors in accordance with the Sixth Partnership Agreement.

Distributions

Each of Holdings GP and the Partnership GP will consult with the other regarding the declaration and payment of distributions in respect of the Holdings units and the Partnership common units and the record and payment dates relating to any such distributions, so that no Holdings unitholder will receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable Holdings units or any Partnership common units any such Holdings unitholder receives in exchange for his Holdings units pursuant to the merger.

Fourth Amendment to Holdings Partnership Agreement

Effective immediately prior to the GP merger and the effective time, Holdings GP will execute and deliver the Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Holdings, and, in connection with the Fourth Amendment, Holdings will issue 13,921 Holdings units to Holdings GP in exchange for the conversion of the economic general partner interest in Holdings to a non-economic general partner interest.

Holdings GP Amended and Restated Limited Liability Company Agreement

As of the effective time, the limited liability company agreement of Holdings GP will be amended and restated in substantially the form attached to the merger agreement as Annex B thereto.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

• by mutual written consent of Holdings and the Partnership;

• by either Holdings or the Partnership upon written notice to the other if:

•	the merger is not completed on or before December 31, 2010;

•	any governmental authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, or makes the merger illegal and such statute, rule, order, decree or regulation has become final and nonappealable, so long as the terminating party is not then in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•	Holdings (i) determines not to, or otherwise fails to, hold the Holdings special meeting in accordance with the provisions summarized under “— Covenants — Holdings Unitholder Approval” or (ii) does not obtain the Holdings unitholder approval at the Holdings special meeting. Holdings’ right to terminate the merger agreement as described in this bullet point will not, however, be available to Holdings if the failure to obtain the Holdings unitholder approval was caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of the merger agreement;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties (treating the Partnership and the Partnership GP as one party, and Holdings and Holdings GP as one party, for the purposes of the provision summarized in this bullet point), which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to December 31, 2010 (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). No party will have the right, however, to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “— Conditions to the Merger — Additional Conditions to the Obligations of Holdings” or “— Conditions to the Merger — Additional Conditions to the Obligations of the Partnership,” as applicable, have not been met; or

•	there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties to the merger agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date (so long as the terminating party itself is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). In no event, however, will any party have the right to terminate this Agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “— Conditions to the Merger — Additional Conditions to the Obligations of Holdings” or “— Conditions to the Merger — Additional Conditions to the Obligations of the Partnership,” as applicable, have not been met.

•	By the Partnership, upon written notice to Holdings, in the event that a Holdings change in recommendation has occurred;

•	By Holdings, upon written notice to the Partnership, in the event that, at any time after the date of the merger agreement and prior to obtaining the Holdings unitholder approval, Holdings receives an acquisition proposal and the Holdings ACG Committee has concluded in good faith that such acquisition proposal constitutes a superior proposal, the Holdings ACG Committee has made a Holdings change in recommendation pursuant to the merger agreement with respect to such superior proposal, Holdings has not knowingly and intentionally breached the provisions of the merger agreement summarized above under “— Covenants — Acquisition Proposals; Change in Recommendation,” and the Holdings ACG Committee concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such superior proposal. Notwithstanding anything in the merger agreement to the contrary, for purposes of this provision, without the prior written consent of the Partnership ACG Committee, no acquisition proposal will constitute a superior proposal if such acquisition proposal is conditioned on completion of a partners acquisition proposal that would require “special approval” under the Partnership’s partnership agreement;

•	By Holdings, 30 days after written notice to the Partnership, if as a result of a change in U.S. federal income tax law, the consummation of the transactions contemplated by the merger agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Holdings units as a result of owning or disposing of Partnership common units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings units in the event the transactions contemplated by the merger agreement did not occur. In no event will a termination of the merger agreement pursuant to the provision summarized in this bullet point be effective if, within 30 days after receipt of such notice, the Partnership has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Holdings units should not be liable for such increased tax as a result of owning or disposing of Partnership common units; or

•	By the Partnership, 30 days after written notice to Holdings, if as a result of a change in U.S. federal income tax law, the consummation of the transactions contemplated by the merger agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Partnership common units as a result of owning or disposing of Partnership common units, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of Partnership common units in the event the transactions contemplated by the merger agreement did not occur. In no event will a termination of the merger agreement pursuant to the provision summarized in this bullet point be effective if, within 30 days after receipt of such notice, Holdings has provided to the Partnership the opinion of nationally recognized tax counsel, reasonably acceptable to the Partnership, to the effect that such holder of Partnership common units should not be liable for such increased tax as a result of owning or disposing of Partnership common units.

Effect of Termination

In the event of the termination of the merger agreement, written notice of the termination will be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which the termination is made, and except as provided in the provision summarized in this paragraph (other than certain provisions with regard to payment of fees and expenses, governing law, jurisdiction, remedies and other matters) will become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of any party to the merger agreement, except as set forth in the provision of the merger agreement concerning fees and expenses and except with respect to the requirement to comply with the confidentiality agreement. Nothing in the merger agreement, however, will relieve any party from any liability or obligation with respect to any fraud or intentional breach of the merger agreement.

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses, except in the following circumstances:

•	If the merger agreement is terminated by the Partnership because of a material breach or inaccuracy in any of the representations, warranties or covenants set forth in the merger agreement as described under “— Termination” above, or by Holdings or the Partnership due to the failure of Holdings to obtain the Holdings unitholder approval, then Holdings will pay to the Partnership the expenses of the Partnership.

•	If this Agreement is terminated by Holdings because of a material breach or inaccuracy in any of the representations, warranties or covenants set forth in the merger agreement as described under “— Termination” above, then the Partnership will pay to Holdings the expenses of Holdings. If the merger agreement is terminated by Holdings because the termination date has passed, then the Partnership will pay to Holdings the expenses of Holdings, except that the Partnership will not be required to pay such expenses if an acquisition proposal with respect to Holdings has been proposed by any person (meaning, for the purpose of the provision described in this bullet point, a person other than the Partnership, the Partnership GP and MergerCo) or any person has publicly announced its intention (whether or not conditional) to make such an acquisition proposal or such an acquisition proposal or such intention has otherwise become publicly known to Holdings unitholders generally.

•	If the merger is consummated, (i) the Partnership will pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the merger, (ii) expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement will be paid by the Partnership and (iii) any filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees.

•	The amount of expenses payable by one party to another under the merger agreement will not exceed $5.0 million.

Holdings has no obligation to pay any fee or expense in connection with the exercise of its right to enter into an agreement with respect to a superior proposal, or if the merger is not consummated because of Holdings’ failure to convene a Holdings special meeting because of a Holdings change in recommendation.

Waiver and Amendment

Subject to compliance with applicable law, prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision, or amended or modified at any time, whether before or after the Holdings unitholder approval, by an agreement in writing between the parties to the merger agreement, as long as (i) after the Holdings unitholder approval, no amendment will be made that requires further Holdings unitholder approval without such approval and (ii) in addition to any other approvals required by the parties’ constituent documents, any of the waivers, amendments or modifications as described above are approved by the Partnership ACG Committee in the case of the Partnership and by the Holdings ACG Committee in the case of Holdings.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP

The following is a summary of the material provisions of the amended and restated partnership agreement of the Partnership. The form of the Sixth Partnership Agreement is attached hereto as Annex B.

Immediately following the effective time of the GP merger, the Partnership’s existing partnership agreement will be amended and restated in substantially the form of the Sixth Partnership Agreement. The material differences between the Partnership’s partnership agreement and the Sixth Partnership Agreement include: (i) the admittance of Holdings GP as the non-economic general partner of the Partnership; (ii) the current 2% economic general partner interest and the IDRs in the Partnership being cancelled; and (iii) certain other legacy provisions which are no longer applicable to the Partnership being eliminated. In addition, the form of the Sixth Partnership Agreement would permit the general partner of the Partnership to elect, in its sole discretion, to include in the Sixth Partnership Agreement a provision that would clarify that any prior or existing member of the Partnership ACG Committee is eligible to serve on the Audit and Conflicts Committee of the general partner of the Partnership following the merger.

The following provisions of the Sixth Partnership Agreement are summarized elsewhere in this proxy statement/prospectus:

•	with regard to distributions of “Available Cash,” please read the description under “The Partnership” in “Comparison of the Rights of Partnership and Holdings Unitholders — Distributions of Available Cash” on page 117; and

•	with regard to allocations of taxable income and taxable loss, please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units” beginning on page 138.

Organization and Duration

The Partnership was organized in April 1998 and will continue in existence until the close of Partnership business on December 31, 2088 or until the earlier termination of the Partnership in accordance with the Sixth Partnership Agreement.

Purpose

The purpose of the Partnership under the Sixth Partnership Agreement is to serve as a member of EPO, the Partnership’s primary operating subsidiary, and to engage in any business activities that may be engaged in by EPO or that are approved by the general partner. The limited liability company agreement of EPO provides that it may engage in any activity that was engaged in by the Partnership’s predecessors at the time of the Partnership’s initial public offering or reasonably related thereto and any other activity approved by the general partner.

Power of Attorney

Each limited partner in the Partnership, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, the Partnership’s partnership agreement.

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of the Sixth Partnership Agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for such partner’s Partnership common units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•	to remove or replace the general partner of the Partnership

•	to approve certain amendments to the Sixth Partnership Agreement; or

•	to take any other action under the Sixth Partnership Agreement constituted “participation in the control” of the Partnership’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the general partner of the Partnership. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither the Sixth Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the general partner of the Partnership if a limited partner were to lose limited liability through any fault of the general partner of the Partnership. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the limited partnership agreement.

The Partnership’s subsidiaries conduct business in multiple states. Maintenance of the Partnership’s limited liability as a limited partner or member of the Partnership’s subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying the Partnership’s subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions.

If it were determined that the Partnership was, by virtue of the Partnership’s limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner of the Partnership, to approve certain amendments to the Sixth Partnership Agreement, or to take other action under the Sixth Partnership Agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership’s obligations under the law of that jurisdiction to the same extent as the general partner of the Partnership under the circumstances. The Partnership will operate in a manner that the general partner of the Partnership considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the Partnership unitholder vote specified below.

Amendment of the Sixth Partnership Agreement	Certain amendments may be made by the general partner of the Partnership without the approval of Partnership common unitholders. Certain other amendments require the approval of the holders of a majority of outstanding Partnership common units. Certain other amendments require the approval of the holders of a super-majority of outstanding Partnership common units, and certain amendments that would have a material adverse effect on a class of Partnership interests require the approval of a majority of the Partnership interests to be affected by such amendment. Please read “— Amendment to the Sixth Partnership Agreement” beginning on page 90.
Sale of all or substantially all of the Partnership’s assets	The holders of a majority of the outstanding Partnership common units. Please read “— Merger, Sale or Other Disposition of Assets” on page 91.
Dissolution of the Partnership	The holders of a majority of the outstanding Partnership common units. Please read “— Termination and Dissolution” beginning on page 92.
Removal/Replacement of the general partner	The holders of 60% of the outstanding Partnership common units. Please read “— Withdrawal or Removal of the General Partner” on page 92.

Class B Units

Holders of Class B units are entitled to vote together with the Partnership common unitholders as a single class on all matters that Partnership common unitholders are entitled to vote on. Holders of the Class B units are entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of the holders of a majority of the Class B units is required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.

Issuance of Additional Securities

The Sixth Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to Partnership common units on terms and conditions established by the general partner in its sole discretion without the approval of any limited partners.

It is possible that the Partnership will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units the Partnership issues will be entitled to share equally with the then-existing holders of common units in the Partnership’s cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in the Partnership net assets.

In accordance with Delaware law and the provisions of the Sixth Partnership Agreement, the Partnership may also issue additional partnership interests that, in the sole discretion of the general partner, may have special voting rights to which Partnership common units are not entitled.

The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, the Partnership issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain their percentage interests in the Partnership that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in the Partnership.

On October 26, 2009, the Partnership entered into Amendment No. 4 to its partnership agreement. This amendment authorizes a series of Partnership limited partner interests called Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the TEPPCO merger (which occurred on October 26, 2009). The Class B units will convert automatically into the same number of Partnership common units on the date immediately following the payment date of the sixteenth quarterly distribution following October 26, 2009, and holders of such converted units will thereafter be entitled to receive distributions of available cash.

Amendment to the Sixth Partnership Agreement

Amendments to the Sixth Partnership Agreement may be proposed only by the general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in the Sixth Partnership Agreement, the general partner may make amendments to the Sixth Partnership Agreement without the approval of the Partnership’s limited partners or assignees to reflect:

•	a change in the Partnership’s name, the location of its principal place of business, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue the Partnership’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither the Partnership, EPO, nor any of the Partnership’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	a change that does not adversely affect the Partnership’s limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of the Partnership’s limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the Partnership’s limited partner interests are or will be listed for trading;

•	a change in the Partnership’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in its fiscal year or taxable year;

•	an amendment that is necessary to prevent the Partnership, or its general partner or the general partner’s directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of the Partnership’s securities;

•	any amendment expressly permitted in the Partnership’s partnership agreement to be made by its general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the Sixth Partnership Agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately the Partnership’s formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than EPO, in connection with the Partnership’s conduct of activities permitted by the Sixth Partnership Agreement;

•	a merger or conveyance to effect a change in the Partnership’s legal form; or

•	any other amendments substantially similar to the foregoing.

No Reduction of Voting Percentage Required to Take Action.  Any amendment to the Sixth Partnership Agreement that would have the effect of reducing the voting percentage required to take any action must be approved by the written consent or the affirmative vote of the Partnership’s limited partners constituting not less than the voting requirement sought to be reduced.

No Enlargement of Obligations.  No amendment to the Sixth Partnership Agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall have occurred as a result of an amendment approved by not less than a majority of the outstanding partnership interests of the class affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner of the Partnership or any of its affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change the provision of the Sixth Partnership Agreement that provides for dissolution of the Partnership (A) at the expiration of its term or (B) upon the election to dissolve the Partnership by the general partner that is approved by the holders of a majority of the outstanding Partnership common units and by “special approval” (as such term is defined under the Sixth Partnership Agreement), or (iv) change the term of the Partnership or, except as set forth in the provision described in clause (iii)(B) of this paragraph, give any person the right to dissolve the Partnership.

No Material Adverse Effect on Rights and Preferences.  Except for certain amendments in connection with the merger or consolidation of the Partnership and except for those amendments that may be effected by the general partner without the consent of limited partners as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class so affected.

Opinion of Counsel and Partnership Unitholder Approval.  Except for those amendments that may be effected by the general partner without the consent of limited partners as described above or certain provisions in connection with a merger or consolidation of the Partnership, no amendment shall become effective without the approval of the holders of at least 90% of the outstanding units unless the Partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Further Restrictions on Amendments.  Except for those amendments that may be effected by the general partner without the consent of limited partners as described above, the foregoing provisions described above relating to the amendment of the Sixth Partnership Agreement may only be amended with the approval of the holders of at least 90% of the outstanding units.

Merger, Sale or Other Disposition of Assets

The Sixth Partnership Agreement generally prohibits the general partner, without the prior approval of a majority of the outstanding Partnership common units, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership or EPO in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination). The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or EPO without the approval of a Unit Majority. The Sixth Partnership Agreement generally prohibits the general partner from causing the Partnership to merge or consolidate with another entity without the approval of a majority of the members of the Partnership ACG Committee, at least one of which majority meets certain independence requirements (such approval constituting “special approval” under the Sixth Partnership Agreement).

If certain conditions specified in the Sixth Partnership Agreement are satisfied, the Partnership’s general partner may merge the Partnership or any of its subsidiaries into, or convey some or all of the Partnership’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change the Partnership’s legal form into another limited liability entity.

Reimbursements of the General Partner

The general partner does not receive any compensation for its services as the general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating the Partnership’s business. The Sixth Partnership Agreement provides that the general partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the general partner in its sole discretion.

Withdrawal or Removal of the General Partner

The general partner may withdraw as general partner without first obtaining approval of any Partnership unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Sixth Partnership Agreement. In addition, the general partner may withdraw without unitholder approval upon 90 days’ notice to Partnership limited partners if at least 50% of the outstanding Partnership common units are held or controlled by one person and its affiliates other than the general partner and its affiliates.

Upon the voluntary withdrawal of the general partner, the holders of a majority of the outstanding Partnership common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding Partnership units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue the Partnership’s business and to appoint a successor general partner.

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of the outstanding Partnership common units, including common units held by the general partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. In addition, if the general partner is removed as general partner under circumstances where cause, as defined in the Sixth Partnership Agreement, does not exist and units held by such general partner and its affiliates are not voted in favor of such removal, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding Partnership common units, including those held by the general partner and its affiliates.

Transfer of the General Partner Interest

While the Sixth Partnership Agreement limits the ability of the general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of the general partner. In addition, the Sixth Partnership Agreement expressly permits the sale, in whole or in part, of the ownership of the general partner. The general partner may also transfer, in whole or in part, the common units it owns.

At any time, the owners of the general partner may sell or transfer all or part of their ownership in the general partner without the approval of the unitholders.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the Sixth Partnership Agreement. The Partnership will dissolve upon:

(1) the expiration of its term on December 31, 2088;

(2) the withdrawal, removal, bankruptcy or dissolution of the general partner unless a successor is elected and an opinion of counsel is received that such withdrawal (following the selection of a successor general partner) would not result in the loss of the limited liability of any limited partner or of any member of EPO or cause the Partnership or EPO to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such) and such successor is admitted to the Partnership as required by the Sixth Partnership Agreement;

(3) an election to dissolve the Partnership by the general partner that receives “special approval” (as defined in the Sixth Partnership Agreement) and is approved by a majority of the holders of Partnership common units;

(4) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of Delaware Act; or

(5) the sale of all or substantially all of the assets and properties of the Partnership, EPO and their subsidiaries.

Upon (a) dissolution of the Partnership following the withdrawal or removal of the general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) dissolution of the Partnership upon the bankruptcy or dissolution of the general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a majority of the holders of Partnership common units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Sixth Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Sixth Partnership Agreement and having as the successor general partner a person approved by the holders of a majority of the holders of Partnership common units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up the its affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate the Partnership’s assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of the Partnership’s creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to the Partnership’s partners, the general partner may distribute assets in kind to the Partnership’s partners.

Meetings; Voting

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of limited partners or to give approvals without a meeting, the general partner may set a record date, which shall not be less than 10 nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (ii) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by the general partner to give such approvals.

If authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests (including limited partner interests deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Special meetings of limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. The holders of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called (including limited partner interests deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes unless any such action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum shall be such greater percentage.

Each holder of common units and Class B units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders. Holders of the Class B units are entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of a majority of the Class B units is required to approve any matter for which the Class B unitholders are entitled to vote as a separate class. Partnership common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Limited Call Right

If at any time the general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by the general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in the Sixth Partnership Agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the Sixth Partnership Agreement and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Sixth Partnership Agreement provides that the Partnership will indemnify (i) the general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of any such person, any affiliate of the general partner or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of the Partnership, and the general partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Holdings GP, which will be admitted as the new sole general partner of the Partnership as a result of the merger and in accordance with the Sixth Partnership Agreement, provides for the indemnification of (i) present or former members of the board of directors of Holdings GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of Holdings GP or (iii) persons serving at the request of Holdings GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of Holdings GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Holdings GP. Holdings GP is authorized to purchase and maintain insurance, on behalf of the members of its board of directors, its officers and such other persons as the board of directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Holdings GP, regardless of whether Holdings GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

SELECTED FINANCIAL DATA AND PRO FORMA INFORMATION OF
THE PARTNERSHIP AND HOLDINGS

The following tables set forth, for the periods and at the dates indicated, selected historical and pro forma financial information for the Partnership and selected historical financial information for Holdings. The selected historical financial data for the Partnership and Holdings as of and for each of the years ended December 31, 2005, 2006, 2007, 2008 and 2009 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods. The selected historical financial data as of and for the six-month periods ended June 30, 2009 and 2010 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes for such periods. The Partnership’s and Holdings’ consolidated balance sheets as of December 31, 2008 and 2009 and as of June 30, 2010, and the related statements of consolidated operations, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2009 and the six months ended June 30, 2010 and 2009 are incorporated by reference into this proxy statement/prospectus from the Partnership’s and Holdings’ respective annual reports on Form 10-K for the year ended December 31, 2009, and quarterly reports on Form 10-Q for the period ended June 30, 2010.

The selected unaudited pro forma condensed consolidated financial statements of the Partnership show the pro forma effect of the Partnership’s proposed merger with Holdings. Holdings will be treated as the surviving consolidated entity for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. For accounting purposes, Holdings is considered the accounting acquiror of the Partnership’s noncontrolling interests. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled “Index to Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this document.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between the Partnership and Holdings. The unaudited pro forma condensed statements of consolidated operations for the six months ended June 30, 2010 and the year ended December 31, 2009 assume the merger-related transactions occurred on January 1, 2009. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on June 30, 2010.

For information regarding the effect of the merger on pro forma distributions to Holdings unitholders, please read “Comparative Per Unit Information.”

Selected Historical and Pro Forma Financial Information of the Partnership

	Partnership Consolidated Historical							Partnership Pro Forma
								For the Year	For the Six
						For the Six Months		Ended	Months
	For the Year Ended December 31,					Ended June 30,		December 31,	Ended June 30,
	2005	2006	2007	2008	2009	2009	2010	2009	2010
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$20,858.3	$23,612.1	$26,713.8	$35,469.6	$25,510.9	$10,321.2	$16,087.9	$25,510.9	$16,087.9
Net income	577.4	787.6	838.0	1,188.9	1,155.1	528.0	767.1	1,140.3	746.8
Net income attributable to noncontrolling interest	(157.9)	(186.5)	(304.4)	(234.9)	(124.2)	(116.1)	(32.1)	(110.7)	(32.1)

Net income attributable to the Partnership	$419.5	$601.1	$533.6	$954.0	$1,030.9	$411.9	$735.0	$1,029.6	$714.7

Earnings per unit from continuing operations:
Basic earnings per unit	$0.90	$1.20	$0.95	$1.84	$1.73	$0.73	$0.97	$1.60	$0.91

Diluted earnings per unit	$0.90	$1.20	$0.95	$1.84	$1.73	$0.73	$0.96	$1.53	$0.87

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.6975	$1.8250	$1.9475	$2.0750	$2.1950	$1.0825	$1.1425	$2.1950	$1.1425

	Partnership Consolidated Historical							Partnership Pro Forma
								For the Year	For the Six
						For the Six Months		Ended	Months
	For the Year Ended December 31,					Ended June 30,		December 31,	Ended June 30,
	2005	2006	2007	2008	2009	2009	2010	2009	2010
	(Dollars in millions, except per unit amounts)

Balance sheet data (at period end):
Total assets	$17,486.7	$19,109.2	$22,515.5	$24,211.6	$26,151.6	$25,545.4	$28,289.5	n/a	$29,740.1
Total long-term debt, including current maturities	6,358.8	6,898.9	8,771.1	11,637.9	11,346.4	12,139.5	12,671.5	n/a	13,766.3
Total equity	8,203.8	9,124.9	9,016.5	9,295.9	10,042.3	9,516.8	10,925.4	n/a	11,276.9

Selected Historical Consolidated Financial Information of Holdings

	Holdings Consolidated Historical
						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$20,858.2	$23,612.2	$26,713.8	$35,469.6	$25,510.9	$10,321.2	$16,087.9
Net income	560.9	772.4	762.0	1,145.1	1,140.3	521.7	746.8
Net income attributable to noncontrolling interest	(478.7)	(638.4)	(653.0)	(981.1)	(936.2)	(419.7)	(622.8)

Net income attributable to Holdings	$82.2	$134.0	$109.0	$164.0	$204.1	$102.0	$124.0

Earnings per unit from continuing operations:
Basic earnings per unit	$0.90	$1.30	$0.97	$1.33	$1.48	$0.75	$0.89

Diluted earnings per unit	$0.90	$1.30	$0.97	$1.33	$1.48	$0.75	$0.89

Distributions to limited partners:
Per unit (declared with respect to period)	$0.372	$1.290	$1.550	$1.790	$2.030	$0.985	$1.105

Balance sheet data (at period end):
Total assets	$17,483.9	$19,120.1	$24,084.4	$25,780.4	$27,686.3	$27,109.2	$29,786.8
Total long-term debt, including current maturities	6,493.3	7,053.9	9,861.2	12,714.9	12,427.9	13,208.0	13,766.3
Total equity	8,063.6	8,968.7	9,530.0	9,759.4	10,473.1	9,984.3	11,300.9

THE MERGER PARTIES’ BUSINESSES

Holdings’ Business

This section summarizes information from Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Holdings’ business, please read the “Business and Properties” section contained in Holdings’ 2009 Annual Report on Form 10-K and the other filings incorporated into this document by reference.

General

Holdings is a publicly traded Delaware limited partnership, the limited partnership interests of which are listed on the NYSE under the ticker symbol “EPE.” The business of Holdings consists of the ownership of general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses.

Holdings owns the following direct and indirect interests in the Partnership:

•	the indirect ownership of all of the outstanding IDRs in the Partnership, through its ownership of all of the outstanding limited liability company interests in Partnership GP;

•	the indirect ownership of the general partner interest in the Partnership (representing a 2.0% economic interest in the Partnership), through its ownership of all of the outstanding limited liability company interests in Partnership GP; and

•	the direct ownership of 21,563,177 Partnership common units, representing an approximately 3.4% limited partner interest in the Partnership.

Holdings also owns (i) 38,976,090 common units of Energy Transfer Equity representing approximately 17.5% of Energy Transfer Equity’s outstanding common units and (ii) a non-controlling member interest in its general partner, LE GP.

Holdings is owned 99.99% by its limited partners and 0.01% by Holdings GP. Holdings GP is a wholly owned subsidiary of DDLLC, the membership interests of which are currently owned of record collectively by the DDLLC voting trustees. Holdings has no operations apart from its investing activities and indirectly overseeing the management of the entities controlled by it.

The following table summarizes the cash distributions Holdings received for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010 (dollars in millions):

				For the Six
				Months
				Ended
	For the Year Ended December 31,			June 30,
	2007	2008	2009	2010

Cash distributions to Holdings:
Investment in the Partnership and Partnership GP:
From IDRs	$104.7	$123.9	$161.3	$110.8
From Partnership common units	25.8	27.5	33.5	24.1
From 2% economic general partner interest in the Partnership	16.9	18.2	21.8	14.4
Investment in Energy Transfer Equity and LE GP(1)	29.9	76.5	82.7	42.5
Investment in TEPPCO and TEPPCO GP(2)	60.3	67.4	56.1	—

Total cash distributions received by Holdings	$237.6	$313.5	$355.4	$191.8

(1)	Includes 38,976,090 common units of Energy Transfer Equity and a member interest in LE GP.

(2)	Included 4,400,000 common units of TEPPCO and the 2% general partner interest and IDRs in TEPPCO. On October 26, 2009, the TEPPCO merger was completed and TEPPCO and TEPPCO GP became wholly owned subsidiaries of the Partnership. As a result, Holdings’ ownership interest in the TEPPCO units was converted into 5,456,000 Partnership common units. In addition, Holdings’ membership interests in TEPPCO GP were exchanged for (i) 1,331,681 Partnership common units and (ii) an increase in the capital account of Partnership GP in the Partnership to maintain its 2% economic general partner interest in the Partnership. The issuance of Partnership common units in the TEPPCO merger also resulted in Holdings benefiting from increased distributions with respect to the IDRs in the Partnership.

Holdings’ principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, Holdings’ telephone number is (713) 381-6500 and Holdings’ website is www.enterprisegp.com.

Holdings’ Business Segments

Holdings has six reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; (v) Petrochemical & Refined Products Services; and (vi) Other Investments. As discussed below, the first five of these business segments consist of the same five business segments as the Partnership, which is a consolidated subsidiary of Holdings for financial reporting purposes.

NGL Pipelines & Services.  Holdings’ NGL Pipelines & Services business segment includes its (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 16,300 miles, (iii) NGL and related product storage and terminal facilities with 163.4 million barrels, or MMBbls, of working storage capacity and (iv) NGL fractionation facilities. This segment also includes Holdings’ import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Holdings’ Onshore Natural Gas Pipelines & Services business segment includes approximately 19,600 miles of onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. Holdings owns two salt dome natural gas storage facilities located in Mississippi and leases natural gas storage facilities located in Texas and Louisiana. This segment also includes Holdings’ related natural gas marketing activities.

Onshore Crude Oil Pipelines & Services.  Holdings’ Onshore Crude Oil Pipelines & Services business segment includes approximately 4,400 miles of onshore crude oil pipelines and 10.5 MMBbls of above-ground storage tank capacity. This segment also includes Holdings’ crude oil marketing activities.

Offshore Pipelines & Services.  Holdings’ Offshore Pipelines & Services business segment serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico, offshore Texas, Louisiana, Mississippi and Alabama. This segment includes approximately 1,400 miles of offshore natural gas pipelines, approximately 1,000 miles of offshore crude oil pipelines and six offshore hub platforms.

Petrochemical & Refined Products Services.  Holdings’ Petrochemical & Refined Services business segment consists of (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) an octane enhancement facility, (iv) refined products pipelines, including Holdings’ Products Pipeline System and related activities and (v) marine transportation and other services.

Other Investments.  Holdings’ Other Investments segment reflects its non-controlling ownership interests in Energy Transfer Equity and its general partner, LE GP.

The Partnership’s Business

This section summarizes information from the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of the Partnership’s business, please read the “Business and Properties”

section contained in its 2009 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

General

The Partnership is a North American midstream energy company providing a wide range of services to producers and consumers of natural gas, NGLs, crude oil, refined products and certain petrochemicals. The Partnership’s midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. The Partnership’s assets include 49,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. The Partnership’s midstream energy operations include: natural gas transportation, gathering, processing and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined transportation, storage, and terminaling; offshore production platforms; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and by industrial and residential users as fuel.

The Partnership is a publicly traded Delaware limited partnership formed in 1998 and the Partnership’s common units are listed on the NYSE under the ticker symbol “EPD.” The Partnership is owned 98% by its limited partners and 2% by the Partnership GP. The Partnership GP is owned by Holdings.

The Partnership’s principal executive offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, the Partnership’s telephone number is (713) 381-6500 and the Partnership’s website is www.epplp.com.

The Partnership’s Business Segments

The Partnership has five reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; and (v) Petrochemical & Refined Products Services. These reportable business segments are identical to the reportable segments of Holdings other than Holdings’ additional sixth segment, Other Investments, which relates to Holdings’ investments in Energy Transfer Equity and its general partner. The Partnership provides the services in these segments directly and through its subsidiaries and unconsolidated affiliates.

The Partnership’s Strategy

The Partnership’s business strategies are to:

•	capitalize on expected development in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountains, Northeast and U.S. Gulf Coast regions, including the Barnett Shale, Haynesville Shale, Eagle Ford Shale and Marcellus Shale producing regions;

•	capitalize on expected demand growth for natural gas, NGLs, crude oil and refined and petrochemical products;

•	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth capital projects or purchase the projects’ end products; and

•	enhance the stability of the Partnership’s cash flows by investing in pipelines and other fee-based businesses.

CERTAIN RELATIONSHIPS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

Relationship of the Partnership and Holdings

The Partnership and Holdings are closely related. Holdings currently owns 100% of the limited liability company interests in the Partnership GP and 21,563,177 Partnership common units. The Partnership GP currently directly owns a 2% economic general partner interest in the Partnership and all of the Partnership’s IDRs. Through its indirect ownership interests of the Partnership GP’s 2% economic general partner interest in the Partnership and the Partnership’s IDRs, Holdings is entitled to receive: (i) approximately 2.0% of all distributions made by the Partnership (on account of the general partner interest) and (ii) increasing percentages, up to the current maximum of 23%, of the amount of incremental cash distributed by the Partnership above certain target distribution levels in excess of the minimum quarterly distribution of $0.225 per Partnership common unit in any quarter (on account of the IDRs). As a result, Holdings is currently entitled to receive distributions attributable to the general partner interest and IDRs in the Partnership of approximately 25% of the aggregate amount of distributions to the Partnership’s partners in excess of $0.3085 per Partnership common unit. In addition, as the owner of 21,563,177 Partnership common units, Holdings is entitled to receive approximately 3.4% of the total limited partner distributions paid by the Partnership. Since Holdings’ initial public offering in August 2005, distributions by the Partnership have increased from $0.430 per Partnership common unit for the quarter ended September 30, 2005 to $0.575 per Partnership common unit for the quarter ended June 30, 2010; and as a result, distributions from the Partnership to Holdings (including through the Partnership GP) have increased.

Certain executive officers of Holdings GP are also officers of the Partnership GP. Richard H. Bachmann, W. Randall Fowler, William Ordemann, Bryan F. Bulawa and Michael J. Knesek are all executive officers of both the Partnership GP and Holdings GP, as more fully described below under “— Interests of Directors and Executive Officers in the Merger.”

Relationship of the Partnership and Holdings with EPCO and Affiliates

The Partnership and Holdings have extensive and ongoing relationships with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its privately held affiliates, including DDLLC;

•	the Partnership GP, the Partnership’s sole general partner; and

•	Holdings GP, Holdings’ sole general partner.

Holdings GP is a wholly owned subsidiary of DDLLC. The membership interests of DDLLC are owned of record by a voting trust formed on April 26, 2006, pursuant to the DDLLC Voting Trust Agreement dated April 26, 2006, between DDLLC and Dan L. Duncan (as the record owner of all of the membership interests of DDLLC immediately prior to entering into the DDLLC Voting Trust Agreement and as the sole voting trustee).

Immediately upon Mr. Duncan’s death on March 29, 2010, voting and dispositive control of all the membership interests of DDLLC was transferred pursuant to the DDLLC Voting Trust Agreement to three voting trustees. The current DDLLC voting trustees are: (i) Randa Duncan Williams, Mr. Duncan’s oldest daughter, who is also a director of Holdings GP; (ii) Dr. Ralph S. Cunningham, who is currently the President and Chief Executive Officer (“CEO”) of Holdings GP; and (iii) Richard H. Bachmann, who is currently an Executive Vice President and a director of Holdings GP, an Executive Vice President, the Chief Legal Officer and Secretary of the Partnership GP and one of three managers of DDLLC. Dr. Cunningham and Mr. Bachmann are also currently directors of Holdings GP.

EPCO beneficially owns approximately 55% of the outstanding Holdings units. EPCO is owned of record by a voting trust formed on April 26, 2006, pursuant to the EPCO Inc. Voting Trust Agreement (the “EPCO Voting Trust Agreement”), between EPCO and Mr. Duncan (as the record owner of a majority of the outstanding voting capital stock of EPCO immediately prior to the entering into of the EPCO Voting Trust Agreement and as the initial sole voting trustee). Immediately upon Mr. Duncan’s death, voting and dispositive control of such majority of the outstanding voting capital stock of EPCO was transferred pursuant to the EPCO Voting Trust Agreement to three voting trustees. The current EPCO voting trustees are Ms. Williams, Dr. Cunningham and Mr. Bachmann, who are also the DDLLC voting trustees and are each independent co-executors of the Estate of Mr. Duncan.

As of September 3, 2010, the DDLLC voting trustees and the EPCO voting trustees, in their capacities as such trustees, as independent co-executors of the Estate of Dan L. Duncan and individually, collectively owned or controlled 183,715,739 Partnership common units, representing approximately 29% of the Partnership’s outstanding common units, including 4,520,431 Class B units. In addition, as of September 3, 2010, the DDLLC voting trustees and the EPCO voting trustees, in their capacities as such trustees, as executors and individually, beneficially owned approximately 77% of the limited partner interests in Holdings and 100% of Holdings GP. The Holdings supporting unitholders, who have agreed to vote in favor of the merger and the merger agreement, directly own approximately 76% of Holdings’ outstanding units. The directors, executive officers and other affiliates of Holdings collectively owned or controlled (including units owned directly by the estate of Mr. Duncan) an additional 0.4% of Holdings’ outstanding units.

The officers of Holdings GP are employees of EPCO. A number of EPCO employees who provide services to Holdings also provide services to the Partnership, often serving in the same positions. Holdings has an extensive and ongoing relationship with the Partnership, EPCO and other entities controlled by the DDLLC voting trustees and the EPCO voting trustees.

Holdings (through the Partnership GP) received aggregate cash distributions of $183.1 million and $125.2 million from the Partnership during the year ended December 31, 2009 and six months ended June 30, 2010, respectively, including incentive distributions of $161.3 million and $110.8 million, respectively. Holdings GP did not receive material cash distributions from Holdings during the year ended December 31, 2009 and six months ended June 30, 2010, respectively.

EPCO and its privately held affiliates depend on the cash distributions they receive from the Partnership, Holdings, and other investments to fund their other operations and to meet their debt obligations. EPCO and its privately held affiliates received $519.7 million and $284.1 million in cash distributions from the Partnership and Holdings during the year ended December 31, 2009 and six months ended June 30, 2010, respectively. Also, the Partnership issued $246.3 million and $119.5 million in Partnership common units to EPCO and its affiliates under the Partnership’s distribution reinvestment program during the year ended December 31, 2009 and the six months ended June 30, 2010, respectively.

The ownership interests in the Partnership that are owned or controlled by Holdings are pledged as security under its credit facility. In addition, substantially all of the ownership interests in the Partnership that are owned or controlled by EPCO and its affiliates, other than those interests owned by Holdings, DDLLC and certain trusts affiliated with EPCO, are pledged as security under the credit facility of an affiliate of EPCO. The limited partner interests in Holdings that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by DDLLC and certain trusts affiliated with EPCO, are pledged as security under the credit facility of an affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including the Partnership and Holdings. The Partnership intends to refinance the Holdings credit facility and to repay all amounts thereunder in connection with the closing of the merger.

An affiliate of EPCO provides trucking services to the Partnership for the transportation of NGLs and other products. The Partnership leases office space in various buildings from affiliates of EPCO. The charges for trucking services and rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement.  The Partnership and Holdings have no employees. All of their operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement (“ASA”) or by other service providers. EPCO, the

Partnership, Holdings, Duncan Energy Partners, and their respective general partners and certain affiliates are parties to the ASA. The significant terms of the ASA are as follows:

•	EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate the businesses of the Partnership and Holdings, and their respective properties and assets (all in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•	The Partnership and Holdings are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to the Partnership’s and Holdings’ business or activities (including expenses reasonably allocated to the Partnership and Holdings by EPCO). In addition, the Partnership and Holdings have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to the Partnership and Holdings by EPCO.

•	EPCO will allow the Partnership and Holdings to participate as a named insured in its overall insurance program, with the associated premiums and other costs being allocated to the Partnership and Holdings.

Under the ASA, EPCO subleases to the Partnership (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to the Partnership its purchase option under such leases (the “retained leases”). EPCO remains liable for the actual cash lease payments associated with these agreements. The Partnership records the full value of these payments made by EPCO on its behalf as a non-cash related party operating lease expense, with the offset to equity accounted for as a general contribution to the Partnership.

The Partnership’s and Holdings’ operating costs and expenses for the year ended December 31, 2009 include reimbursement payments to EPCO for the direct and indirect costs incurred to operate their facilities, including compensation of employees.

Likewise, the Partnership’s and Holdings’ general and administrative costs for the year ended December 31, 2009 include amounts the Partnership and Holdings reimburse to EPCO for administrative services, including compensation of employees. In general, the Partnership’s and Holdings’ reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses EPCO may incur on their behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges among the various parties to the ASA based on the estimated use of such services by the applicable party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on such entity’s business and affairs).

Since the vast majority of such expenses are charged to the Partnership and Holdings on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), the Partnership and Holdings believe that such expenses are representative of what the amounts would have been on a stand-alone basis. With respect to allocated costs, the Partnership and Holdings believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs the Partnership and Holdings would have incurred on a stand-alone basis.

The ASA also addresses potential conflicts that may arise among the Partnership (including the Partnership GP), Holdings (including Holdings GP), Duncan Energy Partners (including its general partner, DEP GP, which is owned by the Partnership), and the EPCO Group. The EPCO Group includes EPCO and its other affiliates, but excludes the Partnership, Holdings, Duncan Energy Partners and their respective general partners. With respect to potential conflicts, the ASA provides, among other things, that:

•	If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, the Partnership (including the Partnership GP), Holdings (including Holdings GP) or Duncan Energy Partners (including DEP GP), then Holdings will have the first right to pursue such opportunity. The term “equity securities” is defined to include:

•	general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar interests (collectively,

“GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

•	IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Holdings will be presumed to want to acquire the equity securities until such time as Holdings GP advises the EPCO Group, the Partnership GP and DEP GP that it has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100.0 million, the decision to decline the acquisition will be made by the CEO of Holdings GP after consultation with and subject to the approval of the Audit and Conflicts Committee of Holdings GP. If the purchase price is reasonably likely to be less than $100.0 million, the CEO of Holdings GP may make the determination to decline the acquisition without consulting the Audit and Conflicts Committee of Holdings GP.

In the event that Holdings abandons the acquisition and so notifies the EPCO Group, the Partnership GP and DEP GP, the Partnership will have the second right to pursue such acquisition. The Partnership will be presumed to want to acquire the equity securities until such time as the Partnership GP advises the EPCO Group and DEP GP that the Partnership has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition, the Partnership will follow the same procedures applicable to Holdings, as described above but utilizing the Partnership GP’s CEO and Audit and Conflicts Committee.

In its sole discretion, the Partnership may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event the Partnership abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to Holdings (including Holdings GP) and their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

•	If any business opportunity not covered by the preceding bullet point (i.e. not involving “equity securities”) is presented to the EPCO Group, the Partnership (including the Partnership GP), Holdings (including Holdings GP), or Duncan Energy Partners (including DEP GP), the Partnership will have the first right to pursue such opportunity either for itself or, if desired by the Partnership in its sole discretion, for the benefit of Duncan Energy Partners. It will be presumed that the Partnership will pursue the business opportunity until such time as its general partner advises the EPCO Group, Holdings GP and DEP GP that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100.0 million, any decision to decline the business opportunity will be made by the CEO of the Partnership GP after consultation with and subject to the approval of the Audit and Conflicts Committee of the Partnership GP. If the purchase price or cost is reasonably likely to be less than $100.0 million, the CEO of the Partnership GP may make the determination to decline the business opportunity without consulting the Partnership GP’s Audit and Conflicts Committee.

In its sole discretion, the Partnership may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that the Partnership abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, Holdings GP and DEP GP, Holdings will have the second right to pursue such business opportunity. It will be presumed that Holdings will pursue such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for the Partnership) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity. Should this occur, the EPCO Group may either pursue the business opportunity or offer the business opportunity to Holdings (including Holdings GP) and their controlled affiliates without any further obligation to any other party or offer such opportunity to other affiliates.

None of the Partnership, Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group have any obligation to present business opportunities to Holdings (including Holdings GP) or their controlled affiliates. Likewise, Holdings (including Holdings GP) and their controlled affiliates have no obligation to present business opportunities to the Partnership, Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by the Partnership and Holdings to EPCO for distributions of cash or securities, if any, made to certain employee partners of an employee unit partnership that has been dissolved. The ASA amendment also extended the term under which EPCO provides services to the partnership entities party to the ASA from December 2010 to December 2013 and made other updating and conforming changes.

Interests of Directors and Executive Officers in the Merger

General

In considering the recommendations of the Holdings ACG Committee and the Holdings Board with respect to the merger, Holdings unitholders should be aware that certain of the executive officers and directors of Holdings GP have interests in the transaction that differ from, or are in addition to, the interests of Holdings unitholders generally, including:

•	certain officers of Holdings GP are also officers of the Partnership GP;

•	equity-based awards under Holdings benefit plans will generally be converted into equity awards with respect to Partnership common units, adjusted for the exchange ratio;

•	ownership of Partnership common units by existing Holdings GP officers and directors;

•	continued indemnification of Holdings GP’s directors and executive officers;

•	certain directors of Holdings GP also serve as both the DDLLC voting trustees and the EPCO voting trustees and, in their capacities as trustees of the voting trusts, have authorized the Holdings supporting unitholders to enter into the support agreement; and

•	senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s and Holdings’ future financial and operating performance, which were provided to Morgan Stanley for use in connection with the preparation of its fairness opinion.

The Partnership GP currently expects each of the executive officers of the Partnership GP to be elected to serve as executive officers of Holdings GP when it becomes the new general partner of the Partnership. The persons who will be elected as directors of Holdings GP following the merger have not yet been determined.

The members of the Holdings ACG Committee and the Holdings Board were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the merger agreement and the merger. These interests and relationships, to the extent material, are further described below. For more information, please read “The Merger — Background of the Merger,” and “The Merger — Recommendation of the Holdings ACG Committee and the Holdings Board and Reasons for the Merger.”

Employment by EPCO

The officers of Holdings GP are employees of EPCO, which is controlled by the EPCO voting trustees. EPCO also employs the executive officers, who may also be directors, of the Partnership GP and Holdings GP. For additional information regarding employment by EPCO, please read “— Relationship of the Partnership and Holdings with EPCO and Affiliates.”

Relationships of Holdings Board Members

Ms. Williams, Mr. Bachmann and Dr. Cunningham, who are directors of Holdings GP, are each employed by EPCO. The other members of the Holdings Board are not employed by EPCO. Some of the Holdings GP directors have interests or relationships that relate to the merger:

•	From April 1998 to February 2006, Mr. Andras served as a director of the Partnership GP.

•	From February 2006 to May 2010, Dr. Cunningham served as a director of the Partnership GP, having previously served from April 1998 to March 2005.

•	Mr. Bachmann has been a member of the Holdings Board since February 2006 and serves as a director and executive officer of EPCO, an officer of the Partnership GP, of Holdings GP and of certain other affiliates of the Partnership. From June 2000 to January 2004 and from February 2006 to May 2010, Mr. Bachmann served as a director of the Partnership GP.

•	Most of the members of the Holdings Board own equity interests in the Partnership and Holdings. For additional information regarding director ownership of such interests, please read “— Equity Interests of the Partnership GP’s and Holdings GP’s Directors and Executive Officers in Holdings and the Partnership.”

Relationships of Holdings GP Management

All of Holdings GP’s executive officers are employees of EPCO. In addition, as EPCO employees, some of Holdings GP’s executive officers serve as officers of, or provide services to, other affiliates of EPCO or the Partnership controlled by the DDLLC voting trustees or the EPCO voting trustees, including:

•	William Ordemann, Holdings GP’s Executive Vice President and Chief Operating Officer, is also Executive Vice President and Chief Operating Officer of the Partnership GP and Executive Vice President of DEP GP.

•	W. Randall Fowler, Holdings GP’s Executive Vice President and Chief Financial Officer, is also Executive Vice President and Chief Financial Officer of the Partnership GP and President and CEO of DEP GP.

•	Richard H. Bachmann, Holdings GP’s Executive Vice President, is also Executive Vice President, Chief Legal Officer and Secretary of the Partnership GP.

•	Bryan F. Bulawa, Holdings GP’s Senior Vice President and Treasurer, is also the Senior Vice President and Treasurer of the Partnership GP and the Senior Vice President, Chief Financial Officer and Treasurer of DEP GP.

•	Michael J. Knesek, Holdings GP’s Senior Vice President, Controller and Principal Accounting Officer, is also the Senior Vice President, Controller and Principal Accounting Officer of each of the Partnership GP and DEP GP.

In addition, most of the executive officers own equity interests in both the Partnership and Holdings. For additional information regarding executive officer ownership of such interests, please read “— Equity Interests of the Partnership GP’s and Holdings GP’s Directors and Executive Officers in Holdings and the Partnership” below.

Treatment of Equity Awards

Certain non-employee directors of Holdings GP and directors of DEP GP own Holdings UARs. Each of Messrs. Andress, McMahen and Smith holds 30,000 Holdings UARs.

In general, Holdings equity awards will continue to vest, but will provide for the receipt of Partnership common units on vesting or exercise, as adjusted to reflect the 1.50 exchange ratio. Pursuant to the terms of the Holdings equity awards, no accelerated vesting will occur in connection with the merger, assuming the Holdings GP directors who hold these awards continue as directors after the merger.

Upon consummation of the merger, outstanding equity awards held by Holdings GP’s directors and executive officers will be subject to the following treatment:

•	Each outstanding Holdings UAR granted prior to the date of the merger agreement will be assumed by the Partnership and converted into a number of Partnership CUARs equal to the product of the number of Holdings UARs to which such grant was subject at the time of such assumption, multiplied by 1.50 (rounded down to the nearest whole CUAR of the Partnership), with an exercise price per Partnership CUAR equal to the per Holdings UAR exercise price divided by 1.50 (rounded up to the next nearest whole cent). Each CUAR of the Partnership will be subject to, and vest upon, terms and conditions that are equivalent to the applicable Holdings UAR. In the case of directors of DEP GP whose consent has been obtained if necessary, such person’s outstanding Holdings UARs, whether or not then exercisable or vested, will cease to represent, as of the effective time of the merger, a Holdings UAR and will be converted, in settlement and cancellation thereof, into the right to receive, at the effective time, a lump sum cash payment, without interest, equal to the Fair Market Value of such Holdings unit on such date over the Grant Price per Holdings unit (with the terms Fair Market Value and Grant Price as defined under the Holdings Unit Plan). Each CUAR of the Partnership will be subject to, and vest upon, the terms and conditions that are equivalent to those applicable to the Holdings UARs. Promptly after the effective time, the Partnership will provide each holder of a Holdings UAR with a notice describing the assumption and conversion of such awards. The assumption and conversion of the Holdings UARs (and the cash-out of Holdings UARs held by directors of DEP GP) pursuant to the merger agreement will be in full satisfaction of the obligations in respect thereof.

Equity Interests of the Partnership GP’s and Holdings GP’s Directors and Executive Officers in Holdings and the Partnership

The following table sets forth the current beneficial ownership of the directors and executive officers of the Partnership GP and Holdings GP in the equity of (i) Holdings, (ii) the Partnership prior to the merger and (iii) the Partnership after giving effect to the merger, each as of September 3, 2010:

		Partnership	Partnership
		Common	Common
	Holdings	Units Prior	Units After
	Units	to the Merger(9)	the Merger(9)

Directors of the Partnership GP
Michael A. Creel(1)	277,271	403,310	819,216
A. James Teague(1)(2)	187,510	407,804	689,069
E. William Barnett	9,000	4,474	17,974
Charles M. Rampacek	—	11,935	11,935
Rex C. Ross(3)	6,048	50,945	60,017

Directors of Holdings GP
Randa Duncan Williams(4)(5)	106,648,357	198,107,432	336,537,672
Dr. Ralph S. Cunningham(1)	149,351	219,186	443,212
Richard H. Bachmann(1)	232,066	345,654	693,752
Thurmon M. Andress(6)	10,397	7,400	22,995
Charles E. McMahen	11,164	—	16,746

		Partnership	Partnership
		Common	Common
	Holdings	Units Prior	Units After
	Units	to the Merger(9)	the Merger(9)

Edwin E. Smith	21,797	118,204	150,899
O.S. Andras	178,571	1,700,000	1,967,856
B.W. Waycaster	433	—	649

Executive Officers(1)
W. Randall Fowler, Executive Vice President and Chief Financial Officer of each of the Partnership GP and Holdings GP	182,116	268,789	541,963
William Ordemann, Executive Vice President and Chief Operating Officer of each of the Partnership GP and Holdings GP	115,841	181,130	354,891
Lynn L. Bourdon, III, Senior Vice President of the Partnership GP(7)	68,288	97,375	199,807
Bryan F. Bulawa, Senior Vice President and Treasurer of the Partnership GP and Holdings GP	4,499	35,980	42,728
James M. Collingsworth, Senior Vice President of the Partnership GP	117,291	103,480	279,416
Mark Hurley, Senior Vice President of the Partnership GP	—	25,000	25,000
Michael J. Knesek, Senior Vice President, Controller and Principal Accounting Officer of each of the Partnership GP and Holdings GP(8)	86,868	83,071	213,373
Christopher Skoog, Senior Vice President of the Partnership GP	11,316	74,867	91,841
Thomas M. Zulim, Senior Vice President of the Partnership GP	114,580	90,350	262,220

(1)	Information regarding the beneficial ownership of certain executive officers who are also directors of either the Partnership GP or Holdings GP, consisting of Mr. Creel, Mr. Teague, Mr. Bachmann and Dr. Cunningham, is included with their information set forth on page 111. Mr. Creel is President and Chief Executive Officer of the Partnership GP. Mr. Teague is the Executive Vice President and Chief Commercial Officer of the Partnership GP. Dr. Cunningham is the President and Chief Executive Officer of Holdings GP. Mr. Bachmann is the Executive Vice President, Chief Legal Officer and Secretary of the Partnership GP, and an Executive Vice President of Holdings GP.

(2)	The Partnership common units presented for Mr. Teague include 1,000 Partnership common units owned of record by a trust and 160 Partnership common units owned of record by Mr. Teague’s spouse.

(3)	The Partnership common units presented for Mr. Ross include 6,250 Partnership common units owned of record by a trust of which Mr. Ross’ spouse is the trustee and a beneficiary.

(4)	The Holdings units presented for Ms. Williams are held of record by EPCO Holdings, Inc., Duncan Family Interests, Inc., DFI GP Holdings L.P. and Alkek and Williams, Ltd, an affiliate of Ms. Williams. The Partnership common units presented for Ms. Williams are held of record by DFIDH, EPCO Holdings, Inc., Holdings (prior to the merger), Duncan Family Interests, Inc., DFI GP Holdings L.P., certain family trusts for which Ms. Williams serves as a trustee, and Holdings GP (after the merger). Ms. Williams disclaims beneficial ownership of the Holdings units and the Partnership common units held indirectly other than to the extent of her pecuniary interest for Section 16 purposes.

(5)	Partnership common units include 4,520,431 Class B Units held of record by an affiliate of EPCO.

(6)	The Holdings units presented for Mr. Andress include 6,200 Holdings units owned of record by a limited liability partnership of which Mr. Andress owns 55%.

(7)	The Partnership common units presented for Mr. Bourdon include 600 Partnership common units owned of record by his children.

(8)	The units presented for Mr. Knesek include 1,615 Holdings units and 776 Partnership common units owned of record by Mr. Knesek’s spouse.

(9)	The Partnership common units noted above do not include any options to acquire Partnership common units owned by the directors and executive officers, as none of the options are exercisable within 60 days after the date of this proxy statement/prospectus. The following executive officers hold options exercisable into the following numbers of Partnership common units: Mr. Creel — 405,000; Mr. Teague — 300,000; Mr. Cunningham — 300,000; Mr. Bachmann — 300,000; Mr. Fowler — 277,500; Mr. Ordemann — 255,000; Mr. Bourdon — 150,000; Mr. Bulawa — 20,000; Mr. Collingsworth — 150,000; Mr. Hurley — 30,000; Mr. Knesek — 150,000; Mr. Skoog — 180,000; and Mr. Zulim — 150,000. For additional information regarding options owned by the named executive officers, please see the annual reports on Form 10-K filed by Holdings and the Partnership for the year ended December 31, 2010 and other reports incorporated by reference into this proxy statement/prospectus.

Director and Officer Insurance; Indemnification

The merger agreement requires the Partnership to maintain, or to cause EPCO to maintain, for six years after the effective time of the merger, officers’ and directors liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors’ and officers’ liability insurance policies applicable to Holdings, Holdings GP or any of their subsidiaries (including the Partnership GP and the Partnership), as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers Insurance.”

The merger agreement also provides for indemnification and advancement of expenses by the successor general partner of the Partnership after the merger, the Partnership and MergerCo, jointly and severally, of directors and officers of Holdings GP and the Partnership GP to the fullest extent authorized or permitted by applicable law, in addition to existing rights, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

Support Agreement

Three of the directors of Holdings GP, Ms. Williams, Mr. Bachmann and Dr. Cunningham (who is also CEO of Holdings GP), also serve as both the DDLLC voting trustees and the EPCO voting trustees. These three individuals also serve as independent co-executors of the estate of Dan L. Duncan. Through these positions, these persons effectively own or control approximately 76% of the outstanding Holdings units and approximately 27% of the outstanding Partnership common units and Class B units, collectively, which securities represented an aggregate fair market value of approximately $5.3 billion and $7.0 billion, respectively, based on the closing prices of the Holdings units and Partnership common units on September 3, 2010, the last trading day before announcement of the merger. In their capacities as trustees of those voting trusts or as a majority of the directors of certain affiliated entities, Ms. Williams, Mr. Bachmann and Dr. Cunningham have authorized or caused the Holdings supporting unitholders to enter into the support agreement, pursuant to which the Holdings supporting unitholders have agreed to vote approximately 76% of the outstanding Holdings units in favor of the merger agreement and the merger.

For additional information about the support agreement, please read “The Merger — Transactions Related to the Merger — Support Agreement.”

Projections

Senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to Morgan Stanley for use in connection with the preparation of its opinion to the Holdings ACG Committee and related financial advisory services. The projections were also provided to the Partnership Board, the Holdings Board, the Partnership ACG Committee, the Holdings ACG Committee and their respective financial advisors.

For additional information about the projections, please read “The Merger — Unaudited Financial Projections of the Partnership and Holdings.”

DIRECTORS AND OFFICERS OF THE PARTNERSHIP GP AND HOLDINGS GP

The following persons currently serve as directors and executive officers of Holdings GP and the Partnership GP. Each of the executive officers of the Partnership GP is expected to be elected to serve as an executive officer of Holdings GP as the successor general partner of the Partnership. The persons who will continue to serve and be elected as the directors of Holdings GP following the merger have not yet been determined. In the absence of any changes, the directors of Holdings GP will continue as directors of the successor general partner of the Partnership following the merger.

Name	Age	Position with the Partnership GP	Positions with Holdings GP

Randa Duncan Williams	49		Director
Dr. Ralph S. Cunningham(1)	69		Director, President and CEO
Richard H. Bachmann(1)	57	Executive Vice President, Chief Legal Officer and Secretary	Director and Executive Vice President
Thurmon M. Andress(2)	76		Director
Charles E. McMahen(2,3)	71		Director
Edwin E. Smith(2)	79		Director
O. S. Andras	75		Director
B. W. Waycaster(2)	71		Director
Michael A. Creel(1)	56	Director, President and CEO
A. James Teague(1)	65	Director, Executive Vice President and Chief Commercial Officer
E. William Barnett(2,3)	77	Director
Charles M. Rampacek(2)	67	Director
Rex C. Ross(2)	66	Director
W. Randall Fowler(1)	53	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
William Ordemann(1)	51	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer
Lynn L. Bourdon, III(1)	48	Senior Vice President
Bryan F. Bulawa(1)	41	Senior Vice President and Treasurer	Senior Vice President and Treasurer
James M. Collingsworth(1)	55	Senior Vice President
Mark Hurley(1)	51	Senior Vice President
Michael J. Knesek(1)	56	Senior Vice President, Controller and Principal Accounting Officer	Senior Vice President, Controller and Principal Accounting Officer
Christopher Skoog(1)	47	Senior Vice President
Thomas M. Zulim(1)	52	Senior Vice President

(1)	Executive officer

(2)	Member of applicable ACG Committee

(3)	Chairman of applicable ACG Committee

Randa Duncan Williams.  Ms. Williams was elected a director of Holdings GP in May 2007. She was elected Chairman of EPCO in May 2010, having previously served as Group Co-Chairman since 1994. Ms. Williams has served as a director of EPCO since February 1991. Prior to joining EPCO in 1994, Ms. Williams practiced law with the firms Butler & Binion and Brown, Sims, Wise & White. She currently serves on the boards of directors of Encore Bancshares and Encore Bank and also serves on the board of trustees for numerous charitable organizations.

Dr. Ralph S. Cunningham.  Dr. Cunningham was elected a director, the President and CEO of Holdings GP in August 2007. He served as a director of the Partnership GP from February 2006 to May 2010, having previously served as a director of the Partnership GP from April 1998 until March 2005. In addition to these duties, Dr. Cunningham served as Group Executive Vice President and Chief Operating Officer of the Partnership GP from December 2005 to August 2007 and Interim President and Interim CEO from June 2007 to August 2007. Dr. Cunningham served as a director of DEP GP from August 2007 to May 2010. He served as Chairman and a director of TEPPCO GP from March 2005 until November 2005.

Dr. Cunningham was elected Vice Chairman of EPCO in May 2010 and a director in March 2006, having previously served as Group Vice Chairman of EPCO from December 2007 to May 2010 and as a director of EPCO from 1987 to 1997. He serves as a director of Tetra Technologies, Inc., LE GP (the general partner of Energy Transfer Equity) and Agrium, Inc. In addition, Dr. Cunningham serves as a director and the Chairman of the Safety, Health and Responsibility Committee of Cenovus Energy Inc. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he served as President and CEO since 1995.

Richard H. Bachmann.  Mr. Bachmann was elected Executive Vice President and Chief Legal Officer of the Partnership GP in February 1999 and was elected Secretary of the Partnership GP in November 1999. He previously served as a director of the Partnership GP from June 2000 to January 2004 and from February 2006 to May 2010. Mr. Bachmann has served as Executive Vice President of Holdings GP since April 2005, as a director of Holdings GP since February 2006, and previously served as Chief Legal Officer and Secretary of Holdings GP from April 2005 to May 2010.

Mr. Bachmann was elected President and CEO of EPCO in May 2010 and has served as a director since January 1999 and as Chief Legal Officer since May 1999. He previously served as Secretary of EPCO from May 1999 to May 2010 and as a Group Vice Chairman of EPCO from December 2007 to May 2010. Mr. Bachmann served as a director of DEP GP from October 2006 to May 2010 and as President and Chief Executive Officer of DEP GP from October 2006 to April 2010. In November 2006, Mr. Bachmann was appointed as an independent manager of Constellation Energy Partners LLC. Mr. Bachmann also serves as a member of the Audit, Compensation and Nominating and Governance Committees of Constellation Energy Partners LLC and as the Chairman of its Conflicts Committee.

Thurmon M. Andress.  Mr. Andress was elected a director of Holdings GP in November 2006 and is a member of its Audit, Conflicts and Governance Committee. Mr. Andress serves as the Managing Director — Houston for Breitburn Energy Company L.P. and is a former member of its Board of Directors. In 1990, he founded Andress Oil & Gas Company, serving as its President and CEO until it merged with Breitburn Energy Company L.P. in 1998. In 1982, he founded Bayou Resources, Inc. a publicly traded energy company that was sold in 1987. From 2002 through December 2009, Mr. Andress served as a member of the Board of Directors of Edge Petroleum Corp. (including its Governance and Compensation Committees). In October 2009, Edge Petroleum Corp. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and, on December 31, 2009, completed the sale of substantially all of its assets to Mariner Energy, Inc. Mr. Andress is currently a member of the National Petroleum Council (including its Board) and serves on the Board of Governors of Houston for the Independent Petroleum Association of America. In 1993, Mr. Andress was inducted into All American Wildcatter’s, a 100-member organization dedicated to American oil and gas explorationists and producers.

Charles E. McMahen.  Mr. McMahen was elected a director of Holdings GP in August 2005 and serves as Chairman of its Audit, Conflicts and Governance Committee. Mr. McMahen served as Vice Chairman of Compass Bank from March 1999 until December 2003 and served as Vice Chairman of Compass Bancshares from April 2001 until his retirement in December 2003. Mr. McMahen also served as Chairman and CEO of Compass Banks of Texas from March 1990 until March 1999. Mr. McMahen has served as a director of Compass Bancshares, and its successor, BBVA Compass Bank, since 2001. He also served as chairman of the Board of Regents of the University of Houston from September 1998 to August 2000.

Edwin E. Smith.  Mr. Smith was elected a director of Holdings GP in August 2005 and is a member of its Audit, Conflicts and Governance Committee. Mr. Smith has been a private investor since he retired from Allied Bank of Texas in 1989 after a 31-year career in banking. Mr. Smith serves as a director of Encore Bank and previously served as a director of EPCO from 1987 until 1997.

O. S. Andras.  Mr. Andras was elected a director of Holdings GP in February 2007, having served as a director of the Partnership GP from April 1998 to February 2006. Mr. Andras served as the Vice Chairman of the Partnership GP from September 2004 to July 2005, as the CEO of the Partnership GP from April 1998 to February 2005, and as President of the Partnership GP from April 1998 until September 2004. He served as President and CEO of EPCO from 1996 to February 2001.

B.W. Waycaster.  Mr. Waycaster was elected as a director of Holdings GP in August 2010 and is a member of its Audit, Conflicts and Governance Committee. Mr. Waycaster has served as a principal manager of family investments since his retirement in 2003. Prior to retiring, Mr. Waycaster served as President and CEO of Texas Petrochemicals LP from 1992 to April of 2003, following a 27-year career with The Dow Chemical Company (“Dow”). Texas Petrochemicals LP and its affiliates filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in July 2003. At Dow, Mr. Waycaster held numerous executive and managerial positions, including vice president of Business and Asset Management, where he oversaw a $5-billion operation that included basic petrochemicals, energy and feedstock supply, sales and marketing, product storage and distribution, supply chain management, and strategic planning. Mr. Waycaster has more than 40 years of experience in the hydrocarbon processing industry and is a past board member of numerous professional and industry organizations. Mr. Waycaster contributes much of his time and energy in support of various charitable causes in the Houston area.

Michael A Creel.  Mr. Creel was elected a director of the Partnership GP in February 2006 and President and CEO of the Partnership GP in August 2007. Mr. Creel served as Chief Financial Officer of the Partnership GP from June 2000 to August 2007, and as an Executive Vice President of the Partnership GP from January 2001 to August 2007. Mr. Creel, a Certified Public Accountant, also served as a Senior Vice President of the Partnership GP from November 1999 to January 2001.

In May 2010, Mr. Creel was elected Vice Chairman of EPCO, having previously served as Group Vice Chairman and Chief Financial Officer of EPCO since December 2007. Prior to these elections, Mr. Creel served as EPCO’s Chief Operating Officer from April 2005 to December 2007 and as its Chief Financial Officer from June 2000 to April 2005. He has served as a Director of EPCO since December 2007. Mr. Creel served as a director of Holdings GP from October 2009 to May 2010 and as a director of DEP GP from October 2006 to May 2010. He served as President, CEO and a director of Holdings GP from August 2005 through August 2007. From October 2006 to August 2007, he served as Executive Vice President and Chief Financial Officer of DEP GP. From October 2005 through December 2009, Mr. Creel served as a director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company, which filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in October 2009 and, on December 31, 2009, completed the sale of substantially all of its assets to Mariner Energy, Inc.

A. James Teague.  Mr. Teague was elected Executive Vice President of the Partnership GP in November 1999 and additionally as Chief Commercial Officer and a director in July 2008. He has served as Executive Vice President and Chief Commercial Officer of DEP GP since July 2008. He previously served as a director of DEP GP from July 2008 to May 2010 and as a director of Holdings GP from October 2009 to May 2010. Mr. Teague joined the Partnership in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC, then an affiliate of Shell. From 1997 to 1998, he was President of Marketing and Trading for Mapco Inc.

E. William Barnett.  Mr. Barnett was elected a director of the Partnership GP in March 2005. Mr. Barnett is a member of its Audit, Conflicts and Governance Committee and serves as its Chairman. Mr. Barnett practiced law with Baker Botts L.L.P. from 1958 until his retirement in 2004. In 1984, he became Managing Partner of Baker Botts L.L.P. and continued in that role for 14 years until 1998. He was Senior

Counsel to the firm from 1998 until June 2004, when he retired from the firm. Mr. Barnett served as Chairman of the Board of Trustees of Rice University from 1996 to July 2005.

Mr. Barnett is a Life Trustee of The University of Texas Law School Foundation; a director of St. Luke’s Episcopal Hospital; and a director Emeritus and former Chairman of the Houston Zoo, Inc. (the operating arm of the Houston Zoo). He is a director of RRI Energy, Inc. (a publicly traded electric services company) and Westlake Chemical Corporation (a publicly traded chemical company). Mr. Barnett is Chairman of the Advisory Board of the Baker Institute for Public Policy at Rice University and a director Emeritus and former Chairman of the Greater Houston Partnership. Mr. Barnett served as a Trustee of the Baylor College of Medicine from 1993 until 2004.

Charles M. Rampacek.  Mr. Rampacek was elected a director of the Partnership GP in October 2006 and is a member of its Audit, Conflicts and Governance Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as Chairman, CEO and President of Probex Corporation (“Probex”), an energy technology company that developed a proprietary used oil recovery process, from 2000 until his retirement in 2003. Prior to joining Probex, Mr. Rampacek was President and CEO of Lyondell-Citgo Refining L.P., a manufacturer of petroleum products, from 1996 through 2000. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy-related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining and Supply. Mr. Rampacek also spent 16 years with Exxon Company USA, where he held various supervisory and management positions. Mr. Rampacek has been a director of Flowserve Corporation since 1998 and is a member of its Audit Committee and its Organization and Compensation Committee. Mr. Rampacek also serves as a director of Cenovus Energy Inc. (a Canadian publicly traded oil company).

In 2005, two complaints requesting recovery of certain costs were filed against former officers and directors of Probex as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance with American International Group, Inc. (“AIG”) and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt of which Mr. Rampacek was one. A settlement of $2,000 was reached and approved by the bankruptcy court in the first half of 2006.

Rex C. Ross.  Mr. Ross was elected a director of the Partnership GP in October 2006 and is a member of its Audit, Conflicts and Governance Committee. Until July 2009, Mr. Ross served as a director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his executive retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career with the company, including President of Schlumberger Oilfield Services North America; President, Schlumberger GeoQuest; and President of SchlumbergerSema North & South America. Mr. Ross also serves on the Board of Directors of Gulfmark Offshore, Inc. (a publicly traded offshore marine services company) and is a member of its Governance Committee.

W. Randall Fowler.  Mr. Fowler was elected Executive Vice President and Chief Financial Officer of Partnership GP and Holdings GP in August 2007. He was also elected President and CEO of DEP GP in April 2010, having previously served as Executive Vice President and Chief Financial Officer of DEP GP since August 2007. He has served as a director of DEP GP since September 2006. Mr. Fowler served as Senior Vice President and Treasurer of the Partnership GP from February 2005 to August 2007 and of DEP GP from October 2006 to August 2007. Mr. Fowler also served as a director of the Partnership GP and of Holdings GP from February 2006 to May 2010. Mr. Fowler also served as Senior Vice President and Chief Financial Officer of Holdings GP from August 2005 to August 2007.

Mr. Fowler was elected Vice Chairman and Chief Financial Officer of EPCO in May 2010 and has served as a director since December 2007. He previously served as President and CEO of EPCO from December 2007 to May 2010 and as Chief Financial Officer from April 2005 to December 2007. Mr. Fowler, a Certified Public Accountant (inactive), joined the Partnership as Director of Investor Relations in January 1999. Mr. Fowler also serves as Chairman of the Board of the National Association of Publicly Traded Partnerships.

William Ordemann.  Mr. Ordemann was elected Executive Vice President and Chief Operating Officer of Holdings GP and the Partnership GP in August 2007. He was also elected an Executive Vice President of DEP GP in August 2007. He previously served as a Senior Vice President of the Partnership GP from September 2001 to August 2007 and was a Vice President of the Partnership GP from October 1999 to September 2001. Mr. Ordemann joined the Partnership in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. Prior to joining the Partnership, he was a Vice President of Shell Midstream Enterprises, LLC from January 1997 to February 1998, and Vice President of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999.

Lynn L. Bourdon, III.  Mr. Bourdon was elected as Senior Vice President, Supply & Marketing of the Partnership GP in 2004 after serving as Senior Vice President and Chief Commercial Officer with Orion Refining Corporation and as a Partner in En*Vantage, Inc. Prior to that time, Mr. Bourdon was Senior Vice President of Commercial Operations for PG&E Gas Transmission and Vice President, NGL Marketing & Development at the predecessor company, Valero. Earlier in his career, Mr. Bourdon served 12 years with Dow Chemical Company in the engineering, business and commercial areas.

Bryan F. Bulawa.  Mr. Bulawa was elected Senior Vice President and Treasurer of the Partnership GP and Holdings GP in October 2009 and Senior Vice President, Chief Financial Officer and Treasurer of DEP GP in April 2010. He previously served as Senior Vice President and Treasurer of DEP GP from October 2009 to April 2010, and as Vice President and Treasurer of the Partnership GP from July 2007 to October 2009. He has also served as Senior Vice President and Treasurer of EPCO since May 2010. Prior to joining the Partnership, Mr. Bulawa spent 13 years at Scotia Capital, where he served as director of the firm’s U.S. Energy Corporate Finance and Distribution group.

James M. Collingsworth.  Mr. Collingsworth was elected Vice President of the Partnership GP in November 2001 and Senior Vice President in November 2002. Previously, he served as a board member of Texaco Canada Petroleum Inc. from July 1998 to October 2001 and was employed by Texaco from 1991 to 2001 in various management positions, including Senior Vice President of NGL Assets and Business Services from July 1998 to October 2001. Prior to joining Texaco, Mr. Collingsworth was director of feedstocks for Rexene Petrochemical Company from 1988 to 1991 and served in the MAPCO, Inc. organization from 1973 to 1988 in various capacities including customer service and business development manager of the Mid-America and Seminole pipelines.

Mark A. Hurley.  Mr. Hurley joined the Partnership on March 1, 2010 as Senior Vice President, Crude Oil & Offshore. Prior to joining the Partnership, Mr. Hurley was a Shell employee and recently served as President of Shell Pipeline Company, a crude oil, refined products and natural gas energy storage and transportation company. Mr. Hurley began his career with Shell in process engineering positions at refineries in Louisiana and California. During his tenure with Shell, he held key leadership roles in refinery and lubricant plant operations, marketing, sales, product supply planning and trading, with both U.S. and global responsibilities. As President of Shell Pipeline Company for five years, Mr. Hurley had ultimate responsibility for profitability, operations, strategy, business development and capital project development.

Michael J. Knesek.  Mr. Knesek, a Certified Public Accountant, was elected a Senior Vice President of the Partnership GP in February 2005, having served as a Vice President of the Partnership GP since August 2000. Mr. Knesek has been the Principal Accounting Officer and Controller of the Partnership GP since August 2000, of Holdings GP since August 2005 and of DEP GP since September 2006. He has served as Senior Vice President of Holdings GP since August 2005 and of DEP GP since September 2006. Mr. Knesek has been the Controller of EPCO since 1990 and currently serves as one of its Senior Vice Presidents.

Christopher R. Skoog.  Mr. Skoog joined the Partnership in July 2007 as Senior Vice President of the Partnership GP to develop and lead the Partnership’s Natural Gas Services and Marketing group. In July 2008, he also assumed responsibility for the Partnership’s non-regulated and intrastate natural gas pipeline and storage businesses. From 1995 to July 2007, he served in various executive positions at ONEOK, Inc. and ONEOK Partners L.P. He led ONEOK Energy Services from 1995 to 2005, and held senior executive positions at ONEOK from 2005 to 2007.

Thomas M. Zulim.  Since July 2008, Mr. Zulim has served as a Senior Vice President of the Partnership GP and EPCO, with responsibility for the Partnership’s unregulated NGL business. From March 2006 to July 2008, Mr. Zulim served as Senior Vice President, Human Resources, for both the Partnership GP and EPCO, and served as Vice President, Human Resources, for both the Partnership GP and EPCO from December 2004 to March 2006. He joined EPCO in 1999 as Director of Business Management for the NGL Fractionation business. Mr. Zulim came to EPCO from Shell Oil Company where, as an attorney, he practiced labor and employment law nationally for several years before joining Shell Midstream Enterprises in 1996 as Director of Business Development for its natural gas processing and NGL fractionation businesses. Mr. Zulim resumed practicing law with EPCO’s legal group in January 2002 until December 2004.

COMPARISON OF THE RIGHTS OF PARTNERSHIP
AND HOLDINGS UNITHOLDERS

The following describes the material differences between the rights of the Partnership common unitholders, after giving effect to the transactions contemplated by the merger, and the current rights of Holdings unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of the Partnership common unitholders and Holdings unitholders. The rights of the Partnership common unitholders will be governed by the Sixth Partnership Agreement. The rights of Holdings unitholders are governed by the First Amended and Restated Agreement of Limited Partnership of Holdings, as amended, and you should refer to each document for a complete description of the rights of the Partnership and Holdings unitholders, respectively. If the merger is consummated, Holdings unitholders will become Partnership common unitholders, and their rights as Partnership common unitholders will be governed by Delaware law and the Sixth Partnership Agreement. Please refer to Annex B attached hereto for the full text of the Sixth Partnership Agreement. For Holdings’ partnership agreement and the amendments thereto, please refer to Holdings’ Current Reports on Form 8-K filed with the Commission on May 10, 2007 and January 3, 2008 and Holdings’ Quarterly Reports on Form 10-Q filed with the Commission on November 4, 2005 and November 6, 2008. This summary is qualified in its entirety by reference to the Delaware Act, the Sixth Partnership Agreement and the Holdings partnership agreement, as amended.

Purpose and Term of Existence

The Partnership	Holdings

The Partnership’s stated purposes under the Sixth Partnership Agreement are to serve as a security holder in its operating company and subsidiary partnerships and to engage in any business activities that may be engaged in by its operating company or that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law.	Holdings’ stated purposes under its partnership agreement are to serve as a security holder in the Partnership and the Partnership GP and, if approved by a majority of the independent directors on the general partner’s board of directors, to engage in any other business activities that lawfully may be conducted by a limited partnership under Delaware law.
The Partnership’s existence will continue until December 31, 2088, unless sooner dissolved pursuant to the terms of the Sixth Partnership Agreement.	Holdings’ partnership existence will continue until dissolved pursuant to the terms of Holdings’ partnership agreement.

Distributions of Available Cash

The Partnership	Holdings

Within approximately 45   days after the end of each quarter, the Partnership will distribute all of its available cash to common unitholders.

Available cash is defined in the Sixth Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•     less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•   provide for the proper conduct of the Partnership’s business (including reserves for future capital expenditures and for the Partnership’s future credit needs);

• comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement; plus	Within approximately 50 days after the end of each quarter, Holdings will distribute its available cash to unitholders.

Available cash is defined in Holdings’ partnership agreement and generally means all cash on hand at the end of each quarter:

•     less the amount of cash reserves established by the general partner to:

•   satisfy general, administrative and other expenses and debt service agreements;

•   permit the Partnership GP to make capital contributions to the Partnership if Holdings chooses to maintain its approximately 2% general partner interest upon the issuance of additional partnership securities by the Partnership;

• comply with applicable law or any loan agreement, security agreement, mortgage, debt

The Partnership	Holdings

•     all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter or certain interim capital transactions after the end of such quarter designated by the Partnership GP as operating surplus.
instrument or other agreement; or • otherwise to provide for the proper conduct of Holdings’ business.

The Class B units issued in connection with the TEPPCO merger are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the TEPPCO merger, which closed on October 26, 2009. The Class B units will convert automatically into the same number of Partnership common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the TEPPCO merger and holders of such converted units will thereafter be entitled to receive distributions of available cash.

In connection with the merger, certain Partnership common units owned by DFIDH will be designated pursuant to a distribution waiver agreement, pursuant to which DFIDH will waive its rights to regular quarterly distributions with respect to designated units for a five-year period after the merger closing date. For further discussion, see “The Merger — Transactions Related to the Merger — Distribution Waiver Agreement.”

Distributions of Cash Upon Liquidation

The Partnership	Holdings

If the Partnership dissolves in accordance with the Sixth Partnership Agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the Sixth Partnership Agreement and by law and, thereafter, it will distribute any remaining proceeds to its common unitholders in accordance with their respective capital account balances. The general rules for determining the capital account balances of the unitholders are set forth in the Sixth Partnership Agreement.	If Holdings dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Holdings will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its unitholders and its general partner in accordance with their respective capital account balances. The general rules for determining the capital account balances of the unitholders and the general partner are set forth in Holdings’ partnership agreement.

Merger and Consolidation

The Partnership	Holdings

Merger or consolidation of the Partnership requires, in most instances, the prior approval of the general partner and approval of a majority of the members of the Audit and Conflicts Committee. The general partner must also approve the merger agreement which must include certain information as set forth in the Sixth Partnership Agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of the Partnership’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of the Partnership’s outstanding common units (including the Class B units issued in the TEPPCO merger, with respect to matters arising after their issuance) (unless the affirmative vote of the holders of a greater percentage of common units is required under Delaware law).	Merger or consolidation of Holdings requires, in most instances, the prior consent of Holdings GP and approval of a majority of the members of the Audit and Conflicts Committee of the general partner, each of whom must meet certain independence requirements set forth in the Holdings partnership agreement. The Holdings GP must also approve the merger agreement which must include certain information as set forth in Holdings’ partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of Holdings’ limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Holdings’ limited partner units.

Disposal of Assets

The Partnership	Holdings

The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions or approve on behalf of the Partnership, the sale, exchange or other disposition of all or substantially all the assets of the Partnership (including by way of merger, consolidation, or other combination) without the approval of the holders of a majority of the Partnership’s outstanding common units (including the Class B units issued in the TEPPCO merger) and approval from the majority of the members of the Audit and Conflicts Committee. However, the Partnership’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets. In addition, the general partner may sell any or all of the Partnership’s assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of the Partnership’s common or Class B unitholders and approval by the Audit and Conflicts Committee.	The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of Holdings’ assets in a single transaction or a series of related transactions (including by way of merger, consolidation, or other combination or sale of ownership interest) or approve on behalf of Holdings, the sale, exchange or other disposition of all or substantially all the assets of Holdings without the approval of the holders of at least a majority of Holdings’ limited partner units and approval from the majority of the members of general partner’s Audit and Conflicts Committee. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Holdings’ assets. In addition, the general partner may sell any or all of Holdings’ assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Holdings unitholders and approval by the Audit and Conflicts Committee of the general partner’s board of directors.

Transfer of General Partner Interest

The Partnership	Holdings

The general partner may transfer all or any of its general partner interest without unitholder approval. However, no transfer by the general partner of all or any part of its interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of the Sixth Partnership Agreement, (ii) the Partnership receives an opinion of counsel as to limited liability and tax matters, (iii) such transferee agrees to	The general partner may transfer all or any portion of its general partner interest to a single transferee before June 30, 2015 if such transfer has been approved by the prior written consent or vote of the holders of a majority of Holdings’ outstanding limited partner units (excluding units held by the general partner and its affiliates). Holdings’ partnership agreement also allows the general partner interest to be transferred prior to June 30, 2015 without approval

The Partnership	Holdings

purchase all of the partnership interest of the general partner or managing member of each of the Partnership, its operating partnership or any of their subsidiaries and (iv) for so long as any affiliate of EPCO controls the general partner, the organizational documents of the owner of the general partner interest provide for the establishment of an “Audit and Conflicts Committee,” with independent (as defined therein) members to approve specified matters.

The general partner may also transfer, in whole or in part, the common units it owns.

In addition, the Sixth Partnership Agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.
of the limited partners to an affiliate or to a third party in conjunction with a merger of the general partner into, or sale of all or substantially all of the assets of the general partner to, a third party, if an opinion of counsel regarding limited liability and tax matters is obtained subject to the requirements below. After June 30, 2015, the general partner may transfer all or any portion of its general partner interest without unitholder approval. In the case of all transfers, however, no transfer of the general partner interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of Holdings’ partnership agreement, (ii) Holdings receives an opinion of counsel as to limited liability and tax matters with respect to Holdings, the Partnership and the Partnership GP and (iii) for so long as any affiliate of EPCO controls the general partner, the organizational documents of the owner of the general partner interest provide for the establishment of an “Audit and Conflicts Committee” with independent (as defined therein) members to approve specified matters.

The general partner may also transfer, in whole or in part, the limited partner units it owns.
In addition, Holdings’ partnership agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.

Withdrawal of General Partner

The Partnership	Holdings

The general partner may voluntarily withdraw as its general partner at any time by receiving approval from a majority of members of the Audit and Conflicts Committee and by giving 90 days’ notice to the holders of common units (including the Class B units). The Sixth Partnership Agreement provides for other events of withdrawal, including specified bankruptcy events, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of the Sixth Partnership Agreement.
The general partner may voluntarily withdraw as its general partner at any time by receiving approval from a majority of members of the general partner’s Audit and Conflicts Committee and by giving 30 days’ notice of its intention to withdraw. After June 30, 2015, the general partner will no longer be required to receive the approval of the limited partners or the Audit and Conflicts Committee to withdraw. Holdings’ partnership agreement provides for other events of withdrawal, including specified bankruptcy events, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of the Holdings’ partnership agreement.

Upon the voluntary withdrawal of the general partner, the holders of a majority of the Partnership’s outstanding common units (including the Class B units) may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, unless within 90 days after such withdrawal, the holders of a majority of the Partnership’s outstanding units, excluding the

Upon the voluntary withdrawal of the general partner, the holders of a majority of Holdings’ outstanding limited partner units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Holdings will be dissolved, unless within

The Partnership	Holdings

common units held by the withdrawing general partner and its affiliates, agree to continue the Partnership’s business and to appoint a successor general partner.

If the general partner withdraws under circumstances that do not violate the Sixth Partnership Agreement, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. If the general partner withdraws under circumstances where such withdrawal violates the Sixth Partnership Agreement, its successor will have the option to purchase the general partner’s interest.
90 days after such withdrawal, the holders of a majority of Holdings’ outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue Holdings’ business and to appoint a successor general partner.

If general partner withdraws under circumstances that do not violate the Holdings partnership agreement, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. If the general partner withdraws under circumstances where such withdrawal violates Holdings’ partnership agreement or the organizational agreements of its operating companies, its successor will have the option to purchase the general partner’s interest.

Removal of General Partner

The Partnership	Holdings

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of the Partnership’s outstanding units, including units held by the general partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding common units.

In addition, if the general partner is removed as the general partner under circumstances where “cause” does not exist, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. “Cause” is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.

The general partner may be removed if such removal is approved by a vote of at least 66 2/3% of the outstanding limited partner units voting as a single class, including units held by the general partner and its affiliates, such removal obtains “Special Approval” as such term is defined under Holdings’ partnership agreement, and Holdings receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding limited partner units.

In addition, if the general partner is removed as the general partner under circumstances where “cause” does not exist and units held by the general partner and its affiliates are not voted in favor of such removal, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. “Cause” is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, or willful misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.

Limited Call Rights

The Partnership	Holdings

If at any time the general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the assignable right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-	If at any time the general partner and its affiliates own 90% or more of the issued and outstanding limited partner interests, the general partner will have the assignable right to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons. The record date for

The Partnership	Holdings

affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in the Sixth Partnership Agreement) of the limited partner interests and (ii) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.
determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units; and (ii) the current market price of limited partner interests of the class as of the date three days prior to the date that notice is mailed.

Limited Preemptive Rights

The Partnership	Holdings

The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, the Partnership issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in the Partnership that existed immediately prior to the issuance. The holders of common units (including the Class B units) have no preemptive rights to acquire additional units or other partnership interests in the Partnership.
Upon the issuance of additional partnership securities, the general partner maintains its 0.01% general partner interest without having to make additional capital contributions. The holders of Holdings’ limited partner units have no preemptive rights to acquire additional limited partner units or other partnership interests in Holdings.

The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase units or other equity securities whenever, and on the same terms that, Holdings issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in Holdings (other than the general partner interest) that existed immediately prior to the issuance. The holders of units have no preemptive rights to acquire additional units or other partnership interests in Holdings.

General Partner’s Authority to Take Action Not Contemplated by the Agreement

The Partnership	Holdings

The general partner may not, without written approval of all outstanding common unitholders, take any action in contravention with the Sixth Partnership Agreement including (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership, (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose and (iii) other actions listed in the Sixth Partnership Agreement.	The Holding’s partnership agreement does not contemplate the general partner’s authority to take actions not contemplated by Holdings’ partnership agreement.

Amendment of Partnership Agreement

The Partnership	Holdings

Amendments to the Sixth Partnership Agreement may be proposed only by its general partner. Except in certain circumstances where the Sixth Partnership Agreement is amended in connection with a merger,	Amendments to Holdings’ partnership agreement may be proposed only by its general partner. Except in certain circumstances where the Holdings’ partnership agreement is amended in connection with a merger,

The Partnership	Holdings

any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests requires the approval of at least a majority of the class of limited partner interests so affected. However, in some circumstances, more particularly described in the Sixth Partnership Agreement, the general partner may make amendments to the Sixth Partnership Agreement without the approval of the Partnership’s limited partners to reflect:
any amendment that would have a material adverse effect on the rights or preferences of any class of limited partner interests requires the approval of a majority of the outstanding limited partner interests of such class. However, in some circumstances more particularly described in Holdings’ partnership agreement, Holdings GP may make amendments to Holdings’ partnership agreement without the approval of Holdings’ limited partners to reflect:

• a change in the Partnership’s name, the location of its principal place of business, its registered agent or its registered office;	• a change in Holdings’ name, the location of its principal place of business, its registered agent or its registered office;
• the admission, substitution, withdrawal or removal of partners;	• the admission, substitution, withdrawal or removal of partners;

•     a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue the Partnership’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither the Partnership, its operating partnership, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•   a change that, in the discretion of the general partner, does not adversely affect the Partnership’s limited partners in any material respect;

•   a change that, in the discretion of the general partner, is necessary or advisable (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of the Partnership’s limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading or (iii) in connection with a distribution, subdivision or combination of securities of the Partnership in accordance with the Sixth Partnership Agreement

•   a change that, in the discretion of the general partner is required to effect the intent of the Sixth Partnership Agreement or contemplated by the Sixth Partnership Agreement;

•   a change in the Partnership’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in the Partnership’s fiscal year or taxable year;

•   an amendment that is necessary in the opinion of

•   a change that the general partner determines to be necessary or appropriate to qualify or continue Holdings’ qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither Holdings nor its general partner will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•   a change that the general partner determines does not adversely affect Holdings’ limited partners in any material respect;

•   a change that the general partner determines to be necessary or appropriate (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of Holdings’ limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed or admitted for trading or (iii) in connection with a distribution, subdivision or combination of securities of the Partnership in accordance with the Holdings’ partnership agreement;

•   a change that the general partner determines is required to effect the intent of the Holdings partnership agreement or contemplated by the Holdings partnership agreement;

•   a change in Holdings’ fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in Holdings’ fiscal year or taxable year;

• an amendment that is necessary in the opinion of counsel to prevent Holdings, or its general partner or its directors, officers, trustees or agents from

The Partnership	Holdings

counsel to prevent the Partnership, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•     an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of the Partnership’s securities;

•   any amendment expressly permitted in the Sixth Partnership Agreement to be made by its general partner acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the Sixth Partnership Agreement;

•   an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than the Partnership’s operating partnership, in connection with its conduct of activities permitted by the Sixth Partnership Agreement;

•   a merger or conveyance to effect a change in the Partnership’s legal form; or

•   any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding common units, except as otherwise provided in the Sixth Partnership Agreement or under Delaware law. No provision of the Sixth Partnership Agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. In addition, the Sixth Partnership Agreement requires approval of a majority of the Audit and Conflicts Committee with respect to amendments to provisions relating to it or requiring its approval.

No amendments to the Sixth Partnership Agreement (other than those that may be made by the general partner without the approval of the Partnership’s limited partners or in certain circumstances in connection with the amendment of the Sixth Partnership Agreement in connection with a merger)
being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•     an amendment that the general partner determines is necessary or appropriate in connection with the authorization or issuance of any class or series of Holdings’ securities;

•   any amendment expressly permitted in Holdings’ partnership agreement to be made by its general partner acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Holdings’ partnership agreement;

•   an amendment that the general partner determines is necessary or appropriate to reflect, account for the formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with its conduct of activities permitted by Holdings’ partnership agreement;

•   a merger or conveyance to effect a change in Holdings’ legal form; or

•   any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding limited partner units, except as otherwise provided in Holdings’ partnership agreement or under Delaware law. No provision of Holdings’ partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. In addition, the Holdings partnership agreement requires approval of a majority of the Audit and Conflicts Committee with respect to amendments to provisions relating to it or requiring its approval.

No amendments to Holdings’ partnership agreement (other than those that may be made by the general partner without the approval of Holdings’ limited partners) will become effective without the approval of at least 90% of the limited partner interests unless Holdings obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

The Partnership	Holdings

will become effective without the approval of at least 90% of the outstanding common units or Class B units unless the Partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.
The Holdings partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner, to the term of the partnership and certain provisions relating to dissolution.

The Sixth Partnership Agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner (subject to specified exceptions), to the term of the partnership and certain provisions relating to dissolution.

Dissolution of the Partnership

The Partnership	Holdings

The Partnership will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•     the expiration of its term as provided in the Sixth Partnership Agreement;

•   withdrawal of the general partner pursuant to the Sixth Partnership Agreement, unless a successor is elected and admitted and an opinion of counsel is received regarding limited liability on tax matters related to the withdrawal;

•   The general partner’s election to dissolve the Partnership, if approved by a majority of the members of the Audit and Conflicts Committee and the holders of a majority of the Partnership’s outstanding common units;
Holdings will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•     withdrawal or removal of the general partner pursuant to Holdings’ partnership agreement, unless a successor is elected and admitted and an opinion of counsel regarding limited liability on tax matters related to the withdrawal is received;

•   The general partner’s election to dissolve Holdings, if approved by a majority of the members of the general partner’s Audit and Conflicts Committee and the holders of a majority of Holdings’ outstanding units;

•   the entry of a decree of judicial dissolution of the Holdings pursuant to the provisions of the Delaware Act; or

• the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or	• at any time there are no limited partners, unless Holdings is continued without dissolution in accordance with Delaware law.
• the sale of all or substantially all of the assets and properties of the Partnership and its subsidiaries.

Liquidation

The Partnership	Holdings

Upon the Partnership’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person selected by the general partner to wind up the Partnership’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate the Partnership’s assets. The proceeds of the liquidation will be applied as follows:

•     first, towards the payment of all of the Partnership’s creditors and the creation of a reserve for contingent liabilities; and

Upon Holdings’ dissolution, unless it is continued as a new limited partnership, the person selected by the general partner to wind up Holdings’ affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or appropriate, liquidate Holdings’ assets. The proceeds of the liquidation will be applied as follows:

•     first, towards the payment of Holdings’ creditors, including the liquidator as compensation for serving in such capacity, in order of priority provided by law, and the creation of a reserve for contingent liabilities; and

The Partnership	Holdings

•     then, to all partners in accordance with the positive balance in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to the Partnership’s partners, the general partner may distribute assets in kind to the Partnership’s partners.

•     then, to all partners in accordance with the positive balances in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Holdings’ assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to Holdings’ partners, the liquidator may distribute assets in kind to Holdings’ partners.

Management

The Partnership	Holdings

The general partner conducts, directs and manages all of the Partnership’s activities. Except as specifically granted in the Sixth Partnership Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of the Partnership. Subject to certain restrictions contained in the Sixth Partnership Agreement, the general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership.	The general partner conducts, directs and manages all of Holdings’ activities. Except as specifically granted in Holdings’ partnership agreement, all management powers over the business and affairs of Holdings are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of Holdings. Subject to certain restrictions contained in the Holdings’ partnership agreement, the general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Holdings.

Indemnification

The Partnership	Holdings

The Sixth Partnership Agreement provides for indemnification, to the fullest extent permitted by law, by the Partnership of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner and individuals serving as a member, director, officer, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, but only if the indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of the Partnership, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate any indemnification.

The Partnership is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities.

The Holdings partnership agreement provides for indemnification, to the fullest extent permitted by law, by Holdings of its general partner, any departing general partner and any person who is or was an affiliate of the general partner or any departing general partner, individuals serving as a member, officer, director, fiduciary or trustee of Holdings and designees of the general partner, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of Holdings, and the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to Holdings to enable it to effectuate indemnification.

Holdings is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Holdings’ activities, regardless of whether Holdings would have the power to indemnify such person against such liabilities.

Meetings; Voting

The Partnership	Holdings

The Partnership’s common unitholders are entitled to vote on the following matters:

•     merger or consolidation involving the Partnership upon the approval of the general partner and the Audit and Conflicts Committee;

•   the sale, exchange or other disposition of all or substantially all of the Partnership’s assets;

•   the election of a successor general partner upon the current general partner’s withdrawal;

•   the removal of the general partner;

•   an election by the general partner (approved by the Audit and Conflicts Committee) to dissolve the Partnership;

•   The Partnership’s continuation upon specified events of dissolution;

•   approval of specified actions of the general partner (not including the transfer by the general partner of its general partner interest); and

•   certain amendments to the Sixth Partnership Agreement.

Special meetings of the Partnership common unitholders may be called by the general partner or by unitholders owning 20% or more of the Partnership’s outstanding limited partner units in accordance with the procedures set forth in the Sixth Partnership Agreement. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner’s board, if any person or group acquires 20% or more of the outstanding Partnership common units, such units will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of common unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of common unitholders that would be required to authorize or take the action at a meeting of common unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals).

Only record holders of Partnership common units on the record date are entitled to notice of, and to vote	Holdings unitholders are entitled to vote on the following matters:

•     merger or consolidation involving Holdings, upon approval of the general partner and its Audit and Conflicts Committee;

•   the sale, exchange or other disposition of all or substantially all of Holdings’ assets;

•   the election of a successor general partner upon the current general partner’s withdrawal;

•   the removal of the general partner;

•   an election by the general partner (approved by its Audit and Conflicts Committee) to dissolve Holdings;

•   Holdings’ continuation upon specified events of dissolution;

•   approval of specified actions of the general partner (including transfer by the general partner of its general partner interest under certain circumstances); and

•   certain amendments to Holdings’ partnership agreement.

Special meetings of Holdings unitholders may be called by the general partner or by unitholders owning 20% or more of Holdings’ outstanding limited partner units in accordance with the procedures set forth in Holdings’ partnership agreement. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner’s board, if any person or group acquires 20% or more of the outstanding units of Holdings, such units will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of unitholders that would be required to authorize or take the action at a meeting of unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which unitholders must submit approvals).

Only record holders of Holdings’ limited partner units on the record date are entitled to notice of, and to vote at, a meeting of Holdings unitholders (or of a

The Partnership	Holdings

at, a meeting of the Partnership common unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Partnership common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. Subject to applicable law, limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of the Partnership limited partner interests is required under the Sixth Partnership Agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of the Partnership limited partner interests representing a majority of the Partnership’s outstanding limited partner interests present and entitled to vote at a meeting of the Partnership limited partners where a quorum is present will be considered to be the act of all the Partnership limited partners.

The Partnership common unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.
unitholder vote to be taken without a meeting). Each holder of Holdings limited partner units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders. Subject to applicable law, limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Holdings’ limited partner interests is required under the Holdings partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Holdings limited partner interests representing at least a majority of Holdings’ outstanding limited partner interests present and entitled to vote at a meeting of Holdings limited partners where a quorum is present will be considered to be the act of all Holdings limited partners.

Holdings unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.

Prior to the payment date of the sixteenth quarterly distribution following the closing of the proposed merger transactions, the Class B units will be entitled to vote with the Partnership common unitholders as a single class on all partnership matters described above. Holders of the Class B units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of a majority of the Class B units will be required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.

Transfer of Units; Status as a Limited Partner or Assignee

The Partnership	Holdings

Each purchaser of Partnership common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold	Each transfer of Holdings limited partner interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests (or proper transfer instructions from the

The Partnership	Holdings

common units in nominee accounts.

Each transfer of the Partnership limited partner interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with the Sixth Partnership Agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of the Sixth Partnership Agreement and gives the consents and approvals and makes the waivers contained in the Sixth Partnership Agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on the Partnership’s books and records. Such consent may be withheld in the sole discretion of the general partner.
registered owner of uncertificated units are given) are surrendered.
An assignee, pending its admission as a substituted limited partner, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. The general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. If no such direction is received, such units will not be voted. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, U.S. federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to such common units.

A unitholder holding a Class B unit that has converted into a Partnership common unit will not be permitted to transfer such common unit until the general partner determines, based on advice of counsel, that the converted unit should have economic and U.S. federal income tax characteristics of an the Partnership common unit. The general partner is obligated to take steps to provide for such uniformity, except as would have a material adverse effect on holders of common units.

DESCRIPTION OF PARTNERSHIP COMMON UNITS

Generally, the Partnership common units represent limited partner interests that entitle the holders to participate in its cash distributions and to exercise the rights and privileges available to limited partners under its partnership agreement. The Partnership’s outstanding common units are listed on the NYSE under the ticker symbol “EPD.” Any additional Partnership common units the Partnership issues will also be listed on the NYSE. The transfer agent and registrar for the Partnership common units is BNY Mellon Shareowner Services.

The Partnership also has issued and outstanding Class B units, which are entitled to the rights and privileges as noted below. The Class B units are held by a privately held affiliate of EPCO. The Class B units generally have the same rights and privileges as the Partnership common units, except that they are not entitled to regular quarterly cash distributions for the first sixteen quarters following October 26, 2009, which was the closing date of the Partnership’s merger with TEPPCO. The Class B units will automatically convert into the same number of Partnership common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing of the TEPPCO merger.

Meetings; Voting

Each holder of Partnership common units and Class B units is entitled to one vote for each unit on all matters submitted to a vote of the Partnership common unitholders. Holders of the Class B units are entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of a majority of the Class B units is required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the Partnership common units will be fully paid, and Partnership common unitholders will not be required to make additional capital contributions to the Partnership.

Each purchaser of Partnership common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of Partnership common units on the books of the Partnership’s transfer agent or issued a Partnership common unit certificate or other evidence of the issuance of uncertificated units. Purchasers may hold Partnership common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. The general partner of the Partnership will vote and exercise other powers attributable to Partnership common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of Partnership common units and will not receive distributions, U.S. federal income tax allocations or reports furnished to record holders of Partnership common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred Partnership common units upon execution of a transfer application in respect of the Partnership common units. A nominee or broker who has executed a transfer application with respect to Partnership common units held in street name or nominee accounts will receive distributions and reports pertaining to its Partnership common units.

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership’s partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to the Partnership in respect of his units in the Partnership plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the general partner of the Partnership will mail or furnish to each Partnership unitholder of record (as of a record date selected by the Partnership’s general partner) an annual report containing the Partnership’s audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with U.S. GAAP. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), the general partner of the Partnership will mail or furnish to each Partnership unitholder of record (as of a record date selected by the Partnership’s general partner) a report containing the Partnership’s unaudited financial statements and any other information required by law.

The general partner of the Partnership will use all reasonable efforts to furnish each Partnership unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. The general partner’s ability to furnish this summary tax information will depend on the cooperation of Partnership unitholders in supplying information to the general partner of the Partnership. Each Partnership unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state and income tax returns.

A Partnership limited partner can, for a purpose reasonably related to such limited partner’s interest as a Partnership limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of the Partnership’s tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Partnership partner and the date on which each became a Partnership partner;

•	copies of the Partnership’s partnership agreement, certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under the Partnership’s partnership agreement;

•	information regarding the status of the Partnership’s business and financial condition; and

•	any other information regarding the Partnership’s affairs as is just and reasonable.

The general partner of the Partnership may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which the general partner of the Partnership believes in good faith is not in the Partnership’s best interest or which the Partnership is required by law or by agreements with third parties to keep confidential.

Please read “Comparison of the Rights of the Partnership and Holdings Unitholders” for a further discussion of the Partnership’s Sixth Partnership Agreement and a comparison of the agreement to Holdings’ partnership agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to Holdings unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Holdings and its unitholders are the opinion of Vinson & Elkins L.L.P., counsel to Holdings, as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted below, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to the Partnership and its unitholders are the opinion of Andrews Kurth LLP, counsel to the Partnership, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Holdings has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on Holdings unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, affiliates of each of Holdings’ and the Partnership’s general partners, or persons who hold Holdings units or Partnership common units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the Holdings units and Partnership common units are held as capital assets at the time of the merger. Accordingly, Holdings strongly urges each Holdings unitholder to consult with, and depend upon, his own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him of the merger.

Tax Opinions Required As a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, the Partnership and Holdings will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of the Partnership’s obligation to complete the merger that the Partnership receive an opinion of its counsel, Andrews Kurth LLP, to the effect that for U.S. federal income tax purposes:

•	the adoption of the Sixth Partnership Agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership or any of the Partnership’s operating partnerships to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes;

•	at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code;

•	the registration statement accurately sets forth the material U.S. federal income tax consequences to the Partnership unaffiliated unitholders of the merger and the transactions contemplated by the merger agreement; and

•	no gain or loss should be recognized by existing Partnership unaffiliated unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

It is a condition of Holdings’ obligation to complete the merger that Holdings receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes:

•	no gain or loss should be recognized by Holdings unitholders to the extent Partnership common units are received in exchange for Holdings units as a result of the merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional Partnership common units); and

•	the registration statement accurately sets forth the material U.S. federal income tax consequences to Holdings unitholders of the merger and the transactions contemplated by the merger agreement.

The opinion of Vinson & Elkins L.L.P. will be subject to certain limitations and will not apply to situations in which a Holdings unitholder’s basis in its Holdings units is less than its share of partnership basis in the distributed Partnership common units. Please read “— Potential Application of Section 731(c) of the Internal Revenue Code.”

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus.

In addition, the tax opinions delivered to the Partnership and Holdings at closing will be based on certain factual representations made by the Partnership, Holdings and their respective general partners. If either the Partnership or Holdings waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

Further, if a change in U.S. federal income tax law occurs and a termination notice is provided by one party to the other party pursuant to the merger agreement, it is a condition to the obligation of the party providing the terminating notice to complete the merger that the terminating party receive from the non-terminating party an opinion of nationally recognized tax counsel, reasonably acceptable to the terminating party, to the effect that a unitholder should not be liable for an increase in U.S. federal income tax as a result of owning or disposing of Partnership common units.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this proxy statement/prospectus will be sustained by a court if contested by the IRS.

Tax Consequences of the Merger — General

Under the merger agreement, Holdings will merge with and into MergerCo, all Holdings units will be converted into Partnership common units, the IDRs and the 2% economic general partner interest in the Partnership will be cancelled and the non-economic general partner interest in Holdings held by the Holdings GP will be converted to a non-economic general partner interest in the Partnership. For U.S. federal income tax purposes, the Partnership and Holdings intend to take the position that the merger will be treated as an “assets over” merger of Holdings into the Partnership, whereby Holdings is deemed to contribute all of its assets and liabilities to the Partnership in exchange for newly issued Partnership common units and the non-economic general partner interest in the Partnership and liquidate immediately thereafter, distributing all of the Partnership common units to the Holdings unitholders and the non-economic general partner interest to the Holdings GP. The remainder of this discussion, except as otherwise noted, assumes that the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above.

Tax Consequences of the Merger to Holdings and Its Unitholders

Except as discussed below, no gain or loss should be recognized by the holders of Holdings units solely as a result of the merger, other than gain resulting from (i) any decrease in partnership liabilities pursuant to

Section 752 of the Internal Revenue Code and (ii) any cash received in lieu of any fractional Partnership common units. To the extent applicable, each holder of Holdings units is deemed to have consented pursuant to the merger agreement for U.S. federal income tax purposes to report the cash received for fractional Partnership common units in the merger as a sale of a portion of such holder’s Holdings units to the Partnership. To the extent a holder of Holdings units receives cash in lieu of the distribution of fractional Partnership common units, such unitholder will recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocable to such fractional Partnership common units.

Classification of the Partnership and Holdings for U.S. Federal Income Tax Purposes

If the Partnership were treated as a corporation for U.S. federal income tax purposes at the time of the merger, the merger would be a fully taxable transaction to a Holdings unitholder. The discussion below assumes that the Partnership will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Andrews Kurth LLP that the Partnership is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Taxation of Ownership of Partnership Common Units — Partnership Status” below.

The discussion below also assumes that Holdings will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Following the merger, a Holdings unitholder that receives Partnership common units will be treated as a partner in the Partnership regardless of the U.S. federal income tax classification of Holdings.

Possible Taxable Gain to Certain Holdings Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in Holdings, a Holdings unitholder is entitled to include the nonrecourse liabilities of Holdings attributable to his Holdings units in the tax basis of his Holdings units. As a partner in the Partnership after the merger, a former Holdings unitholder will be entitled to include the nonrecourse liabilities of the Partnership attributable to the Partnership common units received in the merger in the tax basis of such units received. For this purpose, all liabilities of Holdings and the Partnership are considered nonrecourse liabilities. The nonrecourse liabilities of the Partnership will include the nonrecourse liabilities of Holdings after the merger. The amount of nonrecourse liabilities attributable to a Holdings unit or a Partnership common unit is determined under complex regulations under Section 752 of the Internal Revenue Code.

If the nonrecourse liabilities attributable to the Partnership common units received by a Holdings unitholder in the merger exceed the nonrecourse liabilities attributable to the Holdings units surrendered by the unitholder in the merger, the former Holdings unitholder’s tax basis in the Partnership common units received will be correspondingly higher than the unitholder’s tax basis in the Holdings units surrendered. If the nonrecourse liabilities attributable to the Partnership common units received by a Holdings unitholder in the merger are less than the nonrecourse liabilities attributable to the Holdings units surrendered by the Holdings unitholder in the merger, the former Holdings unitholder’s tax basis in the Partnership common units received will be correspondingly lower than the unitholder’s tax basis in the Holdings units surrendered. Please read “— Tax Basis in the Partnership Common Units Received” below.

If any resulting reduction in a unitholder’s share of nonrecourse liabilities exceeds such unitholder’s tax basis in the Holdings units surrendered, such unitholder will recognize taxable gain in an amount equal to such excess. The Partnership and Holdings do not expect any Holdings unitholders to recognize gain in this manner.

Potential Application of Section 731(c) of the Internal Revenue Code

Pursuant to Section 731(c) of the Internal Revenue Code, subject to specific exceptions, the distribution of “marketable securities” by a partnership will be treated for U.S. federal income tax purposes as a distribution of cash. A partner will recognize gain to the extent an actual or deemed distribution of cash exceeds the partner’s basis in its partnership interest. For this purpose, Partnership common units distributed to a Holdings unitholder in the merger will be treated as marketable securities. Applicable exceptions to Section 731(c) will cause the amount of Partnership common units received by a Holdings unitholder in the merger that are treated as cash to be limited to such unitholder’s share of Holdings’ basis (including basis resulting from Section 743 adjustments) in the distributed Partnership common units. It is anticipated that a Holdings unitholder’s basis in such unitholder’s interest in Holdings will be equal to that unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership common units, and accordingly, the deemed cash distribution resulting from the distribution of Partnership common units in the merger will not exceed a unitholder’s basis in that unitholder’s Holdings units. In that case, a Holdings unitholder would not recognize gain as a result of the application of Section 731(c) of the Internal Revenue Code to the merger. Although it is not anticipated, circumstances may exist under which a Holdings unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership common units exceeds the unitholder’s basis in that unitholder’s Holdings units, in which case the merger may result in recognition of gain by such unitholder equal to that excess.

Gain or Loss from a “Disguised Sale” of Holdings Assets to the Partnership

For U.S. federal income tax purposes, the merger will be treated as a contribution by Holdings of all of its assets to the Partnership in exchange for the deemed assumption by the Partnership of the Holdings liabilities and the issuance to Holdings of Partnership common units, followed by a liquidation of Holdings in which Partnership common units are distributed to the Holdings unitholders in exchange for their Holdings units. Except to the extent an applicable exception applies, the Holdings liabilities deemed assumed by the Partnership would be treated as the taxable proceeds of a “disguised sale” by Holdings of a portion of its assets to the Partnership. Any gain or loss recognized by Holdings from such a “disguised sale” would be allocated among, and any such gain would be taxable to, Holdings unitholders.

All liabilities of Holdings should qualify for an exception to the “disguised sale” rules. Holdings believes that all liabilities of Holdings were either incurred in the ordinary course of business or qualify under one or more other exceptions to the “disguised sale” rules. Accordingly, the Partnership and Holdings intend to take the position that neither Holdings nor its unitholders will recognize “disguised sale” gain in the merger.

Tax Basis of the Partnership Common Units Received

A Holdings unitholder’s initial tax basis in his Holdings units consisted of the amount the unitholder paid for the Holdings units plus the unitholder’s share of Holdings’ nonrecourse liabilities. That basis has been and will be increased by the unitholder’s share of income and by any increases in the unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder’s share of losses, by any decreases in the unitholder’s share of nonrecourse liabilities and by the unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A Holdings unitholder’s initial aggregate tax basis in Partnership common units the unitholder will receive in the merger will be equal to the unitholder’s adjusted tax basis in the Holdings units exchanged therefor, decreased by (i) any basis attributable to the unitholder’s share of Holdings’ nonrecourse liabilities and (ii) any basis allocable to fractional Partnership common units if such holder receives cash in lieu of the distribution of fractional Partnership common units in the merger, and increased by the unitholder’s share of the Partnership’s nonrecourse liabilities immediately after the merger. In addition, a Holdings unitholder’s tax basis in the Partnership common units received will be increased by the amount of any income or gain recognized by the unitholder pursuant to the transactions contemplated by the merger (other than gain recognized with respect to cash received by such unitholder in lieu of fractional Partnership common units).

Holding Period of Partnership Common Units Received

Because the merger will be treated as a contribution by Holdings of all of its assets to the Partnership in exchange for Partnership common units followed by a liquidation of Holdings in which Partnership common units are distributed to the Holdings unitholders, a Holdings unitholder’s holding period for Partnership common units received in the merger will not be determined by reference to the holding period of the unitholder’s Holdings units. Instead, a Holdings unitholder’s holding period for Partnership common units received in the merger that are attributable to Holdings’ capital assets or assets used in its business as defined in Section 1231 of the Internal Revenue Code will include Holdings’ holding period in those assets. The holding period for Partnership common units received by Holdings unitholders attributable to other assets of Holdings, such as inventory and receivables, or to Partnership common units deemed received in a taxable transfer will begin on the day following the merger.

Effect of Termination of Holdings’ Tax Year at Closing of Merger

Holdings uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the merger, Holdings’ taxable year will end as of the date of the merger and Holdings will be required to file a final U.S. federal income tax return for the taxable year ending upon the date the merger is effected. Each Holdings unitholder will be required to include in income his share of income, gain, loss and deduction for this period. In addition, a Holdings unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction from Holdings.

Anticipated Ratio of Taxable Income to Cash Distributions for Holdings Unitholders

Holdings estimates that each Holdings unitholder that receives Partnership common units in the merger and who owns those units through December 31, 2013, will be allocated an aggregate amount of federal taxable income for that period that will be     % or less of the cash distributed with respect to that period. This analysis does not consider the ability of any particular Holdings unitholder to utilize suspended passive losses.

The amount and effect of the increase or decrease in net income, or increase or decrease in net loss, allocated to a former Holdings unitholder resulting from the merger and related transactions will depend upon the unitholder’s particular situation, including when the unitholder purchased Holdings units (and the basis adjustment to such unitholder’s share of Holdings units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the short term projected increased net income (or decreased net loss) allocated to such unitholder.

The estimates above are based upon many assumptions, including (i) that the merger is completed on or prior to December 31, 2010, (ii) that approximately 208.8 million new Partnership common units will be issued to the Holdings unitholders in completion of the merger, (iii) that cash flow (and underlying gross income) from operations will be approximately equal to the amount required to maintain the distribution amount at the time of the merger on all Partnership common units, (iv) that the merger is respected as an asset-over merger with a deemed liquidation of Holdings (see ‘‘— Tax Consequences of the Merger — General” above) and (v) other assumptions with regard to income, valuations, capital expenditures, cash flow, net working capital and anticipated cash distributions.

Tax Consequences of the Merger to the Partnership and Its Unitholders

Neither the Partnership nor its unitholders should recognize any income or gain for U.S. federal income tax purposes as a result of the merger other than any gain recognized as a result of decreases in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code. Each Partnership unitholder’s share of nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in a Partnership unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in his Partnership common units. A reduction in a unitholder’s share of nonrecourse liabilities may, under certain circumstances, result in the recognition of taxable gain by a Partnership unitholder. The Partnership and Holdings do not expect any Partnership unitholders to recognize gain in this manner.

U.S. FEDERAL INCOME TAXATION OF
OWNERSHIP OF PARTNERSHIP COMMON UNITS

This section is a summary of the material U.S. federal, state and local tax consequences that may be relevant to owning Partnership common units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by the Partnership and the general partner of the Partnership to Andrews Kurth LLP, and statements of fact do not represent opinions of Andrews Kurth LLP. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect the Partnership or its unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither the Partnership nor Holdings has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Andrews Kurth LLP or any other legal counsel. Furthermore, this section focuses on holders of Partnership common units who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held as an investment). This section has no application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, the Partnership encourages each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of its Partnership common units.

No ruling has been or will be requested from the IRS regarding any matter affecting the Partnership following the merger or the consequences of owning Partnership common units received in the merger. Instead, the Partnership will rely on opinions and advice of Andrews Kurth LLP with respect to such matters. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made below may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Partnership common units and the prices at which Partnership common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to the Partnership’s unitholders and thus will be borne indirectly by the unitholders. Furthermore, the tax treatment of the Partnership or of an investment in the Partnership may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose Partnership common units are loaned to a short seller to cover a short sale of Partnership common units (please read “— Tax Consequences of Partnership Common Unit Ownership — Treatment of Short Sales”);

•	whether the Partnership’s monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “— Disposition of Partnership Common Units — Allocations Between Transferors and Transferees”);

•	whether the Partnership’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Partnership Common Unit Ownership — Section 754 Election” and “— Uniformity of Partnership Common Units”); and

•	whether a Holdings unitholder will be able to utilize suspended passive losses related to his Holdings units to offset income from Partnership common units.

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource, including the Partnership’s allocable share of such income from Duncan Energy Partners L.P., a Delaware limited partnership, and Energy Transfer Equity, L.P., a Delaware limited partnership (the “MLP Entities”). Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by the Partnership and the general partner of the Partnership and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of the Partnership’s current gross income constitutes qualifying income. The portion of its income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of the Partnership or Enterprise Products Operating LLC (“EPO”) as partnerships for U.S. federal income tax purposes. Instead, the Partnership will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, the Partnership and EPO will be classified as partnerships for U.S. federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by the Partnership and the general partner of the Partnership. The representations made by the Partnership and the general partner of the Partnership upon which Andrews Kurth LLP has relied include:

(a) None of the Partnership, the MLP Entities or EPO has elected or will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of the Partnership’s gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If the Partnership fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the Partnership to make adjustments with respect to the Partnership’s unitholders or pay other amounts), the Partnership will be treated as if the Partnership had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This deemed contribution and liquidation should be tax-free to unitholders and the Partnership except to the extent that the Partnership’s liabilities exceed the tax basis of its assets at that time. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.

If the Partnership were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to the Partnership at corporate rates. Moreover, if any MLP Entity were taxable as a corporation in any taxable year, the Partnership’s share of such entity’s items of income, gain, loss and deduction would not be passed through to it and such entity would pay tax on its income at corporate rates. If the Partnership or an MLP Entity were taxable as a corporation, losses recognized by the MLP Entity would not flow through to the Partnership or losses recognized by the Partnership would not flow through to its unitholders, as the case may be. In addition, any distribution made by the Partnership to a unitholder (or by the MLP Entity to the Partnership) would be treated as (i) taxable dividend income, to the extent of current or accumulated earnings and profits, then (ii) a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units (or the Partnership’s tax basis in its interest in the MLP Entity), and thereafter (iii) taxable capital gain from the sale of such units (or from the sale of the Partnership’s interest in the MLP Entity). Accordingly, taxation of the Partnership or any MLP Entity as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that the Partnership will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of the Partnership as a result of the merger will be treated as partners of the Partnership for U.S. federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Partnership for U.S. federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Partnership Common Unit Ownership — Treatment of Short Sales.”

Items of the Partnership’s income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding units in the Partnership. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for U.S. federal income tax purposes.

Tax Consequences of Partnership Common Unit Ownership

Flow-through of Taxable Income.  The Partnership does not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of its income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, the Partnership may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the Partnership’s income, gains, losses and deductions for its taxable year or years ending with or within his taxable year. The Partnership’s taxable year ends on December 31.

Treatment of Distributions.  Distributions by the Partnership to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. The Partnership’s cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Partnership Common Units” below. Any reduction in a unitholder’s share of the Partnership’s liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent the Partnership’s distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in the Partnership because of its issuance of additional common units will decrease his share of its nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of the Partnership’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  Please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to Holdings and its Unitholders — Tax Basis of the Partnership Common Units Received” for a discussion of how to determine the initial tax basis of Partnership common units received in the merger. A unitholder’s initial tax basis in his Partnership common units generally will be increased by his share of the Partnership’s income and gains and by any increases in his share of its nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from the Partnership, by the unitholder’s share of its losses and deductions, by any decreases in his share of its nonrecourse liabilities and by his share of its expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share of the Partnership nonrecourse liabilities generally based on Book-Tax Disparity (as described in “— Allocation of Income, Gain, Loss and Deductions”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of the Partnership’s profits. Please read “— Disposition of Partnership Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of the Partnership’s losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to the Partnership’s activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of the Partnership’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than those protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in the Partnership, is related to another unitholder who has an interest in the Partnership, or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of the Partnership’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. The Partnership will take the position that any passive losses it generates that are reasonably allocable to its investment in Duncan Energy Partners or Energy Transfer Equity, as applicable, will only be available to offset its passive income generated in the future that is reasonably allocable to its investment in Duncan Energy Partners or Energy Transfer Equity, as applicable, and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments the Partnership may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses the Partnership generates will only be available to offset the Partnership’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including its investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, a unitholder’s share of the Partnership’s net income may be offset by any suspended passive losses from his investment in it, but may not be offset by his current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income the Partnership generates may be deducted in full when the unitholder disposes of his entire investment in it in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as the MLP Entities and the Partnership, the related entities are treated as one publicly traded partnership. In that case, any passive losses the Partnership generates would be available to offset income from a unitholder’s investment in the MLP Entities, as applicable. However, passive losses that are not deductible because they exceed a unitholder’s share of income the Partnership generates would not be deductible in full until a unitholder disposes of his entire investment in the Partnership and each MLP Entity in a fully taxable transaction with an unrelated party.

A unitholder’s share of the Partnership’s net income may be offset by any of its suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of Holdings units will be available to offset passive activity income that is allocated to a former Holdings unitholder from the Partnership after the merger. The IRS may contend that the Partnership is not the same partnership as Holdings and, accordingly, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s Partnership common units are sold. A Partnership unitholder may take the position, however, that the Partnership should be deemed a continuation of Holdings for this purpose such that any suspended Holdings losses would be available to offset Partnership taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Andrews Kurth LLP is unable to opine as to whether suspended passive activity losses arising from Holdings activities will be available to offset Partnership taxable income allocated to a former Holdings unitholder following the merger. If a unitholder has losses with respect to Holdings units, it is urged to consult its own tax advisor.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	the Partnership’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of the Partnership’s portfolio income will be treated as investment income.

Entity-Level Collections.  If the Partnership is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, it is authorized to pay those taxes from the Partnership’s funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to all current unitholders. The Partnership is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if the Partnership has a net profit, its items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in the Partnership. If the Partnership has a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in the Partnership. An allocation of items of the Partnership’s income, gain, loss or deduction (other than an allocation required by Section 704(c) to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to as “Book-Tax Disparity” and further discussed below) will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to the Partnership;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Partnership Common Unit Ownership — Section 754 Election,” “— Uniformity of

Partnership Common Units” and “— Disposition of Partnership Common Units — Allocations Between Transferors and Transferees,” allocations under the Partnership’s partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Allocations With Respect to Contributed Property.  Specified items of the Partnership’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of the Partnership’s assets at the time of an offering, or (ii) any difference between the tax basis and fair market value of any property contributed to the Partnership at the time of such contribution, together referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the Book-Tax Disparity with respect to the Contributed Property. Holders of the Partnership common units received by the Holdings unitholders will receive the Section 704(c) allocations that otherwise would have been allocated to Holdings pursuant to Section 704(c). Under these rules for example, following the merger in the event that the Partnership divests itself of certain assets formerly owned by Holdings (including through a distribution of such assets), all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the pre-merger Holdings unitholders. In addition, former Holdings unitholders may also be required to recognize their share of Holdings’ remaining “built-in gain” upon certain distributions by the Partnership to that unitholder of other Partnership property (other than money) within seven years following the merger. No special distributions will be made to the former Holdings unitholders with respect to any tax liability from such allocations.

In the event the Partnership issues additional common units or engages in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by the Partnership at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of its income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of the Partnership’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Partnership Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of the Partnership’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the maximum U.S. federal income tax rate for net capital gains of an individual is 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

Recently enacted legislation will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of the Partnership’s income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case).

Section 754 Election.  The Partnership has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a common unit purchaser’s tax basis in the Partnership’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases common units directly from the Partnership or receives Partnership common units pursuant to the merger. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in the Partnership’s assets will be considered to have two components: (i) his share of its tax basis in its assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which the Partnership has adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Partnership’s partnership agreement, the general partner of the Partnership is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Partnership Common Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury Regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of the Partnership’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position the Partnership takes that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Partnership Common Units — Recognition of Gain or Loss.” The IRS may challenge the Partnership’s position with respect to depreciating or amortizing the Section 743(b) adjustment the Partnership takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of the Partnership’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the Partnership if the Partnership has a substantial built-in loss immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the Partnership’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among its assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment the Partnership allocated to its tangible assets or the tangible assets owned by the MLP Entities to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than the Partnership’s tangible assets. The Partnership cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership’s opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  The Partnership uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of the Partnership’s income, gain, loss and deduction for its taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than the Partnership’s taxable year and who disposes of all of his units following the close of its taxable year but before the close of his taxable year must include his share of its income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of its income, gain, loss and deduction. Please read “— Disposition of Partnership Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.  The Partnership uses the tax basis of its and the MLP Entities’ assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of the Partnership’s assets and their tax basis (a) at the time of the merger will be borne by Partnership unitholders immediately before the merger and as of such period, and (b) at the time of any other offering will be borne by the Partnership unitholders as of that time. Please read “— Tax Consequences of Partnership Common Unit Ownership — Allocations With Respect to Contributed Property.”

To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property the Partnership subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If the Partnership or the MLP Entities dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property the Partnership or the MLP Entities own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in it. Please read “— Tax Consequences of Partnership Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” “— Tax Consequences of Partnership Common Unit Ownership — Allocations With Respect to Contributed Property” and “— Disposition of Partnership Common Units — Recognition of Gain or Loss.”

The costs incurred in selling the Partnership’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon its termination. There are uncertainties regarding the classification of costs as organization expenses, which the Partnership may amortize, and as syndication expenses, which the Partnership may not be able to amortize. The underwriting discounts and commissions the Partnership incurs will be treated as syndication expenses.

Valuation and Tax Basis of the Partnership’s Properties.  The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on the Partnership’s estimates of the relative fair market values, and the tax bases, of the Partnership’s assets and the MLP Entities’ assets. Although the Partnership may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Partnership Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of the Partnership’s nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of the Partnership’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from the Partnership in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” the Partnership or the MLP Entities own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, the Partnership’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which the Partnership refers to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of the Partnership’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, the Partnership’s taxable income or losses might be reallocated among the unitholders. The Partnership is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of the Partnership’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify the Partnership in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify the Partnership in writing of that purchase within 30 days after the purchase. Upon receiving such notification, the Partnership is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the Partnership of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.  The Partnership will be considered to have been terminated for tax purposes if there are sales or exchanges of interests in the Partnership which, in the aggregate, constitute 50% or more of the total interests in the Partnership’s capital and profits within a 12-month period. A constructive termination results in the closing of the Partnership’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from its taxable year, the closing of its taxable year may result in more than 12 months of its taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in the Partnership filing two tax returns (and unitholders could receive two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. The Partnership would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of the Partnership’s deductions for depreciation. A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred.

Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.

Uniformity of Partnership Common Units

Because the Partnership cannot match transferors and transferees of units, it must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, the Partnership may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Partnership Common Unit Ownership — Section 754 Election.”

The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Partnership Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury Regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in the Partnership’s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If the Partnership chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The Partnership’s counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. The Partnership does not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Partnership Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of the Partnership’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. The Partnership anticipates that all of its net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of the Partnership’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of the Partnership’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, the Partnership will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Partnership’s transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require the Partnership to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of its income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  The Partnership intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of the Partnership’s income, gain, loss and deduction for the Partnership’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, the Partnership will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. The Partnership cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

Neither the Partnership nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit the Partnership’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to the Partnership’s returns as well as those related to its returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The Partnership’s partnership agreement names the general partner of the Partnership as the Partnership’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on the Partnership’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in the Partnership’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on the Partnership’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in the Partnership as a nominee for another person are required to furnish the following information to it:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to the Partnership. The nominee is required to supply the beneficial owner of the units with the information furnished to the Partnership.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, the Partnership must disclose the pertinent facts on the Partnership’s return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which the Partnership does not believe includes it.

A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. The Partnership does not anticipate making any valuation misstatements.

Reportable Transactions.  If the Partnership was to engage in a “reportable transaction,” it (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. The Partnership’s participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

The Partnership does not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  The Partnership registered as a “tax shelter” under the law in effect at the time of the Partnership’s initial public offering and was assigned a tax shelter registration number. Issuance of a tax shelter registration number to the Partnership does not indicate that investment in it or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which, the Partnership does business or owns property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently owns property or does business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. The Partnership may also own property or do business in other states in the future. Although a unitholder may not be required to file a return and pay taxes in some states because its income from that state falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by the Partnership. Please read “— Tax Consequences of Partnership Common Unit Ownership — Entity-Level Collections.” Based on current law and the Partnership’s estimate of future operations, any amounts required to be withheld are not contemplated to be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in the Partnership. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in the Partnership.

UNITHOLDER PROPOSALS

Under applicable Delaware law and Holdings’ partnership agreement, Holdings is not required to hold an annual meeting of its unitholders (limited partners). Ownership of Holdings units does not entitle Holdings unitholders to make proposals at the special meeting. Under Holdings’ partnership agreement, only its general partner can make a proposal at the meeting. Holdings’ partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which Holdings is qualified to do business.

LEGAL MATTERS

The validity of Partnership common units to be issued in the merger, certain tax matters relating to those common units and certain tax matters relating to the merger will be passed upon for the Partnership by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP has provided legal services to Holdings in the past regarding matters unrelated to the merger. Certain tax matters relating to the merger will be passed upon for Holdings by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. has also provided legal services to the Partnership in the past regarding matters unrelated to the merger.

EXPERTS

The consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this proxy statement/prospectus by reference to Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (i) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries as of December 31, 2009, incorporated in this proxy statement/prospectus by reference to Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on March 8, 2010 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries, except Energy Transfer Equity, L.P., an investment of Enterprise GP Holdings L.P. which is accounted for by the use of the equity method, incorporated in this proxy statement/prospectus by reference from Enterprise GP Holdings L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Enterprise GP Holdings L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements, refer to the report of the other auditors as it relates to an equity method investment in Energy Transfer Equity, L.P. and include an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). The consolidated financial statements of Energy Transfer Equity, L.P. have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which report is incorporated herein by reference from Enterprise GP Holdings L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009. Such consolidated financial statements are incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, and as it relates to Enterprise GP Holdings L.P.’s investment in Energy Transfer Equity, L.P., the report of Grant Thornton LLP, in each case, given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of EPE Holdings, LLC and subsidiaries as of December 31, 2009, incorporated in this proxy statement/prospectus by reference to Enterprise GP Holdings L.P.’s Current Report on Form 8-K filed on March 8, 2010 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership and Holdings file annual, quarterly and current reports, and other information with the Commission under the Exchange Act of 1934. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov. In addition, documents filed by the Partnership and Holdings can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows the Partnership and Holdings to incorporate by reference information into this proxy statement/prospectus, which means that the Partnership and Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports the Partnership and Holdings may have filed with the Commission after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that the Partnership and Holdings have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to Items 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

The Partnership’s Filings (Commission File No. 1-14323)

•	Annual Report on Form 10-K for the year ended December 31, 2009

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	Current Reports on Form 8-K filed with the Commission on January 4, 2010, January 8, 2010, February 26, 2010, March 8, 2010, March 29, 2010, April 1, 2010, April 15, 2010, May 17, 2010, May 20, 2010, May 21, 2010, June 3, 2010, August 23, 2010 and September 7, 2010; and

•	The description of the Partnership’s common units in the registration statement on Form 8A/A filed on May 15, 2007, and including any other amendments or reports field for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Enterprise Products Partners L.P., 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

The Partnership also makes available free of charge on its internet website at http://www.epplp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on the Partnership’s website is not part of this proxy statement/prospectus.

Holdings’ Filings (Commission File No. 1-10403)

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Current Reports on Form 8-K filed with the Commission on January 4, 2010, February 26, 2010, March 8, 2010, March 29, 2010, April 1, 2010, May 21, 2010, August 4, 2010, September 7, 2010.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Enterprise GP Holdings L.P., 1100 Louisiana Street, 10th Floor 1000, Houston, Texas 77002; Telephone: (713) 381-6500.

Holdings also makes available free of charge on its internet website at http://www.enterprisegp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Holdings’ website is not part of this proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy/prospectus and some of the documents the Partnership and Holdings have incorporated herein by reference contain various forward-looking statements and information that are based on the beliefs of the Partnership and Holdings and their respective general partners, as well as assumptions made by and information currently available to each of them. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this proxy/prospectus or the documents incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential,” and similar expressions and statements regarding the Partnership’s or Holdings’ plans and objectives for future operations, are intended to identify forward-looking statements. Although the Partnership and Holdings and their respective general partners believe that such expectations reflected in such forward-looking statements are reasonable, neither the Partnership, Holdings, nor either of their general partners can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s and Holdings’ actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s or Holdings’ results of operations and financial condition are:

•	cash flow growth and accretion;

•	future distribution increases and growth;

•	internal growth projects;

•	future issuances of debt and equity securities; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

These statements are based on the current expectations and estimates of the management of the Partnership GP and Holdings GP and their respective general partners; actual results may differ materially due to certain risks and uncertainties. Although the Partnership, Holdings and their respective general partners believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although the Partnership and Holdings have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if Holdings does not receive the necessary approval of its unitholders, and also may be terminated if any conditions to closing are not satisfied or if the merger is not completed by December 31, 2010. Other risks and uncertainties that may affect actual results include:

•	the failure to realize a lower long-term cost of capital, anticipated cost savings and other benefits of the proposed merger;

•	declines in volumes transported on the Partnership’s pipelines or barges;

•	reduction in demand for natural gas, various grades of crude oil, refined products, NGLs and petrochemicals and resulting changes in pricing conditions or pipeline throughput requirements;

•	fluctuations in refinery capacity;

•	the success of risk management activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities;

•	the level of capital expenditures the Partnership will make and availability of, and the timing of completion of, organic growth projects;

•	the Partnership’s access to capital to fund additional acquisitions and the Partnership’s ability to obtain debt or equity financing on satisfactory terms;

•	maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers and trade counterparties;

•	unanticipated changes in crude oil market structure and volatility (or lack thereof);

•	the impact of current and future laws, rulings and governmental regulations;

•	the effects of competition;

•	continued creditworthiness of, and performance by, the combined company’s counterparties;

•	interruptions in service and fluctuations in rates of third party pipelines that affect the combined company’s assets;

•	increased costs or lack of availability of insurance;

•	fluctuations in crude oil, natural gas, NGL and related hydrocarbon prices and production due to weather and other natural and economic forces;

•	shortages or cost increases of power supplies, materials or labor;

•	weather interference with business operations or project construction;

•	terrorist attacks aimed at the Partnership’s facilities;

•	general economic, market or business conditions; and

•	other factors and uncertainties discussed in this proxy statement/prospectus and the Partnership’s and Holdings’ respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this proxy statement/prospectus and incorporated by reference into this document.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010	F-3
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the six months ended June 30, 2010	F-4
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2009	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Enterprise Products Partners L.P. (the “Partnership,” NYSE: EPD), Enterprise GP Holdings L.P. (“Holdings,” NYSE: EPE), and their respective general partners have entered into an Agreement and Plan of Merger dated as of September 3, 2010 (the “merger agreement”). Pursuant to the merger agreement, all Holdings units (including 13,921 Holdings units to be issued in a transformation of the 0.01% economic general partner interest of Holdings immediately prior to the merger), or 139,208,985 units, will be converted into 208,813,477 common units representing limited partner interests in the Partnership (“Partnership common units”). The merger agreement and related documents also provide for (i) the cancellation of the Partnership’s incentive distribution rights held indirectly by Holdings through its ownership of the Partnership’s general partner (the “Partnership GP”), (ii) the conversion of the Partnership GP’s 2% economic interest in the Partnership into a non-economic general partner interest in the Partnership and (iii) the cancellation of 21,563,177 Partnership common units currently owned by Holdings.

The Partnership is a consolidated subsidiary of Holdings. If the proposed merger and merger agreement as described in this proxy statement/prospectus are approved by the unitholders of Holdings and all other conditions set forth in the merger agreement are met, Holdings will become a subsidiary of the Partnership, with the Partnership as the sole limited partner of Holdings and the general partner of Holdings continuing as a non-economic general partner of the Partnership.

For accounting purposes, Holdings is considered the accounting acquiror of the Partnership’s noncontrolling interest. The changes in Holdings’ ownership interest in the Partnership GP will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the proposed merger.

The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of the Partnership and Holdings, after giving effect to the proposed merger as if it had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and the year ended December 31, 2009 give effect to the proposed merger as if it had occurred on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the proposed merger and are factually supportable.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Holdings and the Partnership, which have been incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements are intended for informational purposes only and do not reflect any cost savings or other synergies that may be achieved as a result of the proposed merger and are based on assumptions that the Partnership and Holdings believe are reasonable under the circumstances. These statements do not necessarily reflect the results of operations or financial position of the Partnership that would have resulted had the proposed merger actually been consummated as of the dates indicated, and are not necessarily indicative of the future results of operations or the future financial position of the Partnership following completion of the proposed merger.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2010

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma
	(Amounts in millions)

ASSETS
Current assets:
Cash and cash equivalents	$496.5	$(24.0	)(a)	$450.2
		(22.3	)(b)
Restricted cash	19.1	—		19.1
Accounts and notes receivable, net	2,943.3	—		2,943.3
Inventories	1,025.5	—		1,025.5
Other current assets	425.0	—		425.0

Total current assets	4,909.4	(46.3)		4,863.1
Property, plant and equipment, net	18,332.0	—		18,332.0
Investments in unconsolidated affiliates	2,360.9	—		2,360.9
Intangible assets, net	1,896.1	—		1,896.1
Goodwill	2,050.6	—		2,050.6
Other assets	237.8	(0.4	)(b)	237.4

Total assets	$29,786.8	$(46.7)		$29,740.1

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of debt	$255.0	$—		$255.0
Accounts payable	595.3	—		595.3
Accrued product payables	3,120.9	—		3,120.9
Other current liabilities	722.1	(21.6	)(b)	700.5

Total current liabilities	4,693.3	(21.6)		4,671.7
Long-term debt	13,511.3	—		13,511.3
Other long-term liabilities	281.3	(1.1	)(b)	280.2
Commitments and contingencies
Equity:
Partners’ equity	1,909.2	(24.0	)(a)	10,747.9
		8,862.7	(c)
Noncontrolling interest	9,391.7	(8,862.7	)(c)	529.0

Total equity	11,300.9	(24.0)		11,276.9

Total liabilities & equity	$29,786.8	$(46.7)		$29,740.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Six Months Ended June 30, 2010

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma
	(Amounts in millions, except per unit amounts)

Revenues	$16,087.9	$—		$16,087.9
Costs and expenses:
Operating costs and expenses	14,946.1	—		14,946.1
General and administrative costs	80.8	—		80.8

Total costs and expenses	15,026.9	—		15,026.9

Equity in income of unconsolidated affiliates	37.6	—		37.6

Operating income	1,098.6	—		1,098.6

Other income (expense):
Interest expense	(337.1)	—		(337.1)
Other, net	0.5	—		0.5

Total other expense. net	(336.6)	—		(336.6)

Income before provision for income taxes	762.0	—		762.0

Provision for income taxes	(15.2)	—		(15.2)

Income from continuing operations	$746.8	$—		$746.8

Allocation of income from continuing operations:
Limited partners	$124.0	$590.7	(d)	$714.7

Noncontrolling interests	$622.8	(590.7	)(d)	$32.1

Basic earnings per unit:
Weighted-average number of units outstanding (see Note e)	139.2			787.0

Income per unit from continuing operations	$0.89			$0.91

Diluted earnings per unit:
Weighted-average number of units outstanding (see Note f)	139.2			818.5

Income per unit from continuing operations	$0.89			$0.87

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Year Ended December 31, 2009

				Enterprise
	Enterprise GP			Products
	Holdings L.P.	Pro Forma		Partners L.P.
	Historical	Adjustments		Pro Forma
	(Amounts in millions, except per unit amounts)

Revenues	$25,510.9	$—		$25,510.9
Costs and expenses:
Operating costs and expenses	23,565.8	—		23,565.8
General and administrative costs	182.8	—		182.8

Total costs and expenses	23,748.6	—		23,748.6

Equity in income of unconsolidated affiliates	92.3	—		92.3

Operating income	1,854.6	—		1,854.6

Other income (expense):
Interest expense	(687.3)	—		(687.3)
Other, net	(1.7)	—		(1.7)

Total other expense. net	(689.0)	—		(689.0)

Income before provision for income taxes	1,165.6	—		1,165.6

Provision for income taxes	(25.3)	—		(25.3)

Income from continuing operations	$1,140.3	$—		$1,140.3

Allocation of income from continuing operations:
Limited partners	$204.1	$825.5	(d)	$1,029.6

Noncontrolling interests	$936.2	(825.5	)(d)	$110.7

Basic earnings per unit:
Weighted-average number of units outstanding (see Note e)	137.8			643.4

Income per unit from continuing operations	$1.48			$1.60

Diluted earnings per unit:
Weighted-average number of units outstanding (see Note f)	137.8			675.0

Income per unit from continuing operations	$1.48			$1.53

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Holdings GP and the Partnership GP; therefore, actual results could materially differ from the pro forma information. However, Holdings and the Partnership believe that the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

As described in the section titled “— The Merger — Accounting Treatment” on page 61 of this proxy statement/prospectus, the merger results in Holdings being considered the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. As a result, the proposed merger would be accounted for in Holdings’ consolidated financial statements as an equity transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-45, Consolidation — Overall — Changes in Parent’s Ownership Interest in a Subsidiary. As a result, noncontrolling owners’ interest would be eliminated and replaced with an equal amount of owners’ equity on the balance sheet. Consequently, no fair value adjustment would be made to the assets or liabilities of Holdings and no gain or loss would be recognized in Holdings’ net income. In addition, costs incurred to complete the proposed merger will be charged to partners’ capital during the year ended December 31, 2010. Because the Partnership is the surviving entity for legal purposes, the pro forma condensed consolidated balance sheet and statements of operations are entitled “Enterprise Products Partners L.P. Pro Forma.”

We present the pro forma statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010. Due to the limited number of pro forma adjustments required, the Partnership’s pro forma net income for the years ended December 31, 2007 and 2008 would not have been different than the historical net income amounts reported by Holdings for such fiscal years.

Pro Forma Adjustments

The following pro forma adjustments made to the historical financial statements of the Partnership and Holdings presented herein are described as follows:

(a) To reflect the payment of $24.0 million of estimated incremental transaction costs associated with completing the proposed merger including the payment of financial advisory fees, legal and accounting fees and other professional fees and expenses using cash on hand. For purposes of this pro forma presentation, this material non-recurring charge has been reflected in the pro forma balance sheet only; however, such fees will also be recognized as expenses in the Partnership’s statement of operations during the periods in which the underlying services are rendered.

(b) To reflect the assumed termination of Holdings’ interest rate swaps in connection with the refinancing of Holdings’ long-term debt by the Partnership concurrent with the proposed merger. These derivative instruments were in a $22.3 million liability position at June 30, 2010 and were settled with cash on hand. This material nonrecurring charge is reflected in the pro forma balance sheet only. At June 30, 2010, the principal amount of Holdings’ debt obligations consisted of the following (amounts in millions):

EPE Revolver, variable rate, due August 2012	$136.8
Term Loan A, variable rate, due August 2012	125.0
Term Loan B, variable rate, due November 2014	833.0

Total principal amount outstanding	$1,094.8

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For purposes of the pro forma balance sheet presentation, we have assumed that the same amount of principal is refinanced by the Partnership. Partnership GP management is continuing to explore its alternatives as to how this principal amount will be refinanced. Such alternatives may include refinancing with debt, additional equity or a combination of the two by the Partnership.

For purposes of the pro forma statements of operations, we have assumed that the Partnership refinances Holdings’ debt at the same terms that Holdings entered into its debt originally. As a result, the pro forma statements of operations do not reflect any adjustments to interest expense for the years ended December 31, 2009 or the six months ended June 30, 2010. As an aid to the reader, the following table presents the amount of interest expense, excluding amortization of debt issuance costs and the effect of interest rate swaps, that was recognized by Holdings in connection with its debt agreements for the periods presented along with the associated weighted average interest rate charged and principal balance outstanding during each period. The interest expense amounts presented in the following table are a component of consolidated interest expense as presented in Holdings’ historical financial statements.

		Weighted	Weighted
		Average	Average
		Interest	Principal
	Interest	Rate for	Outstanding
	Expense	Period	for Period

Year ended December 31, 2009	$29.1	2.7%	$1,078.9
Six months ended June 30, 2010	$12.2	2.2%	$1,097.8

If the weighted average variable interest rates charged during the year ended December 31, 2009 and the six months ended June 30, 2010 were 1/8% higher than the historical weighted average rates presented in the preceding table, Holdings’ interest expense would have increased by approximately $1.4 million and $0.6 million, respectively.

At September 15, 2010, the total principal amount of Holdings’ long-term debt principal outstanding was approximately $1.1 billion and the weighted average interest rate charged on such debt was 2.5%.

(c) To reclassify to partners’ capital the noncontrolling owners’ interests in consolidated subsidiaries previously reported by Holdings related to the Partnership’s public limited partner unitholders other than Holdings.

(d) To reclassify to limited partners’ interest the net income previously allocated to noncontrolling owners’ interest in consolidated subsidiaries previously reported by Holdings related to the Partnership’s public limited partner unitholders.

(e) The Partnership’s pro forma weighted-average basic number of units outstanding was calculated as follows:

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009

Weighted-average basic number of Partnership units outstanding — as reported	625.9	486.8
Weighted-average Partnership units issued in exchange for Holdings units(1)	182.7	178.2
Cancellation of Partnership units currently owned by Holdings	(21.6)	(21.6)

Pro forma weighted average basic number of Partnership units outstanding	787.0	643.4

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The amount presented for the six months ended June 30, 2010 excludes 26.1 million Partnership common units (the “Designated Units,” as discussed below) issued to certain privately held affiliates of Enterprise Products Company. The amount presented for the year ended December 31, 2009 excludes 30.6 million Designated Units.

In connection with the proposed merger, certain privately held affiliates of Enterprise Products Company have agreed to temporarily waive the cash distributions they would otherwise receive on 30,610,000 of the Partnership common units (the “Designated Units”) they would receive upon completion of the merger. The temporary distribution waiver would lapse on a fixed number of Designated Units as follows (assuming a December 31, 2010 completion date of the proposed merger): none in calendar year 2011, 4,480,000 Partnership common units in calendar year 2012, 2,430,000 Partnership common units in calendar year 2013, 1,140,000 Partnership common units in calendar year 2014, 4,870,000 Partnership common units in calendar year 2015 and the remaining 17,690,000 units in calendar year 2016.

From a financial accounting perspective, the Designated Units are excluded from basic earnings per unit until they become eligible to receive quarterly cash distributions. The Designated Units will not be allocated any book earnings until the applicable waiver periods expire for each tranche of units. For purposes of this pro forma presentation, all of the 30,610,000 Designated Units were excluded from the Partnership’s pro forma basic earnings per unit computation for the year ended December 31, 2009 and 26,130,000 Designated Units were excluded from the pro forma basic earnings per unit computation for the six months ended June 30, 2010. The full amount of Designated Units, or 30,610,000 units, are reflected in the pro forma diluted earnings per unit calculation for both the year ended December 31, 2009 and six months ended June 30, 2010 (see Note f).

(f) The Partnership’s pro forma weighted-average diluted number of units outstanding was calculated as follows:

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009

Weighted-average diluted number of Partnership units outstanding — as reported	631.3	487.8
Weighted-average Partnership units issued in exchange for Holdings units	208.8	208.8
Cancellation of Partnership units currently owned by Holdings	(21.6)	(21.6)

Pro forma weighted average diluted number of Partnership units outstanding	818.5	675.0

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among

ENTERPRISE PRODUCTS PARTNERS L.P.
ENTERPRISE PRODUCTS GP, LLC
ENTERPRISE ETE LLC
and
ENTERPRISE GP HOLDINGS L.P.
and
EPE HOLDINGS, LLC
Dated as of September 3, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Partners”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Enterprise ETE LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Enterprise GP Holdings L.P., a Delaware limited partnership (“Holdings”), and EPE Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”).

WITNESSETH:

WHEREAS, the Holdings Audit Committee (as defined herein), and the Partners GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which Holdings will, subject to the terms and conditions set forth herein, merge with and into MergerCo, with MergerCo as the surviving entity (the “Merger”), such that following the Merger, Holdings GP will be the sole general partner of Partners (Holdings GP in its capacity as the resulting sole general partner of Partners, the “New Partners GP”), and Partners will continue as the sole member of MergerCo is fair and reasonable to Holdings and its limited partners, and Partners and its limited partners, respectively;

WHEREAS, as a condition and inducement to Partners, Partners GP, and MergerCo entering into this Agreement, concurrently with the execution and delivery of this Agreement, EPCO Holdings, Inc. (“EPCO Holdings”), Duncan Family Interests, Inc. (“DFI”), DFI GP Holdings, L.P. (“DFIGPH”) and DD Securities LLC (“DD Securities,” and together with EPCO Holdings, DFI and DFIGPH, the “Holdings Supporting Unitholders”), which collectively own of record approximately 76% of the outstanding Units (as defined herein), are entering into the Support Agreement (as defined herein), pursuant to which, among other things, (A) the Holdings Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote all of their Units in favor of the Merger Agreement and (B) EPCO Holdings and DFI have agreed, subject to the terms and conditions set forth therein, to execute and deliver the Distribution Waiver Agreement (as defined herein) immediately prior to the closing of the Merger; and

WHEREAS, immediately prior to the Effective Time (as defined herein) of the Merger, Partners GP (a wholly owned subsidiary of Holdings) will merge with and into Holdings, with Holdings as the surviving entity (the “Partners GP Merger”), pursuant to an Agreement and Plan of Merger dated as of the date of this Agreement (the “Partners GP Merger Agreement”); and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Holdings or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger and the Partners GP Merger.

“Action” shall have the meaning set forth in Section 6.12(a).

“Additional Limited Partner” has the meaning given such term in the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Average Closing Price” means, as of any date, the average of the closing sale price of a Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such Common Units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.

“Book-Entry Units” shall have the meaning set forth in Section 3.2.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations thereunder, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date hereof; provided that the term Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).

“Claim” shall have the meaning set forth in Section 6.12(a).

“Class B Units” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to “Class B Units” in the Partners Existing Partnership Agreement.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” or “Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to “Common Units” in the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.

“Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6 hereof, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to Partners be protected as confidential information thereunder, subject to customary exceptions, (c) contain a provision relating to a “standstill” with respect to the Partners Common Units that is no less favorable to Partners than the form of standstill provision contained in Annex E hereto and (d) provide that Partners is a third-party beneficiary with respect to any breach thereof other than breaches relating to standstill provisions solely involving Holdings or solely involving Units or information relating solely to Holdings and its Subsidiaries; provided further, that Holdings may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (i) of the one-year term of the Confidentiality Agreement, (ii) that would have the effect of causing any non-public information pertaining to Partners that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (iii) of the provision described in (c) above or (iv) of Partners’ ability to enforce its rights as a third-party beneficiary to such Confidentiality Agreement.

“CUARs” has the meaning set forth in Section 3.5.

“DD Securities” shall have the meaning set forth in the recitals to this Agreement.

“DEP Credit Agreements” means (i) the Revolving Credit Agreement, dated January 5, 2007, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended by the First Amendment to Revolving Credit Agreement, dated June 30, 2007, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as in effect on the date of this Agreement and (ii) the Term Loan Agreement, dated April 18, 2008, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended to the First Amendment to Term Loan Agreement, dated July 11, 2008, among Duncan Energy Partners L.P., the Lenders Party Thereto and Wachovia Bank, National Association, as in effect on the date of this Agreement.

“DFI” shall have the meaning set forth in the recitals to this Agreement.

“DFIGPH” shall have the meaning set forth in the recitals to this Agreement.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Distribution Waiver Agreement” means the Distribution Waiver Agreement by and among Partners, EPCO Holdings and the EPD Unitholder named therein, substantially in the form attached hereto as Annex D.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“Energy Transfer Equity” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“EPCO Holdings” shall have the meaning set forth in the recitals to this Agreement.

“EPO Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of November 19, 2007, among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Citibank, N.A. and JPMorgan Chase Bank, as Co-Syndication Agents, and SunTrust Bank, Mizuho Corporate Bank, Ltd. and The Bank of Nova Scotia, as Co-Documentation Agents, as in effect on the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ETE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006, as amended by Amendment No. 1 dated November 1, 2006, Amendment No. 2 dated November 9, 2007, and as may be amended after the date hereof.

“ETE SEC Documents” shall have the meaning set forth in Section 5.2(c)(iv)(A).

“ETE Units” means common units representing limited partner interests of Energy Transfer Equity having the rights and obligations specified with respect to “Common Units” in the ETE Partnership Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean BNY Mellon Shareowners Services or any other entity as may be selected by Partners subject to the reasonable approval of Holdings.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Expenses” shall have the meaning set forth in Section 9.1(e).

“Fourth Amendment” means Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of Holdings, substantially in the form attached as Annex A, to be executed and delivered in accordance with Section 6.18.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Holdings Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Holdings GP Board.

“Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Secretary of State of the State of Delaware on April 18, 2005.

“Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“Holdings Credit Agreement” means the Third Amended and Restated Credit Agreement, dated August 24, 2007, among Holdings, the Lenders Party Thereto, Citicorp North America,

Inc., as Administrative Agent, and Citibank, N.A., as Issuing Bank, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated November 8, 2007, among Holdings, the Term Loan B Lenders Party Thereto, Citicorp North America, Inc., as Administrative Agent, and Citigroup Global Markets, Inc. and Lehman Brothers Inc. as Co-Arrangers and Joint Bookrunners, as in effect on the date of this Agreement.

“Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.

“Holdings GP” has the meaning set forth in the introductory paragraph to this Agreement.

“Holdings GP Amended and Restated LLC Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Agreement of Holdings GP, substantially in the form attached hereto as Annex B.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP Certificate of Formation” means the certificate of formation of Holdings GP as filed with the Secretary of State of the State of Delaware on April 19, 2005.

“Holdings GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of November 7, 2005, as amended from time to time.

“Holdings Material Contracts” shall have the meaning set forth in Section 5.2(k)(i).

“Holdings Meeting” shall have the meaning set forth in Section 5.2(d).

“Holdings Merger Transactions” has the meaning set forth in Section 5.2(d)(iii).

“Holdings Parties” means Holdings GP and Holdings.

“Holdings Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of Holdings, dated as of August 29, 2005, as amended by Amendment No. 1 dated May 7, 2007, Amendment dated December 27, 2007, and Amendment No. 3 dated November 6, 2008, as will be further amended by the Fourth Amendment in accordance with Section 6.18 of this Agreement immediately prior to the Effective Time, and as may be further amended from time to time.

“Holdings Recommendation” shall have the meaning set forth in Section 6.2.

“Holdings Supporting Unitholders” shall have the meaning set forth in the recitals to this Agreement.

“Holdings UAR” has the meaning set forth in Section 3.5.

“Holdings Unaffiliated Unitholders” means the Holdings Unitholders other than Holdings Unitholders controlling, controlled by or under common control with Holdings GP.

“Holdings Unit Plan” means the Enterprise Products Company 2005 EPE Holdings Long-Term Incentive Plan, as amended and restated as of February 23, 2010 and further amended from time to time.

“Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Holdings Unitholders” means the holders of outstanding Units.

“Indebtedness” of any Person means (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) any indebtedness of others secured by a Lien on any property of such Person, whether or not the respective indebtedness so secured has been assumed by it, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (e) obligations of such Person in respect of surety bonds or similar instruments, (f) the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. generally accepted accounting principles, and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or for which it is or may become contingently liable; provided, that Indebtedness shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or officers of such party.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“LE GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of LE GP, LLC, a Delaware limited liability company, as amended by Amendment No. 1 dated May 7, 2007, and as such limited liability company agreement may be amended after the date hereof.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Holdings or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Units or Common Units (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b), (c) or (d), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“New Common Unit Issuance” shall mean the issuance of Common Units as part of the Merger Consideration pursuant to this Agreement.

“New Common Units” shall have the meaning set forth in Section 3.1(c).

“New Partners GP” shall have the meaning set forth in the recitals of this Agreement.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” means, with respect to the Holdings Parties, the Partners Parties, and with respect to the Partners Parties, the Holdings Parties.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Acquisition Proposal” means any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (ii) more than 50% of the outstanding equity securities of Partners or (iii) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Partners and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger and the Partners GP Merger.

“Partners Amended and Restated Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Partners, substantially in the form attached hereto as Annex C.

“Partners Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Board of Directors of Partners GP.

“Partners Certificate of Limited Partnership” means the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.

“Partners Existing Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Partners, dated August 8, 2005, as amended by Amendment No. 1 dated as of December 27, 2007, Amendment No. 2 dated April 14, 2008, Amendment No. 3 dated November 6, 2008, Amendment No. 4 dated October 26, 2009, and as may be further amended from time to time.

“Partners General Partner Interest” shall mean the “General Partner Interest” as defined in the Partners Existing Partnership Agreement.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Board” shall mean the Board of Directors of Partners GP.

“Partners GP Certificate of Formation” means the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, dated as of November 7, 2007, as amended by the First Amendment dated November 6, 2008, and as may be further amended from time to time.

“Partners GP Merger” has the meaning set forth in the recitals to this Agreement.

“Partners GP Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Partners Incentive Distribution Rights” means the rights to “Incentive Distributions” as defined in the Partners Existing Partnership Agreement.

“Partners Merger Transactions” shall have the meaning set forth in Section 5.2(d)(ii).

“Partners Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Partners Parties” means Partners GP, Partners and MergerCo.

“Partners Unaffiliated Unitholders” means the holders of Common Units other than Partners GP and Holdings and their respective Affiliates, officers and directors.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.2(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 5.2(f).

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this sentence.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subject ETE Units” shall have the meaning set forth in Section 5.2(c)(i)(C).

“Subject LE GP Interest” shall have the meaning set forth in Section 5.2(c)(i)(B).

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings and Holdings GP, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings or Holdings GP (unless otherwise specifically provided in this Agreement).

“Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Holdings Audit Committee determines, in its good faith judgment and after consulting with Holdings’ financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Units, from a financial point of view than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by the Partners Audit Committee on behalf of Partners to amend the terms of this Agreement).

“Support Agreement” shall mean the Support Agreement dated as of the date hereof by and among Partners and the Holdings Supporting Unitholders.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Returns” shall have the meaning set forth in Section 5.2(m)(i).

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” means any Law relating to Taxes.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Units” or “Holdings Units” shall mean the units representing limited partner interests of Holdings having the rights and obligations specified with respect to “Units” as set forth in the Holdings Partnership Agreement.

Section 1.2  Interpretation.  A reference to an Article, Section, Exhibit or Schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1  The Merger.

(a) The Surviving Entity.  Subject to the terms and conditions of this Agreement, at the Effective Time, Holdings shall merge with and into MergerCo, the separate existence of Holdings shall cease and MergerCo shall survive and continue to exist as a Delaware limited liability company (MergerCo, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, Partners will be the sole member of MergerCo and Holdings GP will be the sole general partner of Partners.

(b) Effectiveness and Effects of the Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) MergerCo Certificate of Formation and MergerCo Limited Liability Company Agreement.  At the Effective Time, the MergerCo Certificate of Formation shall remain unchanged and shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the MergerCo Limited Liability Company Agreement shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) The parties hereto intend for the Merger to be treated as an “assets-over” merger of Holdings into Partners under Treasury Regulations Section 1.708-1(c)(3)(i) and for post-Merger Partners to be treated as a continuation of pre-Merger Partners under Treasury Regulations Section 1.708-1.

Section 2.2  Closing.  Subject to (i) the satisfaction or waiver of the conditions set forth in Article VII and (ii) this Agreement not having theretofore terminated pursuant to its terms, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1  Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time (except as noted below in clause (b)), by virtue of the Merger and without any action on the part of Partners, Holdings or any holder of Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall remain outstanding as limited liability company interests in the Surviving Entity, and Partners, as the holder of such limited liability company interests, shall continue as the sole member of the Surviving Entity.

(b) The general partner interest in Holdings issued and outstanding immediately prior to the Effective Time (in the non-economic form effected by the Fourth Amendment) shall be converted into the right to receive the non-economic general partner interest in Partners as set forth in the Partners Amended and Restated Partnership Agreement, and Holdings GP shall be admitted (immediately prior to the Effective Time in accordance with Section 4.6(c) of the Partners Existing Partnership Agreement) as the sole general partner of Partners in accordance with the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement.

(c) Each Unit issued and outstanding immediately prior to the Effective Time (other than Units held by Partners or its Subsidiaries or Holdings or its Subsidiaries) shall be converted into the right to receive 1.5 Common Units (such ratio, the “Exchange Ratio,” and such amount of Common Units, the “Merger Consideration”) which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Common Units described in this clause (c) shall be referred to herein as the “New Common Units”).

Section 3.2  Rights As Unitholders; Unit Transfers.  All Units, when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Units (a “Certificate”) and each holder of non-certificated Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of Holdings and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Limited Partner in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition, to the extent applicable, holders of Units as of the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. After the Effective Time, the unit transfer books of Holdings shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of Holdings with respect to Units.

Section 3.3  Exchange of Certificates.

(a) Exchange Agent.  Promptly after the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e), in each case without interest. Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Partners and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder of Units shall be entitled to receive in exchange therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Units that is not registered in the transfer records of Holdings, the Merger Consideration payable in respect of such Units may be paid to a transferee, if the Certificate representing such Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Units and any cash or distributions to which such holder is entitled pursuant to Section 3.2.

(c) Distributions with Respect to Unexchanged Units.  No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units.

(d) Further Rights in Holdings Units.  The Merger Consideration issued upon conversion of a Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Unit.

(e) Fractional Common Units.  No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same shall be issued upon the exchange of Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. To the extent applicable, each holder of Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional New Common Units in the Merger as a sale of a portion of the holder’s Units to Partners consistent with Treasury Regulation Section 1.708-1(c)(4).

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of Units after 180 days following the Effective Time shall be delivered to Partners upon demand by Partners and, from and after such delivery, any former holders of Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability.  To the fullest extent permitted by Law, none of Holdings GP, Partners, Holdings, or the Surviving Entity shall be liable to any holder of Units for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i) Withholding.  Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as Partners, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Partners. All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Partners Amended and Restated Partnership Agreement, which requirements may be satisfied by each holder of Units by the execution and delivery by such holder of a completed and executed letter of transmittal, New Partners GP shall be deemed to have automatically consented to the admission of such holders as limited partners of Partners and shall reflect such admission on the books and records of Partners.

(k) Investment of the Exchange Fund.  Partners shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Partners on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Holdings Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to Partners.

Section 3.4  Anti-Dilution Provisions.  In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or Rights in respect of, Units or Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Average Closing Price of Common Units will be correspondingly adjusted to provide to the holders of Units the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5  Treatment of Holdings Equity-Based Awards; Holdings Unit Appreciation Rights (UARs).  At the Effective Time, automatically and without any action on the part of the holder thereof, other than holders who are DEP Holdings, LLC directors whose consent is required and who provide written consent, each outstanding Unit Appreciation Right (“Holdings UAR”), both granted pursuant to the Holdings Unit Plan and outside the Holdings Unit Plan, shall be assumed by Partners and converted into a number of Common Unit Appreciation Rights (“CUARs”) of Partners equal to the product of the number of Holdings UARs to which such grant was subject at the time of such assumption multiplied by the Exchange Ratio (with any resulting fraction of a CUAR being rounded down to the nearest whole CUAR), with an exercise price per CUAR of Partners equal to the per Holdings UAR exercise price divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent). In the case of DEP Holdings, LLC directors whose consent is not required or, if required, who provide written consent, such person’s outstanding Holdings UARs, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a Holdings UAR and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment, without interest, equal to the Fair Market Value of such Holdings Unit on such date over the Grant Price per Holdings Unit (with the terms Fair Market Value and Grant Price as defined under the Holdings Unit Plan). Each CUAR of Partners shall be subject to, and vest upon, the terms and conditions that are equivalent to those applicable to the Holdings UARs. Promptly after the Effective Time, Partners will provide each holder of a Holdings UAR with a notice describing the assumption and conversion of such awards. The assumption and conversion of the Holdings UARs (and the cash-out of Holdings UARs held by DEP Holdings, LLC directors) pursuant to this Section 3.5 shall be in full satisfaction of the obligations in respect thereof.

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, including the transactions contemplated by the Partners GP Merger Agreement and made in connection with the Partners GP Merger, (a) without the prior written consent of the Partners Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:

Section 4.1  Ordinary Course.  Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.

Section 4.2  Equity.  (a) In the case of Holdings and its Subsidiaries, other than the conversion of the Holdings general partner interest and the issuance of Units in connection therewith required in accordance with Section 6.18 and the related entry into the Fourth Amendment, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights; and (b) in the case of Partners, take any action described in clause (i), (ii) or (iii) above, which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.3  Equity Changes.  Other than the conversion of the Holdings general partner interest and the issuance of Units in connection therewith required in accordance with Section 6.18 and the related entry into the Fourth Amendment: (a) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or (b) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4  Acquisitions and Dispositions.  (a) In the case of Holdings and its Subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than uses of cash in the ordinary course of business, including distributions permitted under Section 4.5, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and (b) in the case of Partners, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect, or (ii) enter into a definitive agreement with respect to a Partners Acquisition Proposal.

Section 4.5  Distributions.  In the case of Holdings GP and Holdings, make or declare dividends or distributions to the holders of Units other than regular quarterly distributions in an amount not to exceed $0.015 plus the distribution amount per Unit paid with respect to the second quarter of 2010, and in the case of Partners, make or declare dividends or distributions to the holders of Partners Common Units other than regular quarterly distributions in an amount not to exceed $0.0075 plus the distribution amount per Partner Common Unit paid with respect to the second quarter of 2010.

Section 4.6  Amendments.  (a) In the case of Holdings GP and Holdings, amend the Partners GP LLC Agreement, the Partners Existing Partnership Agreement, the Holdings Partnership Agreement or the Holdings GP LLC Agreement other than in accordance with this Agreement; and (b) in the case of Partners, amend the Partners Existing Partnership Agreement other than in accordance with this Agreement. For purposes of clarification, an amendment to the Partners Existing Partnership Agreement in connection with the Partners GP Merger to admit Holdings as general partner and for Holdings to assume such rights and duties as required under the Partners Existing Partnership Agreement shall be deemed in accordance with this Agreement, and such assumption by Holdings as general partner and Holdings’ business and activities at such time until the Effective Time shall be deemed ancillary and related to the business of Partners, and made in connection with and incidental to its performance as general partner of Partners.

Section 4.7  Material Contracts.  (a) In the case of Holdings and its Subsidiaries, enter into any Holdings Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any Holdings Material Contract in any material respect in a manner which is adverse to Partners and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof); and (b) in the case of Partners and its Subsidiaries, enter into any Partners Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any Partners Material Contract in any material respect in a manner which is adverse to Partners and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof).

Section 4.8  Litigation.  (a) In the case of Holdings and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding; and (b) in the case of Partners and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding that would reasonably be expected to result in a Material Adverse Effect on Partners or on Holdings.

Section 4.9  Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or U.S. generally accepted accounting principles.

Section 4.10  Insurance.  Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.11  Taxes.

(a) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) Settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) Change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

Section 4.12  Employee Benefit Plans.

In the case of Holdings and its Subsidiaries, (a) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (b) grant any severance or termination pay to any officer or director of Holdings or any of its Subsidiaries or (c) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Holdings or any of its Subsidiaries or any of their beneficiaries.

Section 4.13  Debt, Capital Expenditures and the Like.  (a) In the case of Holdings and its Subsidiaries, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice, (ii) enter into any material lease (whether operating or capital), (iii) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures; and (b) in the case of Partners, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.14  No Dissolution.  Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.15  Adverse Actions.  Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.16  Agreements.  Agree or commit to do anything prohibited by Sections 4.1 through 4.15.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1  Disclosure Schedule.  On or prior to the date hereof, Partners has delivered to Holdings and Holdings has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2  Representations and Warranties.  Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings hereby represents and warrants with respect to Holdings and Holdings GP (and to the extent necessary with respect to any representations by Holdings herein, Holdings GP also represents and warrants) to Partners, and Partners and MergerCo hereby represent and warrant with respect to themselves and Partners GP (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, General Authority and Standing.  Such party is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on either Holdings or Partners.

(b) Capitalization.

(i) In the case of Holdings, as of the date hereof, there are 139,195,064 Units issued and outstanding, and all such Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Holdings GP is the sole general partner of Holdings owning a 0.01% general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement.

(ii) In the case of Partners, as of the date hereof, there are 638,733,319 Common Units and 4,520,431 Class B Units issued and outstanding, and all of such Common Units and Class B Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement and are fully paid (to the extent required under the Partners Existing Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP is the sole general partner of Partners owning a 2.0% Partners General

Partner Interest and the related Partners Incentive Distribution Rights, and such Partners General Partner Interest and related Partners Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement. New Common Units to be issued in accordance with this Agreement will be duly authorized and validly issued in accordance with the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Existing Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). After giving effect to the Merger and the Partners Amended and Restated Partnership Agreement, the non-economic general partner interest in Partners to be held by Holdings GP will be duly authorized and validly issued in accordance with the Partners Amended and Restated Partnership Agreement, and Holdings GP will be duly admitted as the general partner of Partners.

(iii) As of the date hereof, except as set forth above in this Section 5.2(b) and in Schedule 5.2(b) of a party’s Disclosure Schedule, (A) there are no partnership interests or other equity securities of such party or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of such person (or the general partner of such person) or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(iv) The number of Common Units that are issuable by Partners upon exercise of any employee or director options or other rights of any employee, director or other Person to purchase Common Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.

(c) Equity Interests in other Entities.

(i) In the case of the representations and warranties of Holdings, other than ownership of (A) its Subsidiaries, (B) an approximate 40.6% member interest in LE GP, LLC (the “Subject LE GP Interest”), the general partner of Energy Transfer Equity, (C) 38,976,090 ETE Units (the “Subject ETE Units”), and (D) interests in Partners Common Units and in Partners GP, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Except as set forth in its SEC Documents, Holdings owns the interests set forth in clauses (A) (other than Subsidiaries of Partners), (B), (C) and (D) free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(ii) The Subject ETE Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the ETE Partnership Agreement and are fully paid (to the extent required under the ETE Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) The Subject LE GP Interest were duly authorized and validly issued in accordance with the LE GP LLC Agreement and are fully paid (to the extent required under the LE GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act).

(iv) To the Knowledge of Holdings as of the date hereof, (A) none of the reports, registration statements, definitive proxy statements or information statements filed by Energy Transfer Equity subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including its Annual Report on Form 10-K for the year ended December 31, 2009, in each case in the form filed (collectively, “ETE SEC Documents”), with the SEC as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, (B) the historical financial statements of Energy Transfer Equity and its consolidated subsidiaries contained in or incorporated by reference into any such ETE SEC Document (including the related notes and schedules thereto) (1) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act and (2) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements and (C) since December 31, 2009, except as disclosed in the ETE SEC Documents, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial position, results of operations, business, assets or prospects of Energy Transfer Equity (provided, however, that any information contained in any part of any ETE SEC Document shall only be deemed to be an exception to this Section 5.2(c)(iv)(C) if the relevance of that information as an exception to this Section 5.2(c)(iv)(C) is reasonably apparent; and provided further, however, that, except for any specific factual information contained therein to the extent the relevance thereof is reasonably apparent, in no event shall any information contained in any part of any ETE SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to this Section 5.2(c)(iv)(C)), except for any event, change, effect, development, condition or occurrence, or the impact of any thereof, referred to in clause (a), (b), (c), (d), (e) or (f) of the definition of Material Adverse Effect herein.

(d) Power, Authority and Approvals of Transactions; Partners GP Special Approval; Holdings GP Special Approval and Board Recommendations.

(i) Such party has the requisite partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to Holdings Unitholder Approval in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party (assuming the due execution and delivery of this Agreement by, or with respect to, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) The Partners Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New Common Unit Issuance and the adoption of the Partners Amended and Restated Partnership Agreement (collectively, the “Partners Merger Transactions”) are fair and reasonable to Partners, and has approved this Agreement and the Partners Merger Transactions, and such action by the Partners Audit Committee constituted Special Approval (as defined in the Partners Existing Partnership Agreement) of this Agreement and the Partners Merger Transactions. Based in part on the determination of the Partners Audit Committee, the Partners GP Board has approved this Agreement and the Partners Merger Transactions and determined that this Agreement and the Partners Merger Transactions are fair and reasonable to, and in the best interests of, Partners and the Partners Unaffiliated Unitholders.

(iii) The Holdings GP Board has requested, and delegated to the Holdings Audit Committee the power and authority to consider, analyze, review, evaluate, accept or reject the terms and conditions of this Agreement and the transactions contemplated hereby including the Holdings Merger Transactions (as defined below). The Holdings Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the Fourth Amendment and the Partners GP Merger (the “Holdings Merger Transactions”), are fair and reasonable, advisable to and in the best interests of Holdings and the Holdings Unaffiliated Unitholders, and such action by the Holdings Audit Committee constituted Special Approval (as defined in the Holdings Partnership Agreement) of this Agreement and the transactions contemplated hereby and the Holdings Merger Transactions. Based upon such recommendation of the Holdings Audit Committee, the Holdings GP Board has approved and declared the advisability of entering into this Agreement and the Holdings Merger Transactions, has directed that this Agreement be submitted to the Holdings Unitholders for approval at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Holdings Meeting”) and the Holdings GP Board has recommended that the holders of Units approve this Agreement and the Merger and the Partners GP Merger Agreement.

(e) No Violations or Defaults.  Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(f) and Article VII are duly obtained and assuming the consents, waivers and approvals specified in Section 6.11(c), (d) and (e) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement, the Holdings Certificate of Limited Partnership, the Holdings GP LLC Agreement or the Holdings GP Certificate of Formation, and in the case of Partners, the Partners Existing Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any Indebtedness incurred by Partners in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(f) Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by such party of this Agreement and (ii) the consummation by such party of the transactions contemplated by this Agreement, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Holdings Unitholders at the Holdings Meeting and a registration statement on Form S-4 with respect to the issuance of the Partners Common Units in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in the Registration Statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Partners Common Units pursuant to this Agreement and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party.

(g) Financial Reports and SEC Documents.  With respect to the Holdings Parties, Holdings’, and with respect to the Partners Parties, Partners’, Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, “SEC Documents”), with the SEC as of their respective dates (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements of Holdings and its consolidated subsidiaries, with respect to the Holdings Parties, and of Partners and its consolidated subsidiaries, with respect to the Partners Parties, contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. With respect to Holdings, to the Knowledge of Holdings as of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC, with respect to the SEC Documents of Energy Transfer Equity that have had, or the outcome of which may have, a Material Adverse Effect on Holdings. Notwithstanding anything to the contrary herein, no representation or warranty made by Holdings in this clause 5.2(g) applies to information or data furnished or supplied by or derived from Partners or any of its Subsidiaries.

(h) Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto), including in such party’s Annual Report on Form 10-K for the year ended December 31, 2009, or in the financial statements (or notes thereto) included in subsequent SEC Documents filed by such party prior to the date hereof, neither such party nor any of its consolidated subsidiaries had at December 31, 2009 or, has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of such party included in the SEC Documents filed prior to the date hereof, or reflected in the notes thereto, or (B) were incurred since December 31, 2009 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on such party and its consolidated subsidiaries taken as a whole or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, Holdings makes no representation or warranty with respect to any liability or obligation of Partners or any of its Subsidiaries.

(i) Compliance with Law.  Such party and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party. Since December 31, 2009, neither such party nor any of its Subsidiaries has received any written notice or, to such party’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

(j) [Reserved]

(k) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither such party nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “Holdings Material Contracts” or “Partners Material Contracts,” as applicable.

(ii) (A) In the case of Holdings, (1) each Holdings Material Contract is valid and binding and in full force and effect, (2) Holdings and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Holdings Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Holdings or any of its Subsidiaries under any such Holdings Material Contract and (4) to the Knowledge of Holdings, no other party to such Holdings Material Contract is in default in any respect thereunder; and (B) in the case of Partners, (1) each Partners Material Contract is valid and binding and in full force and effect, (2) Partners and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partners Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Partners or any of its Subsidiaries under any such Partners Material Contract and (4) to the Knowledge of Partners, no other party to such Partners Material Contract is in default in any respect thereunder.

(l) No Brokers.  No action has been taken by such party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Morgan Stanley & Co. Incorporated, and, in the case of Partners, fees to be paid to Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, in every case pursuant to letter agreements, the existence of which have been heretofore disclosed to the other party and which fees have been disclosed to the other party.

(m) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by such party are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established, in accordance with generally accepted accounting principles, for the payment of such Taxes;

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement;

(v) such party has in effect a valid election under Section 754 of the Code; and

(vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.

(n) Employee Benefits Matters.  Holdings has no Compensation and Benefit Plans.

(o) Operations of MergerCo.  In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(p) Holdings Fairness Opinion.  Morgan Stanley & Co. Incorporated has delivered to the Holdings Audit Committee its written opinion to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the Holdings Unitholders other than the Holdings Supporting Unitholders.

(q) Partners Fairness Opinion.  Credit Suisse Securities (USA) LLC has delivered to the Partners Audit Committee its opinion dated as of the date of the meeting at which the Partners Audit Committee approved this Agreement to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Partners.

(r) No Material Adverse Effect.  In the case of Partners, since December 31, 2009, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Partners. In the case of Holdings, since December 31, 2009, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Holdings.

ARTICLE VI

COVENANTS

Holdings hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Holdings, that:

Section 6.1  Best Efforts.  Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including obtaining (and cooperating with the Other Parties to obtain) any third-party approval that is required to be obtained by Holdings or Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.

Section 6.2  Holdings Unitholder Approval.  Subject to the terms and conditions of this Agreement, Holdings shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, all action necessary to call, hold and convene the Holdings Meeting to consider and vote upon the approval of this Agreement and the Merger, and any other matters required to be approved by Holdings Unitholders for consummation of the Holdings Merger Transactions, promptly after the date hereof. Subject to Section 6.6(c), the Holdings Audit Committee and the Holdings GP Board shall recommend approval of the Agreement and the Merger to the holders of Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Units. Notwithstanding anything to the contrary in this Agreement, if there occurs a Holdings Change in

Recommendation in accordance with this Agreement, Holdings shall not be required to call, hold or convene the Holdings Meeting.

Section 6.3  Registration Statement.

(a) Each of Partners and Holdings agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/ Prospectus constituting a part thereof and all related documents) to be filed by Partners with the SEC in connection with the issuance of New Common Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Holdings agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Holdings and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of Units and at the time of the Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise Holdings, promptly after Partners receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Holdings will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4  Press Releases.  Prior to a Holdings Change in Recommendation, if any, each of Holdings and Partners will not, without the prior approval of the Holdings GP Board in the case of Holdings and the Partners GP Board in the case of Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5  Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its Representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Other Parties may reasonably request. Neither Holdings nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.

(b) Partners and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6  Acquisition Proposals; Change in Recommendation.

(a) Neither Holdings GP nor Holdings shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings or any of its Representatives from furnishing any information to, including information pertaining to Partners, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings Audit Committee after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes a Partners Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes a Partners Acquisition Proposal.

(b) In the event that Holdings is otherwise entitled to provide information to a Receiving Party under Section 6.6(a), Holdings may provide any Receiving Party with any non-public information or data pertaining to Partners (the “Partners Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings Audit Committee determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partners Non-Public Information to the Receiving Party may reasonably be expected to lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to Partners and (C) notified Partners of the identity of such Receiving Party. Holdings shall promptly provide or make available to Partners any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Partners. Partners shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Partners Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Partners shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.6, any information pertaining to Partners where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement.

(c) Except as otherwise provided in this Section 6.6(c), neither the Holdings Audit Committee nor the Holdings GP Board shall: (i) (A) withdraw, modify or qualify in any manner adverse to Partners the Holdings Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Holdings Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings Audit Committee may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its duties under the Holdings Partnership Agreement and applicable Law; provided, however, that (1) the Holdings Audit Committee shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (x) complied in all material respects with this Section 6.6, (y) provided to Partners and the Partners Audit Committee two Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Holdings GP Audit Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two Business Day period), and (z) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), and (2) the Holdings Audit Committee shall not be entitled to make a Holdings Change in Recommendation in response to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal. Any Holdings Change in Recommendation shall not invalidate the approval of this Agreement or any other approval of the Holdings Audit Committee, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.6(c), without the prior written consent of the Partners Audit Committee, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal that would require “Special Approval” as defined in and required under the Partners Existing Partnership Agreement.

(d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.

(e) Nothing contained in this Agreement shall prevent Holdings or the Holdings Audit Committee from taking and disclosing to the holders of Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of Holdings) or from making any legally required disclosure to holders of Units. Any “stop-look-and-listen” communication by

Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Holdings Recommendation.

Section 6.7  Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Proxy Statement/Prospectus, Holdings shall deliver to Partners a schedule listing each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Holdings Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.8  Takeover Laws.  Neither Holdings nor Partners shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.9  No Rights Triggered.  Each of Holdings and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings, under the Holdings Partnership Agreement, and, in the case of Partners, under the Partners Existing Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.10  New Common Units Listed.  In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, New Common Units.

Section 6.11  Third-Party Approvals; Holdings Credit Agreement.

(a) Partners and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Partners Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Partners and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Partners and Holdings agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/

Prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) Without limiting the foregoing, Partners shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to, on or prior to the Closing Date, (i) amend or refinance the EPO Credit Agreement and the DEP Credit Agreements in a form reasonably satisfactory to Partners in order for the Merger and the transactions contemplated hereby not to constitute a default under the EPO Credit Agreement, the DEP Credit Agreements or any of the other loan documents related to such credit agreements and (ii) obtain financing satisfactory to it in order to pay, and to pay, all amounts outstanding under the Holdings Credit Agreement unless otherwise consented to by lenders under the Holdings Credit Agreement.

(d) Holdings shall, and shall cause each of its Subsidiaries to, cause the satisfaction on or prior to the Closing Date of (or secure the lenders’ waiver of) all Holdings obligations required under the Holdings Credit Agreement to be satisfied on or prior to the Closing Date.

Section 6.12  Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, the Holdings GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, New Partners GP, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Holdings GP or Partners GP or of any of their respective Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of New Partners GP, Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of Holdings GP or Partners GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings GP or Partners GP or of any of their respective Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither New Partners GP nor Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ Subsidiaries) and indemnification agreements of Holdings or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and New Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the Partners Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) For a period of six years from the Effective Time, Partners shall, or shall cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but neither Partners nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase as much coverage as is reasonably practicable for that amount if the coverage described in this Section 6.12(d) would cost in excess of that amount.

(e) If Partners, New Partners GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, New Partners GP or the Surviving Entity assume the obligations set forth in this Section 6.12.

(f) Partners and New Partners GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.

(g) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, New Partners GP, the Surviving Entity and their respective successors and assigns.

Section 6.13  Notification of Certain Matters.  Each of Holdings and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its condition (financial or otherwise) or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.14  Rule 16b-3.  Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.15  Amended and Restated Partnership Agreement of Partners; Amended Certificate of Limited Partnership.  Effective as of the Effective Time, New Partners GP shall execute and make effective the Partners Amended and Restated Partnership Agreement. Promptly after the Effective Time, New Partners GP shall execute and file an amended certificate of limited partnership evidencing its status as the new general partner of Partners in accordance with the DRULPA and the Partners Amended and Restated Partnership Agreement.

Section 6.16  Holdings GP Board Membership.  The members of the Holdings GP Board immediately prior to the Effective Time shall continue to serve as members of the Holdings GP Board following the Effective Time unless otherwise determined or removed effective at such time by the sole member of Holdings GP in accordance with the Holdings GP Amended and Restated LLC Agreement; provided, immediately following the Effective Time, Holdings GP shall continue to maintain a Holdings Audit Committee consisting of not less than three independent directors in accordance with the Partners Amended and Restated Partnership Agreement.

Section 6.17   Distributions.   Each of Holdings GP and Partners GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the Holdings Units and the Partners Common Units and the record and payment dates relating thereto, so that no Holdings Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable Holdings Units or any Partners Common Units any such Holdings Unitholder receives in exchange therefor pursuant to the Merger.

Section 6.18   Fourth Amendment to Holdings Partnership Agreement.   Effective immediately prior to the Partners GP Merger and the Effective Time, Holdings GP shall execute and deliver the Fourth Amendment in substantially the form attached as Annex A, and, in connection with the Fourth Amendment, Holdings shall issue 13,921 Units to Holdings GP in exchange for the conversion of the economic general partner interest in Holdings to a non-economic general partner interest.

Section 6.19  Holdings GP Amended and Restated Limited Liability Company Agreement.  As of the Effective Time, the Holdings GP LLC Agreement shall be amended and restated in substantially the form of the Holdings GP Amended and Restated LLC Agreement attached hereto as Annex B.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1  Unitholder Vote.  This Agreement and the Merger shall have been approved and adopted by the affirmative vote of holders (as of the record date for the Holdings Meeting) of a majority of the outstanding Units (collectively, “Holdings Unitholder Approval”).

Section 7.2  Governmental Approvals.  All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Holdings.

Section 7.3  No Injunction.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4  Representations, Warranties and Covenants of the Partners Parties.  In the case of Holdings’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of Partners, Partners GP and MergerCo to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Holdings shall have received a certificate signed by the Chief Executive Officer of Partners GP (executed immediately prior to the Partners GP Merger), dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5  Representations, Warranties and Covenants of the Holdings Parties.  In the case of Partners’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Executive Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6  Effective Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Andrews Kurth LLP In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Andrews Kurth LLP, counsel to Partners, to the effect that:

(a) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;

(b) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause Partners or any Operating Partnership (as defined in the Partners Existing Partnership Agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

(c) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;

(d) the Registration Statement accurately sets forth the material federal income tax consequences to the Partners Unaffiliated Unitholders of the Merger and the transactions contemplated by this Agreement; and

(e) no gain or loss should be recognized by existing Partners Unaffiliated Unitholders as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

In rendering such opinions, Andrews Kurth LLP may require and rely upon representations and covenants including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.

Section 7.8  Opinion of Vinson & Elkins LLP.  In the case of Holdings’ obligation to consummate the Merger, Holdings shall have received an opinion from Vinson & Elkins LLP, counsel to Holdings, to the effect that:

(a) no gain or loss should be recognized by the holders of Units to the extent Common Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) a sale of New Common Units pursuant to Section 3.3(e)); and

(b) the Registration Statement accurately sets forth the material federal income tax consequences to the holders of Units of the Merger and the transactions contemplated by this Agreement.

In rendering such opinion, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins LLP.

Section 7.9  NYSE Listing.  The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10  Partners GP Merger.  The Partners GP Merger shall have become effective, and Holdings shall have been duly admitted as the new sole general partner of Partners.

Section 7.11  Partners Amended and Restated Partnership Agreement.  New Partners GP shall have executed the Partners Amended and Restated Partnership Agreement, and New Partners GP shall have been duly admitted as a general partner of Partners in accordance with Section 10.3 of the Partners Amended and Restated Partnership Agreement.

Section 7.12  Distribution Waiver Agreement.  EPCO Holdings and DFI shall have executed and delivered the Distribution Waiver Agreement.

Section 7.13  No Material Adverse Effect.  In the case of Holdings’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date. In the case of Partners’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Holdings between the date of this Agreement and the Closing Date.

Section 7.14  Change in Law Tax Opinions.  In the case of Holdings’ obligation to consummate the Merger, if Holdings has delivered written notice of an intention to terminate this Agreement pursuant to Section 8.1(e), Holdings shall have received the tax opinion described in the proviso contained in Section 8.1(e), and in the case of Partners’ obligation to consummate the Merger, if Partners has delivered written notice of an intention to terminate this Agreement pursuant to Section 8.1(f), Partners shall have received the tax opinion described in the proviso contained in Section 8.1(f).

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after Holdings Unitholder Approval:

(a) By the mutual consent of Partners and Holdings in a written instrument.

(b) By either Partners or Holdings upon written notice to the other, if:

(i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”);

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) Holdings (A) determines not to, or otherwise fails to, hold the Holdings Meeting in accordance with Section 6.2 or (B) does not obtain the Holdings Unitholder Approval at the Holdings Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Holdings where the failure to obtain the Holdings Unitholder Approval shall have been caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP); or

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by Holdings or Holdings GP).

(c) By Partners, upon written notice to Holdings, in the event that a Holdings Change in Recommendation has occurred.

(d) By Holdings, upon written notice to Partners, in the event that, at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings Audit Committee shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings Audit Committee shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings Audit Committee concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such Superior Proposal. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.1(d), without the prior written consent of the Partners Audit Committee, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal that would require “Special Approval” as defined in and required under the Partners Existing Partnership Agreement.

(e) By Holdings, 30 days after written notice to Partners, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article II (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Holdings Units as a result of owning or disposing of Common Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings Units in the event the transactions contemplated by Article II did not occur; provided, that no termination of this Agreement pursuant to this Section 8.1(e) shall be effective in the event that, within 30 days after receipt of such notice, Partners has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Holdings Units should not be liable for such increased tax as a result of owning or disposing of Common Units.

(f) By Partners, 30 days after written notice to Holdings, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article II (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any holder of Common Units as a result of owning or disposing of Common Units, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of Common Units in the event the transactions contemplated by Article II did not occur; provided, that no termination of this Agreement pursuant to this Section 8.1(f) shall be effective in the event that, within 30 days after receipt of such notice, Holdings has provided to Partners the opinion of nationally recognized tax counsel, reasonably acceptable to Partners, to the effect that such holder of Common Units should not be liable for such increased tax as a result of owning or disposing of Common Units.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), Section 9.1(c) and Section 9.1(e).

(b) If this Agreement is terminated by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Partners pursuant to Section 8.1(b)(iii)(B), then Holdings shall pay to Partners the Expenses of Partners.

(c) If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to Holdings the Expenses of Holdings. If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(i), then Partners shall pay to Holdings the Expenses of Holdings; provided, Partners shall not be required to pay such expenses if an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Partners, Partners GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Holdings Unitholders generally.

(d) Except as otherwise provided herein, any payment of Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by Partners or an account designated by Holdings, as applicable, within one Business Day after such payment becomes payable. The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(e) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Registration Statement shall be paid by Partners and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of Holdings Unitholder Approval and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $5.0 million.

(f) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2  Waiver; Amendment.  Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval, by an agreement in writing between the parties hereto, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval; and provided, further, in addition to any other approvals required by the parties’ constituent documents, the foregoing waivers, amendments or modifications in clauses (a) and (b) are approved by the Partners Audit Committee in the case of Partners and by the Holdings Audit Committee in the case of Holdings.

Section 9.3  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5  Confidentiality.  Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners, to:

Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Attention: Chief Executive Officer
Fax: (713) 803-2662

With copies to:

Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Attention: Chairman of the Audit, Conflicts and Governance Committee

and

Andrews Kurth LLP
Attn: David C. Buck, Esq.
600 Travis, Suite 4200
Houston, Texas 77002
Fax: (713) 238-7126

and

Skadden, Arps, Slate, Meagher & Flom LLP
Attn: Frank E. Bayouth II, Esq.
1000 Louisiana, Suite 6800
Houston, Texas 77002
Fax: (713) 483-9115

If to Holdings, to:

Enterprise GP Holdings L.P.
1100 Louisiana Street, 10th floor
Houston, TX 77002
Fax: (713) 803-2905
Attn: Chairman of the Audit, Conflicts and Governance Committee

With copies to:

Baker & Hostetler LLP
Attn: Donald W. Brodsky, Esq.
1000 Louisiana, Suite 2000
Houston, Texas 77002
Fax: (713) 646-1335

and

Vinson & Elkins L.L.P.
Attn: Douglas E. McWilliams, Esq.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax: (713) 615-5725

Section 9.7  Entire Understanding; No Third-Party Beneficiaries.  This Agreement (including the documents referred to or listed herein) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8  Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9  Headings.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10  Jurisdiction.  The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13  Survival.  All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC, its general partner

By:	/s/ Ralph S. Cunningham Name: Ralph S. Cunningham Title: President and Chief Executive Officer

EPE HOLDINGS, LLC

By:	/s/ Ralph S. Cunningham Name: Ralph S. Cunningham Title: President and Chief Executive Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel Name: Michael A. Creel Title: President and Chief Executive Officer

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel Name: Michael A. Creel Title: President and Chief Executive Officer

ENTERPRISE ETE LLC

By:	/s/ Michael A. Creel Name: Michael A. Creel Title: President and Chief Executive Officer

Annex A

FOURTH AMENDMENT TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE GP HOLDINGS L.P.

This Fourth Amendment (this “Fourth Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P. dated effective as of            , 2010 (the “Partnership Agreement”) is hereby adopted by EPE Holdings, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of EPD, Enterprise ETE LLC, a Delaware limited liability company (“MergerCo”), the Partnership and the General Partner, pursuant to which, among other things, the Partnership will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity and each issued and outstanding unit representing limited partner interests of the Partnership (“Unit”) will be converted into the right to receive 1.5 common units representing limited partner interests of EPD; and

WHEREAS, the General Partner owns a 0.01% general partner interest in the Partnership; and

WHEREAS, the General Partner has determined that conversion of its 0.01% general partner interest in the Partnership into (i) a non-economic interest in the Partnership and (2) [13,921] Units does not adversely affect the Limited Partners in any material respect;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.  Amendments.

(a) Section 5.2(a). Section 5.2(a) is hereby amended and restated:

(a) The Interest of the General Partner in the Partnership that was continued as a 0.01% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, is hereby converted into a non-economic General Partner Interest and [13,921] Units. From the date hereof, the General Partner Interest shall only represent a non-economic management interest of the General Partner in the Partnership. EPE Holdings, LLC hereby continues as general partner of the Partnership and the Partnership is continued without dissolution.

Section 2.  Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.  Governing Law.  This Fourth Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.  Counterparts.  This Fourth Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

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IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first written above.

General Partner:

EPE HOLDINGS, LLC

By:
Dr. Ralph S. Cunningham
President and Chief Executive Officer

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Annex B

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company

ARTICLE 1 DEFINITIONS		1
1.01	Definitions	1
1.02	Construction	2
ARTICLE 2 ORGANIZATION		2
2.01	Formation	2
2.02	Name	2
2.03	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.04	Purpose	2
2.05	Term	3
2.06	No State-Law Partnership; Withdrawal	3
2.07	Certain Undertakings Relating to the Separateness of the MLP	3
ARTICLE 3 MATTERS RELATING TO MEMBERS		5
3.01	Members	5
3.02	Creation of Additional Membership Interest	5
3.03	Liability to Third Parties	5
ARTICLE 4 CAPITAL CONTRIBUTIONS		5
4.01	Capital Contributions	5
4.02	Loans	6
4.03	Return of Contributions	6
ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS		6
5.01	Distributions	6
ARTICLE 6 MANAGEMENT		6
6.01	Management	6
6.02	Board of Directors	8
6.03	Officers	11
6.04	Duties of Officers and Directors	14
6.05	Compensation	14
6.06	Indemnification	14
6.07	Liability of Indemnitees	16
ARTICLE 7 TAX MATTERS		17
7.01	Tax Returns	17
ARTICLE 8 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		17
8.01	Maintenance of Books	17
8.02	Reports	17
8.03	Bank Accounts	17
8.04	Tax Statements	18
ARTICLE 9 [RESERVED]		18
ARTICLE 10 [RESERVED]		18

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ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION		18
11.01	Dissolution	18
11.02	Winding-Up and Termination	18
ARTICLE 12 MERGER		19
12.01	Authority	19
12.02	Procedure for Merger or Consolidation	20
12.03	Approval by Members of Merger or Consolidation	21
12.04	Certificate of Merger or Consolidation	21
12.05	Effect of Merger or Consolidation	21
ARTICLE 13 GENERAL PROVISIONS		22
13.01	Notices	22
13.02	Entire Agreement; Supersedure	22
13.03	Effect of Waiver or Consent	22
13.04	Amendment or Restatement	22
13.05	Binding Effect	23
13.06	Governing Law; Severability	23
13.07	[Reserved]	23
13.08	Further Assurances	23
13.09	[Reserved]	23
13.10	Offset	23
13.11	Counterparts	23

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FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EPE HOLDINGS, LLC
A Delaware Limited Liability Company

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EPE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), executed effective as of            , 2010 (the “Effective Date”), is adopted, executed and agreed to, by Dan Duncan LLC, a Texas limited liability company, as the sole Member of the Company (“DDLLC”).

RECITALS

A. DDLLC formed the Company on April 19, 2005 as the sole member.

B. The Limited Liability Company Agreement of EPE Holdings, LLC was executed effective April 19, 2005, was amended and restated pursuant to an Amended and Restated Limited Liability Company Agreement dated August 29, 2005, was amended and restated pursuant to a Second Amended and Restated Limited Liability Company Agreement dated as of February 13, 2006, and was amended and restated pursuant to a Third Amended and Restated Limited Liability Company Agreement dated as of November 7, 2007 (as so amended and as further amended on the date hereof, the “Existing Agreement”).

C. DDLLC, the sole Member of the Company, deems it advisable to amend and restate the limited liability company agreement of the Company in its entirety as set forth herein.

AGREEMENTS

For and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DDLLC hereby amends and restates the Existing Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.01  Definitions.  Each capitalized term used herein shall have the meaning given such term in Attachment I.

1.02  Construction.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) “including” means “including without limitation” and is a term of illustration and not of limitation; (f) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (g) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

ARTICLE 2

ORGANIZATION

2.01  Formation.  The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (“Organizational Certificate”) on April 19, 2005 with the Secretary of State of the State of Delaware under and pursuant to the Act.

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2.02  Name.  The name of the Company is “EPE Holdings, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

2.03  Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

2.04  Purpose.  The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided, however, that for so long as it is the general partner of the MLP, the Company’s sole business will be (a) to act as the general partner of the MLP (or managing member of any limited liability company successor thereto) and any other partnership or limited liability company of which the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the MLP) and (b) to acquire, own or Dispose of debt or equity securities in the MLP. The Company shall, and shall cause the MLP to, maintain at all times a sufficient number of employees in light of its then current business operations, if adequate personnel and services are not provided to the Company and the MLP under the Administrative Services Agreement.

2.05  Term.  The period of existence of the Company commenced on April 19, 2005 and shall end at such time as a Certificate of Cancellation is filed in accordance with Section 11.02(c).

2.06  No State-Law Partnership; Withdrawal.  It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

2.07  Certain Undertakings Relating to the Separateness of the MLP.

(a) Separateness Generally.  The Company shall, and shall cause the MLP to, conduct their respective businesses and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the Company and EPE, but prior to the MLP Merger Effective Time including EPD and EPGP), except the Company and the MLP, in accordance with this Section 2.07.

(b) Separate Records.  The Company shall, and shall cause the MLP to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the MLP and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the MLP are not available to satisfy the debts and other obligations of such

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Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the MLP or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

(c) Separate Assets.  The Company shall not commingle or pool, and shall cause the MLP not to commingle or pool, their respective funds or other assets with those of any other Person, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d) Separate Name.  The Company shall, and shall cause the MLP to, (i) conduct their respective businesses in their respective own names, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP), and (iv) generally hold itself out as an entity separate from any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP).

(e) Separate Credit.  The Company shall, and shall cause the MLP to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and the MLP, but prior to the MLP Merger Effective Time including EPD and EPGP, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of EPCO or its Affiliates (other than the MLP and/or the Company), (vi) not pledge their assets for the benefit of any Person or make loans or advances to any Person, or (vii) use its commercially reasonable efforts to cause the operative documents under which the MLP borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the MLP from each other and from any other Persons (including EPCO and its Affiliates, other than the Company and the MLP) and (B) the Company and the MLP have assets and liabilities that are separate from those of other persons (including EPCO and its Affiliates, other than the Company and the MLP); provided that the Company and the MLP may engage in any transaction described in clauses (v)-(vi) of this Section 2.07(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f) Separate Formalities.  The Company shall, and shall cause the MLP to, (i) observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its Affiliates (other than the Company or the MLP) in conformity with the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the Company or the MLP). Each material contract between the Company or the MLP, on the one hand, and EPCO or Affiliates of EPCO (other than the Company or the MLP), on the other hand, shall be subject to the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement, and must be (x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to the MLP than those generally being provided to or available from unrelated third parties, and in any event must be in writing.

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(g) No Effect.  Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE 3

MATTERS RELATING TO MEMBERS

3.01  Members.  DDLLC has previously been admitted as a Member of the Company.

3.02  Creation of Additional Membership Interest.  The Company may issue additional Membership Interests in the Company pursuant to this Section 3.02. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.04 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

3.03  Liability to Third Parties.  No Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.01  Capital Contributions.

(a) In exchange for its Membership Interest, DDLLC has made certain Capital Contributions.

(b) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

4.02  Loans.  If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon Special Approval, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.

4.03  Return of Contributions.  A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.01  Distributions.  Subject to Section 11.02, within 45 days following each Quarter other than any Quarter in which the dissolution of the Company has commenced (the “Distribution Date”), the Company shall distribute to the Members the Company’s Available Cash on such Distribution Date.

ARTICLE 6

MANAGEMENT

6.01  Management.  All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the

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Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the EPE Agreement, the EPD Agreement, the Act or applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. However, notwithstanding any other provision of this Agreement to the contrary, the Company and the Board of Directors shall not undertake, either directly or indirectly, any of the following actions without first obtaining Special Approval:

(a) any merger or consolidation of the Company, except for a merger or consolidation with an Affiliate of the Company that is not subject to Section 7.9 of the EPE Agreement or the EPD Agreement, as applicable, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;

(b) any action requiring Special Approval under the governing documents of the MLP;

(c) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company, except for a Disposition to an Affiliate of the Company that is not subject to Section 7.9 of the EPE Agreement or the EPD Agreement, as applicable, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;

(d) any (A) incurrence of any indebtedness by the Company, (B) assumption, incurrence, or undertaking by the Company of, or the grant by the Company of any security for, any financial commitment of any type whatsoever, including any purchase, sale, lease, loan, contract, borrowing or expenditure, or (C) lending of money by the Company to, or the guarantee by the Company of the debts of, any other Person other than the MLP (collectively, “Company Obligations”) other than Company Obligations incurred pursuant to joint and several liability for the MLP’s Liabilities under Delaware law;

(e) assigning, transferring, selling or otherwise Disposing of the Company’s general partner interest in the Partnership, except to an Affiliate of the Company, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;

(f) owning or leasing any assets, or making other investments, other than the Company’s interest in EPE, EPGP and EPD (including any membership interests or similar interests in entities which are

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limited liability companies, corporations, or other corporate forms), distributions received on such interest (and similar interest) and assets that are ancillary, related to or in furtherance of the purposes of the Company; or

(g) any amendment or repeal of the Organizational Certificate other than to effect (A) any amendment to this Agreement made in accordance with Section 13.04, (B) non-substantive changes or (C) changes that do not adversely affect the Member; or

provided, that nothing contained herein will require Special Approval for: (i) any merger or consolidation of the Company; (ii) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company; or (iii) any assignment, transfer, sale or other Disposition of the Company’s general partner interest (or similar interest in entities which are not partnerships) in the MLP, in each case to the extent that the surviving or acquiring Person is not an Affiliate of the Company and the Affiliates of the Company own, directly or indirectly, less than 25% of the voting power of such Person and a Person which is not an Affiliate of the Company owns greater than 50% of the voting power of such person.

6.02  Board of Directors.

(a) Generally.  The Board of Directors shall consist of not less than five nor more than twelve natural persons. The members of the Board of Directors shall be appointed by DDLLC, provided that at least three of such members must meet the independence, qualification and experience requirements of (i) the New York Stock Exchange, (ii) Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC and other applicable Law and (iii) the charter of the Audit and Conflicts Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the members of the Board of Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and DDLLC shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.02(a).

(b) Term; Resignation; Vacancies; Removal.  Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, to the Chief Executive Officer or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by DDLLC. Any Director may be removed, with or without cause, by DDLLC at any time, and the vacancy in the Board caused by any such removal shall be filled by DDLLC.

(c) Voting; Quorum; Required Vote for Action.  Unless otherwise required by the Act, other Law or the provisions hereof,

(i) each member of the Board of Directors shall have one vote;

(ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business;

(iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors; and

(iv) [Reserved]

(v) without obtaining Special Approval, the Company shall not, and shall not take any action to cause the MLP to, (1) make or consent to a general assignment for the benefit of its respective creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the MLP, as applicable, or otherwise seek, with respect to the Company or the MLP, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the MLP, as applicable, a liquidation, dissolution,

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arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP, as applicable, in a proceeding of the type described in any of clauses (1) — (3) of this Section 6.02(c)(v); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the MLP, as applicable, or for all or any substantial portion of either entity’s properties; (6) sell all or substantially all of the Company’s or the MLP’s assets, except in the case of the MLP, in accordance with Section 7.3 of the EPE Agreement or the EPD Agreement, as applicable; (7) dissolve or liquidate, except in the case of the MLP, in accordance with Article XII of the EPE Agreement or the EPD Agreement, as applicable; or (8) merge or consolidate, except in the case of the MLP, in accordance with Article XIV of the EPE Agreement or the EPD Agreement, as applicable.

(d) Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to Article 11, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(e) Committees.

(i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Audit and Conflicts Committee, which requires the affirmative vote of a majority of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for an Independent Director.

(ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an Audit and Conflicts Committee. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, the MLP required to be considered by, or submitted to,

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such Audit and Conflicts Committee pursuant to the terms of the EPE Agreement and the EPD Agreement, (B) assisting the Board in monitoring (1) the integrity of the MLP’s and the Company’s financial statements, (2) the qualifications and independence of the MLP’s and the Company’s independent accountants, (3) the performance of the MLP’s and the Company’s internal audit function and independent accountants, and (4) the MLP’s and the Company’s compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in the MLP’s annual report on Form 10-K, (D) approving any material amendments to the Administrative Services Agreement, (E) approving or disapproving, as the case may be, the entering into of any transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business, to the extent that the Board of Directors requests the Audit and Conflicts Committee to make such determination, (F) approving any of the actions described in Section 6.01(a) — (g) and Section 6.02(c)(v) to be taken on behalf of the Company or the MLP, (G) amending (1) Section 2.07, (2) the definition of “Independent Director” in Section 6.02(a), (3) the requirement that at least three directors be Independent Directors, (4) Sections 6.01(a) — (g) or 6.02 (c)(v) or (6) this Section 6.02(e)(ii), and (H) performing such other functions as the Board may assign from time to time, or as may be specified in the charter of the Audit and Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.02(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Audit and Conflicts Committee shall be subject to the requirements of Section 7.9 of each of the EPE Agreement and the EPD Agreement and, when acting (or refraining from acting) in accordance with those requirements, any action (or inaction) taken (or omitted) by the Directors constituting the Audit and Conflicts Committee shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of the EPE Agreement, of the EPD Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity.

6.03  Officers.

(a) Generally.  The Board of Directors, as set forth below, shall appoint officers of the Company (“Officers”), who shall (together with the Directors) constitute “managers” of the Company for the purposes of the Act. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.

(b) Titles and Number.  The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the Vice Chairman, the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the Chief Legal Officer. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold more than one office.

(c) Appointment and Term of Office.  The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d) Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.

(e) Vice Chairman.  In the absence of the Chairman of the Board, the Vice Chairman shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.

(f) Chief Executive Officer.  Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Chief Executive Officer, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company,

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its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board and the Vice Chairman, the Chief Executive Officer shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

(g) President.  Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board, the Vice Chairman and a Chief Executive Officer, the President shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

(h) Vice Presidents.  In the absence of a Chief Executive Officer and the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

(i) Secretary and Assistant Secretaries.  The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(j) Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and the MLP. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of EPE or EPD, as applicable and shall disburse the same and only in such manner as the Board of Directors or the Chief Executive Officer may require. He shall render to the Board of Directors and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the Chief Executive Officer may require. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.

(k) Treasurer and Assistant Treasurers.  The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

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(l) Chief Legal Officer.  The Chief Legal Officer, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

(m) Powers of Attorney.  The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(n) Delegation of Authority.  Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(o) Officers.  The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.

6.04  Duties of Officers and Directors.  Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively. Notwithstanding the foregoing, the duties and obligations owed by, and any liabilities of, Officers and members of the Board of Directors of the Company to the MLP or its limited partners shall be limited as set forth in the EPE Agreement or the EPD Agreement, as applicable.

6.05  Compensation.  The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

6.06  Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that in each case the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.06, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.

(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.

(c) The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as (i) a present or former member of the Board of Directors or any committee thereof,

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(ii) a present or former Member, (iii) a present or former Officer of the Company, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f) In no event may an Indemnitee subject any Members of the Company to personal liability by reason of the indemnification provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 6.06(b)) from the Company or the obligation of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

6.07  Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and

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neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(c) Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted

ARTICLE 7

TAX MATTERS

7.01  Tax Returns.

(a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.

(b) The Board of Directors shall cause to be prepared and timely filed (for the Company, and on behalf of the MLP) all federal, state and local tax returns required to be filed by the Company or the MLP. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.

ARTICLE 8

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01  Maintenance of Books.

(a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, or such other accounting standards as may be required by the SEC.

8.02  Reports.  The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

8.03  Bank Accounts.  Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

8.04  Tax Statements.  The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.

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ARTICLE 9

[RESERVED]

ARTICLE 10

[RESERVED]

ARTICLE 11

DISSOLUTION, WINDING-UP AND TERMINATION

11.01  Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Board of Directors;

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

11.02  Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members; and

(B) Company property (including cash) shall be distributed to the Members.

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(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 11.02.

(c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 12

MERGER

12.01  Authority.  Subject to Section 6.01(a), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 12.

12.02  Procedure for Merger or Consolidation.  The merger or consolidation of the Company pursuant to this Article 12 requires the prior approval of a majority the Board of Directors and compliance with Section 12.03. Upon such approval, the Merger Agreement shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than

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the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

12.03  Approval by Members of Merger or Consolidation.

(a) The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

(b) After approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 12.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

12.04  Certificate of Merger or Consolidation.  Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

12.05  Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article 12 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 11 of this Agreement or under the applicable provisions of the Act.

ARTICLE 13

GENERAL PROVISIONS

13.01  Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the

15

time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.02  Entire Agreement; Supersedure.  This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

13.03  Effect of Waiver or Consent.  Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.04  Amendment or Restatement.  This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.04 of this Agreement shall be deemed to materially affect the Members.

13.05  Binding Effect.  This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

13.06  Governing Law; Severability.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

13.07  [Reserved]

13.08  Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.09  [Reserved]

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13.10  Offset.  Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

13.11  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Page Follows]

17

IN WITNESS WHEREOF, DDLLC has executed this Agreement as the sole member as of the date first set forth above.

MEMBER:

DAN DUNCAN LLC

By:	/s/ Richard H. Bachmann
Name: Richard H. Bachmann
Title: Manager

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Attachment I

Defined Terms

Act - the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

Administrative Services Agreement - the Fifth Amended and Restated Administrative Services Agreement, dated as of January 30, 2009, by and among EPCO, EPE, the Company, EPD, the OLP, OLPGP, Enterprise Products GP, LLC, DEP Holdings, LLC, Duncan Energy Partners L.P., DEP Operating Partnership L.P., TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, TE Products Pipeline Company, Limited Partnership, TEPPCO Midstream Companies, LLC, TCTM, L.P. and TEPPCO GP, Inc., as the same may be amended, modified, supplemented or restated from time to time.

Affiliate - with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person.

Agreement - this Fourth Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC, as the same may be amended, modified, supplemented or restated from time to time.

Audit and Conflicts Committee - that committee of the Board composed of at least three Independent Directors and serving the functions of the “Audit and Conflicts Committee” as set forth in the EPE Agreement or the EPD Agreement, as applicable (such committee is currently known as the “Audit, Conflicts and Governance Committee,” but this definition shall include any committee that may in the future serve the functions of the “Audit and Conflicts Committee” as set forth in the EPE Agreement or the EPD Agreement, as applicable).

Available Cash - as of any Distribution Date, (A) all cash and cash equivalents of the Company on hand on such date, less (B) the amount of any cash reserves determined to be appropriate by the Board of Directors.

Bankruptcy or Bankrupt - with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.

Board of Directors or Board - Section 6.01.

Business Day - any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.

Capital Contribution - Section 4.01(b).

Change of Member Control - means, in the case of any Member, an event or series of related events that result in a Member ceasing to be Controlled by the Person that controlled such Member immediately prior to such event.

Commitment - means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any

19

other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

Company - initial paragraph.

Control - shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.

Day - a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Delaware General Corporation Law - Title 8 of the Delaware Code, as amended from time to time.

Director - each member of the Board of Directors elected as provided in Section 6.02.

Dispose, Disposing or Disposition means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

Dissolution Event - Section 11.01(a).

Distribution Date - Section 5.01.

Effective Date - initial paragraph.

EPD - Enterprise Products Partners L.P., a Delaware limited partnership.

EPD Agreement - the Fifth Amended and Restated Agreement of Limited Partnership of EPD, dated as of August 8, 2005, as amended, supplemented, amended and restated, or otherwise modified from time to time.

EPE - Enterprise GP Holdings L.P., a Delaware limited partnership.

EPCO - EPCO, Inc., a Texas corporation.

EPE Agreement - the First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated effective as of August 29, 2005, as amended, supplemented, amended and restated, or otherwise modified from time to time.

EPGP - Enterprise Products GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of EPE.

Equity Interest - (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).

Existing Agreement - Recitals.

GP Merger - the merger of EPGP with and into EPE pursuant to the GP Merger Agreement.

GP Merger Agreement - the Agreement and Plan of Merger, dated as of September 3, 2010, by and among the Company, EPE and EPGP.

GP Merger Effective Time - the Effective Time of the GP Merger, as defined in the GP Merger Agreement.

Indemnitee - Section 6.06(a).

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Independent Director - Section 6.02(a).

Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

Liability - any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

Member - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

Merger Agreement - Section 12.01.

MergerCo - Enterprise ETE LLC, a Delaware liability company.

MLP - (i) EPE up to and until the GP Merger Effective Time; (ii) each of EPE and EPD as of and following the GP Merger Effective Time and up to and until the MLP Merger Effective Time; and (iii) EPD as of and following the MLP Merger Effective Time.

MLP Merger - the merger of EPE with and into MergerCo pursuant to the MLP Merger Agreement.

MLP Merger Agreement - the Agreement and Plan of Merger, dated as of September 3, 2010, by and among the Company, EPE, EPD, EPGP and MergerCo.

MLP Merger Effective Time - the Effective Time of the MLP Merger, as defined in the MLP Merger Agreement.

Officers - any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.

OLP - Enterprise Products Operating LLC, a Delaware limited liability company.

OLPGP - Enterprise Products OLPGP, Inc., a Delaware corporation and the managing member of OLP.

Organizational Certificate - Section 2.01.

Outstanding - with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

Person - a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

Quarter - unless the context requires otherwise, a calendar quarter.

SEC - the U.S. Securities and Exchange Commission.

Special Approval - approval by a majority of the members of the Audit and Conflicts Committee in accordance with the EPE Agreement or the EPD Agreement, as applicable.

Subsidiary - with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in

21

which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

Surviving Business Entity - Section 12.02(b).

Voting Stock - with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.

Withdraw, Withdrawing and Withdrawal - the withdrawal, resignation or retirement of a Member from the Company as a Member.

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Annex C

SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE PRODUCTS PARTNERS L.P.

[Omitted — Included as Annex B to proxy statement/prospectus]

Annex D

DISTRIBUTION WAIVER AGREEMENT
by and among
ENTERPRISE PRODUCTS PARTNERS L.P.,
EPCO HOLDINGS, INC.
and
THE EPD UNITHOLDER
Dated as of          , 2010

[Omitted — Included as Annex C to proxy statement/prospectus]

Annex E

FORM OF STANDSTILL PROVISION

Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Partners Audit Committee (or any successor entity), for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Partners Common Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Partners Common Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Partners Common Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Partners Common Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Partners Common Units or with a value derived from the Partners Common Units, whether or not such instrument or right shall be subject to settlement in Partners Common Units (a “Derivative Instrument”), (c) any short interest in the Partners Common Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Partners Common Units, (d) any rights to distributions on the Partners Common Units that are separated or separable from the Partners Common Units, (e) any performance-related payments based on any increase or decrease in the value of the Partners Common Units or Derivative Instruments or (f) any assets of Partners or any of its subsidiaries (other than products or services of Partners acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Partners or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Partners Common Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any confidential information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Partners (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

ANNEX B

SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE PRODUCTS PARTNERS L.P.

ARTICLE I DEFINITIONS		B-1
1.1	Definitions	B-1
1.2	Construction	B-1
ARTICLE II ORGANIZATION		B-1
2.1	Formation	B-1
2.2	Name	B-2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	B-2
2.4	Purpose and Business	B-2
2.5	Powers	B-3
2.6	Power of Attorney	B-3
2.7	Term	B-4
2.8	Title to Partnership Assets	B-4
2.9	Certain Undertakings Relating to the Separateness of the Partnership	B-4
ARTICLE III RIGHTS OF LIMITED PARTNERS		B-6
3.1	Limitation of Liability	B-6
3.2	Management of Business	B-6
3.3	Outside Activities of the Limited Partners	B-6
3.4	Rights of Limited Partners	B-6
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS		B-7
4.1	Certificates	B-7
4.2	Mutilated, Destroyed, Lost or Stolen Certificates	B-7
4.3	Record Holders	B-8
4.4	Transfer Generally	B-8
4.5	Registration and Transfer of Limited Partner Interests	B-8
4.6	Transfer of General Partner Interest	B-9
4.7	Restrictions on Transfers	B-9
4.8	Citizenship Certificates; Non-citizen Assignees	B-10
4.9	Redemption of Partnership Interests of Non-citizen Assignees	B-11
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTEREST		B-12
5.1	Prior Contributions	B-12
5.2	Conversion and Continuation of General Partner Interest and Limited Partner Interests; Initial Offering	B-12
5.3	Contributions by the Underwriters	B-12
5.4	Interest and Withdrawal	B-13
5.5	Capital Accounts	B-13
5.6	Issuances of Additional Partnership Securities	B-15
5.7	[Reserved]	B-15
5.8	[Reserved]	B-15
5.9	Limited Preemptive Right	B-15
5.10	Splits and Combinations	B-16
5.11	Fully Paid and Non-Assessable Nature of Limited Partner Interests	B-16
5.12	Establishment of Class B Units	B-16

B-i

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		B-17
6.1	Allocations for Capital Account Purposes	B-17
6.2	Allocations for Tax Purposes	B-21
6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	B-22
6.4	[Reserved]	B-23
6.5	[Reserved]	B-23
6.6	[Reserved]	B-23
6.7	[Reserved]	B-23
6.8	[Reserved]	B-23
6.9	Special Provisions Relating to the Holders of Class B Units	B-23
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		B-23
7.1	Management	B-23
7.2	Certificate of Limited Partnership	B-24
7.3	Restrictions on General Partner’s Authority	B-25
7.4	Reimbursement of the General Partner	B-25
7.5	Outside Activities	B-26
7.6	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	B-27
7.7	Indemnification	B-28
7.8	Liability of Indemnitees	B-29
7.9	Resolution of Conflicts of Interest	B-30
7.10	Other Matters Concerning the General Partner	B-31
7.11	Purchase or Sale of Partnership Securities	B-31
7.12	Registration Rights of the General Partner and its Affiliates	B-31
7.13	Reliance by Third Parties	B-33
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		B-33
8.1	Records and Accounting	B-33
8.2	Fiscal Year	B-33
8.3	Reports	B-34
ARTICLE IX TAX MATTERS		B-34
9.1	Tax Returns and Information	B-34
9.2	Tax Elections	B-34
9.3	Tax Controversies	B-34
9.4	Withholding	B-35
ARTICLE X ADMISSION OF PARTNERS		B-35
10.1	Admission of Initial Limited Partners	B-35
10.2	Admission of Substituted Limited Partner	B-35
10.3	Admission of Successor General Partner	B-35
10.4	Admission of Additional Limited Partners	B-36
10.5	Amendment of Agreement and Certificate of Limited Partnership	B-36
ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		B-36
11.1	Withdrawal of the General Partner	B-36
11.2	Removal of the General Partner	B-37
11.3	Interest of Departing Partner and Successor General Partner	B-38
11.4	[Reserved]	B-38
11.5	Withdrawal of Limited Partners	B-38

B-ii

ARTICLE XII DISSOLUTION AND LIQUIDATION		B-39
12.1	Dissolution	B-39
12.2	Continuation of the Business of the Partnership After Dissolution	B-39
12.3	Liquidator	B-39
12.4	Liquidation	B-40
12.5	Cancellation of Certificate of Limited Partnership	B-40
12.6	Return of Contributions	B-40
12.7	Waiver of Partition	B-41
12.8	Capital Account Restoration	B-41
12.9	Certain Prohibited Acts	B-41
ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		B-41
13.1	Amendment to be Adopted Solely by the General Partner	B-41
13.2	Amendment Procedures	B-42
13.3	Amendment Requirements	B-42
13.4	Special Meetings	B-43
13.5	Notice of a Meeting	B-43
13.6	Record Date	B-43
13.7	Adjournment	B-43
13.8	Waiver of Notice	B-44
13.9	Quorum	B-44
13.10	Conduct of a Meeting	B-44
13.11	Action Without a Meeting	B-44
13.12	Voting and Other Rights	B-45
ARTICLE XIV MERGER		B-45
14.1	Authority	B-45
14.2	Procedure for Merger or Consolidation	B-45
14.3	Approval by Limited Partners of Merger or Consolidation	B-46
14.4	Certificate of Merger	B-47
14.5	Effect of Merger	B-47
ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS		B-47
15.1	Right to Acquire Limited Partner Interests	B-47
ARTICLE XVI GENERAL PROVISIONS		B-49
16.1	Addresses and Notices	B-49
16.2	Further Action	B-49
16.3	Binding Effect	B-49
16.4	Integration	B-49
16.5	Creditors	B-49
16.6	Waiver	B-49
16.7	Counterparts	B-50
16.8	Applicable Law	B-50
16.9	Invalidity of Provisions	B-50
16.10	Consent of Partners	B-50
16.11	Amendments to Reflect GP Reorganization Agreement	B-50
EXHIBITS
Exhibit A -	Form of Class B Unit Certificate

B-iii

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P.

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENTERPRISE PRODUCTS PARTNERS L.P., dated effective as of          , 2010, is entered into by and among EPE Holdings, LLC, a Delaware limited liability company, as the General Partner, and the Limited Partners as provided herein.

WHEREAS, the Partnership, the General Partner, Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), and Enterprise GP Holdings L.P., a Delaware limited partnership (“Holdings”), entered into an Agreement and Plan of Merger, dated as of September 3, 2010 (the “Holdings Merger Agreement”), providing, among other things, the merger of Holdings with and into MergerCo, with MergerCo surviving the Merger (the “Holdings Merger”), and each unit representing limited partner interests in Holdings being converted into the right to receive 1.5 Common Units (as defined herein) and the general partner interest in Holdings being converted into the right to receive the General Partner Interest in the Partnership (as held by Holdings immediately prior to the Holdings Merger, as amended by this Agreement); and

WHEREAS, this Agreement amends the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended prior to the date hereof (the “Prior Partnership Agreement”), effective as of the Effective Time (as defined in the Holdings Merger Agreement), to reflect, among other things, (i) the consolidation of previous amendments into one document, (ii) the conversion of the General Partner Interest of the Predecessor General Partner (as defined herein) into a non-economic management interest in the Partnership and cancellation of the rights of the Predecessor General Partner to Incentive Distributions (as defined in the Prior Partnership Agreement), and amendment of the distribution and allocation provisions after giving effect to the same, (iii) the assignment and assumption of the General Partner Interest, and the admission of EPE Holdings, LLC as the current General Partner of the Partnership effective immediately prior to the transfer of the General Partner Interest effected pursuant to the Holdings Merger in accordance with Section 4.6(c) and Section 10.3 and the continuation of the Partnership without dissolution.

In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.  The definitions listed on Attachment I shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.2  Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

2.1  Formation.  The Partnership has been previously formed as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby amend and restate in its entirety the Agreement of Limited Partnership of Enterprise Products Partners L.P., dated April 9, 1998, as amended by that certain First Amendment to Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of June 1, 1998, as amended by that certain Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of July 31, 1998, as amended by that certain Second Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated September 17, 1999, as amended by Amendment No. 1, dated as of June 9, 2000, to the Second Amended and

Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. , as amended by that certain Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of May 15, 2002, as amended by Amendment No. 1, dated August 7, 2002, Amendment No. 2, dated December 17, 2002, Amendment No. 3, dated December 10, 2003, and Amendment No. 4, dated December 17, 2003, to the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as amended by that certain Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of August 8, 2005, as amended by Amendment No. 1, dated as of December 27, 2007, Amendment No. 2, dated as of April 14, 2008, Amendment No. 3, dated as of November 6, 2008, and Amendment No. 4, dated as of October 26, 2009, and Amendment No. 5, dated as of          , 2010, to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. The purpose of this amendment and restatement is to (i) consolidate the previous amendments into one document, (ii) reflect the conversion of the General Partner Interest of the Predecessor General Partner into a non-economic management interest in the Partnership and cancellation of the rights of the Predecessor General Partner to Incentive Distributions (as defined in the Prior Partnership Agreement), and amendment of the distribution and allocation provisions after giving effect to the same, (iii) reflect the assignment and assumption of the General Partner Interest, and the admission of EPE Holdings, LLC as the current General Partner of the Partnership immediately prior to the transfer of the General Partner Interest in accordance with Sections 4.6(c) and 10.3 and the continuation of the Partnership without dissolution, and (iv) delete certain provisions which are no longer applicable to the Partnership. Subject to the provisions of this Agreement, the General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

2.2  Name.  The name of the Partnership shall be “Enterprise Products Partners L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3  Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at P.O. Box 4324, Houston, Texas 77210-4324 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be P.O. Box 4324, Houston, Texas 77210-4324 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

2.4  Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be:

(a) to serve as a limited partner in the Operating Partnership and any of its Subsidiary partnerships and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a limited partner in such partnerships pursuant to the partnership agreements for such entities or otherwise;

(b) to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating

Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity;

(c) to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner determines in good faith, prior to the conduct of such activity, that the conduct by the Partnership of such activity is not likely to result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(d) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any Group Member.

The Partnership shall at all times maintain a sufficient number of employees in light of its then current business operations if adequate personnel and services are not provided to the Partnership under the Administrative Services Agreement. The General Partner has no obligation or duty to the Partnership, the Limited Partners or any Assignee to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

2.5  Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

2.6  Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7  Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2088 or until the earlier termination of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.8  Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates, and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

2.9  Certain Undertakings Relating to the Separateness of the Partnership.

(a) Separateness Generally.  The Partnership shall conduct its business and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the General Partner and the Partnership Group), except the General Partner and the Partnership Group, in accordance with this Section 2.9.

(b) Separate Records.  The Partnership shall (i) maintain its books and records and its accounts separate from those of any other Person, (ii) maintain its financial records, which will be used by it in its ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except the General Partner and the Partnership’s consolidated Subsidiaries, (iii) not have its assets and/or liabilities included in a consolidated financial statement of any Affiliate of the General Partner unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Partnership and the General Partner and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Partnership and the General Partner are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file its own tax returns separate from those of any other Person, except to the extent that the Partnership is treated as a “disregarded entity” for tax purposes or is not otherwise required to file tax returns under applicable law or is required under applicable law to file a tax return which is consolidated with another Person.

(c) Separate Assets.  The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d) Separate Name.  The Partnership shall (i) conduct its business in its own name or in the names of one or more of its Subsidiaries or the General Partner, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as an entity separate from any other Person (other than the General Partner or the Partnership’s Subsidiaries).

(e) Separate Credit.  The Partnership (i) shall pay its obligations and liabilities from its own funds (whether on hand or borrowed), (ii) shall maintain adequate capital in light of its business operations, (iii) shall not pledge its assets for the benefit of any Person or guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iv) shall not hold out its credit as being available to satisfy the obligations or liabilities of any other Person, except its Subsidiaries, (v) shall not acquire obligations or debt securities of EPCO or its Affiliates (other than the other members of the Partnership Group and the General Partner), (vi) shall not make loans or advances to any Person, except its Subsidiaries, and (vii) use its commercially reasonable efforts to cause the operative documents under which the Partnership or any of its Subsidiaries borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Partnership and the General Partner from each other and from any other Persons, including any Affiliate of the General Partner and (B) the Partnership and the General Partner have assets and liabilities that are separate from those of other persons, including any Affiliate of the General Partner; provided that, the Partnership may engage in any transaction described in clauses (v)-(vi) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined (by Special Approval) that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f) Separate Formalities.  The Partnership shall (i) observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its Affiliates (other than the General Partner or another member of the Partnership Group) in conformity with the requirements of Section 7.9, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from its own funds, and on a current basis, a fair and reasonable share of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the General Partner or another member of the Partnership Group). Each material contract between the Partnership or another member of the Partnership Group, on the one hand, and EPCO or Affiliates of EPCO (other than the General Partner or a member of the Partnership Group), on the other hand, shall be in writing.

(g) No Effect.  Failure by the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

3.1  Limitation of Liability.  The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

3.2  Management of Business.  No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of Section 17-303(a) of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, manager, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

3.3  Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

3.4  Rights of Limited Partners.

(a)  In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable,

(i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

4.1  Certificates.  Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, notwithstanding any provision to the contrary in this Section 4.1 or elsewhere in this Agreement, Common Units may be certificated or uncertificated as provided in the Delaware Act.

4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.

(c) As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

4.3  Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

4.4  Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person who becomes the General Partner, or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding member interests of the General Partner.

4.5  Registration and Transfer of Limited Partner Interests.

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5.  Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer and such Certificates, or other evidence of the issuance of uncertificated Units, are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f) The General Partner and its Affiliates shall have the right at any time to transfer its Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

4.6  Transfer of General Partner Interest.

(a) [Reserved]

(b) Subject to Section 4.6(c) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person or replacement of the General Partner pursuant to Section 10.3 shall be permitted unless (i) the transferee or successor (as applicable) agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer or replacement would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) such transferee or successor (as applicable) also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner or managing member of each other Group Member, and (iv) for so long as any affiliate of EPCO controls the General Partner, the organizational documents of the owner(s) of all the General Partner Interest, together, provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the General Partner and the Partnership, the selection of “Independent Directors” as members of such Audit and Conflicts Committee, and the submission of certain matters to the vote of such Audit and Conflicts Committee upon similar terms and conditions as set forth in the limited liability company agreement of the General Partner, as the same exists as of the date of this Agreement so as to provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as applicable) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

4.7  Restrictions on Transfers.

(a) Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

(d) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.9.

4.8  Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to

Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

4.9  Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTEREST

5.1  Prior Contributions.  Prior to the date hereof, the Predecessor General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as the Predecessor General Partner of the Partnership, and DFI made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the date hereof, (i) the General Partner Interest of the Predecessor General Partner has been assumed initially by Holdings as successor by merger to Enterprise Products GP, LLC, Holdings was admitted to the Partnership as the general partner of the Partnership immediately prior to such merger, and the Partnership continued without dissolution, and (ii) the General Partner Interest, as amended by this Agreement, has been assigned and assumed by the General Partner pursuant to the Holdings Merger, subject to all of the rights, privileges and duties of the General Partner under this Agreement, the General Partner is hereby admitted to the Partnership as the sole general partner of the Partnership effective immediately prior to the transfer of the General Partner’s Partnership Interest pursuant to Holdings Merger in accordance with Sections 4.6 and 10.3, and the Partnership continues without dissolution.

5.2 Conversion and Continuation of General Partner Interest and Limited Partner Interests; Initial Offering.

(a) The General Partner Interest that existed immediately prior to the date hereof is hereby converted to a non-economic General Partner Interest in the Partnership, and the rights of the Predecessor General Partner with respect to “Incentive Distributions” (as defined in the Prior Partnership Agreement) are hereby cancelled and terminated. From the date hereof, the General Partner Interest shall only represent a non-economic management interest of the General Partner in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and the Partnership is hereby continued without dissolution.

(b) On the Closing Date, the Partnership Interest of DFI in the Partnership was converted into 67,105,830 Common Units and 42,819,740 subordinated units of the Partnership (which were subsequently converted, in accordance with the terms of this Agreement, into 42,819,740 Common Units), and such Partnership Interest was continued.

(c) All other Partnership Interests that were issued prior to the date hereof and are currently Outstanding shall be continued.

5.3  Contributions by the Underwriters.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter was required to contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b) Upon the exercise of the Over-Allotment Option, each Underwriter was required to contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(c) No Limited Partner Partnership Interests were issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 24,000,000, (ii) the “Option Units” as such term is used in the Underwriting Agreement in aggregate number up to 3,600,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, and

(iii) the 67,105,830 Common Units and 42,819,740 subordinated units of the Partnership (which were subsequently converted, in accordance with the terms of this Agreement, into 42,819,740 Common Units) issuable to DFI.

5.4  Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

5.5  Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (A) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (B) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1.  Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.9, immediately prior to the transfer of a Class B Unit or of a Class B Unit that has converted into a Common Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or converted Class B Units will (A) first, be allocated to the Class B Units or converted Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or converted Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Units or converted Class B Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Units or retained converted Class B Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class B Units or converted Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.6  Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates, or other evidence of the issuance of uncertificated Partnership Securities, and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d) No fractional Units shall be issued by the Partnership.

5.7  [Reserved]

5.8  [Reserved]

5.9  Limited Preemptive Right.

Except as provided in this Section 5.9, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

5.10  Splits and Combinations.

(a) Subject to Sections 5.10(d) and 6.6 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

5.11  Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

5.12  Establishment of Class B Units

(a) General.  The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of 4,520,431 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.

(b) Rights of Class B Units.  During the period commencing upon issuance of the Class B Units and ending on the Class B Conversion Effective Date:

(i) Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the

Partners pursuant to Section 6.1(b), shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.

(ii) Distributions. Prior to the Class B Conversion Effective Date, the Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3.

(c) Voting Rights.  Prior to the Class B Conversion Effective Date, the Class B Units shall be entitled to vote with the Common Units as a single class on any matters on which Common Unitholders are entitled to vote, except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.

(d) Certificates.  The Class B Units will be evidenced by certificates in substantially the form of Exhibit A to this Agreement and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.

(e) Registrar and Transfer Agent.  The General Partner will act as registrar and transfer agent of the Class B Units.

(f) Conversion.  Each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment pursuant to Section 5.10 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class B Conversion Effective Date) on the date immediately following the payment date for the 16th distribution of Available Cash pursuant to Section 6.3 following the Closing Date (as defined in the Agreement and Plan of Merger dated as of June 28, 2009, by and among the Partnership, the Predecessor General Partner, Enterprise Sub B LLC, Teppco Partners, L.P. and Texas Eastern Products Pipeline Company, LLC) (the “Class B Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class B Units will be changed, automatically and without further action, on the Class B Conversion Effective Date so that each Class B Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Units shall be Outstanding; provided, however, that such converted Class B Units will remain subject to the provisions of Sections 6.1(c)(xiii) and 6.9.

(g) Surrender of Certificates.  Subject to the requirements of Section 6.9, on or after the Class B Conversion Effective Date, each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class B Conversion Effective Date whether or not the Class B Unit Certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1  Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income and Net Loss.  After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Unitholders in accordance with their Percentage Interests.

(b) Net Termination Gains and Losses.  After giving effect to the special allocations set forth in Section 6.1(c), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(b) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1; provided, however, that solely for purposes of this Section 6.1(b), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A. First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

B. Second, 100% to the Unitholders in accordance with their respective Percentage Interests.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be decreased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A. First, to the Unitholders in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and

B. Second, the balance, if any, 100% to the Unitholders in accordance with their respective Percentage Interests.

(c) Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this

Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (except Unitholders holding Class B Units with respect to any Record Date prior to the Class B Conversion Effective Date) with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(c)(iii) for the current taxable year and all previous taxable years is equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.

(iv) Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).

(v) Gross Income Allocations.  In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(v) were not in this Agreement.

(vi) Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of

Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Curative Allocation.

A. Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

B. The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section(c)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) [Reserved]

(xii) [Reserved]

(xiii) Economic Uniformity.  With respect to any taxable period in which the Class B Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class B Units that are Outstanding on the Class B Conversion Effective Date in the proportion that the respective number of Class B Units held by such Partner bears to the total number of Class B Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class B Units that causes the Capital Account attributable to each Class B Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class B Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class B Units into Common Units.

6.2  Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (A) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (B) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulation. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the principal National Securities Exchange on which the Common Units are then traded on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the Nasdaq National Market on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the Nasdaq National Market (or such other National Securities Exchange on which the Common Units are then primarily traded) on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

6.3  Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 1998, an amount equal to 100% of Available Cash (whether from Operating Surplus or Capital Surplus) with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act and any terms applicable to a Partner under the Distribution Waiver Agreement, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their Percentage Interest as of the Record Date selected by the General Partner in its reasonable discretion. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii)(A) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

6.4  [Reserved]

6.5  [Reserved]

6.6  [Reserved]

6.7  [Reserved]

6.8  [Reserved]

6.9  Special Provisions Relating to the Holders of Class B Units

A Unitholder holding a Class B Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such times as the General Partner determines, based on advice of counsel, that the converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.1(c)(xiii); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1  Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the

General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate (if such insurance is not maintained pursuant to the Administrative Services Agreement);

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.

(b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Administrative Services Agreement, and the other agreements described in or filed as a part of the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

7.2  Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

7.3  Restrictions on General Partner’s Authority.

(a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership, without the approval of holders of a Unit Majority and Special Approval; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

7.4  Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership or any Group Member.

(b) Subject to any applicable limitations contained in the Administrative Services Agreement, the General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including amounts paid by the General Partner to EPCO under the Administrative Services Agreement and including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit and incentive plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates, or directly to the applicable employees, any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate (on behalf of the applicable employees) from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit or incentive plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s Partnership Interest as the General Partner in the Partnership pursuant to Section 4.6.

7.5  Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement.

(b) [Reserved]

(c) Except as specifically restricted by Section 7.5(a) and the Administrative Services Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(d) Subject to the terms of the Administrative Services Agreement and Section 7.5(a), 7.5(b), and 7.5(c), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(e) The General Partner and any of its Affiliates may acquire Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Partnership Securities.

(f) The term “Affiliates” when used in Sections 7.5(a) and 7.5(b) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

7.6  Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or its Affiliates may, but shall be under no obligation to, lend to any Group Member, upon the written request of any Group Member to the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as may be determined pursuant to Special Approval; provided, however, that in any such case the lending party may not (i) charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or (ii) impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined pursuant to Special Approval. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c) The General Partner may itself, or may enter into an agreement, in addition to the Administrative Services Agreement, with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, or (ii) any transaction, the terms of which are objectively demonstrable to be no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3 and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, or (iii) any transaction, the terms of which are objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Audit and Conflicts Committee, in determining (in connection with Special Approval) whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit and Conflicts Committee deems relevant under the circumstances.

(f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

7.7  Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”, and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the

Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 7.7(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

7.8  Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s and the Operating General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9  Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership; provided that, any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts within the actual knowledge of the officers and directors of the General Partner and EPCO regarding the proposed transaction were disclosed to the Audit and Conflicts Committee at the time it gave its approval), or (ii) on terms objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. The Audit and Conflicts Committee (in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Audit and Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Audit and Conflicts Committee to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner in compliance with this Section 7.9 with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed that amount equal to the product of (i) the General Partner’s Percentage Interest, and (ii) the total amount distributed to all partners.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

7.10  Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

7.11  Purchase or Sale of Partnership Securities.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

7.12  Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if at the time a request pursuant to this Section 7.12 is submitted to the Partnership, EPCO or its Affiliates requesting registration is an Affiliate of the General Partner and the Audit and Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

7.13  Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1  Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP or such other accounting standards as may be required by the U.S. Securities and Exchange Commission.

8.2  Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

8.3  Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP or such other accounting standards as may be required by the U.S. Securities and Exchange Commission, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, such information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

(c) Such reports shall present the consolidated financial position of the Partnership Group, but shall not consolidate the assets or liabilities of any other Person. Such reports shall contain notes indicating that the assets and liabilities of the Partnership Group are separate from the assets and liabilities of EPCO and the other Affiliates of the General Partner.

ARTICLE IX

TAX MATTERS

9.1  Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2  Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest that is traded on any National Securities Exchange will be deemed to be the lowest quoted closing price of such Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

9.3  Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4  Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

10.1  Admission of Initial Limited Partners.  Upon the issuance by the Partnership of Common Units and subordinated units of the Partnership to DFI, as described in Section 5.2, DFI was admitted to the Partnership as a Limited Partner in respect of the Units issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner admitted the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them. Upon the issuance by the Partnership of Class A Special Units to Tejas as described in Section 5.3, the General Partner admitted Tejas to the Partnership as an Initial Limited Partner in respect of the Class A Special Units issued to Tejas.

10.2  Admission of Substituted Limited Partner.  By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest, or other evidence of the issuance of uncertificated Units, shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate, or other evidence of the issuance of uncertificated Units, to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

10.3  Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s Partnership Interest as general partner in the Partnership pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner’s Partnership Interest as a general partner in the Partnership pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

10.4  Admission of Additional Limited Partners.

(a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes or is deemed to have made a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

10.5  Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

11.1  Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) the General Partner voluntarily withdraws from the Partnership by receiving Special Approval and giving notice to the other Partners;

(ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6 following the receipt of Special Approval thereof;

(iii) the General Partner is removed pursuant to Section 11.2;

(iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation;

(B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

11.2  Removal of the General Partner.  The General Partner may be removed if such removal is approved by Unitholders holding at least 60% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Sections 10.3 and 10.5.

11.3  Interest of Departing Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership or member interest as the general partner or managing member in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest, within ten (10) days after such agreement is reached. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

(b) For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(c) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

11.4  [Reserved]

11.5  Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1  Dissolution.  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) the expiration of its term as provided in Section 2.7;

(b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(c) an election to dissolve the Partnership by the General Partner that receives Special Approval and is approved by the holders of a Unit Majority;

(d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e) the sale of all or substantially all of the assets and properties of the Partnership Group.

12.2  Continuation of the Business of the Partnership After Dissolution.  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3  Liquidator.  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

12.4  Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5  Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

12.6  Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

12.7  Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

12.8  Capital Account Restoration.  No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

12.9  Certain Prohibited Acts.  Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership or the Operating Partnership to (i) make or consent to a general assignment for the benefit of the Partnership’s or the Operating Partnership’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or the Operating Partnership or otherwise seek, with respect to the Partnership or the Operating Partnership, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership or the Operating Partnership a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership or the Operating Partnership in a proceeding of the type described in clauses (i) — (iii) of this Section 12.9; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or the Operating Partnership or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 7.3(b); (vii) dissolve or liquidate, except in accordance with Article XII; or (viii) merge or consolidate, except in accordance with Article XIV.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

13.1  Amendment to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

13.2  Amendment Procedures.  Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment of (i) the definitions of “Audit and Conflicts Committee,” “Special Approval” or “S&P Criteria, (ii) Section 2.9, (iii) Section 4.6, (iv) Section 7.3(b), (v) Section 7.9(a), (vi) Section 8.3(c), (vii) Section 10.3, (viii) Section 12.9; (ix) Section 14.2, or (x) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.

13.3  Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

(c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Common Units.

13.4  Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

13.5  Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

13.6  Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

13.7  Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

13.8  Waiver of Notice.  Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

13.9  Quorum.  The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

13.10  Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

13.11  Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General

Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

13.12  Voting and Other Rights.

(a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

14.1  Authority.  The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

14.2  Procedure for Merger or Consolidation.  Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner, including Special Approval from the Audit and Conflicts Committee. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, and if Special Approval has been obtained, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

14.3  Approval by Limited Partners of Merger or Consolidation.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Agreement, the General Partner is permitted, in its discretion and without Limited Partner approval, to (i) convert the Partnership or any Group Member to another type of limited liability entity as provided by Section 17-219 of the Delaware Act or (ii) merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member, provided that in any such case (A) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any member in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B)the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity, (C) the governing instruments of the new entity provide the Limited Partners with rights and obligations that are, in all material respects, the same rights and obligations of the Limited Partners hereunder and (D) the organizational documents of the new entity and of the new entity’s general partner, manager, board of directors or other Person exercising management and decision-making control over the new entity recognize and provide for the establishment of an “Audit and Conflicts Committee” and the other matters described in Section 4.6(c)(iv).

14.4  Certificate of Merger.  Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

14.5  Effect of Merger.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

15.1  Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time not more than 15% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

16.1  Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

16.2  Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.3  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.4  Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.5  Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

16.6  Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

16.7  Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the Certificate evidencing such Unit, or other evidence of the issuance of uncertificated Units, or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

16.8  Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.9  Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.10  Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

16.11  Amendments to Reflect GP Reorganization Agreement.  In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes of and intent of the GP Reorganization Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

EPE HOLDINGS, LLC

By:
Michael A. Creel
President and Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By: EPE Holdings, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
Michael A. Creel
President and Chief Executive Officer

Attachment I

DEFINED TERMS

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) or (a)(iii)(A) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Once an Adjusted Property is deemed contributed to a new partnership in exchange for an interest in the new partnership, followed by the deemed liquidation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Treasury Regulation Section 1.708-(b)(1)(iv), such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Administrative Services Agreement” means the Second Amended and Restated Administrative Services Agreement, dated effective as of October 1, 2004, by and among EPCO, the Partnership, the Operating Partnership, the General Partner and the Operating General Partner, as it may be amended or restated from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, a Person shall only be considered an “Affiliate” of the General Partner if such Person owns, directly or indirectly, 50% or more of the voting securities of the General Partner or otherwise possesses the sole power to direct or cause the direction of the management and policies of the General Partner.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit and Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of three or more directors who meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and at least two of whom also meet the S&P Criteria.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from (A) borrowings under the Working Capital Facility made subsequent to the end of such Quarter or (B) Interim Capital Transactions after the end of such Quarter designated by the General Partner as Operating Surplus in accordance with clause (a)(iii)(A) of the definition of Operating Surplus, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets, in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

“Certificate” means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Class A Special Units” means the special class of Units issued to Tejas, as described in Section 5.3(d).

“Class B Conversion Effective Date” has the meaning assigned to such term in Section 5.12(f).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class B Units in this Agreement. The term “Class B Unit” does not refer to a Common Unit until such Class B Unit has converted into a Common Unit pursuant to the terms hereof.

“Closing Date” means July 31, 1998.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time and as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of a General Partner Interest) and having the rights and obligations specified with respect to Common Units in this Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Distribution Waiver Agreement” means the Distribution Waiver Agreement dated as of          , 2010 by and among the Partnership, EPCO Holdings, Inc. and the “EPD Unitholder” named therein, as such agreement may be amended after the date hereof.

“DFI” means Duncan Family Interests, Inc. (formerly, EPC Partners II, Inc.), a Delaware corporation.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“EPCO” means EPCO, Inc. (formerly, Enterprise Products Company), a Texas Subchapter S corporation.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Existing Capital Commitment Amount” means $46.5 million, which amount represents the aggregate estimated capital costs to be incurred by the Partnership Group in connection with the following proposed projects:

Estimated
Proposed Project	Capital Costs

(i) Baton Rouge Fractionator	$20.0 Million
(ii) Tri-State Pipeline	$10.0 Million
(iii) Wilprise Pipeline	$8.0 Million
(iv) NGL Product Chiller	$8.5 Million

Total	$46.5 Million

each of which is described in greater detail in the Registration Statement; provided, however, that if for any reason (other than as a result of the cancellation of such project) the actual capital costs incurred by the Partnership Group in connection with any of the proposed projects referenced above is less than the estimated capital cost for such project as set forth above, the “Existing Capital Commitment Amount” shall be reduced by the amount of such difference.

“Force Majeure Event” means an event during which Gas Production is reduced, in whole or in part, by an event reasonably beyond the control of the party producing such Gas Production, including but not limited to any event of force majeure under the Shell Processing Agreement (as defined in the Tejas Contribution Agreement) or any of the Dedicated Leases under, and as defined in, the Shell Processing Agreement (as defined in the Tejas Contribution Agreement).

“General Partner” means EPE Holdings, LLC, as successor by merger and permitted assign of Holdings, and its successors and permitted assigns as general partner of the Partnership.

“General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of December 10, 2003, among the Partnership, the Operating Partnership, the Predecessor General Partner and the Operating General Partner.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Holdings” has the meaning set forth in the recitals.

“Holdings Merger” has the meaning set forth in the recitals.

“Holdings Merger Agreement” has the meaning set forth in the recitals.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a member, director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of

the General Partner or any Departing Partner, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means DFI, the Underwriters, and Tejas, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the subordinated units of the Partnership (all of which have been converted, in accordance with the terms of this Agreement, into Common Units), the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than borrowings under the Working Capital Facility and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including Common Units sold to the underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the Liquidation Date.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MergerCo” has the meaning set forth in the recitals.

“Minimum Quarterly Distribution” means $0.225 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 1998, it means the product of $0.225 multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on September 30, 1998, and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(c).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(c). “Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b) hereof.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

(b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.

“Operating General Partner” means Enterprise Products OLPGP, Inc., a Delaware corporation and wholly-owned subsidiary of the Partnership, and any successors and permitted assigns as the General Partner of the Operating Partnership.

“Operating Partnership” means Enterprise Products Operating LLC, a Texas limited liability company and successor to Enterprise Operating L.P., a Delaware limited partnership, and any successors thereto.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date (other than the Existing Capital Commitment Amount), (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and except as set forth in clause (iii) immediately following), and (iii) as determined by the General Partner, all or any portion of any cash receipts of the Partnership Group during such period, or after the end of such period but on or before the date of determination of Operating Surplus with respect to such period, that constitute (A) cash receipts from Interim Capital Transactions, provided that the total amount of cash receipts from Interim Capital Transactions designated as “Operating Surplus” by the General Partner pursuant to this clause (iii) since the Closing Date may not exceed an aggregate amount equal to $60.0 million, and/or (B) cash receipts from borrowings under the Working Capital Facility, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures, provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Operating Surplus with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Option Closing Date” has the meaning assigned to such term in the Underwriting Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that with respect to Partnership Securities, if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing, prior to such acquisition, that such limitation shall not apply to such Person or Group or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner; and provided, further, that none of the Class B Units shall be deemed to be Outstanding for purposes of determining if any Class B Units are entitled to distributions of Available Cash unless such Class B Units shall have been reflected on the books of the Partnership as outstanding during such Quarter and on the Record Date for the determination of any distribution of Available Cash.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Parity Units” means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner, the Limited Partners and the holders of Common Units.

“Partnership” means Enterprise Products Partners L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of either such entity, treated as a single consolidated entity.

“Partnership Interest” means an ownership interest in the Partnership, which shall include General Partner Interests and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to any equity interest in the Partnership), including, without limitation, Common Units.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means (i) as of the date of this Agreement through the date of any subsequent Capital Contribution, as to any Unitholder or Assignee holding Common Units, the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Precedessor General Partner” means Enterprise Products GP, LLC, a Delaware limited liability company, which was the General Partner prior to the date of this Agreement and the merger of Enterprise Products GP, LLC with and into Holdings, and Holdings immediately thereafter and prior to the merger of Holdings with and into MergerCo in the Holdings Merger.

“Prior Partnership Agreement” has the meaning set forth in the recitals.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-52537) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(a) or 6.1(b)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(vi), 6.1(c)(vii) or 6.1(c)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“S&P Criteria” means a duly appointed member of the Audit and Conflicts Committee who had not been, at the time of such appointment1or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of interests in the Partnership or any of its Affiliates (excluding de minimis ownership interests and Common Units having a value of less then $1,000,000), (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Partnership or its Affiliates, or (c) a person who controls (whether directly, indirectly or otherwise) the Partnership or its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the Partnership or its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series 2002B Class Special Units” has the meaning assigned to such term in Section 5.3(d).

“Special Approval” means approval by a majority of the members of the Audit and Conflicts Committee, at least one of which majority meets the S&P Criteria.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units and as may be appointed from time to time by the Partnership to act as registrar

1 If the General Partner that adopts this Sixth Amended and Restated Agreement of Limited Partnership so elects in its sole discretion, it shall have the right to insert the following language at this point in the definition: “to the Audit and Conflicts Committee or at any time in the preceding five years or, in the event any such member was previously a member of the Audit and Conflicts Committee of the Predecessor General Partner, at the time of such member’s appointment to the Audit and Conflicts Committee of the Predecessor General Partner.”

and transfer agent for any other Partnership Securities; provided that if no Transfer Agent is specifically designated for any such other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Limited Partner Interests in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Underwriter” means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated July 27, 1998, among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” (including Common Units) representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Units in this Agreement.

“Unitholders” means the holders of Common Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Facility” means any working capital credit facility of the Partnership or the Operating Partnership that requires the outstanding balance of any working capital borrowings thereunder to be reduced to $0 for at least fifteen consecutive calendar days each fiscal year.

ANNEX C

DISTRIBUTION WAIVER AGREEMENT
BY AND AMONG
ENTERPRISE PRODUCTS PARTNERS L.P.,
EPCO HOLDINGS, INC.
AND
THE EPD UNITHOLDER
DATED AS OF          , 2010

DISTRIBUTION WAIVER AGREEMENT

DISTRIBUTION WAIVER AGREEMENT, dated as of          , 2010 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), on the one hand, and EPCO Holdings, Inc., a Delaware corporation (“EPCO Holdings”) and DFI Delaware Holdings, L.P., a Delaware limited partnership (the “EPD Unitholder”), on the other hand.

WITNESSETH:

Whereas, the Partnership, Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), Enterprise GP Holdings L.P. (“Holdings”) and EPE Holdings, LLC (“Holdings GP”) are entering into an Agreement and Plan of Merger, dated as of September 3, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Holdings will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity, and (i) each outstanding limited partner unit of Holdings will be converted into the right to receive the merger consideration specified therein and (ii) the general partner interest owned by Holdings GP will be converted into the right to receive the merger consideration specified therein; and

Whereas, as of the date hereof, the EPD Unitholder is the record or direct owner, and following the Merger will continue to be the record owner, of Common Units representing limited partner interests of the Partnership (“EPD Units”); and

Whereas, the EPD Unitholder is an indirect, wholly owned subsidiary of EPCO Holdings, which also directly owns EPD Units;

Whereas, in connection with the transactions contemplated by the Merger, the Partnership and the EPD Unitholder and EPCO Holdings have agreed to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Designated Units (as hereinafter defined), and the execution and delivery of this Agreement is a condition to the closing of the Merger on the date hereof; and

Now Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.

“Designated Units” means the EPD Units subject to the terms of this Agreement, the applicable number of which for any applicable four-quarter period during the term of this Agreement is specified in Section 2.1(b), and which are designated by the EPD Unitholder as such in its sole discretion in accordance with Section 2.1 of this Agreement, and any Replacement Units.

“Effective Date” means the effective date of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means Enterprise Partners GP, LLC, a Delaware limited liability company, and any other successor as general partner of the Partnership as applicable from time to time, including EPE Holdings, LLC, a Delaware limited liability company, after giving effect to the Merger.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 8, 2005, as amended to date, and as may be amended hereafter from time to time, including the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached to the Merger Agreement, to be executed and delivered on the date hereof. References to Sections of the Partnership Agreement used in this Agreement shall mean the Sixth Amended and Restated Agreement as executed and delivered on the date hereof.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Replacement Units” means any EPD Units designated by the EPD Unitholder pursuant to Section 5.1(b), by EPCO Holdings or any of its subsidiaries pursuant to Article 3 or by the Partnership pursuant to Section 5.3.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by the EPD Unitholder in connection with a bona fide credit agreement or loan.

“2011 Designated Units” means 30,610,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2012 Designated Units” means 26,130,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2013 Designated Units” means 23,700,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2014 Designated Units” means 22,560,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

“2015 Designated Units” means 17,690,000 Designated Units, which shall consist of the EPD Units identified pursuant to Section 2.1(a), or any Replacement Units therefor.

ARTICLE 2

DESIGNATED UNITS; WAIVER OF DISTRIBUTIONS WITH RESPECT TO DESIGNATED UNITS

2.1  Designated Units; Waiver of Distributions with Respect to Designated Units.

(a) Designated Units.  As soon as reasonably practicable after the date hereof, but in no event later than the earlier of (i) five Business Days after the date hereof or (ii) the next record date for distributions on EPD Units after the date of this Agreement, the EPD Unitholder agrees to designate specific EPD Units held in certificated or book-entry form as “Designated Units” subject to and in accordance with the terms of this Agreement.

(b) Waiver of Distributions.  The EPD Unitholder hereby waives its right to receive distributions of Available Cash pursuant to Section 6.3 of the Partnership Agreement (“Distributions”) as follows: [schedule below assuming closing of Merger prior to December 31, 2010 or the record date for payments made during the first quarter of 2011]

(i) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2011 with respect to the 2011 Designated Units;

(ii) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2012 with respect to the 2012 Designated Units;

(iii) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2013 with respect to the 2013 Designated Units;

(iv) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2014 with respect to the 2014 Designated Units; and

(v) the EPD Unitholder waives its right to receive Distributions paid during calendar year 2015 with respect to the 2015 Designated Units.

(c) The EPD Unitholder agrees to use its best efforts to permit the Partnership and the transfer agent for the EPD Units to identify and designate the Designated Units in order to give effect to the provisions of this Agreement.

2.2  Tax Matters with Respect to Designated Units.

(a) Capital Account with Respect to Designated Units.  Subject to Section 2.2(c) of this Agreement, immediately prior to the transfer of a Designated Unit by the EPD Unitholder (other than a transfer to an Affiliate unless the General Partner elects to have this Section 2.2 apply), the Capital Account maintained for such Person with respect to its Designated Units will (A) first, be allocated to the Designated Units to be transferred in an amount equal to the product of (x) the number of such Designated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is also not a Designated Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Designated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Designated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Designated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(b) Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to the Partnership Agreement, shall be allocated to the Designated Units to the same extent as such items would be allocated if such Designated Units were Common Units then Outstanding that were not also Designated Units. For the avoidance of doubt, Section 6.1(c)(iii) of the Partnership Agreement shall apply to Designated Units held by the EPD Unitholder and, for the purposes of that provision, the holders of Common Units of the Partnership that are not also Designated Units shall be treated as receiving distributions of cash that are greater than the amounts of cash distributed to the EPD Unitholder (on a per Unit basis) as a result of the distributions waived by the EPD Unitholder pursuant to Section 2.1 of this Agreement.

(c) Special Provisions Relating to the Designated Units.  The EPD Unitholder shall not be permitted to Transfer a Designated Unit other than as set forth in Section 5.1(a) until such time as the General Partner determines, based on advice of counsel, that the Designated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 2.2(c), the General Partner shall take whatever steps are required to provide economic uniformity to the Designated Units in preparation for a Transfer of such Common Units, including the application of Sections 2.2(a) and 2.2(b) of this Agreement; provided, however, that no such steps may be taken that would have a material adverse effect on the other Unitholders of the Partnership holding Common Units.

ARTICLE 3

PERFORMANCE GUARANTEE BY EPCO HOLDINGS

EPCO Holdings hereby agrees that in the event any Designated Units (including, in any case, any EPD Units previously designated as Designated Units by EPCO Holdings or any of its subsidiaries pursuant to Article 3) are Transferred in violation of Section 5.1(a) or foreclosed or sold in connection with a bona fide loan pursuant to Section 5.1(a) (in each case as applied to the EPD Unitholder or to EPCO Holdings or any of its subsidiaries pursuant to this Article 3) (such Designated Units so Transferred, foreclosed or sold, the

“Specified Units”), and the EPD Unitholder does not immediately designate other EPD Units owned by it to be Designated Units hereunder, EPCO Holdings shall immediately designate as Designated Units hereunder a number of EPD Units owned by it, or cause a subsidiary of EPCO Holdings to designate as Designated Units hereunder a number of EPD Units owned by it, equal to the number of Specified Units, and shall agree (or cause its subsidiary to agree, as applicable) to become bound to the terms of this Agreement with respect to such Designated Units to the same extent as the EPD Unitholder. To the extent that EPCO Holdings and its subsidiaries do not own a sufficient number of EPD Units that are not Designated Units at such time upon such event to comply with the prior sentence, EPCO Holdings agrees to acquire or cause a subsidiary of EPCO Holdings to acquire a sufficient number of additional EPD Units to so comply and to designate such EPD Units as Designated Units in accordance with this Agreement. The foregoing shall not relieve the EPD Unitholder from any of its obligations under this Agreement or any liabilities to the Partnership for any damages or losses suffered by the Partnership as a result of the EPD Unitholder’s breach of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of the EPD Unitholder and EPCO Holdings.  The EPD Unitholder and EPCO Holdings (except to the extent otherwise provided herein) each hereby represents and warrants to the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  EPD Unitholder and EPCO Holdings each has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the EPD Unitholder and EPCO Holdings of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by EPD Unitholder and EPCO Holdings and no other actions or proceedings on the part of EPD Unitholder or EPCO Holdings to authorize the execution and delivery of this Agreement, the performance by EPD Unitholder or EPCO Holdings of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by EPD Unitholder and EPCO Holdings and, assuming the due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding agreement of EPD Unitholder and EPCO Holdings, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.  EPD Unitholder legally owns the EPD Units to be designated as Designated Units, and each Designated Unit owned by EPD Unitholder from the date hereof through and on the date this Agreement is terminated pursuant to Section 6.1 will be legally owned by EPD Unitholder.

(c) No Violation.  Neither the execution and delivery of this Agreement by EPD Unitholder or EPCO Holdings nor the performance by EPD Unitholder or EPCO Holdings of its obligations under this Agreement will (A) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the EPD Units to be designated as Designated Units, owned by EPD Unitholder or EPCO Holdings or any of its subsidiaries, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to EPD Unitholder, EPCO Holdings or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which EPD Unitholder, EPCO Holdings or any of its subsidiaries is a party or by which EPD Unitholder or EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets may be bound, (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to EPD Unitholder, EPCO Holdings or any of its subsidiaries or any of their respective properties, rights or assets or, (C) result in a violation or breach of or conflict with its organizational and governing documents of it or any of its subsidiaries.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by EPD Unitholder or EPCO Holdings in connection with EPD Unitholder’s or EPCO Holdings’ execution, delivery and performance of this Agreement or the consummation by EPD Unitholder or EPCO Holdings of the transactions contemplated hereby, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by the Partnership.  The EPD Unitholder and EPCO Holdings each understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon EPD Unitholder’s and EPCO Holdings’ execution and delivery of this Agreement and the representations, warranties, covenants and obligations of each of EPD Unitholder and EPCO Holdings contained herein.

4.2  Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to the EPD Unitholder and EPCO Holdings that the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enterprise Products GP, LLC, the general partner of the Partnership.

ARTICLE 5

OTHER COVENANTS

5.1  Prohibition on Transfers; Other Actions.

(a) Within any period during which EPD waives Distributions with respect to a Designated Unit pursuant to Section 2.1, the EPD Unitholder hereby agrees not to (i) Transfer any Designated Unit, beneficial ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, EPD Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any pledges or security interests relating to existing or future bona fide loans to EPD Unitholder that do not affect EPD Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

(b) In the event of any Transfer resulting from the foreclosure or sale of Designated Units made by a lender pursuant to any bona fide loans to EPD Unitholder, EPD Unitholder hereby agrees to designate immediately an equal number of EPD Units to constitute the Designated Units required to be owned by it hereunder. To the extent EPD Unitholder does not own a sufficient number of EPD Units that are not Designated Units, to comply with its obligations under the prior sentence, at such time upon such event, EPD Unitholder agrees to acquire a sufficient number of additional EPD Units to so comply as promptly as practicable, and to designate such EPD Units as Designated Units in accordance with this Agreement.

5.2  Further Assurances.  From time to time, at the other party’s request and without further consideration, the parties hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

5.3  Set Off.  In the event that EPD Unitholder or EPCO Holdings fails to own and to designate or cause to be designated EPD Units as Designated Units in accordance with this Agreement, the Partnership shall be entitled to designate and to withhold distributions paid with respect to any other EPD Units owned by the EPD Unitholder or EPCO Holdings up to an amount equal to the distributions payable with respect to the number of EPD Units required to be designated as Designated Units in accordance with this Agreement. The foregoing in this Section 5.3 shall be in addition to any other remedies available to the Partnership and shall not limit the Partnership’s remedies for any other damages or losses incurred by it in connection with such breach by the EPD Unitholder or EPCO Holdings.

ARTICLE 6

MISCELLANEOUS

6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (i) [January 1, 2016] and (ii) the written agreement of the EPCO Holdings, EPD Unitholder and the Partnership to terminate this Agreement. After the occurrence of such applicable event, all rights and obligations of the parties hereto under this Agreement shall terminate and be of no further force or effect, except the provisions of Section 2.2 shall survive such termination until satisfaction of the conditions imposed by Section 2.2(c) with respect to each Designated Unit. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

6.2  No Ownership Interest.

(a) Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to any Designated Unit. All rights, ownership and economic benefit relating to the Designated Units shall remain vested in and belong to the EPD Unitholder, and the Partnership shall have no authority to direct the EPD Unitholder in the voting or disposition of any of the Designated Units, except as otherwise provided herein.

6.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, to:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck

If to the EPD Unitholder or EPCO Holdings, to:

1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Enterprise Products Company
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Chief Legal Officer

6.4  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

6.5  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.6  Entire Agreement.  This Agreement and the Partnership Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

6.7  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the Partnership, the EPD Unitholder and EPCO Holdings. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership, the EPD Unitholder and EPCO Holdings.

6.9  Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.10  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

6.11  Action by the Partnership.  No waiver, consent or other action by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Audit, Conflicts and Governance Committee of the General Partner’s board of directors.

6.12  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

In Witness Whereof, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.
Partnership:

ENTERPRISE PRODUCTS PARTNERS L.P.

By: ENTERPRISE PRODUCTS GP, LLC,
its general partner

By:
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

EPD Unitholder:

DFI DELAWARE HOLDINGS, L.P.

By: DFI DELAWARE GENERAL, LLC,
its general partner

By:
Name:
Title:

EPCO Holdings:

EPCO HOLDINGS, INC.

By:
Name:
Title:

ANNEX D

SUPPORT AGREEMENT
by and among
ENTERPRISE PRODUCTS PARTNERS L.P.
and
THE UNITHOLDERS
Dated as of September 3, 2010

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of September 3, 2010 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), on the one hand, and DD Securities LLC, DFI GP Holdings L.P., EPCO Holdings, Inc., Duncan Family Interests, Inc., Dan Duncan LLC and DFI Delaware Holdings L.P. (collectively, the “Unitholders” and, individually, a “Unitholder”).

WITNESSETH:

Whereas, concurrently with the execution of this Agreement, the Partnership, Enterprise Products GP, LLC (the “General Partner”), Enterprise ETE LLC (“MergerCo”), Enterprise GP Holdings L.P. (“Holdings”) and EPE Holdings, LLC (“Holdings GP”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Holdings will merge with and into MergerCo (the “Merger”), with MergerCo as the surviving entity, and (a) each outstanding limited partner unit of Holdings (collectively, the “Units” and, individually, a “Unit”) will be converted into the right to receive the merger consideration specified therein and (b) the general partner interest owned by Holdings GP will be converted into the right to receive the merger consideration specified therein; and

Whereas, as of the date hereof, each Unitholder other than Dan Duncan LLC is the record or direct owner in the aggregate of, and has the right to vote and dispose of, the number of Units set forth opposite such Unitholder’s name on Schedule I hereto (the “Existing Units”); and

Whereas, as a material inducement to the Partnership entering into the Merger Agreement, the Partnership has required that the Unitholders agree, and the Unitholders have agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined), and the Member Interests (as hereinafter defined) owned by Dan Duncan LLC, set forth herein; and

Now Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations thereunder, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date hereof; provided that the term Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).

“Covered Units” means, with respect to a Unitholder, such Unitholder’s Existing Units, together with any Units that such Unitholder acquires of record on or after the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Member Interests” mean the membership interests of Holdings GP, all of which are owned by Dan Duncan LLC.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 8, 2005, as amended to date.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Proxy Statement/Prospectus” has the meaning set forth in the Merger Agreement.

“Representative” has the meaning set forth in the Merger Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided that, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by the Unitholders in connection with a bona fide loan.

ARTICLE 2

VOTING

2.1 Agreement to Vote Covered Units and Member Interests.  Each Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the unitholders of Holdings, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of Holdings, such Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units (i) in favor of the adoption of the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of unitholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings or Holdings GP or any of their Subsidiaries (as defined in the Merger Agreement) contained in the Merger Agreement; and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2.2 No Inconsistent Agreements.  Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to Section 2.3 hereof and powers of attorney granted in connection with secured loans secured by the Covered Units that may be exercised upon the occurrence and during the continuation of an event of default with respect to such loans) and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of his or its obligations under this Agreement.

2.3 Proxy.  In order to secure the obligations set forth herein, each of the Unitholders hereby irrevocably appoint as its proxy and attorney-in-fact, as the case may be, Michael A. Creel and W. Randall Fowler, in their respective capacities as officers of the General Partner, and any individual who shall hereafter succeed to any such officer of the General Partner, as the case may be, and any other Person designated in writing by the General Partner (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any meeting of the unitholders of Holdings at which any of the matters described in Section 2.1 are to be considered. This proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Unitholder with respect to the Covered Units. The Partnership may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to such Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Unitholders.  Each Unitholder (except to the extent otherwise provided herein) hereby severally but not jointly represents and warrants to the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Unitholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by Unitholder and no other actions or proceedings on the part of Unitholder to authorize the execution and delivery of this Agreement, the performance by Unitholder of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding agreement of Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.

(i) Unitholder legally owns the Unitholder’s Existing Units, and all of the Covered Units owned by Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by Unitholder. Unitholder’s Existing Units are all of the Units legally or beneficially owned by Unitholder. Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Unitholder’s Existing Units and with respect to all of the Covered Units owned by Unitholder at all times through the Closing Date.

(ii) Dan Duncan LLC hereby represents and warrants that Dan Duncan LLC legally owns the Member Interests, and all of the Member Interests owned by Dan Duncan LLC from the date hereof through and on the Closing Date will be beneficially or legally owned by Dan Duncan LLC.

(c) No Violation.  Neither the execution and delivery of this Agreement by Unitholder nor the performance by Unitholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including the Existing Units, owned by Unitholder, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Unitholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Unitholder is a party or by which Unitholder or any of its respective properties, rights or assets may be bound, (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to Unitholder or any of its properties, rights or assets or (iii) result in a violation or breach of or conflict with its organizational and governing documents.

(d) Consents and Approvals.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by Unitholder in connection with Unitholder’s execution, delivery and performance of this Agreement or the consummation by Unitholder of the transactions contemplated hereby, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by the Partnership.  Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Unitholder contained herein.

3.2 Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enterprise Products GP, LLC, the general partner of the Partnership.

ARTICLE 4

OTHER COVENANTS

4.1 Prohibition on Transfers, Other Actions.  Each Unitholder hereby agrees not to (a) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein; (b) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from pledges or security interests (or the foreclosure thereof) relating to existing or future bona fide loans that do not affect Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

4.2 Further Assurances.  From time to time, at the Partnership’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

4.3 Unitholder Capacity.  Each Unitholder has entered into this Agreement solely in its capacity as a record owner of Covered Units. Notwithstanding anything to the contrary contained in this Agreement: (a) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Representative of a Unitholder who is an officer of Holdings GP or the General Partner or a member of the General Partner’s board of directors or Holdings GP’s board of directors from exercising his or her fiduciary duties to Holdings or the Partnership by voting to take any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (b) no action taken by Holdings or the Partnership in respect of any Acquisition Proposal in accordance with the Merger Agreement shall serve as the basis of a claim that a Unitholder is in breach of its obligations hereunder notwithstanding the fact that such Unitholder’s Representative, in his or her capacity as an officer or director of Holdings GP or the General Partner, has provided advice or assistance to Holdings or the Partnership in connection therewith.

4.4 Distribution Waiver Agreement.  Each of EPCO Holdings, Inc. and DFI Delaware Holdings L.P. hereby agrees that, subject to the terms below, it will execute and deliver the Distribution Waiver Agreement in the form attached to the Merger Agreement as Exhibit D (the “Distribution Waiver Agreement”) on the closing date of, and immediately prior to the closing of, the Merger; provided, the obligations of such Unitholders to execute and deliver the Distribution Waiver Agreement at such time shall terminate if (a) as a result of a Change in U.S. Federal Income Tax Law, occurring prior to the closing of the Merger, (i) the consummation of the transactions contemplated by Article II of the Merger Agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any of the Unitholders that owns Holdings Units as a result of owning or disposing of Common Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings Units in the event the transactions contemplated in Article II of the Merger Agreement did not occur or (ii) the consummation of the transactions contemplated by Article II of the Merger Agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any of the Unitholders that owns Common Units as a result of owning or disposing of Common Units, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of Common Units in the event the transactions contemplated in Article II of the Merger Agreement did not occur, or (b) the closing date of the Merger has not occurred on or prior to December 31, 2010.

ARTICLE 5

MISCELLANEOUS

5.1 Termination.  This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms (including after any extension thereof), (c) the termination of this Agreement by the Unitholders (i) after any Holdings Change in Recommendation (as defined in the Merger Agreement), (ii) after any change by the Holdings Audit Committee (as defined in the Merger Agreement) in their “Special Approval” or failure to maintain an effective “Special Approval” (as defined in the Holdings Partnership Agreement) in accordance with the Holdings Partnership Agreement (as defined in the Merger Agreement), after which events the Unitholders may terminate this Agreement in their sole discretion or (iii) if as a result of a Change in U.S. Federal Income Tax Law occurring prior to the closing of the Merger, (A) the consummation of the transactions contemplated by Article II of the Merger Agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any Unitholder that owns Holdings Units as a result of owning or disposing of Common Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings Units in the event the transactions contemplated in Article II of the Merger Agreement did not occur, or (B) the consummation of the transactions contemplated by Article II of the Merger Agreement (taking into account any available elections) could reasonably be expected to materially increase the amount of U.S. federal income tax due from any Unitholder that owns Common Units as a result of owning or disposing of Common Units, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of Common Units in the event the transactions contemplated in Article II of the Merger Agreement did not occur, (d) the written agreement of the Unitholders and the Partnership to terminate this Agreement and (e) 11:59 p.m. (Eastern Time) on December 31, 2010. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

5.2 No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to any Covered

Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to each Unitholder, and the Partnership shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

5.3 Publicity.  Each Unitholder hereby permits the Partnership and Holdings to include and disclose in the Proxy Statement/Prospectus and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Unitholder’s identity and ownership of the Covered Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

5.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, to:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck, Esq.

If to any of the Unitholders, to:

[Name of applicable Unitholder]
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

Enterprise Products Company
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Chief Legal Officer

5.5 Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6 Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7 Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedules annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the Partnership and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

5.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12 Action by the Partnership.  No waiver, consent or other action by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Audit, Conflicts and Governance Committee of the General Partner’s board of directors.

5.13 Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

In Witness Whereof, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Partnership:

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC,
its general partner

By:	/s/ Michael A. Creel Name: Michael A. Creel Title: President and Chief Executive Officer

Signature Page to Support Agreement

Unitholders:

DD SECURITIES LLC

By:	/s/ W. Randall Fowler Name: W. Randall Fowler Title: Executive Vice President, Chief Financial Officer and Treasurer

DFI GP HOLDINGS L.P.

By:	DFI HOLDINGS, LLC,
its general partner

By: Dan Duncan LLC,
its sole member

By:	/s/ W. Randall Fowler Name: W. Randall Fowler Title: Executive Vice President, Chief Financial Officer and Treasurer

DAN DUNCAN LLC

By:	/s/ W. Randall Fowler Name: W. Randall Fowler Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Support Agreement

EPCO HOLDINGS, INC.

By:	/s/ W. Randall Fowler Name: W. Randall Fowler Title: President and Chief Executive Officer

DUNCAN FAMILY INTERESTS, INC.

By:	/s/ Darryl E. Smith Name: Darryl E. Smith Title: Treasurer

DFI DELAWARE HOLDINGS L.P.

By:	DFI Delaware General, LLC,
its general partner

By:	/s/ Darryl E. Smith Name: Darryl E. Smith Title: Manager

Signature Page to Support Agreement

Schedule I

UNITHOLDER INFORMATION

Existing Units
Name	Beneficially Owned

DD Securities LLC	3,745,673
DFI GP Holdings L.P.	25,162,804
EPCO Holdings, Inc.	589,945
Duncan Family Interests, Inc.	76,240,798
DFI Delaware Holdings L.P.	0

ANNEX E

September 3, 2010
ACG Committee of the Board of Directors of
EPE Holdings, LLC, general partner
Enterprise GP Holdings L.P.
1100 Louisiana, 10th Floor
Houston, TX 77002

Members of the ACG Committee of the Board:

We understand that Enterprise Products Partners L.P. (“Partners”), Enterprise Products GP, LLC, the general partner of Partners (“Partners GP”) and a wholly owned subsidiary of Holdings, Enterprise ETE LLC, a wholly owned subsidiary of Partners (“MergerCo”), Enterprise GP Holdings L.P. (“Holdings”), and EPE Holdings, LLC, the general partner of Holdings (“Holdings GP”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 2, 2010 (the “MLP Merger Agreement”), and Holdings, Holdings GP, and Partners GP propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 2, 2010 (the “GP Merger Agreement,” together with the MLP Merger Agreement, the “Merger Agreements”), which provide, among other things, for the merger (the “Merger”) of Holdings with and into MergerCo, with MergerCo as the surviving entity, such that following the Merger, Holdings GP will be the sole general partner of Partners and Partners will continue as the sole member of MergerCo. The Merger Agreements also provide for Partners GP to merge with and into Holdings, with Holdings as the surviving entity, immediately prior to the effective time of the Merger. Pursuant to the Merger, each outstanding unit representing limited partner interests (the “Units”) of Holdings prior to the Merger, other than units held in treasury, or held by Partners or any subsidiaries of Partners or Holdings, will be converted into the right to receive 1.500 common units (the “Exchange Ratio”) representing limited partner interests in Partners (the “Partners Common Units”). The terms and conditions of the Merger are more fully set forth in the MLP Merger Agreement. We further understand that approximately 76% of the outstanding Units are owned by EPCO Holdings, Inc., Duncan Family Interests, Inc., DFI GP Holdings, L.P. and DD Securities LLC (collectively, the “Holdings Supporting Unitholders”) and in connection with the Merger, the Holdings Supporting Unitholders have agreed to provide support to the transaction through the waiver of distributions on a specified number of Partners Common Units for specified periods of time after the transaction, pursuant to a Distribution Waiver Agreement, to be executed substantially in the form of the draft dated September 2, 2010 (the “Distribution Waiver Agreement”).

You have asked for our opinion as to whether the Exchange Ratio pursuant to the MLP Merger Agreement is fair from a financial point of view to the holders of the Units (other than the Holdings Supporting Unitholders).

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of Holdings and Partners, respectively;

2) Reviewed certain internal financial statements and other financial and operating data concerning Holdings and Partners, respectively;

3) Reviewed certain financial projections prepared by the management of Partners with respect to the future performance of Partners and with respect to the future performance of Holdings;

4) Reviewed certain financial projections, provided by or on behalf of the management of Holdings, with respect to the future performance of Holdings;

5) Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Partners;

6) Discussed the past and current operations and financial condition and the prospects of Partners and Holdings, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Partners;

7) Discussed the past and current operations and financial condition and the prospects of Holdings (including the projections of such operations, financial condition and prospects by Partners), with senior executives of Holdings;

8) Reviewed the pro forma impact of the Merger on Partners’ cash flow, consolidated capitalization and financial ratios;

9) Reviewed the reported prices and trading activity for the Units and the Partners Common Units;

10) Compared the financial performance of Holdings and Partners and the prices and trading activity of the Units and the Partners Common Units with that of certain other publicly-traded master limited partnerships comparable with Holdings and Partners, respectively, and their securities;

11) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12) Participated in certain discussions and negotiations among representatives of Holdings and Partners and certain parties and their financial and legal advisors;

13) Reviewed the Merger Agreements, Distribution Waiver Agreement and certain related documents; and

14) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Holdings and Partners, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Partners and of Holdings of the future financial performance of Partners and Holdings, respectively. We understand from the management of Holdings that the future financial performance of Holdings is significantly contingent on the financial performance of Partners, with a minority proportion of such future performance related to the performance of other unrelated investments held by Holdings, including an investment in Energy Transfer Equity, L.P. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreements without any material waiver, amendment or delay of any terms or conditions thereof and that the waiver of distributions contemplated by the Distribution Waiver Agreement will occur in accordance with the Distribution Waiver Agreement without any material waiver, amendment or delay of any terms or conditions thereof. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Partners and Holdings and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Holdings’ officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Units in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Holdings or Partners, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Holdings, nor did we negotiate with any party other than Partners regarding the possible acquisition of Holdings or certain of its constituent businesses. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, whether or not such alternatives could be achieved or are available or the underlying business decision by Holdings and you to enter into the Merger. We understand that certain of the Holdings Supporting Unitholders specifically notified the ACG Committee that they would not support any alternative transaction at this time.

We have acted as financial advisor to the ACG Committee of the Board of Directors of Holdings in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Partners and Holdings and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Partners and Holdings in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Partners, Holdings, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the ACG Committee of the Board of Directors of Holdings and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Holdings is required to make (which, if necessary, can also be a joint filing by Partners) with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Units or the Partners Common Units will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the unitholders of Holdings should vote at the unitholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the MLP Merger Agreement is fair from a financial point of view to the holders of the Units (other than the Holdings Supporting Unitholders).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Brian McCabe
Managing Director

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Enterprise Products Partners L.P.’s partnership agreement provides that Enterprise Products Partners will indemnify (i) Enterprise Products GP, LLC, (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise Products GP, LLC or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise Products GP, LLC or any departing general partner or any affiliate of Enterprise Products GP, LLC or any departing general partner or (v) any person who is or was serving at the request of Enterprise Products GP, LLC or any departing general partner or any affiliate of any such person, any affiliate of Enterprise Products GP, LLC or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise Products Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise Products Partners, and Enterprise Products GP, LLC shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise Products Partners to enable it to effectuate, such indemnification. Enterprise Products Partners is authorized to purchase (or to reimburse Enterprise Products GP, LLC or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise Products Partners’ activities, regardless of whether Enterprise Products Partners would have the power to indemnify such person against such liabilities under the provisions described above.

Section 101.402 of the Texas Business Organizations Code provides that a Texas limited liability company may indemnify any person, including a member, manager or officer of, or an assignee of a membership interest in, a Texas limited liability company. Enterprise Products Operating LLC’s company agreement provides that Enterprise Products Operating LLC will indemnify (i) Enterprise Products OLPGP, Inc. and any person who is or was an affiliate of Enterprise Products OLPGP, Inc., (ii) any person who is or was a member, director, officer, employee, agent or trustee of Enterprise Products Partners or any member of Enterprise Products Operating LLC and the subsidiaries of Enterprise Products Operating LLC, (iii) any person who is or was an officer, member, partner, director, employee, agent or trustee of Enterprise Products OLPGP, Inc. or any affiliate of Enterprise Products OLPGP, Inc., or any affiliate of any such person and (iv) any person who is or was serving at the request of Enterprise Products OLPGP, Inc. or any such affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a person of the type described in clauses (i)-(iv) above; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than Enterprise Products OLPGP, Inc.) not opposed to, the best interests of Enterprise Products Operating LLC and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to these provisions shall be available to Enterprise Products OLPGP, Inc. with respect to its obligations incurred pursuant to the Underwriting Agreement dated July 27, 1998, among the underwriters, Enterprise Products OLPGP, Inc. and certain other parties (other than obligations incurred by Enterprise Products OLPGP, Inc. on behalf of Enterprise Products Operating LLC or Enterprise Products Partners). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise Products Operating LLC, it being agreed that Enterprise Products OLPGP, Inc. shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to Enterprise Products Operating LLC to enable it to effectuate such indemnification. Enterprise Products Operating LLC is authorized to purchase (or to reimburse Enterprise Products OLPGP, Inc. or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise Products Operating LLC’s activities, regardless of whether Enterprise Products Operating LLC would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise Products GP, LLC provides for the indemnification of (i) present or former members of the Board of Directors of Enterprise Products GP, LLC or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of Enterprise Products GP, LLC or (iii) persons serving at the request of Enterprise Products GP, LLC in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of Enterprise Products GP, LLC and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise Products GP, LLC. Enterprise Products GP, LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise Products GP, LLC, regardless of whether Enterprise Products GP, LLC would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

Under Section 145 of the Delaware General Corporation Law, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VI of Enterprise Products OLPGP, Inc.’s bylaws provides that any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of Enterprise Products OLPGP, Inc. or is or was serving or has agreed to serve at the request of Enterprise Products OLPGP, Inc. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by Enterprise Products OLPGP, Inc. to the fullest extent authorized by the Delaware General Corporation Law. Article VI further permits Enterprise Products OLPGP, Inc. to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enterprise Products OLPGP, Inc., or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Enterprise Products OLPGP, Inc. would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Enterprise Products GP, LLC and its affiliates maintain liability insurance covering the officers and directors of Enterprise Products GP, LLC and Enterprise Products OLPGP, Inc. against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedule.

Not applicable.

(c) Opinions.

The opinion of Morgan Stanley, financial advisor to the Holdings ACG Committee, is attached as Annex E to the proxy statement/prospectus contained herein.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 16, 2010.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below and constitutes and appoints Michael A. Creel and W. Randall Fowler and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael A. Creel Michael A. Creel	Director, President and Chief Executive Officer (Principal Executive Officer)	September 16, 2010

/s/ W. Randall Fowler W. Randall Fowler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 16, 2010

/s/ A. James Teague A. James Teague	Director, Executive Vice President and Chief Commercial Officer	September 16, 2010

/s/ E. William Barnett E. William Barnett	Director	September 16, 2010

Signature	Title	Date

/s/ Charles M. Rampacek Charles M. Rampacek	Director	September 16, 2010

/s/ Rex C. Ross Rex C. Ross	Director	September 16, 2010

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer	September 16, 2010

INDEX TO EXHIBITS

Exhibit
Number		Exhibit*

2.1		Agreement and Plan of Merger, dated as of September 3, 2010, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise ETE LLC, Enterprise GP Holdings L.P. and EPE Holdings, LLC (included as Annex A to the proxy statement/prospectus in Part I of this Registration Statement).
2.2		Agreement and Plan of Merger, dated as of September 3, 2010, by and among Enterprise Products Partners L.P., Enterprise GP, LLC, Enterprise GP Holdings L.P. and EPE Holdings, LLC (incorporated by reference to Exhibit 2.2 to Form 8-K filed September 7, 2010).
3.1		Form of Sixth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. (included as Annex C to the proxy statement/prospectus in Part I of this Registration Statement).
3.2		Form of Amendment No. 5 to Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. (included as Annex A to Exhibit 2.2 to the Form 8-K filed September 7, 2010).
3.3		Form of Fourth Amended and Restated Limited Liability Company Agreement of EPE Holdings, LLC (included as Annex B to the proxy statement/prospectus in Part I of this Registration Statement).
5	.1##	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1##	Opinion of Andrews Kurth LLP as to certain tax matters.
8	.2##	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
10.1		Support Agreement, dated as of September 3, 2010, by and among Enterprise Products Partners L.P. and the Unitholders named therein (incorporated by reference to Exhibit 10.1 to Form 8-K filed September 7, 2010).
10.2		Form of Distribution Waiver Agreement by and among Enterprise Products Partners L.P., EPCO Holdings, Inc. and DFI Delaware Holdings L.P. (included as Annex C to this proxy statement/prospectus in Part I of this Registration Statement).
23	.1#	Consent of Deloitte & Touche LLP.
23	.2#	Consent of Deloitte & Touche LLP.
23	.3#	Consent of Grant Thornton LLP.
23	.4##	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto).
23	.5##	Consent of Andrews Kurth LLP (contained in Exhibit 8.1 hereto).
23	.6##	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.2 hereto).
24	.1#	Power of Attorney (included in the signature pages hereto).
99	.1#	Consent of Morgan Stanley & Co. Incorporated.
99	.2#	Form of Proxy Card for Enterprise GP Holdings L.P. Special Meeting.

#	Filed with this report.

##	To be filed by amendment.